As filed with the Securities and Exchange Commission on June 23, 2022

Registration No. 333-256322

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 14

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMTD Digital Inc.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	6199	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 25/F Nexxus Building 41 Connaught Road Central Hong Kong +852 3163 3298	(IRS Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian V. Breheny, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. United States 1 202-371-7000	Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	David Zhang, Esq. Steve Lin, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a).

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated June 23, 2022

16,000,000 American Depositary Shares

AMTD Digital Inc.

Representing 6,400,000 Class A Ordinary Shares

This is the initial public offering of 16,000,000 American depositary shares, or ADSs, of AMTD Digital Inc. Every five ADSs represent two of our Class A ordinary shares, par value US$0.0001 per share. We anticipate that the initial public offering price per ADS will be between US$6.80 and US$8.20.

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. We have applied for listing the ADSs on the New York Stock Exchange under the ticker symbol “HKD.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

AMTD Digital Inc. was incorporated in September 2019 by our Controlling Shareholder as a holding company of our businesses. Upon the completion of the Offering, we will be a “controlled company” as defined under the NYSE Listed Company Manual because our Controlling Shareholder will hold, directly and indirectly, more than 50% of the voting power for the election of directors.

As of the date of this prospectus, our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares, and our Controlling Shareholder and certain other affiliates beneficially own all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately 88.7% of our total issued and outstanding ordinary shares and 99.4% of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to twenty votes, and is convertible into one Class A ordinary share at any time by the holder thereof.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 23.

We face various legal and operational risks and uncertainties relating to our operations. Although we do not have any material operation or maintain any office or personnel in Mainland China and we do not have any variable interest entities structure in place, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to variable interest entities, data and cyberspace security, and anti-monopoly concerns, would apply to us. Should these statements or regulatory actions apply to us, including our Hong Kong operations, in the future, or if we expand our business operations into Mainland China leveraging our fusion-in program, through AMTD SpiderNet ecosystem or in some other ways such that we become subject to them to a greater extent, our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. For example, PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the Cyberspace Administration of China, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. As of the date of this prospectus, we do not have any material operation in Mainland China and we have not collected, stored, or managed any personal information in Mainland China. Our management have conducted an analysis of the status and scope of our operations, including data compliance, and have concluded that currently we do not expect that laws and regulations in Mainland China on data security, data protection or cybersecurity to be applied to us or that the oversight of the Cyberspace Administration of China will be extended to our operations outside of Mainland China. However, we still face uncertainties regarding the interpretation and implementation of these laws and regulations in the future and if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our public offerings at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. See “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

The PRC government has significant authority to regulate, influence or intervene in the Mainland China operations of an offshore holding company at any time. It also oversees and controls and may exert more control over offerings conducted outside China by, and foreign investment in, China-based issuers. We cannot assure you that such oversight and control will not be extended to companies operating in Hong Kong such as us. These risks, together with uncertainties in the legal system and the interpretation and enforcement of laws, regulations, and policies in Mainland China, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. For a detailed description of risks relating to doing business in Mainland China and Hong Kong, see “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong.”

We face risks relating to the lack of inspection from the Public Company Accounting Oversight Board (the “PCAOB”) on our auditor, which may cause our securities to be delisted from the NYSE or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, if the SEC determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years, or two consecutive years if proposed changes to the law, i.e. the Accelerating Holding Foreign Companies Accountable Act, are enacted, beginning in 2021. The delisting or the cessation of trading of our ADS, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in Mainland China and Hong Kong that are subject to such determinations. Our auditor is identified by the PCAOB and is subject to the determination. See “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the

PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in Mainland China and Hong Kong, or in 2023 if proposed changes to the law are enacted. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

AMTD Digital Inc. is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries. Investors in our ADSs thus are purchasing equity interest in a Cayman Islands holding company. As used in this prospectus, “we,” “us,” “our company,” or “our” refers to AMTD Digital Inc. and its subsidiaries. This structure involves unique risks to investors. As a holding company, we may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us may be restricted by the debt they incur on their own behalf or laws and regulations applicable to them. For a detailed description, see “Summary Consolidated Financial Data—Cash Transfers and Dividend Distribution.”

As of the date of this prospectus, no transfer of cash or other types of assets has been made between our Cayman Islands holding company and subsidiaries. Our Cayman Islands holding company has not declared or paid dividends in the past given the early development stage of our businesses, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. We intend to have our holding company distribute dividends in the future, but we do not have a fixed dividend policy. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. See “Risk Factors—Risks Relating to Our ADSs and This Offering—Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of the ADSs for return on your investment.” If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in Hong Kong and Singapore. Two of our subsidiaries are subject to paid-up capital requirements, and we must consider their financial conditions in any distribution of the earnings to their respective holding companies. There are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors. See “Summary Consolidated Financial Data—Cash Transfers and Dividend Distribution.”

PRICE US$         PER ADS

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters an option to purchase up to an additional 2,400,000 ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars to purchasers on or about             , 2022.

AMTD

Maxim Group LLC	Livermore Holdings Limited

Prospectus dated             , 2022

AMTD Digital is a one-stop digital solutions platform in Asia, and a “fusion reactor” for great minds and ideas. AMTD International AMTD Digital AMTD Education AMTD Assets Through our SpiderNet, we align ourselves with clients, shareholders, business partners, and investee companies to build an ever-extending, interconnected network which creates value for all stakeholders in our ecosystem.

DIGITAL Financial Services A digital platform in Asia and a “fusion reactor” for the best entrepreneurs and ideas DIGITAL Investments DIGITAL Media, Content & Marketing SpiderNet Ecosystem Solutions is a one-stop digital solutions platform in Asia with businesses spanning multiple verticals AMTD Digital To build an un-paralleled, cross-market and intelligent digital financial services platform with the multi-sector scarce digital financial licenses in Asia. To serve as a super connector for Asia-based entrepreneurs and corporates, empowering and providing them with exclusive access to the AMTD SpiderNet. To create a one-stop multimedia platform promoting digital solutions content. Providing users and audiences access to a comprehensive content library. To focus on strategic investments as our core holding, our attractive and diverse investment portfolio showcases promising digital new economy companies in Asia.

AMTD DIGITAL
MANAGEMENT

Neil Parekh
Independent Director

Dr. Frederic Lau
Executive Director and President

Mark Lo
Executive Director and Chief Executive Officer

Xavier Zee
Chief Financial Officer

HONG KONG FINTECH WEEK
AMTD x PolyU Long Term Collaboration MOU Signing Ceremony
AMTD-HKUST Strategic Collaboration MOU Signing Ceremony
9 DECEMBER 2020
FINTECH WEEK

AMTD DIGITAL MANAGEMENT Dr. Timothy Tong Chairman of the Board of Directors and Independent Director Neil Parekh Independent Director Dr. Frederic Lau Executive Director and President Mark Lo Executive Director and Chief Executive Officer Xavier Zee Chief Financial Officer

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any free writing prospectus outside of the United States.

Until             , 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report that was commissioned by us and prepared by China Insights Consultancy Limited. We refer to this report as the CIC Report.

Our Mission

Our mission is to act as a fusion reactor for the best entrepreneurs and innovative ideas, fusing synergistically all elements within the AMTD SpiderNet ecosystem using digital means, harnessing and magnifying the power from each partner to create a force with meaningful and influential social, technological, and economic impact.

Overview

As the fusion reactor at the core of the AMTD SpiderNet ecosystem, we are one of the most comprehensive digital solutions platforms in Asia with businesses spanning multiple verticals, including digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments.

Digital transformation is the new normal to real economies and people’s daily life, and we believe that a multi-dimensional and integrated digital solutions platform is fundamental to our ability to empower and integrate the various digital businesses within our ecosystem. We aspire to understand and anticipate the needs of our clients, and provide tailored digital solutions with a collaborative overlay to them. We acquire innovative technological capabilities by selectively cooperating with and investing in technology partners across Asia. The purpose is to build a solid foundation for our various business endeavors.

Our one-stop digital solutions platform operates four main business lines:

•

Digital Financial Services. Primarily through our controlled entities, investees, and business partners, we provide one-stop, cross-market and intelligent digital financial services for retail and corporate clients in Asia. We possess some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

•

AMTD Risk Solutions—the largest Hong Kong-based corporate insurance solution provider in terms of revenue of corporate insurance business in Hong Kong, according to the CIC Report. AMTD Risk Solutions Group, or AMTD RSG, our wholly-owned subsidiary, was a member of the Hong Kong Confederation of Insurance Brokers since October 2004 and was granted an insurance brokerage license issued by the Hong Kong Insurance Authority in September 2019, pursuant to the newly established statutory regime for regulation of insurance intermediaries which took over regulation of insurance agents and brokers from the self-regulatory bodies including Hong Kong Confederation of Insurance Brokers. See “Regulation—Hong Kong—Insurance Brokerage Regulatory Regime” for details on the new regulatory regime.

•

PolicyPal—a one-stop digital insurance technology platform for consumers and small- to mid-sized enterprise clients, or SME clients, in Singapore. We have acquired a controlling interest in PolicyPal Pte. Ltd. via our fusion-in program in August 2020. BaoXianBaoBao Pte. Ltd., the wholly-owned subsidiary of PolicyPal Pte. Ltd., is a registered insurance broker with respect to direct insurance and an exempt financial advisor in relation to advising on and arranging of investment products that are life policies in Singapore, other than for reinsurance. BaoXianBaoBao Pte. Ltd. is the first company to graduate from the MAS’s FinTech regulatory sandbox.

In addition, we have entered into agreements to acquire or apply for some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

•

Singa Bank—a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients. Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. The consortium has submitted an application for the Singapore digital banking wholesale license on December 31, 2019. We intended to pursue digital banking opportunities in Singapore through Singa Bank and other parts of Asia through cooperation, the launch of which would be subject to obtaining a digital wholesale banking license from the Monetary Authority of Singapore, or the MAS, or other regulators in the respective regions. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. It is uncertain whether and when the MAS will open a new round to accept new applications, and there is no assurance we will be able to obtain such license in the new round of application process, if any. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

•

Applaud—Applaud Digital Solutions Pte. Ltd., or Applaud, was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS and is working on the provision of additional information based on the last conversation with the MAS, including identification of talents to form the core team if the license is granted, potential insurance companies to partner with including but not limited to a potential joint force on the application, and other updates on the business plan, if necessary. We cannot be certain whether or not the supplemental information to our application will necessarily bring us to the approval of a license and whether there will be additional questions or requirements to be imposed by the MAS. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

•

CapBridge—a leading online private markets integrated capital raising and secondary liquidity platform for global growth companies and funds based in Singapore. We entered into a binding term sheet in June 2020 to acquire a controlling interest in CapBridge Financial Pte. Ltd. We further updated our mutual understanding with CapBridge Financial Pte. Ltd. to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases: (i) an initial investment by AMTD IDEA Group in CapBridge Financial Pte. Ltd. for an equity interest of 2.98%, which has been completed as of the date of this prospectus, (ii) a follow-on investment by AMTD ASEAN Solidarity Fund under our company, and (iii) an additional round of investment to top up our overall ownership, subject to negotiation of the final terms and conditions and regulatory approvals (including MAS approval). Through CapBridge Financial Pte. Ltd.’s subsidiary, 1x Exchange Pte. Ltd., or 1exchange, Singapore’s first MAS-regulated private markets securities exchange, CapBridge Financial Pte. Ltd. and its subsidiaries, or CapBridge, provides a holistic approach that enhances capital flow for growth companies and improve liquidity options for private investors. 1exchange is a recognized market operator in Singapore. CapBridge Pte. Ltd., another subsidiary of CapBridge Financial Pte. Ltd., holds a capital markets services license in respect of dealing in capital markets products that are securities and collective investment schemes, and is an exempt financial advisor in respect of advising on investment products and issuing or promulgating analyses/reports on investment products that are securities and collective investment schemes.

To further enrich our comprehensive suite of financial services, we intend to continue acquiring complementary capabilities and/or licenses through acquiring and/or incubating FinTech companies.

•

SpiderNet Ecosystem Solutions. We serve as a super connector and digital accelerator for Asia-based entrepreneurs and corporates by connecting them to resources and technologies, and providing them with access to our unique AMTD SpiderNet ecosystem. Centered on our ecosystem-powered strategy, we empower entrepreneurs and corporates with capital, technologies, mentorship, connectivity, and other resources essential to accelerating and enhancing their business digital transformation and corporate development journeys.

Through a membership fee scheme, we provide our corporate clients with exclusive access to the AMTD SpiderNet ecosystem and its prestigious corporate members, prominent business executives and partners, creating strategic and synergistic opportunities. In addition, our digital solutions initiatives and programs in partnership with industry leaders and academic institutions serve to support industry professionals and foster next generation entrepreneurs in the region by equipping them with the latest trends and knowledge in the digital space. These entrepreneurs become permanent members of the AMTD alumni network. Our services help our ecosystem members to enhance connectivity, identify business synergies, and create valuable business propositions. We further deepen our relationship with corporate clients by facilitating synergies between their portfolio companies and other partners in the AMTD SpiderNet ecosystem and by connecting innovative minds, bright ideas, and smart ideas.

We have entered into an agreement with our Controlling Shareholder to provide Airstar Bank with the support from our SpiderNet ecosystem solutions services, including resources, capital support, and expertise in the financial services industry to support its business development and support them to gradually build up their own ecosystem for an annual service fee. Airstar Bank, a virtual bank jointly-established by our Controlling Shareholder and Xiaomi Corporation, or Xiaomi, is a comprehensive digital banking platform providing services to retail and corporate clients in Hong Kong. Airstar Bank holds one of the only eight virtual banking licenses issued by the Hong Kong Monetary Authority and commenced operations in June 2020. Our Controlling Shareholder holds 10% of equity interest in Airstar Bank as a controller under the Banking Ordinance of Hong Kong and we do not have any equity interest in Airstar Bank.

•

Digital Media, Content, and Marketing. We commenced our digital media, content, and marketing business in May 2020. We create and promote digital solutions content by investing and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020. Through our offering of digital media and content, we are able to spearhead industry trends and create effective marketing for our clients and ecosystem partners through innovative content creation, digital marketing platforms and cutting-edge technology. For example, we are a seed round investor of Forkast.News, a digital media platform founded by former Bloomberg News anchor Angie Lau in April 2021. The platform provides readers stories and analysis on blockchain, cryptocurrency, and emerging technology in the Asia-Pacific region. We also strategically acquired DigFin, which is not a significant subsidiary of ours, in July 2021, a journalism brand and a content agency established by Jamie DiBiasio, an award-winning financial journalist and author, whose stories analyze business models in digital finance, FinTech, and digital assets. Together with our Controlling Shareholder, we have been the founding grand sponsor of Singapore FinTech Festival, the largest FinTech event in the world with over 60,000 attendees each year for five consecutive years since 2017, and the sole strategic partner of Hong Kong FinTech Week, Hong Kong’s annual FinTech event, for four years in a row since 2018. We have organized, hosted and participated in hundreds of sessions, including keynote speeches, panels, and fireside chats, to share our insights and exchange knowledge. Many of our clients, and ecosystem members and partners were able to access these global events through collaboration with us and thus presented valuable marketing opportunities for them. Recently, we have invested in movie productions via digital formats. “Shock Wave 2” (拆弹专家2), a movie invested by us and co-produced by Universe Entertainment and Alibaba Picture in 2020, has grossed over RMB1.3 billion of box office as of February 10, 2021. We also invested in “The White Storm 3” (扫毒3) and “Redemption” (咎赎). We intend to continue to invest in more popular movie productions in order to maximize our reach to broader audiences for content sharing and marketing.

•

Digital Investments. We invest directly in various innovative technology companies to leverage, enhance and enrich the AMTD SpiderNet ecosystem by including them in our ecosystem. Throughout the track record period, our investment portfolio includes minority interest holdings in the following:

•	Appier—a leading artificial intelligence technology company, which provides AI-based solutions for precision marketing.

•	DayDayCook—a leading content-driven lifestyle brand for young food lovers in Asia with over 60 million cumulative users across its online platforms.

•	WeDoctor—one of China’s largest technology-enabled healthcare solutions platforms providing seamless online and offline healthcare services with a mix of general practitioners and specialists.

•

AMTD ASEAN Solidarity Fund—We also established the AMTD ASEAN Solidarity Fund in partnership with ASEAN Financial Innovation Network, or the AFIN, in April 2020 with an initial capital of S$50 million to invest in innovative companies. AFIN is a non-profit entity formed by the MAS, International Finance Corporation, a member of the World Bank Group, and the ASEAN Bankers Association, with the objectives of supporting financial innovation and inclusion around the world. In addition to providing funding, the solidarity fund will offer the FinTech companies full access to the AMTD SpiderNet ecosystem, which opens opportunities for them to collaborate with each other across ASEAN countries, Hong Kong, and China. Through the solidarity fund, we have invested into five FinTech companies, representatives of which include Active.ai, a cloud-based conversational AI platform; CardUp, a credit card enablement platform; Funding Societies, a SME digital financing platform, and TranSwap, a cross-border payment platform. We expect to make further investments through the solidarity fund.

•

MAS-SFA-AMTD FinTech Solidarity Grant—MAS-SFA-AMTD FinTech Solidarity Grant was jointly established in May 2020 by the MAS, SFA, and AMTD Charity Foundation with an amount of S$6 million to support FinTech companies in generating new businesses and pursuing growth strategies. As of the date of this prospectus, approximately 190 FinTech companies have benefited from our MAS-SFA-AMTD FinTech Solidarity Grant, which have formed a solid enhancement to our AMTD SpiderNet ecosystem.

We generate revenue primarily from fees and commissions from our digital financial services business and SpiderNet ecosystem solutions business during the fiscal years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022. We have achieved tremendous growth since the launch of our SpiderNet ecosystem solutions business in December 2017 as a result of the continued expansion and monetization of AMTD SpiderNet ecosystem. Our revenue increased significantly from HK$14.6 million for the fiscal year ended April 30, 2019 to HK$167.5 million for the fiscal year ended April 30, 2020, and to HK$195.8 million

(US$25.2 million) for the fiscal year ended April 30, 2021, and from HK$162.4 million for the ten months ended February 28, 2021 to HK$168.0 million (US$21.5 million) for the ten months ended February 28, 2022. Our net profit increased significantly from HK$21.5 million for the fiscal year ended April 30, 2019 to HK$158.3 million for the fiscal year ended April 30, 2020, and to HK$171.6 million (US$22.1 million) for the fiscal year ended April 30, 2021, and from HK$113.0 million for the ten months ended February 28, 2021 to HK$186.8 million (US$23.9 million) for the ten months ended February 28, 2022. We continue to deepen and monetize our relationship with clients by cross-selling solutions that fill their unique needs.

Our Strengths

We believe that the following strengths have contributed to our success:

•	entrepreneurial and ecosystem centric spirit entrenched in our DNA;

•	significant growth potential supported by new policies and regulations in digital finance in Singapore, Hong Kong, and elsewhere in Asia;

•

one of the most comprehensive digital financial services platforms equipped with scarce digital financial licenses in Asia, and is widely recognized as a leader and pioneer globally in digital financial services;

•	leading position and close collaboration with top partners in digital financial services;

•	unique SpiderNet ecosystem solutions business offering valuable propositions to entrepreneurs and corporates; and

•	attractive investment portfolio of promising digital companies in Asia.

Our Strategies

We intend to achieve our mission and further grow our business by pursuing the following strategies:

•	continue to expand into new Asian markets and new digital financial sectors through obtaining new licenses and capabilities;

•	continue to identify and fusion-in promising digital financial players in Asia and beyond that complements our current services and capabilities;

•	further improve inter-connectivity between various digital financial businesses to maximize operational and economic values;

•	continue to deepen cooperation and monetization with other members of the AMTD SpiderNet ecosystem;

•	continually enhance our data analytics capabilities;

•	expand our media content and distribution channels for content promotion and marketing; and

•	continue to attract and retain top talents.

Corporate History and Structure

In January 2003, AMTD Group Company Limited (formerly known as Allday Enterprises Limited), our Controlling Shareholder, was founded by CK Hutchison Holdings Limited (SEHK: 0001) and Commonwealth Bank of Australia under the laws of the British Virgin Islands to provide financial services. Our Controlling Shareholder commenced our current insurance solutions business in October 2004. In 2015, our Controlling Shareholder commenced our current digital investments business in July 2016 and SpiderNet ecosystem solutions business in December 2017.

On September 12, 2019, AMTD Digital Inc. was incorporated under the laws of the Cayman Islands initially as a wholly-owned subsidiary of our Controlling Shareholder and, following the completion of a restructuring in December 2019, became a holding company of our digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments businesses. For further details, see “Corporate History and Structure—Restructuring.” We commenced our current digital media, content, and marketing business in May 2020.

On February 23, 2022, AMTD IDEA Group, a leading Hong Kong-headquartered comprehensive financial institution dual-listed on both the NYSE and SGX-ST (NYSE: AMTD; SGX: HKB) controlled by our Controlling Shareholder, acquired a majority stake in us. As of the date of this prospectus, AMTD IDEA Group owns 97.1% of our issued and outstanding shares, and 99.9% of our total voting power.

After this offering, we will become a public company while we will continue to receive support from our Controlling Shareholder for a specified period of time. We will enter into a series of agreements with our Controlling Shareholder, including a master transaction agreement, a transitional services agreement, and a non-competition agreement, to govern the arrangements between us with clearly defined terms and conditions. We do not foresee any direct conflicts of interest with our Controlling Shareholder given our unique nature of business which is not similar to and does not compete with other businesses conducted by our Controlling Shareholder. For other potential conflicts of interest, see “Risk Factors—Risks Relating to Our Relationship with the Controlling Shareholder.”

Under our dual-class stock structure, our shares are divided into Class A and Class B ordinary shares. Except for voting rights (each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings while each Class B ordinary share shall entitle the holder thereof to twenty votes on all matters subject to vote at general meetings) and conversion rights (each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances), Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges, and restrictions. Although Class B ordinary shares have super voting power, any rights attached to Class A ordinary shares can only be materially and adversely varied with the consent in writing of the holders of all Class A ordinary shares. Therefore, notwithstanding the fact that our Controlling Shareholder and certain other affiliates beneficially own all of our Class B ordinary shares and have the ability to control the outcome of matters put to a shareholder vote on general meetings, they do not have the right to conclude on proposals that will materially and adversely affect the rights of Class A ordinary shares in any way without affecting the rights of Class B ordinary shares in the same way unless with the approval of the holders of all Class A ordinary shares.

The following diagram illustrates AMTD Digital Inc. and its subsidiaries and shareholders in our corporate structure as of the date of this prospectus.

AMTD Group Company Limited [1]
(British Virgin Islands)
Other shareholders
50.6%
49.4%
AMTD IDEA Group
(Cayman Islands)
Other shareholders
97.1%
2.9%
AMTD Digital Inc.
尚乘數字科技集團
(Cayman Islands)
100%
AMTD Digital Solutions Power Pte. Ltd.
(Singapore)
(Global Headquarters)
100%
AMTD Digital Financial Holdings Limited
尚乘數字金融控股有限公司
(British Virgin Islands)
100%
AMTD Digital Media Holdings Limited
尚乘數字媒體控股有限公司
(British Virgin Islands)
100%
AMTD Digital Investments Holdings Limited
尚乘數字投資控股有限公司
(British Virgin Islands)
100%
AMTD Digital Connectors Holdings Limited
尚乘數字網絡控股有限公司
(British Virgin Islands)
100%
AMTD Digital Solutions Pte. Ltd.
(Singapore)
100%
PolicyPal Group Limited
(British Virgin Islands)
51%
PolicyPal Pte. Ltd.
(Singapore)
49%
51%
Applaud Digital Solutions Pte. Ltd.
(Singapore)
100%
PolicyPal Tech Pte. Ltd.
(Singapore)
100%
BaoXian BaoBao Pte. Ltd.
(Singapore)
100%
AMTD Digital Media Limited
尚乘數字媒體有限公司
(Hong Kong)
100%
AMTD Digital Media Solutions Pte. Ltd.
(Singapore)
100%
AMTD Direct Investment I Limited
(British Virgin Islands)
100%
AMTD Biomedical Investment Limited
(British Virgin Islands)
100%
AMTD Investment Solutions Limited
(British Virgin Islands)
100%
AMTD Singapore Solidarity Fund Pte. Ltd.
(Singapore)
100%
AMTD Direct Investment III Limited
(British Virgin Islands)
100%
AMTD Principal Investment Solutions Group Limited
(British Virgin Islands)
100%
Digital Finance Media Limited
(Hong Kong)
85%
AMTD (Singapore) Group Holdings Ltd
(British Virgin Islands)
100%
AMTD Risk Solutions Limited
(British Virgin Islands)
100%
AMTD Digital Holdings Pte. Ltd.
(Singapore)
100%
AMTD Risk Solutions Group Limited
尚乘風險管理有限公司
(Hong Kong)
35.2%
Singa Digital Pte. Ltd. [2]
(Singapore)
100%
AMTD Solidarity Fund 1 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 2 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 3 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 4 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 5 Pte. Ltd.
(Singapore)

Notes:

(1)

AMTD Group Company Limited beneficially owns 50.6% of the issued and outstanding shares of AMTD IDEA Group by directly holding 39.5% and, through its subsidiaries including AMTD Assets Alpha Group and AMTD Education Group, indirectly holding 11.1%, of the issued and outstanding shares of AMTD IDEA Group.

(2)

As of the date of this prospectus, AMTD Digital Holdings Pte. Ltd. holds 100% issued share capital of Singa Digital Pte. Ltd. Subject to certain regulatory approval, the execution of shareholders’ agreement and capital injection by all consortium partners, AMTD Digital Holdings Pte. Ltd.’s shareholding will become 35.2%.

The following diagram illustrates AMTD Digital Inc. and its subsidiaries and shareholders in our corporate structure immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

AMTD Group Company Limited (1)
(British Virgin Islands)
Other shareholders
50.6%
49.4%
Public shareholders
AMTD IDEA Group
(Cayman Islands)
Other shareholders
8.6%
88.7%
2.7%
AMTD Digital Inc.
尚乘數字科技集團
(Cayman Islands)
100%
AMTD Digital Solutions Power Pte. Ltd.
(Singapore)
(Global Headquarters)
100%
AMTD Digital Financial Holdings Limited
尚乘數字金融控股有限公司
(British Virgin Islands)
100%
AMTD Digital Media Holdings Limited
尚乘數字媒體控股有限公司
(British Virgin Islands)
100%
AMTD Digital Investments Holdings Limited
尚乘數字投資控股有限公司
(British Virgin Islands)
100%
AMTD Digital Connectors Holdings Limited
尚乘數字網絡控股有限公司
(British Virgin Islands)
100%
AMTD Digital Solutions Pte. Ltd.
(Singapore)
100%
PolicyPal Group Limited
(British Virgin Islands)
51%
PolicyPal Pte. Ltd.
(Singapore)
49%
51%
Applaud Digital Solutions Pte. Ltd.
(Singapore)
100%
PolicyPal Tech Pte. Ltd.
(Singapore)
100%
BaoXian BaoBao Pte. Ltd.
(Singapore)
85%
AMTD (Singapore) Group Holdings Ltd
(British Virgin Islands)
100%
AMTD Digital Holdings Pte. Ltd.
(Singapore)
35.2%
Singa Digital Pte. Ltd. (2)
(Singapore)
100%
AMTD Risk Solutions Limited
(British Virgin Islands)
100%
AMTD Risk Solutions Group Limited
尚乘風險管理有限公司
(Hong Kong)
100%
AMTD Digital Media Limited
尚乘數字媒體有限公司
(Hong Kong)
100%
AMTD Digital Media Solutions Pte. Ltd.
(Singapore)
100%
AMTD Direct Investment III Limited
(British Virgin Islands)
100%
Digital Finance Media Limited
(Hong Kong)
100%
AMTD Direct Investment I Limited
(British Virgin Islands)
100%
AMTD Biomedical Investment Limited
(British Virgin Islands)
100%
AMTD Investment Solutions Limited
(British Virgin Islands)
100%
AMTD Principal Investment Solutions Group Limited
(British Virgin Islands)
100%
AMTD Singapore Solidarity Fund Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 1 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 2 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 3 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 4 Pte. Ltd.
(Singapore)
100%
AMTD Solidarity Fund 5 Pte. Ltd.
(Singapore)

Notes:

(1)

AMTD Group Company Limited beneficially owns 50.6% of the issued and outstanding shares of AMTD IDEA Group by directly holding 39.5% and, through its subsidiaries including AMTD Assets Alpha Group and AMTD Education Group, indirectly holding 11.1%, of the issued and outstanding shares of AMTD IDEA Group.

(2)

As of the date of this prospectus, AMTD Digital Holdings Pte. Ltd. holds 100% issued share capital of Singa Digital Pte. Ltd. Subject to certain regulatory approval, the execution of shareholders’ agreement and capital injection by all consortium partners, AMTD Digital Holdings Pte. Ltd.’s shareholding will become 35.2%.

Risks Relating to Doing Business in Mainland China and Hong Kong

We face various legal and operational risks and uncertainties relating to our operations. Although we do not have any material operation or maintain any office or personnel in Mainland China and we do not have any variable interest entities structure in place, we face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to variable interest entities, data and cyberspace security, and anti-monopoly concerns, would apply to us. Should these statements or regulatory actions apply to us, including our Hong Kong operations, in the future, or if we expand our business operations into Mainland China leveraging our fusion-in program, through AMTD SpiderNet ecosystem or in some other ways such that we become subject to them to a greater extent, our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. For example, PRC regulators have been increasingly focused on regulation in areas of data security and data protection and the PRC regulatory requirements regarding cybersecurity are constantly evolving. Various regulatory bodies in China, specifically the Cyberspace Administration of China, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. As of the date of this prospectus, we do not have any material operation in Mainland China and we have not collected, stored, or managed any personal information in Mainland China. Our management have conducted an analysis of the status and scope of our operations, including data compliance, and have concluded that currently we do not expect that laws and regulations in Mainland China on data security, data protection or cybersecurity to be applied to us or that the oversight of the Cyberspace Administration of China will be extended to our operations outside of Mainland China. However, we still face uncertainties regarding the interpretation and implementation of these laws and regulations in the future and if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our public offerings at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. See “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

The PRC government has significant authority to regulate, influence or intervene in the Mainland China operations of an offshore holding company at any time. It also oversees and controls and may exert more control over offerings conducted outside China by, and foreign investment in, China-based issuers. We cannot assure you that such oversight and control will not be extended to companies operating in Hong Kong such as us. These risks, together with uncertainties in the legal system and the interpretation and enforcement of laws in Mainland China, regulations, and policies, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. For a detailed description of risks relating to doing business in Mainland China and Hong Kong, see “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong.”

The Holding Foreign Companies Accountable Act

We face risks relating to the lack of inspection from the Public Company Accounting Oversight Board (the “PCAOB”) on our auditor, which may cause our securities to be delisted from the NYSE or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, if the SEC determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years, or two consecutive years if proposed changes to the law, i.e. the Accelerating Holding Foreign Companies Accountable Act, are enacted, beginning in 2021. The delisting or the cessation of trading of our ADS, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in Mainland China and Hong Kong that are subject to such determinations. Our auditor, who also serves as the auditor of AMTD IDEA Group, is identified by the PCAOB and is subject to the determination. The SEC conclusively listed AMTD IDEA Group as a Commission-Identified Issuer under the HFCAA in May 2022 following the filing of its annual report on Form 20-F for the fiscal year ended December 31, 2021, following which AMTD IDEA Group is required to satisfy certain additional disclosure requirements in its annual reports on Form 20-F under the HFCAA. Its ADSs will be delisted from the NYSE and prohibited from being traded over-the-counter in the United States if it has been identified so for two more consecutive years. If we do not use an auditor the PCAOB can inspect or fully investigate, we may be listed as a Commission-Identified Issuer under the HFCAA after we become a public company subject to the reporting obligation under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file our annual report on Form 20-F. After that, we will be required to satisfy additional disclosure requirements in our annual reports on Form 20-F, and our ADSs will be delisted from the NYSE and prohibited from being traded over-the-counter in the United States if we are identified as a Commission-Identified Issuer under the HFCAA for three years. See “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in Mainland China and Hong Kong, or in 2023 if proposed changes to the law are enacted. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Permissions Required from the PRC Authorities for Our Operations

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe that, based on the advice of Han Kun Law Offices, our PRC counsel, we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. These risks are discussed more fully in “Risk Factors.”

Risks Relating to Doing Business in Mainland China and Hong Kong

Although we do not have any material operation or maintain any office or personnel in Mainland China and plan to emphasize Southeast Asia as our core future area of growth, we may be subject to risks and uncertainties relating to doing business in Mainland China and Hong Kong, which include without limitation the following:

•

The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

•

Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.

•

The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections.

•

The ADSs will be prohibited from trading in the United States under the HFCAA, in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in Mainland China and Hong Kong, or in 2023 if proposed changes to the law are enacted. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

•

Although we do not have any material operation in Mainland China and plan to emphasize Southeast Asia as our core future area of growth, we face risks and uncertainties associated with the complex and evolving laws and regulations in Mainland China and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would apply to us. Should these statements or regulatory actions apply to us in the future, or if we expand our business operations into Mainland China leveraging our fusion-in program, through AMTD SpiderNet ecosystem or in some other ways such that we become subject to them to a greater extent, our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted. For example, if the recent PRC regulatory actions on data security or other data-related laws and regulations were to apply to us, we could become subject to certain cybersecurity and data privacy obligations, including the potential requirement to conduct a cybersecurity review for our public offerings at a foreign stock exchange, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations.

•

As we do not currently have any material operation or maintain any office or personnel in Mainland China and have not collected, stored, or managed any personal information in Mainland China, we believe that, based on the advice of Han Kun Law Offices, our PRC counsel, we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions requirements from the CSRC or CAC. However if (i) we inadvertently concluded that certain permissions or approvals are not required, or (ii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.

For more detailed discussions of these risks, see “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong” on pages 23 to 28.

Risks Relating to Our Business and Industry

We are subject to risks and uncertainties relating to our business and industry, which include without limitation the following:

•

We operate in the emerging, dynamic, and competitive digital financial services industry, which makes it difficult for investors to evaluate our future prospects, and we cannot assure you that our current or future strategies will be successfully implemented or will generate sustainable profit.

•

We have a limited operating history and experience in our SpiderNet ecosystem solutions business, which makes it difficult to evaluate our business. We cannot assure you that the market for our services will develop as we expect or that we will be able to maintain the growth rate that we have experienced to date.

•

We and our Controlling Shareholder have a limited operating history and experience in the newly developed digital banking business in Asia, which makes it difficult to evaluate our business. We cannot assure you that the digital banking initiatives of our Controlling Shareholder and our company will develop or succeed as we expect.

•	We face additional risks as we offer new products and services, transact with a broader array of clients and counterparties, and expose ourselves to new geographical markets.

•

If we fail to develop market leading products or provide satisfactory services to address the rapidly evolving market in a timely manner, and if we are not able to implement successful enhancements and new features for our products and services, we may not be able to attract or retain clients.

•	Failure to maintain and enlarge our AMTD SpiderNet ecosystem including our client base or strengthen client engagement may adversely affect our business and results of operations.

•	Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.

•	We are subject to extensive and developing regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect our business operations and financial results.

•

You may experience difficulties in effecting service of process, enforcing foreign judgments, or bringing actions against us or our directors and officers named in this prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, and most of our directors and executive officers reside in Hong Kong while none of them reside in Mainland China. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon these individuals or to bring an original action against us or our directors and executive officers in the United States or in a court in the Cayman Islands or Hong Kong in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise, including those based on the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, Hong Kong or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

•

AMTD Digital Inc. is not an operating company but a holding company incorporated in the Cayman Islands, and this structure involves unique risks to investors. We may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. The ability of our subsidiaries to pay dividends to us may be restricted by the debt they incur on their own behalf or laws and regulations applicable to them, our digital investments business is subject to liquidity risks, and we may need additional financing but may not be able to obtain it on favorable terms or at all, all of which may impose liquidity risks on us and adversely affect our ability to pay dividends to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure,” “Risk Factors—Risks Relating to Our Business and Industry—Our digital investment business is subject to liquidity risks,” and “Risk Factors—Risks Relating to Our Business and Industry—We may need additional financing but may not be able to obtain it on favorable terms or at all.”

Risks Relating to Our Relationship with the Controlling Shareholder

We are subject to risks and uncertainties relating to our relationship with the Controlling Shareholder, which include without limitation the following:

•	We have limited experience operating as a stand-alone public company.

•	Our financial information included in this prospectus may not be representative of our financial condition and results of operations if we had been operating as a stand-alone company.

•	We may not continue to receive the same level of support from our Controlling Shareholder.

Risks Relating to Our ADSs and This Offering

We are subject to risks and uncertainties relating to our ADSs and this offering, which include without limitation the following:

•	There has been no public market for the ADSs or our ordinary shares prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

Implication of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company, where applicable, does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Controlled Company

Upon the completion of this offering, our Controlling Shareholder and certain other affiliates will beneficially own 88.7% of our total issued and outstanding ordinary shares, representing 99.4% of the total voting power, assuming that the underwriters of this offering do not exercise their option to purchase additional ADSs, or 87.6% of our total issued and outstanding ordinary shares, representing 99.3% of the total voting power, assuming that the option is exercised in full. As a result, we will be a “controlled company” as defined under the NYSE Listed Company Manual because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, all of the committees of the board of directors of the Company, including the audit committee, the nominating and corporate governance committee, and the compensation committee, consist of only independent directors, which is in compliance with applicable corporate governance requirements. With regard to our board structure, our board is currently comprised of two independent directors and two executive directors. We may seek to rely on the exemption from the requirement that the board of a listed company consists of a majority of independent directors after one year of the listing date that is available to a “controlled company.”

For any matter required to be passed by a ordinary resolution, it has to be passed by a simple majority of votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 4.77% of our total issued and outstanding shares, which equals to approximately 3,225,385 shares as of the date of this prospectus and 3,530,665 immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, these Class B ordinary shares will give the holders voting rights of at least 50.04%.

For any matter required to be passed by a special resolution, it has to be passed by two-thirds or of the votes casted by the shareholders of the Company. As long as the total Class B ordinary shares account for at least 9.10% of our total issued and outstanding shares, which equals to approximately 6,153,251 shares as of the date of this prospectus and 6,735,651 immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, these Class B ordinary shares will give the holders voting rights of at least 66.69%.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to

U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the Securities and Exchange Commission, or the SEC, will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards.

Corporate Information

Our principal executive offices are located at 25/F Nexxus Building, 41 Connaught Road Central, Hong Kong. Our telephone number at this address is +852 3163 3298. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.amtdigital.net and our email address is ir@amtdigital.net. The information contained on our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 2,400,000 additional ADSs representing 960,000 Class A ordinary shares from us.

Except where the context otherwise requires and for purposes of this prospectus only:

•	“ADRs” refers to the American depositary receipts that evidence the ADSs;

•	“ADSs” refers to the American depositary shares, every five of which represent two Class A ordinary shares;

•	“AMTD Group” refers to AMTD Group Company Limited and its subsidiaries;

•	“China” or “PRC” refers to the People’s Republic of China, including Hong Kong and Macau Special Administrative Region and excluding, for the purpose of this prospectus only, Taiwan region;

•	“Class A ordinary shares” refers to our class A ordinary shares with a par value of US$0.0001 per share;

•	“Class B ordinary shares” refers to our class B ordinary shares with a par value of US$0.0001 per share;

•	“Controlling Shareholder” refers to AMTD Group Company Limited, a British Virgin Islands company;

•

“Greater Bay Area” refers to the Guangdong-Hong Kong-Macao Greater Bay Area in China comprising the two Special Administrative Regions of Hong Kong and Macao, and the nine municipalities of Guangzhou, Shenzhen, Zhuhai, Foshan, Huizhou, Dongguan, Zhongshan, Jiangmen, and Zhaoqing in Guangdong Province of China;

•	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“SEC” refers to the Securities and Exchange Commission;

•	“S$” or “Singapore dollars” refers to the legal currency of Singapore;

•	“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value US$0.0001 per share;

•	“US$” or “U.S. dollars” refers to the legal currency of the United States; and

•	“We,” “us,” “our company,” or “our” refers to AMTD Digital Inc., a Cayman Islands exempted company with limited liability, and its subsidiaries.

Our reporting currency is Hong Kong dollars as most of our revenue is denominated in Hong Kong dollars. This prospectus contains translations of Hong Kong dollars into U.S. dollars solely for the convenience of the reader. The conversion of Hong Kong dollars into U.S. dollars are based on the exchange rates set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at a rate of HK$7.8137 to US$1.00, the noon buying rate in effect as of February 28, 2022. On June 17, 2022, the noon buying rate for Hong Kong dollars was HK$7.8498 to US$1.00.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$6.80 and US$8.20 per ADS.

ADSs offered by us	16,000,000 ADSs (or 18,400,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	16,000,000 ADSs (or 18,400,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares issued and outstanding immediately after this offering	74,018,142 ordinary shares, comprised of 8,368,142 Class A ordinary shares and 65,650,000 Class B ordinary shares (or 74,978,142 ordinary shares if the underwriters exercise their options to purchase additional ADSs in full, comprised of 9,328,142 Class A ordinary shares and 65,650,000 Class B ordinary shares).

The ADSs	Every five ADSs represent two Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold the shares underlying your ADSs through its custodian and you will have rights as provided in the deposit agreement.

If we declare dividends on Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender for cancellation your ADSs to the depositary to receive our Class A ordinary shares. The depositary will charge you fees for any cancellation. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 2,400,000 additional ADSs.

Listing	We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “HKD.” The ADSs will not be listed on any other stock exchanges or traded on any automated quotation system.

Payment and settlement	The ADSs are expected to be delivered against payment in 2022. They will be registered in the name of a nominee of The Depositary Trust Company, or DTC.

Depositary	The Bank of New York Mellon.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$108.6 million from this offering (or US$125.3 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriting discounts, commissions, and estimated offering expenses payable by us and assuming an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds that we receive from this offering to fulfill the capital requirements for future license applications and acquisitions, IT infrastructure and human resources, to support our business expansion and growth, and for general corporate purposes.

See “Use of Proceeds” for additional information.

Lock-up	We, our directors, executive officers, and existing shareholders have agreed with the underwriters or our company, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any ADSs, ordinary shares, or similar securities for a period of no less than 180 days after the date of this prospectus. See “Underwriting” for more information.

Dividends	See “Dividends” for a description of our dividend policy.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of profit or loss and other comprehensive income data and summary consolidated cash flows data for the fiscal years ended April 30, 2019, 2020, and 2021 and summary consolidated statements of financial position data as of April 30, 2019, 2020, and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of profit or loss and other comprehensive income data and summary consolidated cash flows data for the ten months ended February 28, 2021 and 2022 and summary consolidated statements of financial position data as of February 28, 2022 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the periods presented. You should read this “Summary Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, issued by the International Accounting Standard Board, or IASB. Our historical results of operations are not necessarily indicative of results of operations expected for future periods.

The following table presents our summary consolidated statement of profit or loss and other comprehensive income data for the periods indicated.

	For the Fiscal Year Ended April 30,							For the Ten Months Ended February 28,
	2019		2020		2021			2021		2022
	HK$	%	HK$	%	HK$	US$	%	HK$	%	HK$	US$	%
	(in thousands, except for percentages and per share data)
Summary Consolidated Statements of Profit or Loss and Other Comprehensive Income Data
Revenue from contracts with customers	14,554	100.0	167,547	100.0	195,816	25,213	100.0	162,412	100.0	168,013	21,502	100.0
Employee benefits expense	(9,169)	(63.0)	(15,168)	(9.1)	(48,026)	(6,184)	(24.5)	(38,796)	(23.9)	(63,127)	(8,079)	(37.6)
Advertising and promotion expense	— *	— *	— *	— *	(2,547)	(328)	(1.3)	(2,509)	(1.5)	(3,766)	(482)	(2.3)
Premises and office expenses	(1,541)	(10.6)	(4,737)	(2.8)	(5,230)	(673)	(2.7)	(4,486)	(2.8)	(5,290)	(677)	(3.2)
Legal and professional fee	(2,650)	(18.2)	(1,952)	(1.2)	(6,850)	(882)	(3.5)	(5,832)	(3.6)	(11,473)	(1,468)	(6.8)
Depreciation and amortization	—	—	—	—	(4,896)	(630)	(2.5)	(3,805)	(2.3)	(5,449)	(697)	(3.2)
Other expenses	(672)	(4.6)	(1,649)	(1.0)	(3,323)	(428)	(1.7)	(3,186)	(2.0)	(1,318)	(169)	(0.8)
Changes in fair value on financial assets measured at fair value through profit or loss (“FVTPL”)	19,319	132.7	43,592	26.0	70,291	9,051	35.9	28,978	17.9	126,642	16,208	75.4
Other income	252	1.7	—	—	1,323	170	0.7	1,288	0.8	1,270	163	0.8
Other gains and losses, net	2,058	14.1	(5,586)	(3.3)	(306)	(39)	(0.2)	(643)	(0.4)	1,521	194	0.9

Profit before tax	22,151	152.1	182,047	108.6	196,252	25,270	100.2	133,421	82.2	207,023	26,495	123.2
Income tax expense	(607)	(4.1)	(23,715)	(14.1)	(24,611)	(3,169)	(12.6)	(20,412)	(12.6)	(20,228)	(2,589)	(12.0)

Profit for the year/period	21,544	148.0	158,332	94.5	171,641	22,101	87.6	113,009	69.6	186,795	23,906	111.2

Item that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations	—	—	—	—	828	107	0.4	1,209	0.7	(679)	(87)	(0.4)

Other comprehensive income (expense) for the year/period	—	—	—	—	828	107	0.4	1,209	0.7	(679)	(87)	(0.4)

Total comprehensive income for the year/period	21,544	148.0	158,332	94.5	172,469	22,208	88.0	114,218	70.3	186,116	23,819	110.8

Profit (loss) for the year/period attributable to:
- Owners of the Company	17,601	120.9	151,362	90.3	177,865	22,902	90.8	118,242	72.8	198,367	25,387	118.1
- Non-controlling interests	3,943	27.1	6,970	4.2	(6,224)	(801)	(3.2)	(5,233)	(3.2)	(11,572)	(1,481)	(6.9)

	21,544	148.0	158,332	94.5	171,641	22,101	87.6	113,009	69.6	186,795	23,906	111.2

Total comprehensive income (expense) for the year/period attributable to:
- Owners of the Company	17,601	120.9	151,362	90.3	178,315	22,960	91.0	118,887	73.2	198,021	25,343	117.9
- Non-controlling interests	3,943	27.1	6,970	4.2	(5,846)	(752)	(3.0)	(4,669)	(2.9)	(11,905)	(1,524)	(7.1)

	21,544	148.0	158,332	94.5	172,469	22,208	88.0	114,218	70.3	186,116	23,819	110.8

Earnings per share
Basic	0.48		3.77		3.36	0.43		2.35		2.94	0.4
Diluted	N/A		3.77		3.36	0.43		2.35		2.93	0.4

Note:

*	The advertising and promotion expenses for the fiscal years ended April 30, 2019 and 2020, are insignificant and included in other expenses.

After the completion of the restructuring in December 2019, AMTD Digital Inc. became the holding company of our digital financial services, SpiderNet ecosystem solutions, and digital investments businesses, which have been operated under the common control of our Controlling Shareholder.

The following table presents our summary consolidated statements of financial position data as of the dates indicated.

	As of April 30,				As of February 28,
	2019	2020	2021		2022
	HK$	HK$	HK$	US$	HK$	US$
	(in thousands)
Summary Consolidated Statements of Financial Position Data
Total non-current assets	183,538	208,696	408,811	52,638	267,373	34,218
Total current assets	5,709,271	3,386,366	2,658,260	342,277	2,931,778	375,210

Total assets	5,892,809	3,595,062	3,067,071	394,915	3,199,151	409,428

Total non-current liabilities	—	25,276	38,062	4,901	13,567	1,736
Total current liabilities	5,770,695	2,295,632	135,787	17,484	96,910	12,403

Total liabilities	5,770,695	2,320,908	173,849	22,385	110,477	14,139

Equity attributable to owners of the Company	95,004	1,274,154	2,868,036	369,287	3,067,826	392,621
Non-controlling interests	27,110	—	25,186	3,243	20,848	2,668

Total equity	122,114	1,274,154	2,893,222	372,530	3,088,674	395,289

Total equity and liabilities	5,892,809	3,595,062	3,067,071	394,915	3,199,151	409,428

The following table presents our summary consolidated cash flows data for the periods indicated.

	For the Fiscal Year Ended April 30,				For the Ten Months Ended February 28,
	2019	2020	2021		2021	2022
	HK$	HK$	HK$	US$	HK$	HK$	US$
	(in thousands)
Summary Consolidated Cash Flows Data
Net cash from operating activities	24,556	213,755	82,901	10,674	25,870	33,846	4,331
Net cash (used in) from investing activities	(3,071,469)	(674,500)	128,167	16,503	(200,195)	(347,557)	(44,480)
Net cash from financing activities	2,682,623	651,191	7,894	1,016	7,387	—	—

Net (decrease)/increase in cash and cash equivalents	(364,290)	190,446	218,962	28,193	(166,938)	(313,711)	(40,149)
Cash and cash equivalents at the beginning of the year/period	370,054	5,764	196,210	25,264	196,210	416,420	53,294
Effect of foreign exchange rate changes	—	—	1,248	161	1,739	(732)	(94)

Cash and cash equivalents at the end of the year/period	5,764	196,210	416,420	53,618	31,011	101,977	13,051

Cash Transfers and Dividend Distribution

We conduct the majority of our operations in Hong Kong and maintain our bank accounts and balances primarily in licensed banks in Hong Kong and Singapore. Most of our cash is in Hong Kong dollars. If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in Hong Kong and Singapore. No transfer of cash or other types of assets has been made between our Cayman Islands holding company and subsidiaries as of the date of this prospectus.

Our Cayman Islands holding company has not declared or paid dividends in the past given the early development stage of our businesses, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. We intend to have our holding company distribute dividends in the future, but we do not have a fixed dividend policy. Although we intend to distribute dividends in the future, the amount, timing, and whether or not we actually distribute dividends at all is at the discretion of our board of directors. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

Our Cayman Islands holding company has not declared or made any dividend or other distribution to its shareholders, including U.S. investors, in the past. U.S. investors will not be subject to Cayman Islands, Hong Kong, or Singapore taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them while they may be subject to U.S. federal income tax. See “Taxation—United States Federal Income Tax Considerations—Dividends.”

One of our subsidiaries, AMTD Risk Solutions Group Limited, a licensed insurance intermediary under the Insurance Ordinance (Cap. 41) of Hong Kong, is subject to minimum paid-up capital requirements under relevant rules. BaoXianBaoBao Pte. Ltd., a wholly-owned subsidiary of PolicyPal Pte. Ltd. for which we hold a 51% equity interest, is a registered insurance broker and an exempt financial adviser in Singapore and is subject to a paid-up share capital requirement of an amount of not less than SGD$300,000 under relevant rules. In considering any distribution of the earnings to their respective holding companies, we must consider their respective financial conditions before making a decision. There are no other significant restrictions and limitations on our ability to distribute earnings from our businesses, including our subsidiaries, to the parent company and U.S. investors or our ability to settle amounts owed. There are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors.

The PRC government has significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time, and such oversight may also extend to companies operating in Hong Kong like us. We cannot assure you that the PRC government will not prevent us from transferring the cash we maintain outside of China, or restrict our ability to deploy our cash into business or to pay dividends. We could also be subject to limitations on the transfer or the use of our cash if we expand our business operations into Mainland China or conduct our operations in some other ways such that we become subject to laws in Mainland China that regulate these activities. Any limitation on our ability to transfer or use our cash could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition, and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Doing Business in Mainland China and Hong Kong

The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and otherwise result in material adverse change in our operations and the value of our ADSs.

Our business, prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally. The PRC government has significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time as the government deems appropriate to advance regulatory and social objectives and policy positions. For instance, the PRC government has recently published new policies that significantly affected certain industries. We cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like us or that new policies will not be introduced to regulate our industry. The PRC government may also prevent us from transferring the cash we maintain outside of China, or restrict our ability to deploy our cash into business or to pay dividends. Any such action could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business, and could result in a material adverse change to our business operations, including our Hong Kong operations, our prospects, financial condition, and results of operations, require us to seek additional permission to continue our operations, and damage our reputation, which could cause the ADSs to significantly decline in value or become worthless. See also “—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.

We may be affected directly or indirectly by laws and regulations in Mainland China. The legal system in Mainland China is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases may be cited for reference but have less precedential value. The laws, regulations, and legal requirements in China are quickly evolving and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to you and us. In addition, we cannot predict the effect of future developments in the legal system in Mainland China, particularly with regard to new economies, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Furthermore, the legal system in Mainland China is based in part on government policies and internal rules, some of which are not published on a timely basis or at all. As a result, we may not be aware of our violation of these policies and rules. In addition, any administrative and court proceedings in China may be protracted and result in substantial costs and diversion of resources and management attention.

New laws and regulations may be enacted from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future laws and regulations in Mainland China applicable to our businesses. In particular, the PRC government authorities may continue to promulgate new laws, regulations, rules and guidelines governing new economy companies with respect to a wide range of issues, such as intellectual property, unfair competition and antitrust, privacy and data protection, and other matters. Compliance with these laws, regulations, rules, guidelines, and implementations may be costly, and any incompliance or associated inquiries, investigations, and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, or materially and adversely affect our business, financial condition, results of operations, and the value of the ADSs.

The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this annual report, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in Greater China, with operations in and who performs audit operations of registrants in China, a jurisdiction where the PCAOB has been unable to fully conduct inspections without the approval of the PRC authorities, our auditor is not currently inspected by the PCAOB.

As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

The ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in Mainland China and Hong Kong, or in 2023 if proposed changes to the law are enacted. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCAA, was signed into law on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. The PCAOB identified our auditor, who also serves as the auditor of AMTD IDEA Group, as one of the registered public accounting firms that the PCAOB is unable to inspect or investigate completely. The SEC conclusively listed AMTD IDEA Group as a Commission-Identified Issuer under the HFCAA in May 2022 following the filing of its annual report on Form 20-F for the fiscal year ended December 31, 2021, following which AMTD IDEA Group is required to satisfy certain additional disclosure requirements in its annual reports on Form 20-F under the HFCAA. Its ADSs will be delisted from the NYSE and prohibited from being traded over-the-counter in the United States if it has been identified so for two more consecutive years. Similarly, if we do not use an auditor the PCAOB can inspect or fully investigate, we may be listed as a Commission-Identified Issuer under the HFCAA after we become a public company subject to the reporting obligation under the Exchange Act and file our annual report on Form 20-F. After that, we will be required to satisfy additional disclosure requirements in our annual reports on Form 20-F, and our ADSs will be delisted from the NYSE and prohibited from being traded over-the-counter in the United States if we are identified as a Commission-Identified Issuer under the HFCAA for three consecutive years.

Whether the PCAOB will be able to conduct inspections of our auditor before the issuance of our financial statements on Form 20-F for the year ending April 30, 2024 which is due by August 31, 2024, or at all, is subject to substantial uncertainty and depends on a number of factors out of our, and our auditor’s, control. If our shares and ADSs are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ADSs. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

On June 22, 2021, the U.S. Senate passed a bill which would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On February 4, 2022, the U.S. House of Representatives passed a bill which contained, among other things, an identical provision. If this provision is enacted into law and the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA is reduced from three years to two, then our shares and ADSs could be prohibited from trading in the United States in 2023.

Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

We may be subject to a variety of cybersecurity, data privacy, data protection, and other laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations apply not only to third-party transactions, but also to transfers of information within our organization. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or noncompliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial condition, and results of operations.

In some jurisdictions, including Mainland China where we do not have material operations, the cybersecurity, data privacy, data protection, or other data-related laws and regulations are relatively new and evolving, and their interpretation and application may be uncertain.

The following summarizes some of the key recent legislative initiatives in China on the matters of data security and privacy.

Data Security

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In June 2021, the Standing Committee of the NPC promulgated the Data Security Law, which took effect in September 2021. The Data Security Law, among other things, provides for security review procedure for data-related activities that may affect national security. In July 2021, the state council promulgated the Regulations on Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Critical information infrastructure encompasses, under this regulation, key network facilities or information systems of critical industries or sectors, such as public communication and information service, energy, transportation, water conservation, finance, public services, e-government affairs and national defense science, the damage, malfunction or data leakage of which may endanger national security, people’s livelihoods and the public interest. In December 2021, the CAC, together with other authorities, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022 and replaces its predecessor regulation. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that critical information infrastructure operators or network platform operators that hold personal information of over one million users shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. As of the date of this prospectus, no detailed rules or implementation rules have been issued by any authority. Furthermore, the exact scope of “critical information infrastructure operators” under the current regulatory regime remains unclear, and the PRC government authorities may have wide discretion in the interpretation and enforcement of the applicable laws. As of the date of this prospectus, we have not been informed that we are a critical information infrastructure operator by any government authorities and we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we currently do not expect the foregoing measures will have an impact on our business, results of operations, or this offering, and we believe that we are compliant with these measures to date. However, we still face uncertainties regarding the interpretation and implementation of these laws and regulations in the future. Cybersecurity review could result in disruption in our operations, negative publicity with respect to our company, and diversion of our managerial and financial resources. Furthermore, if we were found to be in violation of applicable laws and regulations in China during such review, we could be subject to fines or other government sanctions and reputation damages. Therefore, potential cybersecurity review, if applicable to us, could materially and adversely affect our business, financial condition, and results of operations.

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In November 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments), or the Draft Regulations. The Draft Regulations provide that data processors refer to individuals or organizations that, during their data processing activities such as data collection, storage, utilization, transmission, publication and deletion, have autonomy over the purpose and the manner of data processing. In accordance with the Draft Regulations, data processors shall apply for a cybersecurity review for certain activities, including, among other things, (i) the listing abroad of data processors that process the personal information of more than one million users and (ii) any data processing activity that affects or may affect national security. However, there have been no clarifications from the relevant authorities as of the date of this annual report as to the standards for determining whether an activity is one that “affects or may affect national security.” In addition, the Draft Regulations stipulates that data processors that process “important data” or are listed overseas must conduct an annual data security assessment by itself or commission a data security service provider to do so, and submit the assessment report of a given year to the municipal cybersecurity department by the end of January in the following year. As of the date of this prospectus, the Draft Regulations was released for public comment only, and their respective provisions and anticipated adoption or effective date may be subject to change with substantial uncertainty. We cannot predict the impact of the Draft Regulations on us, if any, at this stage, and we will closely monitor and assess any development in the rule-making process. If the enacted version of the Draft Regulations mandates clearance of cybersecurity review and other specific actions to be completed by companies operating in Hong Kong like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

Personal Information and Privacy

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The Anti-monopoly Guidelines for the Platform Economy Sector published by the Anti-monopoly Committee of the State Council, effective on February 7, 2021, prohibits collection of user information through coercive means by online platforms operators.

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In August 2021, the Standing Committee of the NPC promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. The Personal Information Protection Law steps up the protection for personal information and imposes additional requirements in terms of its processing. Nonetheless, many provisions under this law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations. Although as of the date of this prospectus, we have not collected, stored, or managed any personal information in Mainland China, given that there remain uncertainties regarding the further interpretation and implementation of the relevant laws and regulations, if they are deemed to be applicable to companies operating in Hong Kong like us, we cannot assure you that we will be able to comply or remain compliant with such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the government authorities and become subject to fines and other government sanctions, which may materially and adversely affect our business, financial condition, and results of operations.

If we were to be required to obtain any permission or approval from the CSRC, the CAC, or other PRC authorities in connection with this offering under PRC law, we may be fined or subject to other sanctions, and our business, reputation financial condition, and results of operations may be materially and adversely affected.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and implementation of the regulations remain unclear.

In addition, the PRC government authorities may strengthen oversight over offerings that are conducted overseas. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the supervision over overseas listings by PRC companies. Effective measures, such as promoting the establishment of relevant regulatory systems, are to be taken to deal with the risks and incidents of overseas listing of China-based companies, cybersecurity and data privacy protection requirements and similar matters. As a follow-up, on December 24, 2021, the State Council issued a draft of the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Draft Provisions, and the CSRC issued a draft of Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies, or the Draft Administration Measures, for public comments. The Draft Provisions and the Draft Administration Measures propose to establish a new filing-based regime to regulate overseas offerings and listings by PRC domestic companies. On December 28, 2021, the Cyberspace Administration of China and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022, and further restates and expands the applicable scope of the cybersecurity review in effect. Pursuant to the Cybersecurity Review Measures, critical information infrastructure operators that procure internet products and services and network platform operators engaging in data processing activities must be subject to the cybersecurity review if their activities affect or may affect national security. The Cybersecurity Review Measures further stipulates that network platform operators holding personal information of over one million users must apply to the Cybersecurity Review Office for a cybersecurity review before an overseas listing. Personal information to apply for a cybersecurity review before any public offering at a foreign stock exchange. On December 27, 2021, the NDRC and the Ministry of Finance jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the 2021 Negative List, which became effective on January 1, 2022. Pursuant to such Special Administrative Measures, if a domestic company engaging in the prohibited business stipulated in the 2021 Negative List seeks an overseas offering and listing, it must obtain the approval from the competent governmental authorities. Besides, the foreign investors of the company should not be involved in the company’s operation and management, and their shareholding percentage should be subject to the relevant regulations on the domestic securities investments by foreign investors. The foregoing regulations are either recently issued or remain in draft form and there remain substantial uncertainties with respect to their interpretation and implementation.

As of the date of this prospectus, we do not have any material operation or maintain any office or personnel in Mainland China. We have not collected, stored, or managed any personal information in Mainland China. In addition, we plan to emphasize Southeast Asia as our core future area of growth. As such, we believe that, based on the advice of Han Kun Law Offices, our PRC counsel, we are not required to obtain any permission from PRC authorities to operate and issue our ADSs to foreign investors as of the date of this prospectus, including permissions from the CSRC or CAC. If (i) we do not receive or maintain any permission or approval required of us, (ii) we inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into Mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. See also “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—The PRC government’s significant authority to intervene in or influence the Mainland China operations of an offshore holding company at any time could limit our ability to transfer or use our cash outside of China, and could otherwise result in a material adverse change to our business operations, including our Hong Kong operations and cause the ADSs to significantly decline in value or become worthless” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Uncertainties arising from the legal system in Mainland China, including uncertainties regarding the interpretation and enforcement of laws in Mainland China and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer the ADSs, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause the ADSs to significantly decline in value or become worthless.”

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Relating to Our Business and Industry

We operate in the emerging, dynamic, and competitive digital financial services industry, which makes it difficult for investors to evaluate our future prospects, and we cannot assure you that our current or future strategies will be successfully implemented or will generate sustainable profit.

We primarily operate in Asia’s digital financial services industry. The digital financial services industry is relatively new and rapidly evolving, business models continue to evolve, and the industry may not develop as we anticipate. The regulatory framework in Singapore and Hong Kong governing the digital financial services industry is also developing and may remain uncertain in the near future. As our business develops and in response to the evolving client needs and market competition, we need to continuously introduce new products and services, improve our existing products and services, or adjust and optimize our business model. In response to new regulatory requirements or industry standards, or in connection with the introduction of new products, we may need to impose more rigorous risk management systems and policies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may materially and adversely affect our financial condition and results of operations. It is therefore difficult to accurately predict our future prospects.

You should consider our business and prospects in light of the risks and challenges that we encounter or may encounter as an entrant in the newly emerging and rapidly evolving market in which we operate and our limited operating history. These risks and challenges include our ability to, among other things:

•	maintain the value proposition of AMTD SpiderNet ecosystem;

•	build a well-recognized and respected brand;

•	acquire and/or operate existing or future digital financial licenses;

•	establish and expand our client base;

•	maintain and enhance our relationships with our business partners;

•	attract, retain, and motivate talented employees;

•	anticipate and adapt to changing market conditions and competitive landscape;

•	manage our future growth;

•	ensure that the performance of our products and services meets client expectations;

•	maintain or improve our operational efficiency;

•	navigate a complex and evolving regulatory environment;

•	defend ourselves in any legal or regulatory actions against us;

•	enhance our technology infrastructure and maintain the security of our system and the confidentiality of the information provided and utilized across our system;

•	avoid and remedy operating errors as a result of human or system errors; and

•	identify and address conflicts of interest.

If we fail to address any or all of these risks and challenges, if we fail to educate business partners and clients about the value of our platform and services, if the market for our products and services does not develop as we expect, if we fail to address the needs of our target clients, or if we are not able to effectively tackle other risks and challenges that we may encounter, our business and results of operations may be adversely affected.

We have a limited operating history and experience in our SpiderNet ecosystem solutions business, which makes it difficult to evaluate our business. We cannot assure you that the market for our services will develop as we expect or that we will be able to maintain the growth rate that we have experienced to date.

We commenced operations of our SpiderNet ecosystem solutions business in December 2017, primarily providing clients with exclusive paid membership access to the AMTD SpiderNet. Since then we have achieved rapid growth in terms of client base and revenue. For the fiscal years ended April 30, 2019, 2020, and 2021, and for the ten months ended February 28, 2022, our SpiderNet ecosystem solutions business accounted for 40.4%, 94.1%, 94.0%, and 93.7% of our total revenue, respectively. However, our limited operating history in our SpiderNet ecosystem solutions business may not be indicative of our future growth or financial results. There is no assurance that we will be able to maintain our historical growth rates in future periods. Our growth prospects should be considered in light of the risks and uncertainties that fast-growing companies with a limited operating history and experience in our industry may encounter, including, among others, risks and uncertainties regarding our ability to:

•	enrich the AMTD SpiderNet ecosystem;

•	identify business synergies and enhance connectivity for our clients;

•	enrich our content offerings;

•	retain existing clients and attract new clients;

•	offer customized and comprehensive services tailored to corporates’ needs throughout their lifecycles;

•	upgrade existing technology and infrastructure and develop new technologies;

•	successfully compete with other companies that are currently in, or may in the future enter, our industry or similar industries; and

•	observe and strategize on the latest market trends.

All of these endeavors involve risks and will require significant allocation of management and employee resources. We cannot assure you that we will be able to effectively manage our growth or implement our business strategies effectively. If the market for our services does not develop as we expect or if we fail to address the needs of this dynamic market, our business, results of operations, and financial condition will be materially and adversely affected.

We and our Controlling Shareholder have a limited operating history and experience in the newly developed digital banking business in Asia, which makes it difficult to evaluate our business. We cannot assure you that the digital banking initiatives of our Controlling Shareholder and our company will develop or succeed as we expect.

Airstar Bank, a virtual bank jointly established by our Controlling Shareholder and Xiaomi, provides digital banking services in Hong Kong. Airstar Bank launched a pilot trial of its digital banking services to a limited and selected number of clients, including deposit, loan, and fast payment and remittance in March 2020, and fully launched its platform to the general public in June 2020. It will gradually expand its product and service offerings as its business develops. We have entered into an agreement with our Controlling Shareholder to provide Airstar Bank with the support from our SpiderNet ecosystem solutions services, including resources, capital support, and expertise in the financial services industry to support its business development and support them to gradually build up their own ecosystem for an annual service fee. Airstar Bank expects to rely on the industry experience and technological and operational support of our business partner, Xiaomi, to provide online banking services to retail and corporate clients. The existing client base of Xiaomi and AMTD Group will also initially be a key target customer segment for Airstar Bank. Although we expect Airstar Bank to continuously improve its product designs and services based on client feedback, we cannot assure you that Airstar Bank will be able to achieve the expected results with respect to its product and service offerings.

Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. The consortium has submitted an application for the Singapore digital banking wholesale license on December 31, 2019. We intended to pursue digital banking opportunities in Singapore through Singa Bank and other parts of Asia through cooperation, the launch of which is subject to obtaining a digital wholesale banking license from the MAS or other regulators in the respective regions. The MAS had previously announced that they planned to grant up to five digital banking licenses. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. We expect to provide online banking products and services through Singa Bank. However, it is uncertain whether and when the MAS will open a new round to accept new applications and we cannot assure you that we will be successful in obtaining a digital wholesale banking license within a certain time frame or at all, or that Singa Bank will be established, or such digital banking operations will be launched as planned.

The limited operating history and experience of our Controlling Shareholder and our company in digital banking exposes us to uncertain risks and challenges. We cannot assure you that the online platforms of Airstar Bank and Singa Bank (upon obtaining relevant licenses) will be accepted by our clients or that the market for our new products and services will develop as we expect. If Singa Bank is not eventually established or launched, or if Airstar Bank or Singa Bank is unable to achieve the expected results with respect to the new business development initiatives, our business prospects could be materially and adversely affected.

We face additional risks as we offer new products and services, transact with a broader array of clients and counterparties, and expose ourselves to new geographical markets.

We are committed to providing new products and services in order to strengthen our market position in the industries that we operate in. We expect to expand our product and service offerings as permitted by relevant regulatory authorities, transact with new clients not in our traditional client base, and enter into new markets. For example, our client base for our digital financial services business consisted primarily of corporate and other institutional clients, but the recent acquisition of PolicyPal Pte. Ltd. and/or its subsidiaries, or PolicyPal, in August 2020 has expanded our client base to cover retail clients.

In addition, our Controlling Shareholder operates its digital banking business in Hong Kong, and we plan to commence our digital banking business in Singapore. We aim to continue our expansion into Southeast Asia and the Greater Bay Area as we grow our business and as regulations permit. For more details, see “Business—Our Growth Strategies.” In the future, we expect to consolidate the financial results of Singa Bank into our financial statements following its establishment, which is subject to regulatory approvals. As such, our historical financial results may not be indicative of our future financial results, and investors may find it difficult to evaluate our business.

We completed the acquisition of PolicyPal in August 2020. We also have mutual understanding with CapBridge which contemplates a three-phase investment in CapBridge, subject to negotiation of the final terms and conditions and regulatory approvals (including MAS approval). These activities expose us to new and increasingly challenging risks, including, but not limited to:

•	we may have insufficient experience or expertise in offering new products and services and dealing with inexperienced counterparties and clients may harm our reputation;

•	we may be subject to stricter regulatory scrutiny, or increasing exposure to credit risks, market risks, compliance risks, and operational risks;

•	we may be unable to provide clients with adequate levels of service for our new products and services;

•	our new products and services may not be accepted by our clients or meet our profitability expectations; and

•	our new products and services may be quickly copied by our competitors so that its attractiveness to our clients may be diluted.

If we are unable to achieve the expected results with respect to our offering of new products and services, our new client base, and in new geographical markets, our business, financial condition, and results of operations could be materially and adversely affected.

If we fail to develop market leading products or provide satisfactory services to address the rapidly evolving market in a timely manner, and if we are not able to implement successful enhancements and new features for our products and services, we may not be able to attract or retain clients.

Our success depends on our ability to attract or retain clients through the provision of a strong value proposition of our SpiderNet ecosystem, high-quality products, and satisfactory services, and to generate recurring business from existing clients. To attract and retain clients, we need to further enrich our product and service offerings by producing and providing new high-quality products and satisfactory services in a cost-effective and timely manner. Furthermore, we need to anticipate and quickly respond to changing client preferences and development in the market trends. We make bespoke recommendations of insurance products and services to clients based on their needs, and we also develop insurance products in cooperation with our insurer partners to meet the evolving needs of insurance solutions clients. Our ability to provide these products and services is dependent on our industry expertise and innovative ideas and technologies. However, we cannot assure you that the products and services that we design and develop on our own or together with our insurer partners will cater to the needs of potential or existing clients, sustain for a period of time that we expect them to, or be welcomed or accepted by the market at all. If we fail to cater to the needs and preferences of our clients or deliver high-quality product or provide satisfactory service in an efficient manner, or our clients cannot find their desired products or services at attractive prices and terms, they may turn to other channels for their needs and we may suffer from reduced client base. If we are unable to grow our client base or increase client satisfaction, our business, financial condition, and results of operations may be materially and adversely affected.

Failure to maintain and enlarge our AMTD SpiderNet ecosystem including our client base or strengthen client engagement may adversely affect our business and results of operations.

Our revenue growth depends on our ability to maintain and enlarge our client base and strengthen client engagement so that more of our clients will use our products and services more often and contribute to our revenue growth. Our clients may not continue to use our solutions once their existing contract expires or they may not purchase additional solutions from us. This risk is especially apparent in circumstances where it is inexpensive for them to switch service providers. Our ability to maintain and enlarge our client base and strengthen our client engagement will depend on many factors, some of which are out of our control, including:

•	our ability to continually innovate our technologies to keep pace with rapid technological changes;

•	our ability to continually innovate our solutions in response to evolving client demands and expectations and intense market competition;

•	our ability to customize solutions for our clients;

•	client satisfaction with our solutions, including any new solutions that we may develop, and the competitiveness of our pricing and payment terms; and

•	the effectiveness of our solutions in helping our clients improve efficiency, enhance service quality, and reduce costs.

In addition, historically, we have derived a significant number of our clients either through referrals from the Controlling Shareholder or through the AMTD SpiderNet ecosystem. We may not be able to develop clients organically as rapidly or at the same pace as we have historically done through referrals. In addition, if we do not receive as many client referrals from the Controlling Shareholder or the AMTD SpiderNet ecosystem as we have historically, we may not be able to grow our client base as quickly or at all.

Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.

Financial services is a highly-regulated industry, and we are required to obtain applicable licenses, permits, and approvals from different regulatory authorities in order to conduct or expand our business. Various governmental authorities in Singapore and Hong Kong have promulgated various regulations on the financial services, including regulations requiring digital banking license, insurance brokerage license, and exempt financial advisor status. We have obtained our insurance brokerage license issued by the Hong Kong Insurance Authority through AMTD Risk Solutions Group Limited. In Singapore, BaoXianBaoBao Pte. Ltd., a digital insurance platform in which we hold a 51% equity interest, is a registered insurance broker with respect to direct insurance and exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies, other than for reinsurance (and has notified the MAS of the same), and offering technology services to insurance partners. Applaud Digital Solutions Pte. Ltd. was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS and is working on the provision of additional information based on the last conversation with the MAS, including identification of talents to form the core team if the license is granted, potential insurance companies to partner with including but not limited to a potential joint force on the application, and other updates on the business plan, if necessary. We cannot be certain whether or not the supplemental information to our application will necessarily bring us to the approval of a license and whether there will be additional questions or requirements to be imposed by the MAS. In addition, we and several business partners have jointly applied, in the name of Singa Bank, for a digital wholesale banking license in Singapore with the MAS. The MAS had previously announced that they planned to grant up to five digital banking licenses. We have submitted our application for the license on December 31, 2019. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking incenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses. It is uncertain whether and when the MAS will open a new round to accept new applications, and we cannot assure you that Singa Bank will successfully obtain the license. Furthermore, any dropout of our business partners in our license application consortia or any change in the relevant regulatory environment could materially and adversely affect our chance to successfully obtain the relevant licenses. Failure by Singa Bank to obtain the digital wholesale banking license and by Applaud to obtain the direct insurer (composite) license from the MAS may impair our ability to expand our digital financial services business to Singapore, which may materially and adversely affect our business and prospects. Additionally, there is no assurance that the Singapore or Hong Kong regulatory authorities will not issue new regulations governing the financial product and service industry that might require us or our business partners to obtain additional licenses, permits, or approvals for our current or future business operations, which may materially and adversely affect our business operations and financial condition. Failure to obtain additional licenses under current or new regulations may also impair our ability to expand our businesses across new geographical regions.

We are subject to extensive and developing regulatory requirements, and noncompliance with or changes to these regulatory requirements may affect our business operations and financial results.

The digital financial services industry is highly regulated in Asia. In the Singapore and Hong Kong markets where we currently or plan to operate, the government or other regulatory authorities regulate the financial services industry extensively. A number of regulatory authorities, such as the MAS, the Hong Kong Monetary Authority, and Hong Kong Insurance Authority, oversee different aspects of the financial services business in Singapore and Hong Kong, and promulgate and enforce laws and regulations that cover banking, insurance, stored-value facilities, and money-lending services, including entry into such businesses, scope of permitted activities, licenses and permits for various operations, and pricing. See “Regulation.”

As the digital financial services industry is an emerging and evolving market, the applicable laws, rules, and regulations are continually developing and evolving. Compliance with these regulations is complicated, time consuming, and expensive. Any changes in the relevant rules and regulations may result in an increase in our cost of compliance, or might restrict our business activities. Our ability to comply with all applicable laws and regulations is largely dependent on the relevant internal compliance system, as well as the relevant license holder’s ability to attract and retain qualified compliance personnel. While we maintain systems and procedures designed to ensure that we comply with applicable laws and regulations, we cannot assure you that we are able to prevent all possible violations. If we fail to comply with the applicable rules and regulations, we may face fines or restrictions on our business activities, or even a suspension or revocation of some or all of our licenses that allow us to carry on our business activities. In addition, we consider the digital wholesale banking license of the planned Singa Bank, if successfully obtained, as a competitive advantage in the digital financial services industry. If the regulatory authorities in Singapore change their rules and regulations on digital banking licenses affecting the digital banking operations, or delay granting new digital banking licenses, our business and prospects may be materially and adversely affected.

We are subject to regular and ad hoc regulatory inspections. If the results of the inspections reveal any noncompliance or misconduct, the regulatory authorities may take disciplinary action such as imposing monetary fines, or even revocation or suspension of license. Any material disciplinary actions taken against or penalties imposed on us or our business partners in the future could have an adverse impact on our business operations and financial results.

Our digital financial services business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, which may reduce demand for our services, reduce operating margins, and further result in loss of market share, departures of qualified employees, and increased capital expenditures.

The digital financial services industry is intensely competitive and subject to rapid change, and we expect it to remain so. We currently compete primarily in Singapore and Hong Kong, and on the basis of a number of factors, including the ability to adapt to evolving financial needs of a broad spectrum of clients, our ability to identify market demands and business opportunities, the quality of our services, our employees, the range and price of our products and services, our innovation, our reputation, and the strength of our relationships. If we fail to compete effectively against our competitors, our business, financial conditions, results of operations, and prospects will be materially and adversely affected.

Digital banking, digital insurance, digital payment, and digital asset exchange, as integral parts of our digital financial services business, generally requires us to react promptly to the evolving demand of our clients and be able to provide innovative financial solutions tailored to their needs. If we are unable to differentiate ourselves from our competitors, drive value for our clients, or effectively align our resources with our goals and objectives, we may not be able to compete effectively. Our competitors may introduce their own value-added services or solutions more effectively than we do, which could adversely impact our growth. Failure to compete effectively against any of these competitive threats could have a material adverse effect on us. In addition, the highly competitive nature of our industry could lead to increased pricing pressure which could have a material impact on our overall business and results of operations. We may not be able to compete effectively with our competitors at all times and always be able to provide innovative financial solutions that promptly and accurately address our clients’ needs. If this were to happen, our ability to attract new or retain existing clients will suffer, which would materially and adversely affect our revenue and earnings.

Some of our competitors include other digital and traditional financial institutions and, within the insurance solutions industry, our competitors include (i) other online insurance product and service platforms, (ii) traditional insurance intermediaries, including agents, brokers, and consultants, (iii) online direct sales channels of large insurance companies, (iv) major internet companies that have commenced insurance distribution businesses, and (v) other online insurance technology companies. Some of our competitors have far broader financial and other resources and significant name recognition than us and have the ability to offer a wider range of products, which may enhance their competitive position. They may also offer services which we do not currently provide or more attractive products, which may put us at a competitive disadvantage and could result in pricing pressures or lost opportunities, which in turn could materially and adversely affect our results of operations. In addition, we may be at a competitive disadvantage with regard to some of our competitors that have larger client bases, and more professionals.

Our Controlling Shareholder and we may have limited control over Airstar Bank.

Our Controlling Shareholder has limited control over Airstar Bank in light of our Controlling Shareholder’s ownership of 10% of equity interest in Airstar Bank and lack of any contractual arrangements providing our Controlling Shareholder and us with any rights or control over Airstar Bank. Although we believe that we exert our influence through the directors whom we have nominated on Airstar Bank’s board of directors, including Frederic Lau, we do not have the necessary power to mandate or block material corporate actions of Airstar Bank. In addition, we do not consolidate the financial results of Airstar Bank into our financial statements. If Airstar Bank fails to carry out business in a compliant manner, incurs overly excessive amount of debt or goes bankrupt, or its business operations decline, our reputation and prospects may be adversely affected. We are subject to the risk that the controlling shareholder or the board of directors of Airstar Bank may act in a manner that does not serve our interests. The general operational risks, such as inadequate or failing internal control of Airstar Bank, may also expose us and our Controlling Shareholder to reputational and other risks. Furthermore, Airstar Bank or its controlling shareholder may fail to abide by their agreements with us, for which we may have limited or no recourse. Failure of Airstar Bank to perform their obligations or to achieve their expected results, or any negative publicity, whether or not substantiated, may adversely affect our reputation and brand. If any of the foregoing were to occur, our business and reputation could be materially and adversely affected.

We depend on our cooperation with our business partners and participants in the AMTD SpiderNet ecosystem. Our business may be negatively affected if such partners do not continue their relationship with us or if their operations fail.

We cooperate with various business partners and participants in the AMTD SpiderNet ecosystem in developing our various businesses. The AMTD SpiderNet ecosystem is a key contributor to our large and expanding client base. If we are not able to attract new partners to our ecosystem, retain our existing ecosystem partners, or renew our existing contracts with major ecosystem partners on terms favorable to us, we may not be able to increase our client base, which will hinder our business growth. Additionally, we may rely on our partners to drive the growth of our client base, and we may incur significant client acquisition costs in the future. The occurrence of any of these circumstances may significantly hinder our ability to carry out our business operations and increase our client base, and may significantly increase our expense and thus our business, financial condition, results of operation, and prospects may be materially and adversely affected.

A significant portion of our income is contributed by a limited number of clients. If we cannot retain these clients for any reason or expand our client base, our income may decrease and our financial condition and results of operations may be materially and adversely affected.

For the fiscal years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022, the top five clients in terms of overall income contribution aggregately accounted for 56.6%, 78.0%, 41.5%, and 42.6% of our total revenue, respectively. Although we plan to continue to expand our client base, launch more tailor-made products and solutions, and generate income from a wider range of clients, we cannot guarantee you that we will be able to succeed, and that such client concentration will decrease. If we fail to retain our top clients, our overall income may decrease and our financial condition and results of operations may be materially and adversely affected.

Our businesses depend on key management executives and professional staff, and our business may suffer if we are unable to recruit and retain them.

Our businesses depend on the skills, reputation, and professional experience of our key management executives, the network of resources and relationships they generate during the ordinary course of their activities, and the synergies among the diverse fields of expertise and knowledge held by our senior professionals. Therefore, the success of our business depends on the continued services of these individuals. If we lose their services, we may not be able to execute our existing business strategy effectively, and we may have to change our current business direction. These disruptions to our business may take up significant energy and resources of our company, and materially and adversely affect our future prospects.

Moreover, our business operations depend on our professional staff, our most valuable assets. Their skills, reputation, professional experience, and client relationships are critical elements in obtaining and executing client engagements. We devote considerable resources and incentives to recruiting and retaining these personnel. However, the market for quality professional staff is increasingly competitive. We expect to face significant competition in hiring such personnel. Additionally, as we mature, current compensations scheme to attract employees may not be as effective as in the past. The intense competition may require us to offer more competitive compensation and other incentives to our talent, which could materially and adversely affect our financial condition and results of operations. As a result, we may find it difficult to retain and motivate these employees, and this could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring and integrating quality professional staff, or retaining and motivating existing personnel, we may be unable to grow effectively.

We may undertake acquisitions, share swaps, investments, joint ventures, or other strategic alliances in the digital financial services industry, which could present unforeseen integration difficulties or costs and may not enhance our business as we expect.

Our strategy includes plans to grow both organically and through acquisitions, share swaps, participation in joint ventures or other strategic alliances in the digital financial services industry. Joint ventures and strategic alliances may expose us to new operational, regulatory and market risks, as well as risks associated with additional capital requirements. We may not be able, however, to identify suitable future acquisition or share swap candidates or alliance partners. Even if we identify suitable candidates or partners, the evaluation, negotiation, and monitoring of the transactions could require significant management attention and internal resources and we may be unable to complete an acquisition, share swap, or alliance on terms commercially acceptable to us. Even when acquisitions or share swaps are completed, we may encounter difficulties in integrating the acquired entities and businesses, achieving expected synergies, or aligning the interests of our businesses, such as difficulties in retention of clients and personnel, implementation of our business plan for the combined business or to achieve anticipated revenue or profitability targets, challenge of integration and effective deployment of operations or technologies, for acquisitions in which the acquired company’s financial performance is incorporated into our financial results (either in full or in part), the dependence on the acquired company’s accounting, financial reporting, internal controls and processes, and assumption of unforeseen or hidden material liabilities or regulatory noncompliance issues. Any of these events could disrupt our business plans and strategies, which in turn could have a material adverse effect on our financial condition and results of operations. Such risks could also result in our failure to derive the intended benefits of the acquisitions, share swaps, digital investments, joint ventures or strategic alliances, and we may be unable to recover our investment in such initiatives. We expect that acquisitions and share swaps will continue to be a key part of business strategy. Our success in this regard will depend on ability to identify and compete for appropriate acquisition candidates and to complete the transactions we decide to pursue with favorable results. We cannot assure you that we could successfully mitigate or overcome these risks.

Completion of our proposed acquisitions is subject to a number of conditions, including certain regulatory approvals for which the receipt and timing cannot be guaranteed or predicted.

As part of our fusion-in program, we have entered, and may continue to enter, into binding term sheets for proposed acquisitions with which we may decide not to proceed. For example, we have entered into a binding term sheet in June 2020 pursuant to which we will acquire a controlling interest in CapBridge Financial Pte. Ltd., the holding company of a leading online capital raising platform based in Singapore for global growth companies. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases of investment. CapBridge is integral to our plans to help companies in various stages of development in our AMTD SpiderNet ecosystem raise private capital, as well as to conduct direct private listings and employee share options trading via 1exchange, a digital asset exchange platform licensed by the MAS. We have also entered into two binding term sheets in July 2020 pursuant to which we will acquire a controlling interest in the holding company of a leading one-stop QR code payment aggregator and payment gateway provider in Singapore. The completion of the proposed deals is subject to negotiation of terms of the transaction and a number of conditions, including regulatory approvals from the MAS and satisfaction of our closing obligations. We cannot assure you that these conditions will be met within a certain timeframe or at all. If we fail to complete our proposed acquisitions, our business and prospects may be materially and adversely affected.

We may not be able to ensure the accuracy and completeness of third-party insurance product information and the effectiveness of our recommendation of insurance products.

Our insurance brokerage clients rely on the third-party insurance product information we provide. While we believe that such information is generally accurate, complete and reliable, there can be no assurance that the accuracy, completeness, or reliability of the information can be maintained in the future. We are legally required to provide certain disclosures to our clients, including how we are paid as an insurance broker. If we provide any inaccurate or incomplete information, or we fail to present accurate or complete information of any insurance products which could lead to our clients’ failure to get the protection or us being warned or punished by regulatory authorities, our reputation could be harmed and we could experience reduced client engagement, which may adversely affect our business and financial performance.

We may not be able to recommend suitable insurance products to our clients. The data provided to us by our clients, insurer partners, and other channels may not be accurate or up to date. Our risk consultation team may not fully understand our clients’ insurance and risk management needs and recommend suitable products to them. If our clients are recommended insurance solutions that do not suit their protection or related needs, or such solutions are ineffective, they may lose trust in us. Our insurance clients and insurer partners may consequently be reluctant to continue to engage or partner with us. As a result, our business, reputation, financial performance, and prospects will be materially and adversely affected.

Because the brokerage income we earn on the sale of insurance products is based on premiums, and commission fee rates agreed between us and our insurer partners, any decrease in these premiums or commission fee rates may have an adverse effect on our results of operations.

We derive a significant portion of revenue in our insurance solutions business from commission fees paid to us out of the premiums that insurer partners charge our clients for coverage. The commission fee rates are negotiated between insurer partners and us, and are typically based on the premiums that the insurer products charge. Commission fee rates and premiums can change based on the prevailing economic, regulatory, taxation, competitive, and other possible factors that affect our commission fee agreement with insurer partners. These factors, which are not within our control, include the capacity of insurer partners to place new business, profits of insurer partners, client demand for insurance products, the availability of comparable products from other insurance companies at lower costs, and the availability of alternative insurance products, such as government benefits and self-insurance plans, to clients. Because we do not determine, and cannot predict, the timing or extent of premium or commission fee rate changes, we cannot predict the effect any of these changes may have on our operations. Any decrease in premiums or commission fee rates may significantly affect our financial condition and results of operations.

Unfavorable financial market and economic conditions could materially and adversely affect our business, financial condition, and results of operations.

As a digital financial services firm with business exposure and operations in Singapore and Hong Kong, our businesses are or will be materially affected by conditions in the financial markets and economic conditions in Singapore, Hong Kong, and throughout the world. Financial markets and economic conditions could be negatively impacted by many factors beyond our control, such as inability to access credit markets, rising interest rates or inflation, terrorism, political uncertainty, pandemic, social unrest, fiscal policy of Singapore, Hong Kong, or other governments and the timing and nature of any regulatory reform. The rising political tensions between the United States and China, which is caused by, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products, may also give rise to uncertainties in global economic conditions and adversely affect general investor confidence. The global spread of coronavirus disease (COVID-19) in a significant number of countries around the world has resulted in, and may intensify, global economic distress, and the extent to which it may affect our results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia may resort to retaliatory actions, including the launching of cyberattacks. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ADSs to be adversely affected.

Social unrest such as protests or demonstrations could disrupt economic activities and adversely affect our business. For example, the political unrest in Hong Kong in the second half of 2019 had led to a decrease in inbound tourism to Hong Kong, decreased consumer spending, and an overall impact on the domestic economy. There can be no assurance that these protests and other economic, social, or political unrest in the future will not have a material adverse effect on our financial condition and results of operations.

Unfavorable financial market and economic conditions in Singapore, Hong Kong, and elsewhere in the world could negatively affect our clients’ business, including their ability to pay for our products and services, and materially reduce demand for our products and services and increase price competition among financial services firms seeking engagements, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenue or within a timeframe sufficient to offset any decreases in revenue relating to changes in market and economic conditions.

We make investments using our own capital and do not expect to realize any profits from these investments for a considerable period of time.

Our investments consist of investments in equity securities of private companies using our own capital. We make investment decisions based on a number of factors, including how the investment can contribute to the AMTD SpiderNet ecosystem, rather than purely targeting for investment returns, and currently have no plans to dispose of our current investments. We may make unsound investment decisions for this reason or due to fraudulent and concealed, inaccurate or misleading statements from a target company in the course of our due diligence, which could lead us to mistakenly estimate the value of the target company and affect our ability to derive profit from such investments. In addition, our understanding and judgment of the industry in which the target company operates may be mistaken and result in unwise investment decisions.

We make investments in digital finance and new economy sectors in Asia and are subject to concentration risks. Our investment portfolio may be concentrated in certain sectors, geographic regions, individual investments, or types of securities that may or may not be listed. Any significant decline in the value of our investment portfolio may therefore adversely impact our business, results of operations, and financial condition.

In addition, we have limited control over all of our investee companies. Even if we have a board seat in certain investee companies, we do not have the necessary power to mandate or block material corporate actions.

If these investee companies fail to carry out business in a compliant manner, incur overly excessive amount of debt or go bankrupt, or the business operations decline, the fair value of our investment in these companies may deteriorate or, in extreme cases, decrease to zero. We are subject to the risk that the majority shareholders or the management of these investee companies may act in a manner that does not serve our interests. The general operational risks, such as inadequate or failing internal control of these investee companies, may also expose our investments to risks. Furthermore, these investee companies may fail to abide by their agreements with us, for which we may have limited or no recourse. Our investees may not declare dividend, or even if they do, we may not be able to secure liquidity conveniently until we receive such dividend. Failure of our investees to perform their obligations or to achieve their expected results, or any negative publicity, whether or not substantiated, may adversely affect our reputation and brand. If any of the foregoing were to occur, our business, reputation, financial condition and results of operations could be materially and adversely affected.

Our digital investments business is subject to liquidity risks.

All of our digital investments are in the form of securities that are not publicly traded and are subject to liquidity risks. In many cases, there may be prohibition by contract or by applicable laws from selling such securities for a period of time or there may not be a public market for such securities. Accordingly, under certain conditions, we may be forced to either sell securities at lower prices than we had expected to realize or defer, potentially for a considerable period of time, sales that we had planned to make. Investing in these securities can involve a high degree of risk, and we may lose some or all of the principal amount of such investments.

Our results of operations may be materially affected by fluctuations in the fair value of our equity investments in our investee companies.

We have made equity investments in private companies and recognize changes in fair value on financial assets measured at FVTPL on our consolidated statement of profit or loss. For the fiscal years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022, changes in fair value on financial assets measured at FVTPL from our digital investments business and digital media, content, and marketing business accounted for 89.7%, 27.5%, 41.0%, and 67.8% of our profit for the year, respectively. Fair value of our equity investments is subject to market fluctuations due to changes in the market prices of securities, interest rates, or other market factors, such as liquidity. While we may seek to hedge the market risk for some of these investments, an effective hedge may not be available, and if available, may not be fully effective. We measure their fair value based on an assessment of each underlying security, considering rounds of financing, third-party transactions, and market-based information, including comparable company transactions, trading multiples, and changes in market outlook.

Our international expansion is subject to various risks.

We primarily operate in Singapore and Hong Kong, but have been pursuing and will continue to pursue international expansion strategies, initially in Southeast Asia and the Greater Bay Area. International expansion may expose us to additional risks, including:

•	ever changing global environment, including changes in U.S. and international trade policies;

•	challenges associated with relying on local partners in markets that are not as familiar to us, including joint venture partners to help us establish our business;

•	difficulties managing operations in new regions, including complying with the various regulatory and legal requirements;

•	different approval or licensing requirements;

•	recruiting sufficient suitable personnel in new markets;

•	challenges in providing services and solutions as well as support in these new markets;

•	challenges in attracting business partners and clients;

•	potential adverse tax consequences;

•	foreign exchange losses;

•	limited protection for intellectual property rights;

•	inability to effectively enforce contractual or legal rights; and

•	local political, regulatory and economic instability or wars, civil unrest, and terrorist incidents.

If we are unable to effectively avoid or mitigate these risks, our ability to expand our business internationally will be affected and our operations thus will be limited to only the Singapore and Hong Kong markets, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We depend on our cooperation with insurer partners. Our business may be negatively affected if our insurer partners do not continue their relationship with us or if their operations fail.

Our insurance solutions business is, to a significant extent, dependent on our continued and healthy relationship with our insurer partners, and may be negatively affected if our insurer partners terminate their relationship with us or fail to meet performance obligations. Certain insurer partners have been associated with a significant portion of our revenue generated from clients in the past. Our ability to attract clients depends on the quantity and quality of insurance products offered by insurer partners. Our arrangements with our insurer partners are typically not exclusive, and they may have similar arrangements with our competitors. Our partners may terminate their relationships with us or decide to exclusively or preferentially cooperate with our competitors. There can be no assurance that we can maintain relationships with our existing insurer partners on commercially desirable terms. If our insurer partners terminate their relationship with us, our supply of products and services may be interrupted and affect our ability to maintain existing clients and secure new clients.

If our insurer partners or the reinsurance company partners fail to properly fulfill their obligations as insurers under the insurance policies sold by us, it may affect our ability to maintain existing clients and secure new clients. If our insurer partners or the reinsurance companies with whom they or we partner become insolvent, our clients may not be able to realize the protection expected from the insurance policies, which will negatively affect our reputation and, in turn, our performance and financial results.

Our business is subject to various cybersecurity and other operational risks.

We face various cybersecurity and other operational risks relating to our businesses on a daily basis. We rely heavily on financial, accounting, communication and other data processing systems as well as the people who operate them to securely process, transmit and store sensitive and confidential client information, and communicate globally with our staff, clients, partners, and third-party vendors. We also depend on various third-party software and cloud-based storage platforms as well as other information technology systems in our business operations. These systems, including third-party systems, may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control.

Our clients typically provide us with sensitive and confidential information as part of our business arrangements. We are susceptible of attempts to obtain unauthorized access of such sensitive and confidential client information. We also may be subject to cyber-attacks involving leak and destruction of sensitive and confidential client information and our proprietary information, which could result from an employee’s or agent’s failure to follow data security procedures or as a result of actions by third parties, including actions by government authorities. Although cyber-attacks have not had a material impact on our operations to date, breaches of our or third-party network security systems on which we rely could involve attacks that are intended to obtain unauthorized access to and disclose sensitive and confidential client information and our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses and other means, and could originate from a wide variety of sources, including state actors or other unknown third parties. The increase in using mobile technologies can heighten these and other operational risks.

We cannot assure you that we or the third parties on which we rely will be able to anticipate, detect or implement effective preventative measures against frequently changing cyber-attacks. We may incur significant costs in maintaining and enhancing appropriate protections to keep pace with increasingly sophisticated methods of attack. In addition to the implementation of data security measures, we require our employees to maintain the confidentiality of the proprietary information that we hold. If an employee’s failure to follow proper data security procedures results in the improper release of confidential information, or our systems are otherwise compromised, malfunctioning or disabled, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions, and damage to our reputation.

We operate in businesses that are highly dependent on proper processing of financial transactions. We also rely on third-party service providers for certain aspects of our business. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair our operations, affect our reputation and adversely affect our businesses.

The technologies we use for the operation of our business are new and require continuous developments and upgrades. We cannot assure you that these technologies will fully support our business.

We regard technology as critical to our ability to provide high-quality products and superior client services in our businesses and operations. We rely on our business partners and investees in developing the sophisticated and innovative technology systems that we use for our business activities. We expect these technologies to support the smooth performance of key functions in our platform. To adapt to evolving client needs, requirements of our business partners, and emerging industry trends, we may need to continue to invest in new technologies or the upgrade of existing technologies to deliver our products and services. We have a number of strategic initiatives involving investments in or partnerships with technology companies as well as investments in technology systems and infrastructure to support our growth strategy. These investments may be costly, may not be profitable or may be less profitable than what we have experienced historically. If these business partners or investees fail to perform their obligations or otherwise cease to work with us, our ability to execute on our strategic initiatives could be adversely affected. If our efforts to invest in the development of new technologies or the upgrade of existing technologies are unsuccessful, our business, financial condition, and results of operations may be materially and adversely affected. In addition, the maintenance and processing of various operating and financial data is essential to our data analytical capabilities and the day-to-day operation of our business. Our ability to provide products and services and to conduct day-to-day business operations depend, in part, on our ability to maintain and make timely and cost-effective enhancement and introduce innovative functions which can meet changing business and operational needs. Failure to do so could put us at a disadvantage to our competitors and cause economic losses. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

The proper functioning of our online platform and technology infrastructure is essential to our business. Any errors in or disruption to our IT systems and infrastructure and those on which we rely could materially affect our ability to maintain the satisfactory performance of our platform and deliver consistent services to our clients.

Our business is dependent on the ability of our IT systems and those of our business partners, vendors, and investee companies to timely process a large amount of information and transactions. We expect to rely on AFIN’s API Exchange platform and other third parties to deploy digital solutions for the planned Singa Bank’s future digital banking platform in Singapore, subject to successfully obtaining a digital wholesale banking license from the MAS and meeting other regulatory requirements. We may also rely on PolicyPal’s IT systems and infrastructure to provide digital financial services to clients in Singapore and Hong Kong, as well as CapBridge to provide the same upon completion of our proposed transaction. The reliability, availability and satisfactory performance of our IT systems and those on which we rely are critical to our success, our ability to attract and retain clients and our ability to maintain a satisfactory user experience and client service. Our servers and those of our business partners and investee companies may be vulnerable to computer viruses, traffic spike that exceeds the capacity of our or their servers, electricity power interruptions, physical or electronic break-ins, and similar disruptions, which could lead to system interruptions, website slowdown and unavailability, delays in transaction processing, loss of data, and the inability to accept and fulfill client orders.

Our software, hardware, and systems and those on which we rely may contain undetected errors that could have a material adverse effect on our business, particularly to the extent such errors are not detected and remedied quickly. The solutions we provide are designed to process complex transactions and deliver reports and other information related to those transactions, all at high volumes and processing speeds. Since clients use our services for important aspects of their businesses, any errors, defects, disruptions in services, or other performance problems with our services could hurt our reputation and damage our clients’ businesses. Software and system errors, or human error, could delay or inhibit settlement of payments, result in over-settlement, cause reporting errors, or prevent us from collecting transaction fees. We can provide no assurance that we, our business partners or our investee companies will not experience unexpected human errors, system errors or interruptions in the future. We can provide no assurance that our current security mechanisms and those of our business partners and investee companies will be sufficient to protect our and their IT systems and technology infrastructure from any third-party intrusions, electricity power interruptions, viruses and hacker attacks, information and data theft, and other similar activities. Any such future occurrences could damage our reputation and result in a material decrease in our revenue.

Maintaining and upgrading the technology infrastructure on which we rely require significant investment of time and resources, including adding new hardware, updating software, and recruiting and training new engineering personnel. During updates, systems on which we rely may experience interruptions, and the new technologies and infrastructures may not be fully integrated with the existing systems timely, or at all. Any failure to maintain and improve the technology infrastructure on which we rely could result in unanticipated system disruptions, slower response times, impaired quality of user experience and delays in reporting accurate operating and financial information, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

Any negative publicity with respect to us, our directors, officers, employees, shareholders, or other beneficial owners, our peers, business partners, or our industry in general, may materially and adversely affect our reputation, business, and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective clients. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct, other improper activities, or negative rumors relating to our business, shareholders, or other beneficial owners, founders, affiliates, directors, officers, or other employees, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. There has been media report that our founder was alleged to have not adhered to certain internal policies during his previous employment. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by any regulatory or government authorities. Any regulatory inquiries or investigations and lawsuits against us, and perceptions of conflicts of interest, inappropriate business conduct by us or perceived wrong doing by any key member of our management team, among other things, could substantially damage our reputation regardless of their merits, and cause us to incur significant costs to defend ourselves. As we reinforce our ecosystem and stay close to our clients and other “AMTD SpiderNet” stakeholders, any negative market perception or publicity on our business partners that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about the industries in which we operate in general or product or service quality problems of other firms in such industries, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations would be materially and adversely affected.

Our operations may be subject to transfer pricing adjustments by competent authorities.

We may use transfer pricing arrangements to account for business activities between us and our Controlling Shareholder, the different entities within our consolidated group, or other related parties. We cannot assure you that the tax authorities in the jurisdictions where we operate would not subsequently challenge the appropriateness of our transfer pricing arrangements or that the relevant regulations or standards governing such arrangements will not be subject to future changes. If a competent tax authority later finds that the transfer prices and the terms that we have applied are not appropriate, such authority may require us or our subsidiaries to re-assess the transfer prices and re-allocate the income or adjust the taxable income. Any such reallocation or adjustment could result in a higher overall tax liability for us and may adversely affect our business, financial condition, and results of operations.

Our risk management and internal control systems, as well as the risk management tools available to us, may not fully protect us against various risks inherent in our business.

We follow our comprehensive internal risk management framework and procedures to manage our risks, including, but not limited to, reputational, legal, regulatory, compliance, operational, market, liquidity, and credit risks. However, our risk management policies, procedures, and internal controls may not be adequate or effective in mitigating our risks or protecting us against unidentified or unanticipated risks. In particular, some methods of managing risks are based upon observed historical market behavior and our experience in the financial industry. These methods may fail to predict future risk exposures, which could be significantly greater than those indicated by our historical measures. Other risk management methods depend upon an evaluation of available information regarding operating and market conditions and other matters, which may not be accurate, complete, up-to-date, or properly evaluated. In addition, the capital markets are constantly developing, the information and experience that we rely on for our risk management methods may become quickly outdated as capital markets and regulatory environment continue to evolve. Although we have not experienced any material deficiencies or failure in our risk management and internal control systems and procedures since we commenced our current businesses in 2004 other than a material weakness in our internal control over financial reporting identified as of April 30, 2019, 2020 and 2021, any such deficiencies or failure in our risk management and internal control systems and procedures may adversely affect our ability to identify or report our deficiencies or non-compliance. For a discussion of risks relating to the material weakness in our internal control over financial reporting, see “—Risks Relating to Our Business and Industry—We have identified a material weakness in our internal control over financial reporting, and if we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud.” In addition, failure of our employees to effectively enforce such risk management and internal controls procedures, or any of the foregoing risks, may have a material and adverse effect on our business, financial condition and operating results.

Fraud or misconduct by our directors, officers, employees, shareholders, agents, clients, or other third parties could harm our reputation and business and may be difficult to detect and deter.

It is not always possible to detect and deter fraud or misconduct by our directors, officers, employees, shareholders, agents, clients or other third parties. The precautions that we take to detect and prevent such activity may not be effective in all cases, and we may suffer significant reputational harm and financial loss for any fraud misconduct by any of these individuals. The potential harm to our reputation and to our business caused by such fraud or misconduct is impossible to quantify.

There is a risk that our directors, officers, employees, shareholders, agents, clients or other third parties could engage in fraud or misconduct that materially and adversely affects our business, including a decrease in returns on our own invested capital. We are subject to a number of obligations and standards arising from our businesses. The violation of these obligations and standards by any of our directors, officers, employees, shareholders, agents, clients or other third parties could materially and adversely affect us and our investors. For example, our businesses require that we properly handle confidential information. If our directors, officers, employees, shareholders, agents, clients or other third parties were to improperly use or disclose confidential information, we could suffer serious harm to our reputation, financial position, and existing and future business relationships. If any of our directors, officers, employees, shareholders, agents, clients or other third parties were to engage in fraud or misconduct or were to be accused of such fraud or misconduct, our business and reputation could be materially and adversely affected.

We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.

We face significant litigation and regulatory risks, especially operating in the financial services and insurance industries, including the risk of lawsuits and other legal actions relating to compliance of regulatory requirements in areas such as information disclosure, sales practices, product design, fraud and misconduct, as well as protection of sensitive and confidential client information. From time to time we may be subject to lawsuits and arbitration claims in the ordinary course of our business brought by external parties or disgruntled current or former employees, inquiries, investigations, and proceedings by regulatory and other governmental agencies. Actions brought against us, with or without merits, may result in administrative measures, settlements, injunctions, fines, penalties, negative publicities, or other results adverse to us that could have material adverse effect on our reputation, business, financial condition, results of operations, and prospects. Even if we are successful in defending ourselves against these actions, the costs of such defense may be significant.

In market downturns, the number of legal claims and amount of damages sought in litigation and regulatory proceedings may increase. In addition, our affiliates may also encounter litigation, regulatory investigations and proceedings for the practices in their business operations. Our clients may also be involved in litigation, investigation or other legal proceedings, some of which may relate to deals that we have advised, whether or not there has been any fault on our part.

We may not be able to fully detect money laundering and other illegal or improper activities in our business operations on a timely basis or at all, which could subject us to liabilities and penalties.

We are required to comply with applicable anti-money laundering and anti-terrorism laws and other regulations in the jurisdictions where we operate. The anti-money laundering laws and regulations in Singapore, Hong Kong, the United States, and China require us to establish sound internal control policies and procedures with respect to anti-money laundering monitoring and reporting activities. Although we have adopted policies and procedures aimed at detecting, and preventing being used for, money-laundering activities by criminals or terrorist-related organizations and individuals or improper activities (including but not limited to market manipulation and aiding and abetting tax evasion), such policies and procedures may not completely eliminate instances where our networks may be used by other parties to engage in money laundering and other illegal or improper activities. If we fail to fully comply with applicable laws and regulations, the relevant government agencies may impose fines and other penalties on us, which may adversely affect our business.

We regularly encounter potential conflicts of interest, and our failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between (i) our different businesses; (ii) us and our clients; (iii) our clients; (iv) us and our employees; (v) our clients and our employees, or (vi) us and our controlling shareholders and their controlling entities. As we expand the scope of our business and our client base, it is critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. We have put in place internal control and risk management procedures that are designed to identify and address conflicts of interest. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our clients’ confidence in us could be damaged if we fail, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

The current tensions in international economic relations may negatively affect the demand for our services, and our results of operations and financial condition may be materially and adversely affected.

Recently there have been heightened tensions in international economic relations, such as the one between the United States and China and also as a result of the conflict in Ukraine and sanctions on Russia.

The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. For example, September 17, 2018, former President Trump announced his decision to impose a 10% tariff on the third list of US$200 billion in imports from China to the United States effective September 24, 2018. On May 8, 2019, the U.S. government announced it would increase these tariffs to 25%. These tariffs are in addition to two earlier rounds of tariffs implemented against Chinese products on June 6, 2018 and August 16, 2018 that amount to tariffs on US$50 billion of Chinese products imported into the United States. On May 13, 2019, China responded by imposing tariffs on certain U.S. goods on a smaller scale, and proposed to impose additional tariffs on U.S. goods. On January 15, 2020, the United States and China entered into a phase one trade deal.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China and, in turn, adversely impacting our business, financial condition, and results of operations.

Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions.

Uncertainty surrounding the escalating conflict between Russia and Ukraine could also negatively impact global and regional financial markets. Poor relations between the United States and Russia, sanctions by the

United States and the European Union against Russia, and any escalation of political tensions or economic instability could increase the threat of armed conflict, cyberwarfare and economic instability that could further increase market volatility and uncertainty.

As a financial services firm with business exposure and operations in Singapore and Hong Kong, our businesses are materially affected by the financial markets and economic conditions in Singapore, Hong Kong, China, and elsewhere in the world. Escalations of the tensions may lead to slower growth in the global economy in general, which in turn could negatively affect our clients’ businesses and materially reduce demand for our services, thus potentially negatively affect our business, financial condition, and results of operations.

We may need additional financing but may not be able to obtain it on favorable terms or at all.

We may require additional financing for further growth and development of our business, including any investments or acquisitions we may decide to pursue. If our existing resources are insufficient to satisfy our requirements, we may seek to issue equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, and the Singapore and Hong Kong financial industry. We cannot assure you that we will be able to secure financing in a timely manner or in amounts or on terms favorable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition, and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

We may be subject to legal or regulatory liability if we are unable to protect the personal and sensitive data and confidential information of our clients.

We collect, store, and process certain personal and sensitive data from our clients, particularly under our insurance solutions business, and we make certain personal information provided by clients or third party data providers available to insurer or other partners with client consent. We also collect, store, and process operating data and other information from our clients under our SpiderNet ecosystem solutions business. We are required to protect the personal and sensitive data and confidential information of our clients under applicable laws, rules and regulations. While we have taken steps to protect the personal and sensitive data and confidential information of clients that we have access to, our security measures could be breached. In addition, we enter into non-disclosure agreements with potential business partners from time to time which may contain personal and sensitive data and confidential information of our clients. Any breach or leakage of such non-disclosure agreements by our potential business partners may subject us to liability. The relevant authorities may impose sanctions or issue orders against us if we fail to protect the personal and sensitive data and confidential information of our clients, and we may have to compensate our clients if we fail to do so. We routinely transmit and receive personal and sensitive data and confidential information of our clients through the internet and other electronic means. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, or any misuse or mishandling of such personal and sensitive data and confidential information could result in additional cost, legal liabilities, regulatory actions, and reputational damage to us, which could in turn inhibit the use of our platform, and materially and adversely affect our business prospects and results of operation.

If our insurance coverage is insufficient, we may be subject to significant costs and business disruption.

We currently have insurance coverage such as professional indemnity insurance for certain of our regulated activities, and property, office, computer insurance, employee compensation and benefits, and travel insurance through policies maintained by our Controlling Shareholder. We are in the process of purchasing directors and officers insurance and do not plan on purchasing key-man insurance coverage. We consider our insurance coverage to be reasonable in light of the nature of our business, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under the current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our Controlling Shareholder’s insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We have identified a material weakness in our internal control over financial reporting, and if we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements as of and for the years ended April 30, 2019, 2020 and 2021, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting as well as other control deficiencies as of April 30, 2019, 2020 and 2021, in accordance with the standards established by the U.S. Public Company Accounting Oversight Board. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is relating to lack of internal audit function to monitor, evaluate and communicate internal control deficiencies. We plan to implement a number of measures to address the material weakness that has been identified. For a discussion of these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” We cannot assure you, however, that these measures may fully address the material weakness in our internal control over financial reporting or that we may not identify additional material weaknesses or significant deficiencies in the future.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending April 30, 2023. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control or the level at which our control is documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain adequate system of internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Third parties may own copyrights, trademarks, trade secrets, ticker symbols, internet content, and other intellectual properties that are similar to ours in jurisdictions where we currently have no active operations. If we expand our business to or engage in other commercial activities in those jurisdictions using our own copyrights, trademarks, trade secrets, and internet content, we may not be able to use these intellectual properties or face potential lawsuits from those third parties and incur substantial losses if we fail to defend ourselves in those lawsuits. We have policies and procedures in place to reduce the likelihood that we or our employees may use, develop, or make available any content or applications without the proper licenses or necessary third-party consents. However, these policies and procedures may not be effective in completely preventing the unauthorized posting or use of copyrighted material or the infringement of other rights of third parties.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenue, impair our client relationships and harm our reputation.

Any failure to protect our intellectual property could harm our business and competitive position.

We maintain a number of registered domain names. As of the date of this prospectus, we had one trademark registered in Hong Kong and two trademarks registered in Singapore. We may in the future acquire new intellectual property such as trademarks, copyrights, domain names, and know-how. We will rely on a combination of intellectual property laws and contractual arrangements to protect our intellectual property rights. It is possible that third parties may copy or otherwise obtain and use our trademarks without authorization or otherwise infringe on our rights. We may not be able to successfully pursue claims for infringement that interfere with our ability to use our trademarks, website, or other relevant intellectual property or have adverse impact on our brand. We cannot assure you that any of our intellectual property rights would not be challenged, invalidated, or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages.

We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including the emergence of an epidemic, pandemic, social unrest, terrorist attacks, or natural disasters.

Our business could be materially and adversely affected by catastrophic events or other business continuity problems, such as natural or man-made disasters, pandemics, social unrest, war, riots, terrorist attacks, or other public safety concerns. If we were to experience a natural or man-made disaster, disruption due to social or political unrest, or disruption involving electronic communications or other services used by us or third parties with which we conduct business, the continuity of our operations will partially depend on the availability of our people and office facilities and the proper functioning of our computer, software, telecommunications, transaction processing, and other related systems. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our business exposure and operations in Singapore and Hong Kong, could have a material adverse impact on our ability to continue to operate our business without interruption. Our business could also be adversely affected if our employees are affected by epidemics, pandemics, natural or man-made disasters, disruptions due to social or political unrest or disruption involving electronic communications. In addition, our results of operations could be adversely affected to the extent that any epidemic or pandemic harms the Singapore, Hong Kong, or global economy in general. The incidence and severity of disasters, epidemics or pandemics or other business continuity problems are unpredictable, and our inability to timely and successfully recover could materially disrupt our businesses and cause material financial loss, regulatory actions, reputational harm, or legal liability.

In addition, although the recent outbreak of COVID-19 may increase demand for online financial solutions, digital media marketing, and other online-based products and services, its impact, including impact on our employees, clients, business partners, and third-party service providers, could have a material and adverse effect on our business, financial condition, and results of operations. This outbreak of COVID-19 has caused, and may continue to cause, companies in Singapore, Hong Kong, and the rest of the world, including us and certain of our business partners, to implement temporary adjustment of work schedules and travel plans, mandating employees to work from home and collaborate remotely. As a result, we may experience lower efficiency and productivity, internally and externally, which may adversely affect our service quality. Moreover, our business operations depend on our professional staff and the continued services of these individuals. If any of our employees is suspected of having contracted COVID-19, we may be required to apply quarantines or suspend our operations. The extent to which this outbreak impacts our results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity of this outbreak and future actions we take, if any, to contain this outbreak or treat its impact, among others.

Increases in labor costs may adversely affect our business and results of operations.

The economy in Singapore, Hong Kong, and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Singapore, Hong Kong, and certain other regions are expected to continue to increase. In addition, we are required by Singapore and Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to fines and other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increasing labor costs, our financial condition, and results of operations may be adversely affected.

Risks Relating to Our Relationship with the Controlling Shareholder

We have limited experience operating as a stand-alone public company.

AMTD Digital Inc. was incorporated in September 2019 as a wholly-owned subsidiary of our Controlling Shareholder. Our Controlling Shareholder also controls AMTD IDEA Group, a leading Hong Kong-headquartered comprehensive financial institution dual-listed on both the NYSE and SGX-ST (NYSE: AMTD; SGX: HKB). However, we have limited experience conducting our operations as a stand-alone public company. Prior to this offering, our Controlling Shareholder has provided us with financial, administrative, human resources, and legal services, and also has provided us with the services of a number of its executives and employees. After we become a stand-alone public company, we expect our Controlling Shareholder to continue to provide us with certain support services, but to the extent our Controlling Shareholder does not continue to provide us with such support, we will need to create our own support system. We may encounter operational, administrative, and strategic difficulties as we adjust to operating as a stand-alone public company. This may cause us to react more slowly than our competitors to industry changes and may divert our management’s attention from running our business or otherwise harm our operations.

In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relationships issues. As a stand-alone public company, our management will have to evaluate our internal controls system with new thresholds of materiality, and to implement necessary changes to our internal controls system. We cannot guarantee that we will be able to do so in a timely and effective manner.

Our financial information included in this prospectus may not be representative of our financial condition and results of operations if we had been operating as a stand-alone company.

Prior to our establishment, the operations of our insurance solutions, SpiderNet ecosystem solutions, and digital investments businesses were carried out by companies owned or controlled by our Controlling Shareholder. For all periods presented, our consolidated financial statements include all assets, liabilities, revenue, expenses, and cash flows that were directly attributable to our insurance solutions, SpiderNet ecosystem solutions, and digital investments businesses whether held or incurred by our Controlling Shareholder or by us. With respect to costs of operations of the insurance solutions, SpiderNet ecosystem solutions, and digital investments businesses, an allocation of certain costs and expenses of our Controlling Shareholder were also included. These allocations were made using a proportional cost allocation method by considering the proportion of revenue and actual usage metrics, among other things attributable to us. We made numerous estimates, assumptions, and allocations in our historical financial statements because our Controlling Shareholder did not account for us, and we did not operate as a stand-alone company for any period prior to the completion of this offering. Although our management believes the assumptions underlying our financial statements and the above allocations are reasonable, our financial statements may not necessarily reflect our results of operations, financial position, and cash flows as if we operated as a stand-alone public company during the periods presented. See “Corporate History and Structure—Our Relationship with the Controlling Shareholder” for our arrangements with our Controlling Shareholder and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our consolidated financial statements included elsewhere in this prospectus for our historical cost allocation. In addition, upon becoming a stand-alone public company, we will gradually establish our own financial, administrative, and other support systems to replace our Controlling Shareholder’s systems, the cost of which could be significantly different from cost allocation with our Controlling Shareholder for the same services. Therefore, you should not view our historical results as indicators of our future performance.

We may not continue to receive the same level of support from our Controlling Shareholder.

We have benefitted significantly from our Controlling Shareholder’s strong market position and brand recognition, as well as its expertise in the insurance solutions business. We may enter into a series of agreements with our Controlling Shareholder relating to our ongoing business operations and service arrangements with our Controlling Shareholder in the future, we cannot assure you we will continue to receive the same level of support from our Controlling Shareholder after we become a stand-alone public company. Our current clients may react negatively to our restructuring. This effort may not be successful, which could materially and adversely affect our business.

Our agreements with our Controlling Shareholder or any of its controlling shareholders may be less favorable to us than similar agreements negotiated between unaffiliated third parties. In particular, our non-competition agreement with our Controlling Shareholder limits the scope of business that we are allowed to conduct.

In May 2021, we entered into a series of agreements with our Controlling Shareholder and the terms of such agreements may be less favorable to us than would be the case if they were negotiated with unaffiliated third parties. In particular, under the non-competition agreement that we entered into with our Controlling Shareholder, we agree during the non-competition period (which will end on the later of (1) two years after the first date when our Controlling Shareholder ceases to own in aggregate at least 20% of the voting power of our then outstanding securities and (2) the fifth anniversary of the completion of this offering) not to compete with our Controlling Shareholder in the businesses then conducted by our Controlling Shareholder, except that we may own non-controlling equity interest in any company competing with our Controlling Shareholder. Such contractual limitations significantly affect our ability to diversify our revenue sources and may materially and adversely impact our business and prospects should the growth of our businesses slow down. In addition, pursuant to our master transaction agreement that we entered into with our Controlling Shareholder, we agree to indemnify our Controlling Shareholder for liabilities arising from litigation and other contingencies related to our business and assumed these liabilities as part of our restructuring. The allocation of assets and liabilities between our Controlling Shareholder and our company may not reflect the allocation that would have been reached by two unaffiliated parties. Moreover, so long as our Controlling Shareholder continues to control us, we may not be able to bring a legal claim against our Controlling Shareholder or its controlling shareholders in the event of contractual breach, notwithstanding our contractual rights under the agreements described above and other inter-company agreements we may enter into from time to time.

Upon the completion of this offering, we will be a “controlled company” within the meaning of the NYSE Listed Company Manual and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the completion of this offering, our Controlling Shareholder will continue to control, through AMTD IDEA Group, a majority of the voting power of our issued outstanding ordinary shares. As a result, we will be a “controlled company” within the meaning of the NYSE Listed Company Manual. Under these rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and will be permitted to elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors, and the requirement that we have a compensation committee that is composed entirely of independent directors. As we may intend to rely on some or all of the exemptions available to issuers like us, our shareholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

We may have conflicts of interest with our Controlling Shareholders or any of its controlling shareholders and, because of our Controlling Shareholder’s controlling ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Immediately upon the completion of this offering, our Controlling Shareholder will beneficially own 44.9% of our outstanding ordinary shares, representing 87.7% of our total voting power, assuming the underwriters of this offering do not exercise their option to purchase additional ADSs. Accordingly, our Controlling Shareholder will continue to be our controlling shareholder immediately upon the completion of this offering and may have significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our memorandum and articles of association.

The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to you as a holder of our ADSs in this offering and may prevent us from doing transactions that would be beneficial to you. Conflicts of interest may arise between our Controlling Shareholder or any of its controlling shareholders and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

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Indemnification arrangements with our Controlling Shareholder. In May 2021, we entered into a master transaction agreement under which we agree to indemnify our Controlling Shareholder with respect to lawsuits and other matters relating to our digital financial services, SpiderNet ecosystem solutions, digital media, contents, and marketing, and digital investments businesses, including operations of those businesses when we were a private company and a subsidiary of our Controlling Shareholder. These indemnification arrangements could result in our having interests that are adverse to those of our Controlling Shareholder, for example, with respect to settlement arrangements in litigation. In addition, under these arrangements, we agreed to reimburse our Controlling Shareholder for liabilities incurred (including legal defense costs) in connection with any third party claim if it is ultimately determined that we are obligated to indemnify our Controlling Shareholder with respect to such third party claim.

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Non-competition arrangements with our Controlling Shareholder. In May 2021, we entered into a non-competition agreement under which our Controlling Shareholder agrees not to compete with us in our digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments businesses, except for owning non-controlling equity interest in any company competing with us. We agree not to compete with our Controlling Shareholder in the respective businesses then conducted by our Controlling Shareholder, except that we may own non-controlling equity interests in any company competing with our Controlling Shareholder.

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Employee recruiting and retention. Because we, and our Controlling Shareholder are engaged in financial service-related businesses in Hong Kong, we may compete with our Controlling Shareholder in the hiring of new employees. In May 2021, we entered into a non-competition agreement and have a non-solicitation arrangement with our Controlling Shareholder that restricts us and our Controlling Shareholder from hiring any of each other’s employees.

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Our board members or executive officers may have conflicts of interest. Our director and president, Frederic Lau, is also the executive vice chairman of our Controlling Shareholder. Our director and chief executive officer, Mark Chi Hang Lo, is also the group vice president of our Controlling Shareholder. Our chief financial officer, Xavier Ho Sum Zee, is also the group chief financial officer of our Controlling Shareholder. As a result, they may not have sufficient capacity to perform their duties in our company. These overlapping relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for our Controlling Shareholder and us.

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Sale of shares or assets in our company. Upon expiration of the lock-up period and subject to certain restrictions under relevant securities laws and stock exchange rules, as well as other relevant restrictions, our Controlling Shareholder may decide to sell all or a portion of our shares that it holds to a third party, including to one of our competitors, thereby giving that third party substantial influence over our business and our affairs. In addition, our Controlling Shareholder may decide, or be obligated under any of its applicable debt covenant, to sell all or a portion of our shares or our assets in the event of default of our Controlling Shareholder or any of its controlling shareholders under any applicable debt or other obligations or otherwise becomes insolvent. Such a sale of our shares or our assets could be contrary to the interests of our employees or our other shareholders. In addition, our Controlling Shareholder may also discourage, delay, or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs.

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Allocation of business opportunities. Business opportunities may arise that both we and our Controlling Shareholder find attractive, and which would complement our respective businesses. Although we entered into a master transaction agreement under which our Controlling Shareholder agrees not to pursue investment opportunities without first presenting them to us, our Controlling Shareholder may discourage, delay, or prevent a profitable investment opportunity before our board of directors or shareholders and subsequently decide to pursue investment opportunities or take business opportunities for itself, which would prevent us from taking advantage of those opportunities. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

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Developing business relationships with our Controlling Shareholder’s competitors. So long as our Controlling Shareholder remains as our controlling shareholder, we may be limited in our ability to do business with its competitors. This may limit our ability to market our services for the best interests of our company and our other shareholders.

Risks Relating to Our ADSs and This Offering

There has been no public market for the ADSs or our ordinary shares prior to this offering, and you may not be able to resell the ADSs at or above the price you paid, or at all.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. Although we intend to apply to have the ADSs listed on the New York Stock Exchange, we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price of the ADSs may decline and the liquidity of the ADSs may decrease significantly.

The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based on several factors, and we cannot assure you that the price at which the ADSs are traded after this offering will not decline below the initial public offering price. As a result, investors in the ADSs may experience a significant decrease in the value of their ADSs due to insufficient or a lack of market liquidity of the ADSs.

The trading price of the ADSs may be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of the ADSs regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure, or matters of other Hong Kong companies may also negatively affect the attitudes of investors towards Hong Kong companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may materially and adversely affect the trading price of the ADSs.

In addition to the above factors, the price and trading volume of the ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	variations in our revenue, profit, and cash flow;

•	changes in the economic performance or market valuations of other financial services firms;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	detrimental negative publicity about us, our services, our officers, directors, Controlling Shareholder, other beneficial owners, our business partners, or our industry;

•	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raises, or capital commitments;

•	additions to or departures of our senior management;

•	litigation or regulatory proceedings involving us, our officers, directors, or Controlling Shareholders;

•	the rising political tension between the United States and China caused by, among other things, trade disputes and the COVID-19 outbreak;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or the ADSs; and

•	sales or perceived potential sales of additional ADSs or ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of the ADSs or Class A ordinary shares in the public market could adversely affect their market price.

Sales of substantial amounts of the ADSs or Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. Immediately after the completion of this offering, there will be 74,018,142 ordinary shares (including Class A ordinary shares represented by ADSs) outstanding, or 74,978,142 ordinary shares (including Class A ordinary shares represented by ADSs) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our officers, directors, and existing shareholders have agreed not to sell any of our ordinary shares or the ADSs or are otherwise subject to similar lockup restrictions for no less than 180 days after the date of this prospectus, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Under our dual-class share structure, our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class B ordinary shares will be entitled to twenty votes per share, while holders of Class A ordinary shares will be entitled to one vote per share based on our dual-class share structure. We will sell ADS representing Class A ordinary shares in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, or disposition of any Class B ordinary shares by a holder thereof to any person other than our founder, Calvin Choi, or any other person or entity designated by Mr. Choi, such Class B ordinary shares are automatically and immediately converted into an equal number of Class A ordinary shares.

As of the date of this prospectus, our Controlling Shareholder and certain other affiliates beneficially own all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately 88.7% of our total issued and outstanding ordinary shares and 99.4% of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming that the underwriters do not exercise their option to purchase additional ADSs. See “Principal Shareholders.” As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies in certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class capital structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of the ADSs for return on your investment.

Although we currently intend to distribute dividends in the future, the amount, timing, and whether or not we actually distribute dividends at all is entirely at the discretion of our board of directors.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely that our company may only pay dividends out of retained profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. We cannot assure you that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS or per share basis. As a result, you will experience immediate and substantial dilution of approximately US$4.84 per ADS or US$12.11 per share (assuming no exercise of outstanding options to acquire ordinary shares), representing the difference between (i) our as adjusted net tangible book value per ADS of US$2.66 as of February 28, 2022 after giving effect to this offering, and (ii) the assumed initial public offering price per share of US$7.50 per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus). In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. Substantially all of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS or per share basis that is less than the initial public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of owners and holders of the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs. The enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection provision in the deposit agreement may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may result in increased costs for investors to bring lawsuits and discourage such lawsuits. Owners and holders of the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the deposit agreement. In addition, the forum selection provision of the deposit agreement does not affect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision, or to enter judgment upon or enforce any arbitration award.

The voting rights of holders of the ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the ordinary shares represented by your ADSs are voted.

Holders of the ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights that are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as practicable, to vote the underlying Class A ordinary shares represented by your ADSs in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you surrender and cancel your ADSs, withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. Under our currently effective memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders for convening a general meeting is seven (7) days.

When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A ordinary shares underlying your ADSs and become the registered holder of such shares to allow you to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our currently effective memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 40 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the Class A ordinary shares underlying your ADSs are voted and you may have no legal remedy if the Class A ordinary shares underlying your ADSs are not voted as you requested. Except in limited circumstances, the depositary for the ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirement is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from the registration requirement under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

You may not receive dividends or other distributions if the depositary decides it is impractical to make them available to you.

The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities. To the extent that there is a distribution, the depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses and any taxes or other governmental charges. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property, or that the value of certain distributions may be less than the cost of distribution. In these cases, the depositary may decide not to distribute such property to you.

We and the depositary are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depositary are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment prejudice a substantial existing right of ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that may prejudice a substantial existing right of is ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim that they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other owners and holders of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owner or holder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate actions such as a rights offering, in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience difficulties in effecting service of process, enforcing foreign judgments, or bringing actions against us or our directors and officers named in this prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. Substantially all of our directors and executive officers reside in Hong Kong, and none of them reside in Mainland China. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon these individuals or to bring an original action against us or against them in the United States or in a court in the Cayman Islands or Hong Kong in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise, including those based on the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, Hong Kong or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, Singapore, and Hong Kong, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the Cayman Islands law.

We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands (as revised from time to time), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, the Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands law to inspect corporate records, other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies. Our directors have discretion under our currently effective memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors, or our Controlling Shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Cayman Corporate Law and U.S. Corporate Law.”

Our currently effective memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by the ADSs, at a premium.

Our currently effective memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to create and issue new classes or series of shares (including preferred shares) and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could therefore be created and issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to create and issue new class or series of preferred shares, the price of the ADSs may fall and the voting and other rights of the then existing holders of our ordinary shares and the ADSs may be materially and adversely affected.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that may differ significantly from the NYSE listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE.

As a Cayman Islands company to be listed on the New York Stock Exchange, we are subject to the NYSE listing standards. The NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the NYSE listing standards applicable to U.S. domestic issuers.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

As of February 28, 2022, we had HK$102.0 million (US$13.1 million) in cash and cash equivalents. We expect our cash and cash equivalents immediately after the completion of this offering to be HK$950.4 million (US$121.6 million), based upon an assumed initial public offering price of US$7.50 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus. We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

If we are deemed an “investment company” under the Investment Company Act of 1940, it could adversely affect the price of our ADSs and could materially and adversely affect our business, results of operations, and financial condition.

We are primarily engaged in businesses relating to digital financial services, the SpiderNet ecosystem solutions, and digital media, content, and marketing. We also invest directly in various innovative technology companies to leverage, enhance, and enrich the AMTD SpiderNet ecosystem by including them in our ecosystem. These investments and other future investments may be deemed to be “investment securities” within the meaning of the Investment Company Act of 1940, or the 1940 Act. Under Section 3(a)(1)(C) of the 1940 Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% Test. We believe we are not an investment company within the meaning of the 1940 Act, as we do not hold ourselves out as being primarily engaged in the business of investing, reinvesting, or trading in securities, and we pass the 40% Test with our “investment securities” not exceeding 40% of the value of our total assets on an unconsolidated basis.

We seek to conduct our operations so that we are in compliance with the 40% Test or with an exclusion or exemption from investment company status under the 1940 Act. If we fail to comply with the 40% Test and we are unable to structure or operate our business in a manner that avoids investment company status under the 1940 Act, we may be deemed to be an investment company within the meaning of the 1940 Act. As a foreign private issuer, we would not be eligible to register under the 1940 Act unless the SEC issued an order permitting us to do so. As a result, if we are deemed to be an investment company within the meaning of the 1940 Act, we would either have to obtain exemptive relief from the SEC or dispose of investment securities in order to fall outside the definition of an investment company. Additionally, we may have to forego potential future acquisitions of interests in companies that may be deemed to be “investment securities” within the meaning of the 1940 Act. Failure to avoid being deemed an investment company under the 1940 Act, coupled with our inability as a foreign private issuer to register under the 1940 Act, could make us unable to comply with our reporting obligations as a public company in the United States and lead to our being delisted from the New York Stock Exchange, which would materially and adversely affect the liquidity and value of our ADSs. We would also be unable to raise capital through the sale of securities in the United States or to conduct business in the United States. In addition, we may be subject to SEC enforcement action or purported class action lawsuits for alleged violations of U.S. securities laws. Defending ourselves against any such enforcement action or lawsuits would require significant attention from our management and divert resources from our existing businesses and could materially and adversely affect our business, results of operations, and financial condition.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Based upon our current and expected income and assets, including goodwill (taking into account the expected proceeds from this offering) and projections as to the market price of our ADSs following the completion of this offering, we do not presently expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be treated as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income, including the relative amounts of income generated by and the value of assets of our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service, or the IRS, may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of our ADSs or ordinary shares and on the receipt of distributions on our ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ADSs or our ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or our ordinary shares. For more information see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.07 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders’ meetings if:

•	we have instructed the depositary that we wish a discretionary proxy to be given;

•	we reasonably do not know of any substantial opposition to the matter to be voted on at the meeting; and

•	the matter to be voted on at the meeting is not materially adverse to the interests of shareholders.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the trends in, expected growth and market size of the digital financial services and digital media marketing industries in Singapore and Hong Kong;

•	expected changes in our revenue, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our products and services;

•	competition in our industry;

•	our proposed use of proceeds;

•	government policies and regulations relating to our industry; and

•	general economic and business conditions in the markets we have businesses.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Market and Industry Information

This prospectus contains certain data and information that we obtained from industry publications and reports generated by third-party providers of market intelligence. We have not independently verified the accuracy or completeness of the data and information contained in these publications and reports. Statistical data in these publications also include projections based on a number of assumptions. The financial services industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$108.6 million, or approximately US$125.3 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$7.50 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover page of this prospectus. A US$1.00 change in the assumed initial public offering price of US$7.50 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds to us from this offering by US$14.9 million, assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The primary purposes of this offering is to enhance our brand recognition, create a public market for our shares for the benefit of all shareholders and as a currency for future acquisitions, retain talented employees by providing them with potential equity incentives, and obtain additional capital to support our growth initiatives. We intend to use the net proceeds that we receive from this offering as follows:

•	approximately 40% to fulfill the capital requirements for future license applications, acquisitions, IT infrastructure, and human resources;

•	approximately 40% to support our business expansion and growth although we do not have any current plans for acquisitions with the use of proceeds from this offering at this time; and

•	the remainder for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the net proceeds of this offering differently than as described in the respective prospectuses. See “Risk Factors—Risks Relating to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.”

Pending any use as described above, we plan to invest the net proceeds that we receive from this offering for cash management purposes in short-term, interest-bearing, debt instruments or demand deposits.

DIVIDEND POLICY

We have not declared or paid dividends in the past given the early development stage of our businesses. We intend to distribute dividends in the future, but we do not have a fixed dividend policy. Although we intend to distribute dividends in the future, the amount, timing, and whether or not we actually distribute dividends at all is at the discretion of our board of directors.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under the Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

If we pay any dividends on our ordinary shares, we will pay those dividends that are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars, except as otherwise disclosed in this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of February 28, 2022:

•	on an actual basis; and

•

on an as-adjusted basis to reflect the issuance and sale of 6,400,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$7.50 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read the following table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of February 28, 2022
	Actual		As Adjusted(1)
	HK$	US$	HK$	US$
	(in thousands)

Equity
Share capital	52	7	57	7
Reserves	3,067,774	392,614	3,916,150	501,190

Total Capitalization(2)	3,067,826	392,621	3,916,207	501,197

Notes:

(1)

The as adjusted information discussed above is illustrative only. Our total capitalization following the completion of this offering is subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 change in the assumed initial public offering price of US$7.50 per ADS in this offering, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would, in the case of an increase, increase and, in the case of a decrease, decrease total capitalization by US$14.9 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of February 28, 2022 was approximately US$382,972,599, or US$5.66 per ordinary share and US$2.27 per ADS as of the same date. Net tangible book value represents the amount of our total tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds that we will receive from this offering, from the assumed initial public offering price of US$7.50 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in such net tangible book value after February 28, 2022, other than to give effect to our issuance and sale of 16,000,000 ADSs in this offering at an assumed initial public offering price of US$7.50 per ADS, the midpoint of the estimated public offering price range, after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase additional ADSs), our as adjusted net tangible book value as of February 28, 2022 would have been US$491,548,688, or US$6.64 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$2.66 per ADS. This represents an immediate increase in net tangible book value of US$0.98 per ordinary share, or US$0.39 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$12.11 per ordinary share, or US$4.84 per ADS, to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	18.75	US$	7.50
Net tangible book value as of February 28, 2022	US$	5.66	US$	2.27
As adjusted net tangible book value	US$	6.64	US$	2.66
Amount of dilution in net tangible book value to new investors in the offering	US$	12.11	US$	4.84

A US$1.00 change in the assumed initial public offering price of US$7.50 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value after giving effect to this offering by US$14.9 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.20 per ordinary share and US$0.08 per ADS and the dilution in as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$2.30 per ordinary share and US$0.92 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of the prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a as adjusted basis as of February 28, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADS or ordinary shares) purchased from us, the total consideration paid, and the average price per ordinary share and per ADS paid before deducting underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option granted to the underwriters to purchase additional ADSs.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	67,618,142	91.4%	US$	326,718,557	73.1%	US$	4.83	US$	1.93
New investors	6,400,000	8.6%	US$	120,000,000	26.9%	US$	18.75	US$	7.50

Total	74,018,142	100.0%	US$	446,718,557	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of Hong Kong, and all or a substantial portion of their assets are located outside the United States. None of them are residents or nationals in Mainland China. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, to bring an original action in a court in the Cayman Islands or Hong Kong to enforce liabilities against our directors and executive officers based on U.S. federal securities laws, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Travers Thorp Alberga, our counsel as to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Travers Thorp Alberga has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a competent foreign court with jurisdiction to give the judgment, (ii) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (iii) is final and conclusive, (iv) is not in respect of taxes, a fine, or a penalty; (v) has not been obtained by fraud; and (vi) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

Clifford Chance Pte. Ltd., our counsel with respect to Singapore law, has advised us that judgments of the United States courts, or US Judgments, are not directly recognizable or enforceable in Singapore. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Singapore and the United States. Therefore, to enforce a US Judgment in Singapore, the judgment creditor would have to commence fresh proceedings at common law. If it satisfies the Singapore law requirements, the US Judgment creates a fresh obligation to pay the judgment debt, different from that being adjudicated before the US courts. As a matter of practice, the judgment creditor would commence a common law action for debt and, typically, apply for summary judgment on the basis of the US Judgment. The Singapore court’s in personam jurisdiction over the judgment debtor must be established in accordance with Singapore’s rules for establishing jurisdiction (including personal service, submission to jurisdiction and, given the right circumstances, service out of jurisdiction). To be enforceable at common law, a US Judgment must be (a) from a court of law of competent and international jurisdiction over the judgment debtor (based on Singapore’s conflict of laws principles) (b) final and conclusive on the merits and (c) for a fixed or ascertainable sum of money. In addition, the US Judgment must not have been (i) procured by fraud (ii) obtained in breach of natural justice (iii) inconsistent with a prior local judgment to give effect to the US Judgment. Further, the enforcement of the US Judgment must (I) not be contrary to Singapore’s public policy and (II) not be tantamount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

Hong Kong

Justin Chow & Co. Solicitors LLP, our counsel with respect to Hong Kong law, has advised us that judgment of United States courts against us or against our directors or executive officers residing in Hong Kong, including those based on the civil liability provisions of the U.S. federal securities laws, will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

CORPORATE HISTORY AND STRUCTURE

Corporate History

In January 2003, AMTD Group Company Limited (formerly known as Allday Enterprises Limited), our Controlling Shareholder, was founded by CK Hutchison Holdings Limited (SEHK: 0001) and Commonwealth Bank of Australia under the laws of the British Virgin Islands to provide financial services. Our Controlling Shareholder commenced our current insurance solutions business in October 2004. Our Controlling Shareholder commenced our current digital investments business in July 2016 and SpiderNet ecosystem solutions business in December 2017.

On September 12, 2019, AMTD Digital Inc. was incorporated under the laws of the Cayman Islands initially as a wholly-owned subsidiary of our Controlling Shareholder and, following the completion of a restructuring in December 2019, became a holding company of our digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digitals investments businesses. For further details, see “—Restructuring.” We commenced our digital media, content, and marketing business in May 2020.

On February 23, 2022, AMTD IDEA Group, a leading Hong Kong-headquartered comprehensive financial institution dual-listed on both the NYSE and SGX-ST (NYSE: AMTD; SGX: HKB) controlled by our Controlling Shareholder, acquired a majority stake in us. As of the date of this prospectus, AMTD IDEA Group owns 97.1% of our issued and outstanding shares, and 99.9% of our total voting power.

After this offering, we will become a public company while we will continue to receive support from our Controlling Shareholder for a specified period of time. We will enter into a series of agreements with our Controlling Shareholder, including a master transaction agreement, a transitional services agreement, and a non-competition agreement, to govern the arrangements between us with clearly defined terms and conditions. We do not foresee any direct conflicts of interest with our Controlling Shareholder given our unique nature of business which is not similar to and does not compete with other businesses conducted by our Controlling Shareholder. For other potential conflicts of interest, see “Risk Factors—Risks Relating to Our Relationship with the Controlling Shareholder.”

Under our dual-class stock structure, our shares are divided into Class A and Class B ordinary shares. Except for voting rights (each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings while each Class B ordinary share shall entitle the holder thereof to twenty votes on all matters subject to vote at general meetings) and conversion rights (each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances), Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges, and restrictions. Although Class B ordinary shares have super voting power, any rights attached to Class A ordinary shares can only be materially and adversely varied with the consent in writing of the holders of all Class A ordinary shares. Therefore, notwithstanding the fact that our Controlling Shareholder and certain other affiliates beneficially own all of our Class B ordinary shares and have the ability to control the outcome of matters put to a shareholder vote on general meetings, they do not have the right to conclude on proposals that will materially and adversely affect the rights of Class A ordinary shares in any way without affecting the rights of Class B ordinary shares in the same way unless with the approval of the holders of all Class A ordinary shares.

Restructuring

In 2019, we carried out a restructuring in relation to our digital financial services, SpiderNet ecosystem solutions, and digitals investments businesses from our Controlling Shareholder.

With respect to our digital financial services business, our Controlling Shareholder transferred AMTD Risk Solutions Limited, or AMTD RS, and AMTD RSG to AMTD Digital Financial Holdings Limited on December 31, 2019. Prior to the transfers, both AMTD RS and AMTD RSG were subsidiaries of our Controlling Shareholder.

With respect to our SpiderNet ecosystem solutions business, our Controlling Shareholder transferred AMTD Digital Media Limited (formerly known as AMTD Strategic Capital Limited), or AMTD DM, to AMTD Digital Media Holdings Limited on December 31, 2019. Prior to the transfer, AMTD DM was a subsidiary of our Controlling Shareholder.

With respect to our digital investments business, our Controlling Shareholder transferred AMTD Direct Investment I Limited, or AMTD DI I, AMTD Direct Investment III Limited, or AMTD DI III, AMTD Biomedical Investment Limited, or AMTD BI, AMTD Investment Solutions Limited, or AMTD IS, and AMTD Principal Investment Solutions Group Limited, AMTD PISG, to AMTD Digital Investments Holdings Limited on December 31, 2019. Prior to the transfers, AMTD DI I, AMTD DI III, AMTD BI, AMTD IS and AMTD PISG were subsidiaries of our Controlling Shareholder.

Our Choice of Singapore as the Location for Our Strategic Hub

We believe that Singapore’s pro-business, smart-city-centric, and cost-competitive environment, excellent infrastructure, and highly skilled and cosmopolitan labor force make it the ideal home for our strategic hub to expand into the ASEAN region.

Together with our Controlling Shareholder and its affiliate companies, we have made multiple strategic layouts and initiatives in Singapore over the past few years.

•	Our company led a consortium to apply for a digital wholesale banking license in Singapore. The other consortium members include Xiaomi, SP Group, and Funding Societies;

•

AMTD IDEA Group has entered into a long-term strategic partnership with SGX-ST to promote the development of Singapore’s capital markets and strengthen connectivity between Singapore, ASEAN, the Greater Bay Area, the rest of China, and the Middle East;

•

AMTD Group and AMTD Charity Foundation established the AMTD ASEAN-Solidarity Fund together with AFIN in April 2020, with an initially available capital of S$50 million to support and anchor FinTech startups during the challenging times of the pandemic;

•

AMTD Group and AMTD Charity Foundation established a S$6 million MAS-SFA-AMTD FinTech Solidarity Grant scheme together with the MAS and Singapore FinTech Association in May 2020 to support Singapore-based FinTech companies amid the challenging business climate caused by the COVID-19 pandemic;

•

AMTD Group and AMTD Charity Foundation is the first corporate founding member of AFIN, a non-profit entity formed by the MAS, International Finance Corporation, a member of the World Bank Group, and the ASEAN Bankers Association;

•	AMTD Group and Singapore FinTech Association jointly established the AMTD-SFA Global FinTech Fellowship Program;

•

AMTD Charity Foundation, Singapore Management University, the Institute of Systems Science at the National University of Singapore, and Xiaomi Finance jointly established a AMTD-Xiaomi-SMU-ISS Digital Finance Leadership Program, or AXSI Program;

•

We entered into a strategic collaboration agreement with Global FinTech Institute, or GFI, in September 2020 to provide Chartered FinTech Professional (CFtP) candidates and CFtP qualification holders with opportunities for mentorship and internship in FinTech firms across the world. We grant “AMTD-GFI Scholarship” to selected students to complete the CFtP qualification with internship in the AMTD SpiderNet ecosystem;

•	AMTD Group is the founding member and has been a strategic partner of the Singapore FinTech Festival for the past five consecutive years;

•	We have acquired the controlling stake in PolicyPal Pte. Ltd., Singapore’s InsurTech pioneer and the first graduate of MAS’s FinTech Sandbox;

•

We expect to acquire a controlling stake in CapBridge Financial Pte. Ltd., the holding company of a leading online private markets integrated capital raising and secondary liquidity platform based in Singapore for global growth companies and funds. Completion of the transaction is subject to negotiation of terms of the transaction, as well as MAS approval;

•	AMTD Assets Alpha Group, or AMTD Assets, acquired Oakwood Premier AMTD Singapore, a centrally located hotel and serviced apartment;

•

We entered into a long-term strategic partnership with Singapore FinTech Association to support and anchor Singapore’s FinTech community, maintaining Singapore’s leadership as one of the most energetic, sustainable FinTech ecosystems promoting innovation and entrepreneurship, and contributing to Singapore’s vision as a smart nation; and

•	AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd., incorporated Applaud Digital Solutions Pte. Ltd. to apply for a direct insurer (composite) license in Singapore.

Corporate Structure

The following diagram illustrates AMTD Digital Inc. and its subsidiaries and shareholders in our corporate structure as of the date of this prospectus.

Notes:

(1)

AMTD Group Company Limited beneficially owns 50.6% of the issued and outstanding shares of AMTD IDEA Group by directly holding 39.5% and, through its subsidiaries including AMTD Assets Alpha Group and AMTD Education Group, indirectly holding 11.1%, of the issued and outstanding shares of AMTD IDEA Group.

(2)

As of the date of this prospectus, AMTD Digital Holdings Pte. Ltd. holds 100% issued share capital of Singa Digital Pte. Ltd. Subject to certain regulatory approval, the execution of shareholders’ agreement and capital injection by all consortium partners, AMTD Digital Holdings Pte. Ltd.’s shareholding will become 35.2%.

The following diagram illustrates AMTD Digital Inc. and its subsidiaries and shareholders in our corporate structure immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Notes:

(1)

AMTD Group Company Limited beneficially owns 50.6% of the issued and outstanding shares of AMTD IDEA Group by directly holding 39.5% and, through its subsidiaries including AMTD Assets Alpha Group and AMTD Education Group, indirectly holding 11.1%, of the issued and outstanding shares of AMTD IDEA Group.

(2)

As of the date of this prospectus, AMTD Digital Holdings Pte. Ltd. holds 100% issued share capital of Singa Digital Pte. Ltd. Subject to certain regulatory approval, the execution of shareholders’ agreement and capital injection by all consortium partners, AMTD Digital Holdings Pte. Ltd.’s shareholding will become 35.2%.

Our Subsidiaries

AMTD Digital Solutions Power Pte. Ltd.

AMTD Digital Solutions Power Pte. Ltd. was incorporated under the laws of Singapore in June 2020 as a wholly-owned subsidiary of AMTD Digital Inc. with business exposure and operations in Singapore and Hong Kong.

Digital Financial Services

AMTD Digital Financial Holdings Limited was incorporated under the laws of the British Virgin Islands in October 2019 under the name of AMTD DOP Limited, as a holding company for our digital financial services business. We changed its name to AMTD Digital Financial Holdings Limited in December 2019.

We conduct our insurance solutions business through AMTD RS and AMTD RSG, which were transferred to AMTD Digital Financial Holdings Limited following the completion of our restructuring. AMTD RSG was incorporated under the laws of Hong Kong in August 2004 under the name of AMTD Risk Management Limited to carry out our insurance solutions business. We changed its name to AMTD Risk Solutions Group Limited in October 2016. AMTD RS was incorporated under the laws of the British Virgin Islands in July 2016 to hold AMTD RSG. AMTD RSG is a licensed insurance broker company regulated by the Hong Kong Insurance Authority.

Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which we expect AMTD Digital Holdings Pte. Ltd. to be the largest shareholder. The consortium has submitted an application for a digital banking license in Singapore. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital wholesale banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue the digital banking license opportunity.

We entered into a share purchase agreement in June 2020 to acquire 51% of the equity interest in PolicyPal Pte. Ltd., the holding company of PolicyPal’s business, for a consideration of US$3 million in cash and 702,765 of our Class A ordinary shares. We completed the acquisition through PolicyPal Group Limited in August 2020.

Also in June 2020, we entered into a binding term sheet pursuant to which we expect to acquire 55% of CapBridge Financial Pte. Ltd.’s equity interest. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases of investment, subject to the negotiation of final terms and conditions as well as regulatory approvals.

AMTD Digital Solutions Pte. Ltd. was incorporated under the laws of Singapore in April 2020 as our operating entity. In July 2020, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd., incorporated Applaud Digital Solutions Pte. Ltd.

AMTD Digital Holdings Pte. Ltd., a subsidiary of AMTD (Singapore) Group Holdings Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish Singa Digital Pte. Ltd., the entity expected to operate Singa Bank.

SpiderNet Ecosystem Solutions

AMTD Digital Connectors Holdings Limited was incorporated under the laws of the British Virgin Islands in October 2019 under the name of AMTD DC Limited for our SpiderNet ecosystem solutions business. We changed its name to AMTD Digital Connectors Holdings Limited in December 2019.

Digital Media, Content, and Marketing

AMTD Digital Media Holdings Limited was incorporated under the laws of the British Virgin Islands in October 2019 under the name of AMTD MA Limited, as a holding company for our digital media, content, and marketing business. We changed its name to AMTD Digital Media Holdings Limited in December 2019.

We conduct our operations of this business through AMTD Digital Media Holdings Limited and AMTD DM, which was transferred to AMTD Digital Inc. as a subsidiary of AMTD Digital Media Holdings Limited following the completion of our restructuring. AMTD DM was incorporated under the laws of Hong Kong in August 2004 under the name of AMTD Direct Limited, which was subsequently changed to AMTD Strategic Capital Limited in September 2007 and again to AMTD Digital Media Limited in March 2020. AMTD Digital Media Solutions Pte. Ltd. was incorporated under the laws of Singapore in August 2020 to provide digital media, content, and marketing services in Singapore. In January 2021, AMTD Digital Solutions Power Pte. Ltd. transferred AMTD Digital Media Solutions Pte. Ltd. to AMTD Digital Media Holdings Limited.

Digital Investments

AMTD IS was incorporated under the laws of the British Virgin Islands in July 2016 to hold certain investments. Also in July 2016, AMTD PISG was incorporated under the laws of the British Virgin Islands as a subsidiary of AMTD IS to hold certain investments.

AMTD BI, AMTD DI I, and AMTD Direct Investment III Limited were incorporated under the laws of the British Virgin Islands in July 2017, August 2018, and October 2018, respectively, each to hold certain investments. AMTD BI was incorporated under the name of AMTD Consulting Limited, which was subsequently changed to AMTD Biomedical Investment Limited in May 2018.

AMTD Singapore Solidarity Fund Pte. Ltd. and its subsidiaries, collectively, the Fund, were incorporated under the laws of Singapore in April 2020. The Fund was set up for the purpose of providing financial support to FinTech companies through a grant scheme administered by the Singapore FinTech Association and a long-term support scheme in the form of capital investments. The Fund was transferred from our Controlling Shareholder and AMTD Foundation Limited, or AMTD Charity Foundation, a charitable organization founded by our founder, Calvin Choi, to AMTD Digital Solutions Power Pte. Ltd. in June 2020 and became wholly-owned subsidiaries of AMTD Digital Solutions Power Pte. Ltd. In January 2021, AMTD Digital Solutions Power Limited transferred AMTD Singapore Solidarity Fund Pte. Ltd. and its subsidiaries to AMTD Digital Investments Solutions Holdings Limited.

AMTD Digital Investment Holdings Limited was incorporated under the laws of the British Virgin Islands in October 2019 to hold AMTD IS, AMTD PISG, AMTD BI, and AMTD DI I.

Name Change History and Licenses

The following table sets forth the name change history and licenses held by our company and subsidiaries (the proposed transaction with CapBridge is subject to negotiation of terms of the transactions, MAS approval, and satisfaction of our closing conditions).

Entity Name	Name Change History	Licenses
AMTD Digital Inc. (incorporated in the Cayman Islands)	AMTD Digital Inc. (incorporated on September 12, 2019)	—

AMTD Digital Solutions Power Pte. Ltd. (incorporated in Singapore)	AMTD Digital Solutions Power Pte. Ltd. (incorporated on June 5, 2020)	—

AMTD Digital Connectors Holdings Limited (incorporated in the British Virgin Islands)	• AMTD DC Limited (incorporated on October 22, 2019)	—

Entity Name	Name Change History	Licenses

• AMTD Digital Connectors Holdings Limited (renamed on December 18, 2019)

AMTD Digital Financial Holdings Limited (incorporated in the British Virgin Islands)	• AMTD DOP Limited (incorporated on October 22, 2019)	—

• AMTD Digital Financial Holdings Limited (renamed on December 18, 2019)

AMTD Digital Investments Holdings Limited (incorporated in the British Virgin Islands)	• AMTD DVI Limited (incorporated on October 22, 2019)	—

• AMTD Digital Investments Holdings Limited (renamed on December 18, 2019)

AMTD Digital Media Holdings Limited (incorporated in the British Virgin Islands)	• AMTD MA Limited (incorporated on October 22, 2019)	—

• AMTD Digital Media Holdings Limited (renamed on December 18, 2019)

AMTD Digital Solutions Pte. Ltd. (incorporated in Singapore)	AMTD Digital Solutions Pte. Ltd. (incorporated on April 2, 2020)	—

AMTD Digital Media Limited (incorporated in Hong Kong)	• AMTD Direct Limited (incorporated on August 13, 2004)	—

• AMTD Strategic Capital Limited (renamed on September 5, 2007)

• AMTD Digital Media Limited (renamed on March 25, 2020)

AMTD Risk Solutions Limited (incorporated in the British Virgin Islands)	AMTD Risk Solutions Limited (incorporated on July 26, 2016)	—

AMTD Risk Solutions Group Limited (incorporated in Hong Kong)	• AMTD Risk Management Limited (incorporated on August 13, 2004)	• Membership of The Hong Kong Confederation of Insurance Brokers (obtained on October 19, 2004)

	• AMTD Risk Solutions Group Limited (renamed on October 25, 2016)	• Mandatory Provident Fund Principal Intermediary (registered on September 23, 2016)

Entity Name	Name Change History	Licenses

• Insurance Broker Company with Hong Kong Insurance Authority (obtained on September 23, 2019)

AMTD Direct Investment I Limited (incorporated in the British Virgin Islands)	AMTD Direct Investment I Limited (incorporated on August 29, 2018)	—

AMTD Direct Investment III Limited (incorporated in the British Virgin Islands)	AMTD Direct Investment III Limited (incorporated on August 29, 2018)	—

AMTD Investment Solutions Limited (incorporated in the British Virgin Islands)	AMTD Investment Solutions Limited (incorporated on July 21, 2016)	—

AMTD Principal Investment Solutions Group Limited (incorporated in the British Virgin Islands)	AMTD Principal Investment Solutions Group Limited (incorporated on July 27, 2016)	—

AMTD Biomedical Investment Limited (incorporated in the British Virgin Islands)	• AMTD Consulting Limited (incorporated on July 28, 2017)	—

• AMTD Biomedical Investment Limited (renamed on May 7, 2018)

PolicyPal Group Limited (incorporated in the British Virgin Islands)	PolicyPal Group Limited (incorporated on August 10, 2020)	—

PolicyPal Pte. Ltd. (incorporated in Singapore)	PolicyPal Pte. Ltd. (incorporated on April 22, 2016)	—

BaoXianBaoBao Pte. Ltd. (incorporated in Singapore)	• BaoXianBaoBao Pte. Ltd. (incorporated on August 25, 2017)	• Exempt Financial Adviser under Financial Advisers Act

	• PolicyPal Singapore Pte. Ltd. (renamed on September 17, 2017)	• Registered Insurance Broker under Insurance Act

• BaoXianBaoBao Pte. Ltd. (renamed on March 4, 2021)

PolicyPal Tech Pte. Ltd. (incorporated in Singapore)	PolicyPal Tech Pte. Ltd. (incorporated on May 10, 2018)	—

AMTD Singapore Solidarity Fund Pte. Ltd. (incorporated in Singapore)	• AMTD Singapore Fintech Relief Fund Pte. Ltd. (incorporated on April 1, 2020) • AMTD Singapore Solidarity Fund Pte. Ltd. (renamed on July 9, 2020)	—

Entity Name	Name Change History	Licenses

AMTD Solidarity Fund 1 Pte. Ltd. (incorporated in Singapore)	• AMTD Relief Fund 1 Pte. Ltd. (incorporated on April 1, 2020) • AMTD Solidarity Fund 1 Pte. Ltd. (renamed on July 8, 2020)	—

AMTD Solidarity Fund 2 Pte. Ltd. (incorporated in Singapore)	• AMTD Relief Fund 2 Pte. Ltd. (incorporated on April 1, 2020) • AMTD Solidarity Fund 2 Pte. Ltd. (renamed on July 8, 2020)	—

AMTD Solidarity Fund 3 Pte. Ltd. (incorporated in Singapore)	• AMTD Relief Fund 3 Pte. Ltd. (incorporated on April 1, 2020) • AMTD Solidarity Fund 3 Pte. Ltd. (renamed on July 8, 2020)	—

AMTD Solidarity Fund 4 Pte. Ltd. (incorporated in Singapore)	• AMTD Relief Fund 4 Pte. Ltd. (incorporated on April 1, 2020) • AMTD Solidarity Fund 4 Pte. Ltd. (renamed on July 8, 2020)	—

AMTD Solidarity Fund 5 Pte. Ltd. (incorporated in Singapore)	• AMTD Relief Fund 5 Pte. Ltd. (incorporated on April 1, 2020) • AMTD Solidarity Fund 5 Pte. Ltd. (renamed on July 8, 2020)	—

AMTD (Singapore) Group Holdings Ltd (incorporated in the British Virgin Islands)	• AMTD Platform Solutions Group Limited (incorporated on June 20, 2017) • AMTD (Singapore) Group Holdings Ltd (renamed on April 7, 2020)	—

AMTD Digital Holdings Pte. Ltd. (incorporated in Singapore)	AMTD Digital Holdings Pte. Ltd. (incorporated on December 31, 2019)	—

Singa Digital Pte. Ltd. (incorporated in Singapore)	Singa Digital Pte. Ltd. (incorporated on January 3, 2020)	—

AMTD Digital Media Solutions Pte. Ltd. (incorporated in Singapore)	AMTD Digital Media Solutions Pte. Ltd. (incorporated on August 10, 2020)	—

Entity Name	Name Change History	Licenses

Applaud Digital Solutions Pte. Ltd. (incorporated in Singapore)	Applaud Digital Solutions Pte. Ltd. (incorporated on July 13, 2020)	—

Our Relationship with the Controlling Shareholder and Other Group Companies

We are the core of the AMTD SpiderNet, and hence, we have created a shareholding structure where the interest of all AMTD Group companies’ interests are aligned with ours, ensuring seamless cooperation between the group companies and that maximum synergies will be achieved. As of the date of this prospectus, AMTD Digital Inc. is effectively 97.1%-owned by our Controlling Shareholder and its subsidiaries in aggregate.

Treasury functions are conducted centrally under our Controlling Shareholder and intra-group treasury fund transfers are carried out among the entities within AMTD Group. The treasury function manages available funds at our Controlling Shareholder level and allocates the funds to various entities within AMTD Group for their operations.

Historically, our Controlling Shareholder has provided us with business premises, financial, accounting, administrative, legal, and human resources services, as well as the services of a number of its executive officers and other employees, the costs of which were allocated to us based on actual usage or proportion of revenue and infrastructure usage attributable to our business, among other things. We have begun to invest in our own financial, accounting, and legal functions separate from those of our Controlling Shareholder, and we will further establish other support systems of our own or contract with third parties to provide them to us after we become a stand-alone public company. We entered into a series of agreements with our Controlling Shareholder with respect to our ongoing relationship in May 2021. These agreements include a master transaction agreement, a transitional services agreement, and a non-competition agreement. The following are summaries of these agreements.

Master Transaction Agreement

Pursuant to the master transaction agreement, we are responsible for all financial liabilities associated with the current and historical digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments businesses and operations that have been conducted by or transferred to us, and our Controlling Shareholder is responsible for financial liabilities associated with all of our Controlling Shareholder’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and our Controlling Shareholder indemnify each other with respect to breaches of the master transaction agreement or any related inter-company agreement.

In addition, we agree to indemnify our Controlling Shareholder, its subsidiaries and each of their directors, officers and employees against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that our Controlling Shareholder provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. Our Controlling Shareholder will indemnify us including each of our subsidiaries, director, officers and employees against liabilities arising from misstatements or omissions with respect to information that our Controlling Shareholder provided to us specifically for inclusion in this prospectus, the registration statement of which this prospectus forms a part, or our annual reports or other SEC filings following the completion of this offering.

The master transaction agreement also contains a general release, under which the parties will release each other, including each party’s subsidiaries, directors, officers and employees from any liabilities arising from events occurring on or before the initial filing date of the registration statement of which this prospectus forms a part, including in connection with the activities to implement this offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement, the transitional services agreement, and the non-competition agreement.

The master transaction agreement sets forth the investment opportunity referral procedures, pursuant to which our Controlling Shareholder agrees to first present investment opportunities related to digital financial services or digital financial licenses, or investment opportunities in new technology or new media companies to us for consideration within a specified period and to refrain from pursuing these investment opportunities. Our Controlling Shareholder agrees to pursue these investment opportunities for itself only after we decline to pursue these investment opportunities or upon expiration of the specified period should we fail to respond, with the exception of subsequent investments by our Controlling Shareholder in its existing investee companies. When determining whether or not to pursue an investment opportunity, members of our investment committee that have overlapping duties as directors or officers in our Controlling Shareholder will abstain from participating in the investment decision-making and approval process.

Furthermore, under the master transaction agreement, we agree to use our reasonable best efforts to select the same independent certified public accounting firm, or auditor, used by our Controlling Shareholder and provide to our Controlling Shareholder as much prior notice as reasonably practical of any change in our auditor until the first fiscal year end occurring after our Controlling Shareholder together with its subsidiaries no longer owns in aggregate at least 20% of the voting power of our then outstanding securities.

Pursuant to the master transaction agreement, we are licensed by our Controlling Shareholder to use any and all of its intellectual properties for free.

The master transaction agreement will automatically terminate the first date upon which our Controlling Shareholder together with its subsidiaries ceases to own in aggregate at least 20% of the voting power of our then outstanding securities. This agreement can be terminated early or extended by mutual written consent of the parties. The termination of this agreement will not affect the validity and effectiveness of the transitional services agreement and the non-competition agreement.

Transitional Services Agreement

Under the transitional services agreement, our Controlling Shareholder agrees that, during the service period, as described below, our Controlling Shareholder will provide us with various corporate support services, including but not limited to:

•	administrative support;

•	marketing and branding support;

•	technology support; and

•	provision of office space and facilities.

Our Controlling Shareholder may also provide us with additional services that we and our Controlling Shareholder may identify from time to time in the future.

The price to be paid for the services provided under the transitional service agreement is determined according to the terms of the agreement. The transitional service agreement provides that the performance of a service according to the agreement will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lower of the price paid for the particular service or the cost of the service’s recipient performing the service itself or hiring a third party to perform the service. Under the transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient’s material breach of a third-party agreement, except where the claim is directly caused by the service provider’s gross negligence or willful misconduct.

The service period under the transitional services agreement commences on the date this registration statement is filed publicly with the SEC and will end on the expiration of 18 months thereafter. We may terminate the transitional services agreement with respect to either all or part of the services by giving 30-day prior written notice to our Controlling Shareholder and paying a termination fee equal to the direct costs incurred by our Controlling Shareholder in connection with its provision of services at the time of the early termination. Our Controlling Shareholder may terminate this agreement with respect to either all or part of the services by giving us a 30-day prior written notice if our Controlling Shareholder together with its subsidiaries ceases to own in aggregate at least 20% of the voting power of our then outstanding securities or ceases to be the largest beneficial owner of our then outstanding voting securities, without considering holdings of institutional investors that have acquired our securities in the ordinary course of their business and not with the purpose or the effect of changing or influencing control of our company.

Non-competition Agreement

Our non-competition agreement with our Controlling Shareholder provides for a non-competition period beginning upon the completion of this offering and ending on the later of (1) two years after the first date when our Controlling Shareholder together with its subsidiaries ceases to own in aggregate at least 20% of the voting power of our then outstanding securities and (2) the fifth anniversary of the completion of this offering. This agreement can be terminated early by mutual written consent of the parties.

Our Controlling Shareholder has agreed not to compete with us during the non-competition period in our digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, except for owning non-controlling equity interest in any company competing with us. We have agreed not to compete with our Controlling Shareholder during the non-competition period in the businesses currently conducted by our Controlling Shareholder, except for owning non-controlling equity interest in any company competing with our Controlling Shareholder.

The non-competition agreement also provides for a mutual non-solicitation obligation that neither we nor our Controlling Shareholder may, during the non-competition period, hire, or solicit for hire, any active employees of, or individuals providing consulting services to the other party, or any former employees of, or individuals providing consulting services to the other party within six months of the termination of their employment or consulting services, without the other party’s consent, except for solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in a hiring within the non-competition period.

Contractual Arrangements with respect to Airstar Bank

In October 2020, we entered into an agreement with our Controlling Shareholder, pursuant to which we agree to provide SpiderNet ecosystem solutions services to support the management of its 10% investee company, Airstar Bank, for a fixed annual service fee of HK$12.8 million. In addition to the fixed annual service fee, we are entitled to receive 15% of all distributions, in any form, received by our Controlling Shareholder from Airstar Bank, including but not limited to cash or share dividends, regardless of whether on a regular or one-off basis. We are also entitled to receive 15% of any profit generated by our Controlling Shareholder from the disposal of any shares of Airstar Bank. However, we are not liable for any loss arising from the disposal of any shares of Airstar Bank by our Controlling Shareholder. This agreement with our Controlling Shareholder will remain effective until terminated by mutual agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements and Industry Data.” Our consolidated financial statements have been prepared in accordance with IFRS.

Overview

As the fusion reactor at the core of the AMTD SpiderNet ecosystem, we are one of the most comprehensive digital solutions platforms in Asia with businesses spanning multiple verticals, including digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments.

Our one-stop digital solutions platform operates four main business lines:

•

Digital Financial Services. Primarily through our controlled entities, investees, and business partners, we provide one-stop, cross-market and intelligent digital financial services for retail and corporate clients in Asia. We possess some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

•

AMTD Risk Solutions—the largest Hong Kong-based corporate insurance solution provider in terms of revenue of corporate insurance business in Hong Kong, according to the CIC Report. AMTD RSG, our wholly-owned subsidiary, was a member of the Hong Kong Confederation of Insurance Brokers since October 2004 and was granted an insurance brokerage license issued by the Hong Kong Insurance Authority in September 2019, pursuant to the newly established statutory regime for regulation of insurance intermediaries which took over regulation of insurance agents and brokers from the self-regulatory bodies including Hong Kong Confederation of Insurance Brokers. See “Regulation—Hong Kong—Insurance Brokerage Regulatory Regime” for details on the new regulatory regime.

•

PolicyPal—a one-stop digital insurance technology platform for consumers and SME clients in Singapore in August 2020. We have acquired a controlling interest in PolicyPal Pte. Ltd. via our fusion-in program. BaoXianBaoBao Pte. Ltd., the wholly-owned subsidiary of PolicyPal Pte. Ltd., is a registered insurance broker with respect to direct insurance and an exempt financial advisor in relation to advising on and arranging of investment products that are life policies in Singapore, other than for reinsurance. BaoXianBaoBao Pte. Ltd. is the first company to graduate from the MAS’s FinTech regulatory sandbox.

In addition, we have entered into agreements to acquire or apply for some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

•

Singa Bank—a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients. Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. The consortium has submitted an application for the Singapore digital banking wholesale license on December 31, 2019. We intended to pursue digital banking opportunities in Singapore through Singa Bank and in other parts of Asia through cooperation, the launch of which would be subject to obtaining a digital wholesale banking license from the MAS or other regulators in the respective regions. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. It is uncertain whether and when the MAS will open a new round to accept new applications, and there is no assurance we will be able to obtain such license in the new round of application process, if any. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

•

Applaud—Applaud Digital Solutions Pte. Ltd., or Applaud, was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS and is working on the provision of additional information based on the last conversation with the MAS, including identification of talents to form the core team if the license is granted, potential insurance companies to partner with including but not limited to a potential joint force on the application, and other updates on the business plan, if necessary. We cannot be certain whether or not the supplemental information to our application will necessarily bring us to the approval of a license and whether there will be additional questions or requirements to be imposed by the MAS. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

•

CapBridge—a leading online private markets integrated capital raising and secondary liquidity platform for global growth companies and funds based in Singapore. We entered into a binding term sheet in June 2020 to acquire a controlling interest in CapBridge Financial Pte. Ltd. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases: (i) an initial investment by AMTD IDEA Group in CapBridge Financial Pte. Ltd. for an equity interest of 2.98%, which has been completed as of the date of this prospectus, (ii) a follow-on investment by AMTD ASEAN Solidarity Fund under our company, and (iii) an additional round of investment to top up our overall ownership, subject to negotiation of the final terms and conditions and regulatory approvals (including MAS approval). Through CapBridge Financial Pte. Ltd.’s subsidiary, 1exchange, Singapore’s first MAS-regulated private markets securities exchange, CapBridge provides a holistic approach that enhances capital flow for growth companies and improve liquidity options for private investors. 1exchange is a recognized market operator in Singapore. CapBridge Pte. Ltd., another subsidiary of CapBridge Financial Pte. Ltd., holds a capital markets services license in respect of dealing in capital markets products that are securities and collective investment schemes, and is an exempt financial advisor in respect of advising on investment products and issuing or promulgating analyses/reports on investment products that are securities and collective investment schemes.

To further enrich our comprehensive suite of financial services, we intend to continue acquiring complementary capabilities and/or licenses, through acquiring and/or incubating FinTech companies.

•

SpiderNet Ecosystem Solutions. We serve as a super connector and digital accelerator for Asia-based entrepreneurs and corporates by connecting them to resources and technologies, and providing them with access to our unique AMTD SpiderNet ecosystem. Centered on our ecosystem-powered strategy, we empower entrepreneurs and corporates with capital, technologies, mentorship, connectivity, and other resources essential to accelerating and enhancing their business digital transformation and corporate development journeys.

Through a membership fee scheme, we provide our corporate clients with exclusive access to the AMTD SpiderNet ecosystem and its prestigious corporate members, prominent business executives and partners, creating strategic and synergistic opportunities. In addition, our digital solutions initiatives and programs in partnership with industry leaders and academic institutions serve to support industry professionals and foster next generation entrepreneurs in the region by equipping them with the latest trends and knowledge in the digital space. These entrepreneurs become permanent members of the AMTD alumni network. Our services help our ecosystem members to enhance connectivity, identify business synergies, and create valuable business propositions. We further deepen our relationship with corporate clients by facilitating synergies between their portfolio companies and other partners in the AMTD SpiderNet ecosystem and by connecting innovative minds and bright ideas to smart ideas.

We have entered into an agreement with our Controlling Shareholder to provide Airstar Bank with the support from our SpiderNet ecosystem solutions services, including resources, capital support, and expertise in the financial services industry to support its business development and support them to gradually build up their own ecosystem for an annual service fee. Airstar Bank, a virtual bank jointly-established by our Controlling Shareholder and Xiaomi, is a comprehensive digital banking platform providing services to retail and corporate clients in Hong Kong. Airstar Bank holds one of the only eight virtual banking licenses issued by the Hong Kong Monetary Authority and commenced operations in June 2020. Our Controlling Shareholder holds 10% of equity interest in Airstar Bank as a controller under the Banking Ordinance of Hong Kong and we do not have any equity interest in Airstar Bank.

•

Digital Media, Content, and Marketing. We commenced our digital media, content, and marketing business in May 2020. We create and promote digital solutions content by investing and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020. Through our offering of digital media and content, we are able to spearhead industry trends and create effective marketing for our clients and ecosystem partners through innovative content creation, digital marketing platforms and cutting-edge technology. For example, we are a seed round investor of Forkast.News, a digital media platform founded by former Bloomberg News anchor Angie Lau in April 2021. The platform provides readers stories and analysis on blockchain, cryptocurrency, and emerging technology in the Asia-Pacific region. We also strategically acquired DigFin, which is not a significant subsidiary of ours, in July 2021, a journalism brand and a content agency established by Jamie DiBiasio, an award-winning financial journalist and author, whose stories analyze business models in digital finance, FinTech, and digital assets. Together with our Controlling Shareholder, we have been the founding grand sponsor of Singapore FinTech Festival, the largest FinTech event in the world with over 60,000 attendees each year for five consecutive years since 2017, and the sole strategic partner of Hong Kong FinTech Week, Hong Kong’s annual FinTech event, for four years in a row since 2018. We have organized, hosted and participated in hundreds of sessions, including keynote speeches, panels, and fireside chats, to share our insights and exchange knowledge. Many of our clients, and ecosystem members and partners were able to access these global events through collaboration with us and thus presented valuable marketing opportunities for them. Recently, we have invested in movie productions via digital formats. “Shock Wave 2” (拆弹专家2), a movie invested by us and co-produced by Universe Entertainment and Alibaba Picture in 2020, has grossed over RMB1.3 billion of box office as of February 10, 2021. We also invested in “The White Storm 3” (扫毒3) and “Redemption” (咎赎). We intend to continue to invest and participate in more popular movie productions in order to maximize our reach to broader audiences for content sharing and marketing.

•

Digital Investments. We invest directly in various innovative technology companies to leverage, enhance and enrich the AMTD SpiderNet ecosystem by including them in our ecosystem. Throughout the track record period, our investment portfolio includes minority interest holdings in the following:

•	Appier—a leading artificial intelligence technology company, which provides AI-based solutions for precision marketing.

•	DayDayCook—a leading content-driven lifestyle brand for young food lovers in Asia with over 60 million cumulative users across its online platforms.

•	WeDoctor—one of China’s largest technology-enabled healthcare solutions platforms providing seamless online and offline healthcare services with a mix of general practitioners and specialists.

•

AMTD ASEAN Solidarity Fund and Solidarity Grant—We also established the AMTD ASEAN Solidarity Fund in partnership with AFIN in April 2020 with an initial capital of S$50 million to invest in innovative companies. AFIN is a non-profit entity formed by the MAS, International Finance Corporation, a member of the World Bank Group, and the ASEAN Bankers Association, with the objectives of supporting financial innovation and inclusion around the world. In addition to providing funding, the solidarity fund will offer the FinTech companies full access to the AMTD SpiderNet ecosystem, which opens opportunities for them to collaborate with each other across ASEAN countries, Hong Kong, and China. Through the solidarity fund, we have invested in five FinTech companies, representatives of which include Active.ai, a cloud-based conversational AI platform; CardUp, a credit card enablement platform; Funding Societies, a SME digital financing platform, and TranSwap, a cross-border payment platform. We expect to make further investments through the solidarity fund.

•

MAS-SFA-AMTD FinTech Solidarity Grant—MAS-SFA-AMTD FinTech Solidarity Grant was jointly established in May 2020 by the MAS, SFA, and AMTD Charity Foundation with an amount of S$6 million to support FinTech companies in generating new businesses and pursuing growth strategies. As of the date of this prospectus, approximately 190 FinTech companies have benefited from our MAS-SFA-AMTD FinTech Solidarity Grant, which have formed a solid enhancement to our AMTD SpiderNet ecosystem.

We generate revenue primarily from fees and commissions from our digital financial services business and SpiderNet ecosystem solutions business during the years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022. We have achieved tremendous growth since the launch of our SpiderNet ecosystem solutions business in December 2017 as a result of the continued expansion and monetization of AMTD SpiderNet ecosystem. Our revenue increased significantly from HK$14.6 million for the fiscal year ended April 30, 2019 to HK$167.5 million for the fiscal year ended April 30, 2020, and to HK$195.8 million (US$25.2 million) for the fiscal year ended April 30, 2021, and from HK$162.4 million for the ten months ended February 28, 2021 to HK$168.0 million (US$21.5 million) for the ten months ended February 28, 2022. Our net profit increased significantly from HK$21.5 million for the fiscal year ended April 30, 2019 to HK$158.3 million for the fiscal year ended April 30, 2020, and to HK$171.6 million (US$22.1 million) for the fiscal year ended April 30, 2021, and from HK$113.0 million for the ten months ended February 28, 2021 to HK$186.8 million (US$23.9 million) for the ten months ended February 28, 2022. We continue to deepen and monetize our relationship with clients by cross-selling solutions that fill their unique needs.

Key Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors that impact the digital financial services and SpiderNet ecosystem solutions industries in Asia, including, among others, our ability to provide digital financial services across different markets in Asia, our ability to adopt and monetize the increasing reliance and application on digital financial services arising from the post-COVID-19 paradigm shift, our ability to empower and extract value from the entrepreneurs joining our fusion-in program, overall economic environment in Asia, conditions and trends of financial and capital markets, the competitive environment, and government policies and initiatives affecting the digital financial services and SpiderNet ecosystem solutions industries. Unfavorable changes in any of these general factors could adversely affect demand for our services and materially and adversely affect our results of operations.

Rate of adoption of digital financial services in Asia

We operate digital financial services business in Singapore, Hong Kong, and in the future, other markets in Asia. With the addition of PolicyPal and the proposed transactions with CapBridge (currently subject to negotiation of terms of the transaction, as well as MAS approval), the planned launch of Singa Bank and Applaud (currently subject to MAS approval), and the further digitalization of our insurance business, we expect rapid increase in our revenue from digital financial services business in the future.

Consumers in Singapore, Hong Kong, and other markets in Asia are rapidly embracing digital banking, insurance, and other digital finance services. We anticipate that this shift will be further accelerated by the recent COVID-19 pandemic, which forced a large part of the Asian population to adopt digital means for work, education, and commerce and to conduct their financial transactions electronically as they were subjected to various social distancing measures and travel restrictions. Furthermore, globalization and digitalization have enabled greater movements of people, goods, and services across borders. There has been increasing trade among the economies of Hong Kong, the Greater Bay Area, and the ASEAN region, which will benefit financial institutions like us that can provide seamless, comprehensive digital financial solutions across borders.

The revenue that we generate from our digital financial services business will depend in a large part to the rate at which the Asian population embraces digital financial services. We anticipate rapid growth in our future digital financial services, contributing to the growing scale of our revenue. However, should the Asian markets not embrace digital financial services as rapidly as we anticipate, our future results of operation could be affected.

Our ability to expand into new markets and offer new products and services

Digital financial services business is a highly regulated industry, and digital financial licenses are generally regulated separately across different product types and different regions. In order to provide one-stop cross-regional digital financial services that meet the evolving needs of clients, it is important for us to obtain licenses from multiple regulatory regimes. We expanded our digital financial services operations in 2020 with the acquisition of PolicyPal, and plan to continue to expand through the proposed transactions with CapBridge (currently subject to negotiation of terms of the transaction, as well as MAS approval), and the proposed establishment of Singa Bank and Applaud (currently subject to MAS approval). In the future, we may consider to apply for banking licenses in other ASEAN countries such as Malaysia, Vietnam, and Indonesia, as regulations allow, and may also consider to obtain financial licenses in other areas, such as digital insurance, digital assets exchange, and digital payment. If we are unable to expand into new markets, our future results of operations could be affected.

At the same time, it is imperative for us to continue to offer new products and services in order to attract new customers and retain our existing customers. For example, for our digital financial services business, we plan to continue to offer new products and solutions, as well as digital interfaces for our clients. If we are unable to offer new products and services to attract and retain our clients, our future results of operation could be affected.

Our future capabilities to provide insightful information to support our clients’ strategic decisions

For our SpiderNet ecosystem solutions business, our future service quality and growth depend on our capabilities to provide insightful information to help our clients to actively identify opportunities within our AMTD SpiderNet ecosystem, efficiently deliver their strategic messages, facilitate their corporate communications, and gain intelligence on their industry and general capital markets trend. Our ecosystem and industry expertise allow us to effectively address our clients’ needs. Moreover, as our clientele continue to grow and as we deepen our insights into a greater number of industries, we will have access to more data and our ability to extract valuable information from unstructured data will be enhanced, resulting in a virtuous cycle. We have experienced strong growth in our SpiderNet ecosystem solutions business. Our SpiderNet ecosystem solutions income increased from HK$5.9 million for the fiscal year ended April 30, 2019 to HK$157.7 million for the fiscal year ended April 30, 2020, and to HK$184.1 million (US$23.7 million) for the fiscal year ended April 30, 2021, and from HK$152.0 million for the ten months ended February 28, 2021 to HK$157.4 million (US$20.1 million) for the ten months ended February 28, 2022.

Our ability to maximize synergies and unlock value through our fusion-in program

We are the core of the AMTD SpiderNet ecosystem, and our success is predicated on our ability to connect the various partners in the AMTD SpiderNet ecosystem, promote business cooperation among partners, empower them with digital financial services, and in turn, unlocking substantial value as each of the businesses within the system grows.

Our unique fusion-in program is our core strategy. By swapping equity interests with leading digital financial businesses, we align their business interests with ours. We further benefit from gaining access to new talents, capabilities, and technologies, while our business partners gain the ability to unlock their potential and accelerate their growth by joining the AMTD SpiderNet ecosystem. PolicyPal illustrates our integration of leading digital financial businesses through such a program, and we plan to integrate CapBridge after we complete the proposed transactions. We believe that these additions will create significant value for us, and we will continue to identify such promising partners for future integration.

Our ability to attract, retain, and motivate talents

It is essential for us to attract, retain, and motivate talent because our businesses are human capital intensive. We believe that it is necessary and customary to invest in talents, arguably our most important assets, with attractive compensation packages, as we compete to attract, retain, and motivate qualified employees. Key members of our management are also shareholders of our company, ensuring that interests and incentives are aligned with our performance. Our staff costs for the fiscal years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022 were HK$9.2 million, HK$15.2 million, HK$48.0 million (US$6.2 million), and HK$63.1 million (US$8.1 million), respectively, representing 63.0%, 9.1%, 24.5%, and 37.6% of our total revenue for the corresponding periods. Our staff costs have historically been comprised of cash-based and share-based compensation and benefits. Nevertheless, highly incentivized professionals and other talents could potentially enable us to achieve great business prospects and results of operations.

Key Components of Results of Operations

Revenue

Our revenue consists of (i) digital financial services business income, and (ii) SpiderNet ecosystem solutions business income.

We derive fee income primarily from two business lines: (i) digital financial services, which currently consists entirely of insurance brokerage income, where we charge fees and commissions from insurance purchasers, which are paid either directly to us or through insurance provider partners and (ii) SpiderNet ecosystem solutions, where we recognize our fee income over the period of contracts. SpiderNet ecosystem solutions business income currently represents the primary source of our fees and commissions income.

Changes in fair value on financial assets measured at FVTPL

We record changes in fair value on financial assets measured at FVTPL with respect to our digital investments and movie investments. For a discussion of fair value measurement of our financial assets, see “—

Significant Accounting Policies—Fair Value Measurement” and “—Significant Accounting Policies—Financial Instruments.” For a discussion of our investment portfolio, see “Business—Digital Investments—Investment Portfolio.”

Employee benefits expenses

Our employee benefits expenses mainly consist of staff salaries, bonus and director fee.

Premises and office expenses

Our premises and office expenses mainly consist of premises cost and office utilities and other miscellaneous office expenses.

Legal and professional fee

Our legal and professional fee mainly consist of audit services, professional liability insurance, and professional and legal expenses in connection with our restructuring.

Depreciation and amortization

Our depreciation and amortization mainly consists of amortization of intangible assets.

Advertising and promotion expenses

Our advertising and promotion expenses mainly consist of expenses to incurred to promote and enhance our branding.

Other expenses

Our other expenses mainly consist of traveling and business development expenses, donation, and other miscellaneous expenses.

Other income

Other income consists of bank interest income, and other non-recurring miscellaneous income.

Other gains and losses

Other gains and losses consist of (i) net exchange gain, (ii) recovery of accounts receivable written off, and (iii) change in fair value on derivative financial liabilities.

Taxation

The following summarizes our applicable tax rates in the Cayman Islands, Singapore, and Hong Kong.

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations outside of the Cayman Islands based upon profits, income, gains, or appreciation. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments. There are no reciprocal tax treaties between the Cayman Islands and Singapore.

Singapore

Our Singapore subsidiaries are subject to the Singapore corporate tax of 17%.

Hong Kong

Our Hong Kong subsidiaries are subject to a 8.25% Hong Kong profit tax on the first HK$2,000,000 of their taxable income generated from operations in Hong Kong. Any taxable income generated from operations in Hong Kong above HK$2,000,000 will be subject to a 16.5% Hong Kong profit tax. Under the Hong Kong tax law, our Hong Kong subsidiaries are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiaries to us are not subject to any Hong Kong withholding tax.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Fiscal Year Ended April 30,				For the Ten Months Ended February 28,
	2019	2020	2021		2021	2022
	(in thousands)
	HK$	HK$	HK$	US$	HK$	HK$	US$
Revenue	14,554	167,547	195,816	25,213	162,412	168,013	21,502
Employee benefits expense	(9,169)	(15,168)	(48,026)	(6,184)	(38,796)	(63,127)	(8,079)
Advertising and promotion expense	— *	— *	(2,547)	(328)	(2,509)	(3,766)	(482)
Premises and office expenses	(1,541)	(4,737)	(5,230)	(673)	(4,486)	(5,290)	(677)
Legal and professional fee	(2,650)	(1,952)	(6,850)	(882)	(5,832)	(11,473)	(1,468)
Depreciation and amortization	—	—	(4,896)	(630)	(3,805)	(5,449)	(697)
Other expenses	(672)	(1,649)	(3,323)	(428)	(3,186)	(1,318)	(169)
Changes in fair value on financial assets measured at FVTPL	19,319	43,592	70,291	9,051	28,978	126,642	16,208
Other income	252	—	1,323	170	1,288	1,270	163
Other gains and losses, net	2,058	(5,586)	(306)	(39)	(643)	1,521	194

Profit before tax	22,151	182,047	196,252	25,270	133,421	207,023	26,495
Income tax expense	(607)	(23,715)	(24,611)	(3,169)	(20,412)	(20,228)	(2,589)

Profit for the year/period	21,544	158,332	171,641	22,101	113,009	186,795	23,906

Item that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operation	—	—	828	107	1,209	(679)	(87)

Other comprehensive income (expense) for the year/period	—	—	828	107	1,209	(679)	(87)

Total comprehensive income for the year/period	21,544	158,332	172,469	22,208	114,218	186,116	23,819

Note:

*	The advertising and promotion expenses for the fiscal years ended April 30, 2019 and 2020 were insignificant and included in other expenses.

Segment Information

We report our results of operations in three reportable segments: digital financial services, SpiderNet ecosystem solutions, and corporate (including digital investments business and digital media, content, and marketing business), which correspond to our business lines. The following table sets forth certain financial information of our reportable segments for the periods presented.

	For the Fiscal Year Ended April 30,				For the Ten Months Ended February 28,
	2019	2020	2021		2021	2022
	(in thousands)
	HK$	HK$	HK$	US$	HK$	HK$	US$
Digital Financial Services
Segment revenue	8,671	9,869	11,721	1,509	10,372	10,088	1,291
Segment result	1,863	4,765	1,084	140	1,328	1,089	139
SpiderNet Ecosystem Solutions
Segment revenue	5,883	157,678	184,095	23,704	152,040	157,392	20,143
Segment result	1,945	140,134	144,276	18,577	119,499	116,502	14,910
Corporate (including digital investments business and digital media, content, and marketing business)
Segment revenue	—	—	—	—	—	533	68
Changes in fair value on financial assets measured at FVTPL	19,319	43,592	70,291	9,051	28,978	126,642	16,208
Segment result	19,062	43,291	70,800	9,116	29,043	125,549	16,068

Total segment result	22,870	188,190	216,160	27,833	149,870	243,140	31,117

Note:

(1)	Segment result represents segment revenue and changes in fair value on financial assets measured at FVTPLs less direct cost attributable to the applicable segment.

Ten Months Ended February 28, 2022 Compared to Ten Months Ended February 28, 2021

Digital financial services segment

The segment revenue of the digital financial services segment decreased from HK$10.4 million for the ten months ended February 28, 2021 to HK$10.1 million (US$1.3 million) for the ten months ended February 28, 2022. The segment profit decreased from HK$1.3 million for the ten months ended February 28, 2021 to HK$1.1 million (US$139 thousand) for the ten months ended February 28, 2022, primarily due to the increase in employee benefits expense incurred during the ten months ended February 28, 2022.

SpiderNet ecosystem solutions segment

The segment revenue of the SpiderNet ecosystem solutions segment increased from HK$152.0 million for the ten months ended February 28, 2021 to HK$157.4 million (US$20.1 million) for the ten months ended February 28, 2022 and the segment profit remained stable at HK$116.5 million (US$14.9 million) for the ten months ended February 28, 2022, primarily due to our expansion of the SpiderNet ecosystem solutions business and offset by the increase in employee benefits expense incurred during the ten months ended February 28, 2022.

Corporate

The segment profit of corporate segment, which mainly consisted of changes in fair value on financial assets measured at FVTPL from our investments in innovative companies, was HK$125.5 million (US$16.1 million)

for the ten months ended February 28, 2022, compared to HK$29.0 million for the ten months ended February 28, 2021, primarily due to the realized gain from the disposal of certain investments during the ten months ended February 28, 2022.

For reconciliation of segment revenue to consolidated revenue and reconciliation of segment results to consolidated profit before tax, see note 4 to our unaudited interim consolidated financial statements for the ten months ended February 28, 2021 and 2022 included elsewhere in this prospectus.

Ten Months Ended February 28, 2022 Compared to Ten Months Ended February 28, 2021

Revenue

Our revenue from contracts with customers increased from HK$162.4 million for the ten months ended February 28, 2021 to HK$168.0 million (US$21.5 million) for the ten months ended February 28, 2022, primarily due to the expansion of our SpiderNet ecosystem solutions business.

•

Digital financial services. Our commission income from the digital financial services segment decreased from HK$10.4 million for the ten months ended February 28, 2021 to HK$10.1 million (US$1.3 million) for the ten months ended February 28, 2022. The segment income remains stable during the ten months ended February 28, 2022.

•

SpiderNet ecosystem solutions. Our fee income from the SpiderNet ecosystem solutions segment increased from HK$152.0 million for the ten months ended February 28, 2021 to HK$157.4 million (US$20.1 million) for the ten months ended February 28, 2022, primarily due to our expansion of the SpiderNet ecosystem solutions business during the ten months ended February 28, 2022.

The level of membership fee for joining the SpiderNet ecosystem solution services is a bilateral fixed fee negotiated individually and agreed-upon with each particular customer covering a defined period of time. The factors influencing the level of annual fee include the depth of cooperation and relationship, expected spectrum of services required, expected near term and long-term benefits from participating in the SpiderNet ecosystem, and the relative bargaining power of respective customers taking into consideration the reputation, stage of growth, future revenue potential from other services which can be rendered, and other factors.

The average contract sum of the membership contracts decreased from HK$20.1 million for the ten months ended February 28, 2021 to HK$18.4 million (US$2.4 million) for the ten months ended February 28, 2022 while the weighted average contract terms of membership increased from 24.6 months for the ten months ended February 28, 2021 to 25.5 months for the ten months ended February 28, 2022.

•

Corporate. Our digital media, content, and marketing services income from corporate segment increased from nil for the ten months ended February 28, 2021 to HK$0.5 million (US$64 thousand) for the ten months ended February 28, 2022, primarily due to commencement of the digital media, content, and marketing services during the ten months ended February 28, 2022.

Changes in fair value on financial assets measured at FVTPL

Our changes in fair value on financial assets measured at FVTPL was HK$126.6 million (US$16.2 million) for the ten months ended February 28, 2022, compared to HK$29.0 million for the ten months ended February 28, 2021, primarily due to the realized gain from the disposed of certain investments during ten months ended February 28, 2022.

The table below shows the details of our investment portfolio as of April 30, 2021 and February 28, 2022 and corresponding investment gains or losses for the ten months ended February 28, 2021 and 2022.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,	As of February 28,	For the Ten Months Ended February 28,
		2021	2022	2021	2022
		(HK$ in millions)

Investment A (technology-enabled health-care solutions platform)	78.5	78.5	71.0	(26.4)	(7.5)	During the ten months ended February 28, 2021, the fair value of the investment decreased by reference to the recent transaction price of shares issuance of the investee. During the ten months ended February 28, 2022, the fair value of the investment decreased mainly due to the financial performance and business development of the investee.

Investment B (digital media platform)	1.6	1.6	1.6	—	—	The investment was acquired in April 2021. The fair value of the investment approximated its acquisition cost as of February 28, 2022.

Investment C (card payment solutions)	6.2	6.2	6.8	—	0.6	The investment was acquired in November 2020. The fair value of the investment approximated its acquisition cost as of April 30, 2021 with reference to recent transaction price. During the ten months ended February 28, 2022, the fair value of the investment increased due to the financial performance and business development of the investee.

Investment D (cross-border payment platform)	2.2	2.2	2.2	—	—	The investment was acquired in December 2020. The fair value of the investment approximated acquisition cost as of February 28, 2021 and 2022.

Investment E (digital format movie production)	59.8	60.9	60.9	—	—	The fair value of the investment remains stable at HK$60.9 million during the ten months ended February 28, 2022 by reference to the estimated box office performance.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,	As of February 28,	For the Ten Months Ended February 28,
		2021	2022	2021	2022
		(HK$ in millions)

Investment F (digital format movie production)	16.5	18.8	21.6	2.3	2.8	The fair value of the investment increased by HK$2.3 million during the ten months ended February 28, 2021 by reference to the estimated box office performance. The fair value of the investment increased by HK$2.8 million during the ten months ended February 28, 2022 by reference to the actual box office performance.

Investment G (digital format movie production)	4.2	1.5	1.5	(2.7)	—	The fair value of the investment decreased by HK$2.7 million during the ten months ended February 28, 2021 by reference to the estimated box office performance. During the ten months ended February 28, 2022, the fair value of investment remained stable at HK$1.5 million by reference to the estimated box office performance.

Investment H (artificial intelligence technology services)	19.6	—	—	41.0	—	During the ten months ended February 28, 2021, the fair value increased mainly due to the financial performance and business development of the investee. The investment was disposed in April 2021.

Investment I (content-driven lifestyle platform)	80.6	124.3	—	14.8	130.7	The fair value of the investment increased by HK$14.8 million during the ten months ended February 28, 2021 due to the financial performance and business development of the investee. During the ten months ended February 28, 2022, the investment was disposed with realized gain of HK$ 130.7 million.

	269.2	294.0	165.6	29.0	126.6

Employee benefits expense

Our employee benefits expense increased by 62.6% from HK$38.8 million for the ten months ended February 28, 2021 to HK$63.1 million (US$8.1 million) for the ten months ended February 28, 2022, primarily due to an increase in staff cost, share-based compensation and number of staff in connection with our business growth.

Premises and office expenses

Our premises and office expenses increased by 17.8% from HK$4.5 million for the ten months ended February 28, 2021 to HK$5.3 million (US$677 thousand) for the ten months ended February 28, 2022 mainly due to our business expansion during the ten months ended February 28, 2022.

Legal and professional expenses

Our legal and professional expenses increased by 98.3% from HK$5.8 million for the ten months ended February 28, 2021 to HK$11.5 million (US$1.5 million) for the ten months ended February 28, 2022 mainly due to the legal and professional fee incurred in preparation for our listing.

Depreciation and amortization

Our depreciation and amortization expenses increased by 42.1% from HK$3.8 million for the ten months ended February 28, 2021 to HK$5.4 million (US$697 thousand) for the ten months ended February 28, 2022 mainly related to the amortization of intangible asset acquired as part of the business acquisition that took place during the ten months ended February 28, 2021.

Advertising and promotion expense

Our advertising and promotion expense increased from HK$2.5 million for the ten months ended February 28, 2021 to HK$3.8 million (US$482 thousand) for the ten months ended February 28, 2022 mainly due to increase in promotion activities to cope with our business expansion during the ten months ended February 28, 2022.

Other expenses

Our other expenses aggregated decreased by 59.4% from HK$3.2 million for the ten months ended February 28, 2021 to HK$1.3 million (US$169 thousand) for the ten months ended February 28, 2022 mainly due to tight cost control in view of the pandemic situation during the ten months ended February 28, 2022.

Income tax expense

We incurred income tax expense of HK$20.4 million and HK$20.2 million (US$2.6 million) for the ten months ended February 28, 2021 and 2022, respectively. The assessable profits remained stable during the ten months ended February 28, 2022.

Profit for the period

As a result of the foregoing, our profit increased from HK$113.0 million for the ten months ended February 28, 2021 to HK$186.8 million (US$23.9 million) for the ten months ended February 28, 2022.

Fiscal Year Ended April 30, 2021 Compared to Fiscal Year Ended April 30, 2020

Digital financial services segment

The segment revenue of the digital financial services segment increased from HK$9.9 million for the fiscal year ended April 30, 2020 to HK$11.7 million (US$1.5 million) for the fiscal year ended April 30, 2021. The segment profit decreased from HK$4.8 million for the fiscal year ended April 30, 2020 to HK$1.1 million (US$0.1 million) for the fiscal year ended April 30, 2021, primarily due to the increase in employee benefits expense and depreciation and amortization expense incurred and offset by the increase in revenue in the fiscal year ended April 30, 2021.

SpiderNet ecosystem solutions segment

The segment revenue of the SpiderNet ecosystem solutions segment increased from HK$157.7 million for the fiscal year ended April 30, 2020 to HK$184.1 million (US$23.7 million) for the fiscal year ended April 30, 2021 and the segment profit increased from HK$140.1 million for the fiscal year ended April 30, 2020 to HK$144.3 million (US$18.6 million) for the fiscal year ended April 30, 2021, primarily due to our expansion of the SpiderNet ecosystem solutions business by increasing the number of customers and offset by the increase in employee benefits expense incurred in the fiscal year ended April 30, 2021.

Corporate

The segment profit of corporate segment, which mainly consisted of changes in fair value on financial assets measured at FVTPL from our investments in innovative companies, was HK$70.3 million (US$9.1 million) for the fiscal year ended April 30, 2021, compared to HK$43.6 million for the fiscal year ended April 30, 2020, primarily due to the increase in the fair value of our investments portfolio driven by the business growth of the investees as of April 30, 2021.

For reconciliation of segment revenue to consolidated revenue and reconciliation of segment results to consolidated profit before tax, see note 7 to our consolidated financial statements for the fiscal year ended April 30, 2020 and 2021 included elsewhere in this prospectus.

Fiscal Year Ended April 30, 2021 Compared to Fiscal Year Ended April 30, 2020

Revenue

Our revenue from contracts with customers increased from HK$167.5 million for the fiscal year ended April 30, 2020 to HK$195.8 million (US$25.2 million) for the fiscal year ended April 30, 2021, primarily due to the expansion of our SpiderNet ecosystem solutions business.

•

Digital financial services. Our commission income from the digital financial services segment increased from HK$9.9 million for the fiscal year ended April 30, 2020 to HK$11.7 million (US$1.5 million) for the fiscal year ended April 30, 2021, primarily due to the acquisition of PolicyPal during the fiscal year ended April 30, 2021.

•

SpiderNet ecosystem solutions. Our fee income from the SpiderNet ecosystem solutions segment increased from HK$157.7 million for the fiscal year ended April 30, 2020 to HK$184.1 million (US$23.7 million) for the fiscal year ended April 30, 2021, primarily due to our expansion of the SpiderNet ecosystem solutions business and a 72.7% increase in the number of customers in the fiscal year ended April 30, 2021.

The level of membership fee for joining the SpiderNet ecosystem solution services is a bilateral fixed fee negotiated individually and agreed-upon with each particular customer covering a defined period of time. The factors influencing the level of annual fee include the depth of cooperation and relationship, expected spectrum of services required, expected near term and long-term benefits from participating in the SpiderNet ecosystem, and the relative bargaining power of respective customers taking into consideration the reputation, stage of growth, future revenue potential from other services which can be rendered, and other factors.

The average contract sum of the membership contracts increased from HK$15.7 million for the fiscal year ended April 30, 2020 to HK$19.8 million (US$2.5 million) for the fiscal year ended April 30, 2021 mainly because the weighted average contract terms of membership increased from 20.1 months for the fiscal year ended April 30, 2020 to 24.3 months for the fiscal year ended April 30, 2021.

Changes in fair value on financial assets measured at FVTPL

Our changes in fair value on financial assets measured at FVTPL was HK$70.3 million (US$9.1 million) for the fiscal year ended April 30, 2021, compared to HK$43.6 million for the fiscal year ended April 30, 2020, primarily due to the increase in the fair value of our investments portfolio driven by the business growth and expansion of the investees as of April 30, 2021.

The table below shows the details of our investment portfolio as of April 30, 2020 and 2021 and corresponding investment gains or losses for the fiscal year ended April 30, 2020 and 2021.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,		For the Year Ended April 30,
		2020	2021	2020	2021
		(HK$ in millions)

Investment A (technology-enabled health-care solutions platform)	78.5	108.5	78.5	28.0	(30.0)	During the fiscal year ended April 30, 2020, the fair value of the investment increased mainly due to the financial performance and business development of the investee. During the fiscal year ended April 30, 2021, the fair value decreased by reference to the recent transaction price of shares issuance of the investee.

Investment B (digital media platform)	1.6	—	1.6	—	—	The investment was acquired in April 2021. The fair value of the investment approximated its acquisition cost as of April 30, 2021.

Investment C (card payment solutions)	6.2	—	6.2	—	—	The investment was acquired in November 2020. The fair value of the investment approximated its acquisition cost as of April 30, 2021 with reference to recent transaction price.

Investment D (cross-border payment platform)	2.2	—	2.2	—	—	The investment was acquired in December 2020. The fair value of the investment approximated acquisition cost as of April 30, 2021.

Investment E (digital format movie production)	59.8	—	60.9	—	1.1	The fair value of the investment increased by HK$1.1 million during the year ended April 30, 2021 by reference to the estimated box office performance.

Investment F (digital format movie production)	16.5	—	18.8	—	2.3	The fair value of the investment increased by HK$2.3 million during the year ended April 30, 2021 by reference to the estimated box office performance.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,		For the Year Ended April 30,
		2020	2021	2020	2021
		(HK$ in millions)

Investment G (digital format movie production)	4.2	—	1.5	—	(2.7)	The fair value of the investment decreased by HK$2.7 million during the year ended April 30, 2021 by reference to the estimated box office performance.

Investment H (artificial intelligence technology services)	19.6	22.7	—	(1.8)	55.1	During the fiscal year ended April 30, 2020, the fair value decreased mainly due to the impact of market downturn caused by the COVID-19 on the investee’s performance. During the fiscal year ended April 30, 2021, the investment was disposed with realized gain of HK$55.1 million.

Investment I (content-driven lifestyle platform)	80.6	77.5	124.3	(1.0)	44.5	The fair value of the investment decreased by HK$1.0 million during the year ended April 30, 2020 due to exchange rate fluctuation. During the fiscal year ended April 30, 2021, the fair value of the investment increased mainly due to the financial performance and business development of the investee.

Investment J (communication software)	7.8	—	—	8.3	—	The investment was fully disposed during the year ended April 30, 2020 with realized gain of HK$8.3 million.

Investment K (digital financing solutions platform)	7.8	—	—	10.1	—	The investment was fully disposed during the year ended April 30, 2020 with realized gain of HK$10.1 million.

	284.8	208.7	294.0	43.6	70.3

Employee benefits expense

Our employee benefits expense increased by 215.8% from HK$15.2 million for the fiscal year ended April 30, 2020 to HK$48.0 million (US$6.2 million) for the fiscal year ended April 30, 2021, primarily due to an increase in staff cost, and number of staff in connection with our business growth.

Premises and office expenses

Our premises and office expenses increased by 10.6% from HK$4.7 million for the fiscal year ended April 30, 2020 to HK$5.2 million (US$0.7 million) for the fiscal year ended April 30, 2021 mainly due to our business expansion in the fiscal year ended April 30, 2021.

Legal and professional fee

Our legal and professional fee increased by 245.0% from HK$2.0 million for the fiscal year ended April 30, 2020 to HK$6.9 million (US$0.9 million) for the fiscal year ended April 30, 2021 mainly due to legal and professional fee incurred in preparation for our listing.

Depreciation and amortization

Our depreciation and amortization expenses increased significantly by 100.0% from nil for the fiscal year ended April 30, 2020 to HK$4.9 million (US$0.6 million) for the fiscal year ended April 30, 2021 mainly related to amortization of intangible asset acquired as part of the business acquisition that took place in the fiscal year ended April 30, 2021.

Advertising and promotion expense

Our advertising and promotion expense increased significantly to HK$2.5 million (US$0.3 million) for the fiscal year ended April 30, 2021 mainly due to the increase in promotion activities to cope with our business expansion in the fiscal year ended April 30, 2021.

Other expenses

Our other expenses increased significantly by 106.3% from HK$1.6 million for the fiscal year ended April 30, 2020 to HK$3.3 million (US$0.4 million) for the fiscal year ended April 30, 2021 mainly due to our business expansion in the fiscal year ended April 30, 2021.

Income tax expense

We incurred income tax expense of HK$23.7 million and HK$24.6 million (US$3.2 million) for the fiscal year ended April 30, 2020 and 2021, respectively. The increase in our income tax expense resulted from increase in assessable profits in the fiscal year ended April 30, 2021.

Profit for the year

As a result of the foregoing, our profit increased from HK$158.3 million for the fiscal year ended April 30, 2020 to HK$171.6 million (US$22.1 million) for the fiscal year ended April 30, 2021.

Fiscal Year Ended April 30, 2020 Compared to Fiscal Year Ended April 30, 2019

Digital financial services segment

The segment revenue of the digital financial services segment increased from HK$8.7 million for the fiscal year ended April 30, 2019 to HK$9.9 million for the fiscal year ended April 30, 2020 and the segment profit increased from HK$1.9 million for the fiscal year ended April 30, 2019 to HK$4.8 million for the fiscal year ended April 30, 2020, primarily due to a new corporate customer who contributed an income of HK$1.5 million in the year ended April 30, 2020.

SpiderNet ecosystem solutions segment

The segment revenue of the SpiderNet ecosystem solutions segment increased significantly from HK$5.9 million for the fiscal year ended April 30, 2019 to HK$157.7 million for the fiscal year ended April 30, 2020 and the segment profit increased from HK$1.9 million for the fiscal year ended April 30, 2019 to HK$140.1 million for the fiscal year ended April 30, 2020, primarily due to our expansion of the SpiderNet ecosystem solutions business and increase in number of customers in the year ended April 30, 2020.

Corporate

The segment profit of corporate segment, which mainly contributed by changes in fair value on financial assets measured at FVTPL from our investments in innovative companies of HK$43.6 million for the fiscal year ended April 30, 2020 compared to HK$19.3 million for the fiscal year ended April 30, 2019, was HK$43.3 million for the fiscal year ended April 30, 2020, compared to HK$19.1 million for the fiscal year ended April 30, 2019, primarily due to the increase in the fair value of our investments portfolio driven by the business growth of the investees as of April 30, 2020.

For reconciliation of segment revenue to consolidated revenue and reconciliation of segment results to consolidated profit before tax, see note 7 to our consolidated financial statements for the fiscal years ended April 30, 2019 and 2020 included elsewhere in this prospectus.

Fiscal Year Ended April 30, 2020 Compared to Fiscal Year Ended April 30, 2019

Revenue

Our revenue from contracts with customers increased significantly from HK$14.6 million for the fiscal year ended April 30, 2019 to HK$167.5 million for the fiscal year ended April 30, 2020, primarily due to the expansion of our SpiderNet ecosystem solutions business for the fiscal year ended April 30, 2020.

•

Digital financial services. Our fee income from the digital financial services segment, which is mainly contributed by corporate customers in the insurance business, increased from HK$8.7 million for the fiscal year ended April 30, 2019 to HK$9.9 million for the fiscal year ended April 30, 2020, primarily due to the addition of a new corporate customer who contributed an income of HK$1.5 million in the year ended April 30, 2020.

•

SpiderNet ecosystem solutions. Our fee income from the SpiderNet ecosystem solutions segment increased significantly from HK$5.9 million for the fiscal year ended April 30, 2019 to HK$157.7 million for the fiscal year ended April 30, 2020. The growth of the SpiderNet ecosystem solutions segment was attributable to the fact that the SpiderNet ecosystem solution service was a relatively new business during the fiscal year ended April 30, 2019 when we were undergoing the formation of the SpiderNet ecosystem with an increase in the numbers of customers by 266.7% for the fiscal year ended April 30, 2020 compared to that in the fiscal year ended April 30, 2019. As a result of the deep connections established by us and our shareholders with various business partners, financial institutions, academic institutes, bilateral organizations, institutional investors, and other reputable families in Asia and other regions, the SpiderNet ecosystem was established with a strong foundation and reputation as a valuable solution to assist entrepreneurs in growing their business and various other expansion strategies. Since its launch, the SpiderNet ecosystem solution service has been highly sought after by customers and became one of our core business lines since the fiscal year ended April 30, 2020.

The average contract sum of the membership contracts increased from HK$4.0 million for the fiscal year ended April 30, 2019 to HK$15.7 million for the fiscal year ended April 30, 2020 mainly because the weighted average contract terms of membership increased from 7.6 months for the fiscal year ended April 30, 2019 to 20.1 months for the fiscal year ended April 30, 2020 and more contracts were entered into during the fiscal year ended April 30, 2020 with higher membership fee negotiated and agreed with the customers for expected deeper of cooperation and higher expected benefits from participating in the SpiderNet ecosystem.

Changes in fair value on financial assets measured at FVTPL

Our changes in fair value on financial assets measured at FVTPL was HK$43.6 million for the fiscal year ended April 30, 2020, compared to HK$19.3 million for the fiscal year ended April 30, 2019, primarily due to the increase in the fair value of our investments portfolio driven by the business growth and expansion of the investees as of April 30, 2020.

The table below shows the details of our investment portfolio and corresponding investment gains or losses for fiscal year ended April 30, 2019 and 2020.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,		For the Year Ended April 30,
		2019	2020	2019	2020
(HK$ in millions)

Investment A (technology-enabled health-care solutions platform)	78.5	80.5	108.5	2.1	28.0	The fair value of the investment increased during the year ended April 30, 2019 and the year ended April 30, 2020 mainly due to the financial performance and business development of the investee.

Investment H (artificial intelligence technology services)	19.6	24.5	22.7	4.9	(1.8)	During the fiscal year ended April 30, 2019, the fair value increased mainly due to the financial performance and business development of the investee. During the fiscal year ended April 30, 2020, the fair value decreased mainly due to the impact of market downturn caused by the COVID-19 on the investee’s performance.

Investment I (content-driven lifestyle platform)	78.5	78.5	77.5	—	(1.0)	The fair value of the investment decreased by HK$1.0 million during the year ended April 30, 2020 due to exchange rate fluctuation.

Investment J (communication software)	7.8	10.4	—	(1.0)	8.3	The fair value of the investment decreased by HK$1.0 million during the year ended April 30, 2019 mainly due to the financial performance and business development of the investee. The investment was fully disposed during the year ended April 30, 2020 with realized gain of HK$8.3 million.

Summary of investments
Name of investments	Purchase price	Carrying value		Corresponding investment gains (losses)		Key factors of fluctuation in gains (losses)
		As of April 30,		For the Year Ended April 30,
		2019	2020	2019	2020
(HK$ in millions)

Investment K (digital financing solutions platform)	7.8	7.8	—	—	10.1	The investment was fully disposed during the year ended April 30, 2020 with realized gain of HK$10.1 million.

Investment L (online lending platform)	296.5	317.1	—	(2.2)	—	The fair value of the investment decreased by HK$2.2 million during the year ended April 30, 2019 according to the recent transaction price of the shares of the investee. The investment was fully disposed during the year ended April 30, 2020 without gain or loss.

Investment M (digital financing solutions platform)	7.8	—	—	10.3	—	The investment was fully disposed during the year ended April 30, 2019 with realized gain of HK$10.3 million.

Investment N (used cars online retailing platform)	54.4	—	—	5.2	—	The investment was fully disposed during the year ended April 30, 2019 with realized gain of HK$5.2 million.
Total	550.9	518.8	208.7	19.3	43.6

Employee benefits expense

Our employee benefits expense increased by 65.2% from HK$9.2 million for the fiscal year ended April 30, 2019 to HK$15.2 million for the fiscal year ended April 30, 2020, primarily due to an increase in staff cost, and number of staff in connection with our business growth.

Premises and office expenses

Our premises and office expenses increased by 213.3% from HK$1.5 million for the fiscal year ended April 30, 2019 to HK$4.7 million for the fiscal year ended April 30, 2020 mainly due to our business expansion in the fiscal year ended April 30, 2020.

Legal and professional fee

Our legal and professional fee decreased by 25.9% from HK$2.7 million for the fiscal year ended April 30, 2019 to HK$2.0 million for the fiscal year ended April 30, 2020 mainly due to legal and professional fee incurred for our restructuring in the fiscal year ended April 30, 2019.

Other expenses

Our other expenses increased by 128.6% from HK$0.7 million for the fiscal year ended April 30, 2019 to HK$1.6 million for the fiscal year ended April 30, 2020 mainly due to our business expansion in the fiscal year ended April 30, 2020.

Income tax expense

We incurred income tax expense of HK$0.6 million and HK$23.7 million for the fiscal years ended April 30, 2019 and 2020, respectively. The increase in our income tax expense resulted from an increase in revenue derived from our SpiderNet ecosystem solutions business.

Profit for the year

As a result of the foregoing, our profit increased significantly from HK$21.5 million for the fiscal year ended April 30, 2019 to HK$158.3 million for the fiscal year ended April 30, 2020.

Liquidity and Capital Resources

Prior to this offering, our principal sources of liquidity to finance our operating and investing activities have been net cash provided from operating activities, funding from our Controlling Shareholder, and historical equity financing activities. As of February 28, 2022, we had HK$102.0 million (US$13.1 million) in cash and cash equivalents, out of which HK$31.6 million (US$4.0 million) was held in U.S. dollars, HK$64.2 million (US$8.3 million) was held in Hong Kong dollars, HK$6.2 million (US$0.8 million) was held in Singapore dollars. Our cash and cash equivalents primarily consist of cash on hand and general bank balances excluding fiduciary bank balances representing client’s cash, which are unrestricted for withdrawal or use.

Our total indebtedness was nil as of February 28, 2022.

Our net cash generated from operating activities for the fiscal years ended April 30, 2019, 2020, and 2021, and for the ten months ended February 28, 2022 was HK$24.6 million, HK$213.8 million, HK$82.9 million (US$10.7 million) and HK$33.8 million (US$4.3 million), respectively. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures at least for the next 12 months from the date of this prospectus. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future operations and investments through additional financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in an increase in fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Cash Flows

The following table sets forth a summary of our cash flows for the periods presented.

	For the Fiscal Year Ended April 30,				For the Ten Months Ended February 28,
	2019	2020	2021		2021	2022
	(in thousands)
	HK$	HK$	HK$	US$	HK$	HK$	US$
Summary Consolidated Cash Flows Data
Net cash from operating activities	24,556	213,755	82,901	10,674	25,870	33,846	4,331
Net cash (used in) from investing activities	(3,071,469)	(674,500)	128,167	16,503	(200,195)	(347,557)	(44,480)
Net cash from financing activities	2,682,623	651,191	7,894	1,016	7,387	—	—

Net (decrease)/increase in cash and cash equivalents	(364,290)	190,446	218,962	28,193	(166,938)	(313,711)	(40,149)
Cash and cash equivalents at the beginning of the year/period	370,054	5,764	196,210	25,264	196,210	416,420	53,294
Effect of foreign exchange rate changes	—	—	1,248	161	1,739	(732)	(94)

Cash and cash equivalents at the end of the year/period	5,764	196,210	416,420	53,618	31,011	101,977	13,051

Operating activities

Net cash generated from operating activities for the ten months ended February 28, 2022 was HK$33.8 million (US$4.3 million), which consists of our profit before tax of HK$207.0 million (US$26.5 million) as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items included HK$130.7 million (US$16.7 million) of gain on disposal of a financial asset measured at FVTPL, HK$3.9 million (US$0.5 million) of changes in fair value on financial assets measured at FVTPL, HK$5.4 million (US$0.7 million) of depreciation and amortization, and HK$8.6 million (US$1.1 million) of share-based payment. The principal items accounting for the changes in operating assets and liabilities were (i) HK$10.7 million (US$1.4 million) of decrease in account receivables primarily attributable to the increase in settlement of SpiderNet ecosystem solutions income, (ii) HK$11.6 million (US$1.5 million) of decrease in prepayments and other receivables primarily attributable to settlement in other receivables, (iii) HK$27.2 million (US$3.5 million) of decrease in accruals and other payables primarily due to the settlement of other payables, (iv) HK$14.4 million (US$1.8 million) of decrease in contract liabilities primarily attributable to the SpiderNet ecosystem solutions services rendered, and (v) HK$41.5 million (US$5.3 million) of tax payment.

Net cash generated from operating activities for the fiscal year ended April 30, 2021 was HK$82.9 million (US$10.7 million), which consists of our profit before tax of HK$196.3 million (US$25.3 million) as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items included HK$70.3 million (US$9.1 million) of changes in fair value on financial assets measured at FVTPL in connection with our digital investments business and digital media, content, and marketing business included in the corporate segment, HK$4.9 million (US$0.6 million) of depreciation and amortization, and HK$0.9 million (US$0.1 million) of share-based payment. The principal items accounting for the changes in operating assets and liabilities were (i) HK$58.3 million (US$7.5 million) of increase in account receivables primarily attributable to the increase in SpiderNet ecosystem solutions income, (ii) HK$12.5 million (US$1.6 million) of decrease in prepayments and other receivables primarily attributable to the decrease in prepayment, (iii) HK$18.0 million

(US$2.3 million) of decrease in other payables and accruals primarily attributable to the decrease in other payables, and (iv) HK$9.3 million (US$1.2 million) of increase in contract liabilities primarily attributable to the receipts in advance of SpiderNet ecosystem solutions income.

Net cash generated from operating activities for the fiscal year ended April 30, 2020 was HK$213.8 million, which consists of our profit before tax of HK$182.0 million as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items included HK$43.6 million of changes in fair value on financial assets measured at FVTPL in connection with our digital investments business and HK$5.9 million of fair value change from derivative financial liability. The principal item accounting for the changes in operating assets and liabilities was HK$60.6 million of increase in contract liabilities primarily attributable to the receipts in advance of SpiderNet ecosystem solutions income.

Net cash generated from operating activities for the fiscal year ended April 30, 2019 was HK$24.6 million, which consists of our profit before tax of HK$22.2 million as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items included HK$19.3 million of changes in fair value on financial assets measured at FVTPL in connection with our digital investments business. The principal items accounting for the changes in operating assets and liabilities were (i) HK$28.1 million of decrease in prepayments and other receivables primarily attributable to the settlement of other receivables, and (ii) HK$5.3 million of decrease in other payables and accruals primarily attributable to the settlement of balances.

Investing activities

Net cash used in investing activities for the ten months ended February 28, 2022 was HK$347.6 million (US$44.5 million), which was attributable to HK$346.0 million (US$44.3 million) of movement in amounts due from group companies in connection with intra-group treasury fund allocation.

Net cash from investing activities for the fiscal year ended April 30, 2021 was HK$128.2 million (US$16.5 million), which was attributable to (i) HK$77.8 million (US$10.0 million) of collection of proceeds from disposal of investments and HK$50.6 million (US$6.5 million) of payments for additions of financial assets at fair value through profit or loss, (ii) net cash inflow from acquisition of subsidiaries of HK$20.7 million (US$2.7 million), and (iii) HK$80.2 million (US$10.3 million) net cash inflow of movement in amounts due from group companies in connection with intra-group treasury fund allocation.

Net cash used in investing activities for the fiscal year ended April 30, 2020 was HK$674.5 million, which was attributable to (i) HK$318.1 million of proceeds from disposal of financial assets at fair value through profit or loss, and (ii) HK$1,008.2 million of movement in amounts due from group companies in connection with intra-group treasury fund allocation.

Net cash used in investing activities for the fiscal year ended April 30, 2019 was HK$3,071.5 million, which was attributable to (i) HK$78.8 million of net increase in financial assets at fair value through profit or loss primarily attributable to the net addition of investments, and (ii) HK$2,977.2 million of movement in amounts due from group companies in connection with intra-group treasury fund allocation.

Financing activities

There were no cash from financing activities for the ten months ended February 28, 2022.

Net cash from financing activities for the fiscal year ended April 30, 2021 was HK$7.9 million (US$1.0 million), which was attributable to (i) HK$27.1 million (US$3.5 million) through issuance of ordinary shares, and (ii) HK$19.2 million (US$2.5 million) net cash outflow of movement in amounts due to group companies in connection with intra-group treasury fund allocation.

Net cash from financing activities for the fiscal year ended April 30, 2020 was HK$651.2 million, which was attributable to (i) HK$987.8 million through ordinary shares issuance and exercise of warrants, and (ii) HK$316.6 million of movement in amounts due to group companies in connection with intra-group treasury fund allocation.

Net cash from financing activities for the fiscal year ended April 30, 2019 was HK$2,682.6 million, which was attributable to movement in amounts due to group companies in connection with intra-group treasury fund allocation.

Capital Expenditure

Our capital expenditure was nil for the fiscal years ended April 30, 2019 and 2020, HK$0.2 million (US$25.8 thousand) for the fiscal year ended April 30, 2021, and HK$1.8 million (US$0.2 million) for the ten months ended February 28, 2022. We will make capital expenditure to meet the expected growth of our business. We intend to fund our future capital expenditure with our existing cash and bank balances.

Contractual Obligations

Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi Corporation, SP Group, and Funding Societies to establish a consortium in which we expect AMTD Digital Holdings Pte. Ltd. to be the largest shareholder. The consortium intended to pursue opportunities in Singapore through Singa Bank, a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients in Singapore, the launch of which is subject to obtaining a digital wholesale banking license from the MAS and other regulatory requirements.

In June 2020, we entered into a binding term sheet pursuant to which we expect to acquire 55% of CapBridge Financial Pte. Ltd.’s equity interest. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases of investment, subject to the negotiation of final terms and conditions as well as regulatory approvals.

We entered into several movie income right agreements with third party independent production houses, pursuant to which we are entitled to benefits generated from the distribution of certain film programs. Under the agreements, we are obligated to make further contributions in case of budget overrun of film programs and the amount of contribution is subject to the terms of the agreements.

Off-Balance Sheet Commitments and Arrangements

Except for those disclosed under “Contractual Obligations”, we have not entered into off-balance sheet commitments to guarantee the payment obligations of any third parties. Except for the warrants issued in December 2019 and fully exercised in March 2020, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Critical Accounting Estimates

We prepare our financial statements in accordance with IFRS issued by the IASB, which requires us to make judgments, estimates, and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience, and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of significant accounting judgments, and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of significant accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Some of our significant accounting policies as disclosed in the consolidated financial statements require critical accounting estimates and judgments. We have identified and described the critical accounting estimates in the following section.

Fair value measurement of unquoted equity instruments

Fair value measurements are categorized into level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety. The type and level of judgment required is dependent on the amount of observable market-based data available to the Company. For instruments valued using valuation models and techniques that use significant unobservable inputs and are therefore classified within level 3 of the fair value hierarchy, judgments used to estimate fair value are more significant than those required when estimating the fair value of instruments classified within levels 1 and 2.

In determining the estimate of fair value for an instrument within level 3, the management firstly determines the appropriate and reasonable valuation model and technique to use. Second, the lack of availability of market-based data requires management to assess relevant empirical data in deriving valuation inputs with significant judgments and assumption. Details of the significant unobservable inputs used in the level 3 valuation are presented in the consolidated financial statements.

Estimation of unobservable market inputs or other factors can affect the amount of gain or loss recorded in the reporting period and the amount of the position as at year end. The Company believes the estimates applied to be based on reasonable assumptions, but which are inherently uncertain. As a result, actual results may differ from the assumptions and judgments used to determine fair value of the financial instruments acquired. Changes in these estimates and assumptions and valuation model or techniques may have a material effect on our financial condition and results of operations. Details of the sensitivity of fair value of the level 3 instruments to the significant unobservable inputs are presented in the consolidated financial statements.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control. Our management has not completed an assessment of the effectiveness of our internal control and procedures over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements as of April 30, 2019, 2020, and 2021. For the fiscal years ended April 30, 2019, 2020, and 2021, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of April 30, 2019, 2020, and 2021. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified is relating to lack of internal audit function to monitor, evaluate and communicate internal control deficiencies. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remediate our identified material weakness subsequent to April 30, 2019, 2020, and 2021, we plan to adopt measures to improve our internal control over financial reporting, including, among others: establishing an internal audit department with sufficient resources and experienced personnel to design, review and monitor internal control over financial reporting.

However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all. See “Risk Factors—Risks Relating to Our Business and Industry—We have identified a material weakness in our internal control over financial reporting, and if we fail implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations, or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

AMTD Digital Inc. is a holding company with no material operations of its own. We conduct our operations primarily through its subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Inflation

To date, inflation in Singapore and Hong Kong has not materially affected our results of operations. According to the Singapore Department of Statistics, the year-over-year percent changes in the consumer price index for April 30, 2019 was increase of 0.9%, for April 30, 2020 was decrease of 0.7%, for April 30, 2021 was increase of 2.1%, and for February 28, 2022 was 4.3%. According to the Census and Statistics Department of Hong Kong, the year-over-year percent changes in the consumer price index for April 30, 2019, 2020, and 2021, and for February 28, 2022 were increases of 2.9%, 1.9%, 0.8%, and 1.6%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if Singapore or Hong Kong experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Most of our revenue and expenses are denominated in Hong Kong dollars or U.S. dollars. Certain of our transactions are denominated in foreign currencies and therefore we are exposed to foreign currency risk. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollars and Hong Kong dollars or between Singapore dollars and Hong Kong dollars because the value of our business is mainly denominated in Hong Kong dollars, while the ADSs will be traded in U.S. dollars.

In addition, foreign exchange risk also arises from the possibility that fluctuations in foreign exchange rates can impact the value of financial instruments. We are exposed to minimal foreign exchange risk since Hong Kong dollars are pegged against U.S. dollars. The impact of foreign exchange fluctuations in our earnings is included in foreign exchange differences, net in the consolidated statements of cash flows.

To the extent we need to convert U.S. dollars into Hong Kong dollars for our operations, appreciation of Hong Kong dollars against U.S. dollars would reduce the amount in Hong Kong dollars we receive from the conversion. Conversely, if we decide to convert Hong Kong dollars into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of U.S. dollars against Hong Kong dollars would reduce the U.S. dollar amounts available to us.

Equity price risk

We are exposed to equity price risk through our investments in equity securities measured at FVTPL. We invested in certain unquoted equity securities for investees operating in digital and technology industry sectors for long term strategic purposes which had been measured as FVTPL. We have appointed a special team to monitor the price risk and will consider hedging the risk exposure should the need arise.

Interest rate risk

Our exposure to interest rate risk primarily relates variable-rate cash held on behalf of customers and bank balances. Our exposure to interest rate risk is limited because the current market interest rates on bank deposits are relatively low and stable.

Credit risk

Our credit risk exposures are primarily attributable to accounts receivable, other receivables, bank balances, cash held on behalf of customers, and amounts due from immediate holding company and fellow subsidiaries. We do not hold any collateral or other credit enhancements to cover our credit risks associated with our financial assets.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 3 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Overview of the Digital Financial Services Industry in Asia

Digital financial services represent the use of digital channels to deliver financial services, such as deposits, lending, remittances, payments, and insurance. Digital financial services are rapidly transforming traditional financial services, serving as the foundation to support the growth of the entire digital economy by providing a convenient and efficient way for consumers and businesses to access financial services and carry out transactions digitally.

Mainland China is leading the development of digital financial services in Asia in terms of number of users and market size. Other major Asian countries and regions such as Hong Kong, Singapore, and Malaysia have also experienced robust growth in recent years.

The penetration rate of mobile wallet is often used as a key indicator of the development stage of a digital financial services industry. In 2020, Mainland China had the highest penetration rate of mobile wallet in Asia at 12.5%. Although the mobile wallet penetration rates in other Asian countries and regions, such as Hong Kong and Singapore, were much lower, they have increased rapidly in recent years. The penetration rate of mobile wallet in Hong Kong increased from 2.3% in 2017 to 7.2% in 2020, primarily driven by strong government support, increasing interaction with Mainland China and evolving consumer preferences for faster and more convenient services. The penetration rate of mobile wallet in Hong Kong is expected to reach 11.6% by 2024. The penetration rate of mobile wallet in Singapore increased from 0.1% in 2017 to 3.0% in 2020, primarily driven by a steadily growing economy, favorable government policies, and growing adoption of smartphones and Internet. The penetration rate of mobile wallet in Singapore is expected to reach 8.7% by 2024.

Penetration Rate of Mobile Wallet*, Major Asian Countries and Regions, 2017 – 2024E

Note:
*

Penetration rate of mobile wallet refers to the transaction value of payment via smartphone applications (so-called “mobile wallets”) as a percentage of the total retail consumption. Well-known providers of mobile wallets are Alipay, WeChat Pay, Apple Pay, Google Wallet and Samsung Pay.

Source: China Insights Consultancy

Key Drivers of the Digital Financial Services Industry in Asia

Digital financial services in Asia have experienced robust growth and are expected to continue to grow rapidly, driven by the following factors:

Favorable Government Policies and Initiatives

Governments in major Asian countries and regions have been proactively promoting digital financial services in recent years, and have launched various initiatives to streamline the process of issuing digital banking licenses and digital insurance licenses, accelerate approval process for FinTech patents and products, and strengthen supervisory framework for digital financial services. For example, the Hong Kong Monetary Authority has launched several “smart banking” initiates, including the introduction of digital banking licenses, while the Hong Kong Insurance Authority has launched pilot measures to support digital insurance services. The MAS has announced its objective to create a smart financial center, releasing digital banking licenses, and introducing initiatives to improve the national payments infrastructure. The following table sets forth a summary of key initiatives regarding digital financial services.

Major Countries/ Regions	Policies	Key Contents
Mainland China	Plan for Promoting the Development of Financial Inclusion (2016-2020)

•  The issuance of the plan aims to help the financial sector better serve the building of a moderately prosperous society in Mainland China, benefitting the development of vulnerable areas and groups including micro and small enterprises.

•  The plan primarily promotes the concept of financial inclusion from several perspectives, including establishing a diversified and extensive network of financial institutions, innovating financial products and services, accelerating financial infrastructure development, and improving legal framework.

	FinTech Development Plan (2019-2021)	• The plan outlines the guidance ideology, basic principles, development targets, key missions, and guarantee mechanisms for FinTech work over the upcoming three years since 2019.

•  Under the guidance of the plan, China’s FinTech development will be strongly supported by strengthening FinTech application capability, in-depth integration and coordinated development of finance and technology, and enhanced level of satisfaction of the public regarding digitized, Internet, smart financial products and services.

Major Countries/ Regions	Policies	Key Contents

Guiding Opinions of the People’s Bank of China and the China Banking Regulatory Commission on Enhancing the Financial Support for New Consumption Areas

•  The guiding opinions are released in order to satisfy the financial needs of the key new consumption areas in a better way and make innovation on the modes of financial support and services.

•  The measures include optimizing online consumer credit management models, encouraging banking financial institutions to explore the use of the Internet and other technical means to carry out remote credit, promoting the integration of consumer credit and Internet technology, and encouraging banking financial institutions to employ big data analysis and other technologies to develop standardized online small credit loans and create self-service consumer loan platforms.

Guiding Opinions Concerning Further Strengthening Micro, Small and Medium-sized Enterprise Financial Services

•  The “Opinions” points out the use of financial technology to empower financial services for micro, small and medium-sized enterprises, and encourages commercial banks to use big data and AI to establish risk pricing and management and control models, and reform the credit approval and issuance process.

•  The “Opinions” affirms the application value of the above technologies in related scenarios, and also points out the direction of implementation, as well as provides policy advice for the target group transformation of the AI+ financial industry, which is from consumers to enterprises.

Interim Measures for the Administration of Internet Loans of Commercial Banks

The “Measures” regulates commercial banks’ Internet loan business operations from multiples levels such as commercial banks, loan assistance platforms, and borrowers, to promote Internet loan business compliance development in customer acquisition, product design, risk control, and cash collection.

Financial Technology Development Indicators (JR/T 0201-2020) Financial Industry Standards

•  The “Standards” is composed of three major indicators: institutional indicators, industry indicators, and regional indicators. It aims to form a set of scientific, comprehensive, and quantifiable evaluation standards for financial technologies development, which are applicable to the development of financial technologies in different institutions, industries, and regions.

Major Countries/ Regions	Policies	Key Contents

Hong Kong	Stored Value Facilities (SVF) and Retail Payment Systems	• In November 2015, the regulatory regime for stored value facilities and retail payment systems under the Payment Systems and Stored Value Facilities Ordinance (the Ordinance) commenced operation.
• As of the date of the prospectus, 18 SVF licenses (including 3 licensed banks that are regarded as SVF licensees) has been granted by the Hong Kong Monetary Authority.

	Seven Smart Banking Initiatives	• The Hong Kong Monetary Authority announced a series of initiatives in September 2017 to prepare Hong Kong to move into a new era of smart banking, including:
• full connectivity of digital retail payments through the Faster Payment System;
• upgrading existing FinTech Supervisory Sandbox 1.0 to Version 2.0;
• facilitating the introduction of virtual banking in Hong Kong;
• introducing a new Banking Made Easy initiative to reduce regulatory frictions and improve customer experience;
• developing an Open Application Programming Interface framework;
• stepping up cross-border cooperation in FinTech; and
• enhancing research and talent development.

Guideline on Authorization of Virtual Banks

•  The Hong Kong Monetary Authority published a revised Guideline on Authorization of Virtual Banks, which sets requirements for the authorization criteria of virtual banks, including the roles of controllers, senior management, capital amounts, risk control, reserve requirements, disclosure mechanisms, and exit plans.

• Eight virtual banking license recipients were ultimately approved as of the date of the prospectus.

Fast Track for Applications Authorizations—New Insurers Owning and Operating Solely Digital Distribution Channels

•  The fast track provides a dedicated queue for new authorization applications from applicants, which would own and operate solely digital distribution channels, without the use of any conventional channels involving agents, banks, or brokers.

• The Insurance Authority had granted authorization under the fast track to four virtual insurers as of the date of the prospectus.

Major Countries/ Regions	Policies	Key Contents

Open API Framework for the Hong Kong Banking Sector

•  This framework takes a risk-based principle and a four-phase approach to implement various Open API functions, and recommends prevailing international technical and security standards to ensure fast and safe adoption. It also lays out detailed expectations on how banks should onboard and maintain relationship with TSPs in a manner that ensures consumer protection. The Hong Kong Monetary Authority believes that this framework will serve as an important guide for the banking industry in Hong Kong to adopt APIs effectively and strike a good balance between innovation and risks.

Fintech Supervisory Sandbox (FSS) & FSS2.0

•  The Fintech Supervisory Sandbox (FSS), launched by the HKMA in September 2016, allows banks and their partnering technology firms to conduct pilot trials of their fintech initiatives involving a limited number of participating customers without the need to achieve full compliance with the HKMA’s supervisory requirements.

•  In light of the experience obtained in operating the FSS, the HKMA has upgraded the FSS to FSS 2.0. FSS 2.0 has several new features, such as Fintech Supervisory Chatroom to provide feedback to banks and technology firms at an early stage of their fintech projects, and single point of entry to connect SFC and HKIA.

Singapore	Digital Bank (DFB and DWB) Licenses

•  MAS announced on June 28, 2019 that it will issue up to two digital full bank (DFB) licenses and three digital wholesale bank (DWB) licenses. On December 4, 2020, the MAS announced an initial batch of four successful digital bank applicants. Two applicants were selected for the award of digital full bank licenses, while another two applicants were selected for the award of digital wholesale bank licenses. The MAS will review and consider granting more such licenses in the future.

•  The digital bank licenses will allow entities, including non-bank players, to conduct digital banking businesses in Singapore. These new digital bank licenses mark the new chapter in Singapore’s banking liberalization journey, and ensure that Singapore’s banking sector continues to be resilient, competitive, and vibrant.

Payment Services Act

•  The act provides for the licensing and regulation of payment service providers, and the oversight of payment systems, which aims at improving the regulatory framework for payment services, enhances consumer protection, and increases awareness of the use of electronic payments in Singapore.

Major Countries/ Regions	Policies	Key Contents

Fast-Track Initiative for FinTech Innovations

•  FinTech Fast-Track (FTFT) has been launched on April 26, 2018 by the Intellectual Property Office of Singapore, aiming at providing an initiative to advance the file-to-grant process for FinTech patents, which include electronic payment, blockchain, banking, and insurance technology in Singapore.

•  Once the technologies meet the requirements of FinTech inventions, the qualified applications could be granted as fast as 6 months, thereby enabling businesses to market and commercialize their products and services more rapidly.

Open Banking/APIs Guidelines

•  The MAS has, among other provided open banking/APIs guidelines, set out a framework, which currently operates the Financial Industry API Register and tracks APIs by functional category as they are launched.

•  The MAS, the International Finance Corporation, and the ASEAN Bankers Association jointly established AFIN, with AMTD Foundation as its first corporate founding member, which launched Industry Sandbox and APIX that sit between banks and FinTechs. This interoperable and scalable infrastructure will act as a method to standardize banking infrastructure and data while also allowing institutions to test applications and fast prototype.

Sandbox Express

•  Sandbox Express provides firms with a faster option to test certain innovative financial products and services in the market. Eligible applicants can begin market testing in the pre-defined environment of Sandbox Express within 21 days of applying to the MAS. PolicyPal is the first startup to graduate from MAS FinTech Regulatory Sandbox, promoting the development of digital insurance in Singapore.

Statement-of-Intent Committing to Promote Digital Insurance Innovation in the ASEAN

•  The MAS, the U.K. Department for International Trade and Investment, and 15 insurance industry representatives have signed a statement of intent committing in February 2017 to promote digital innovation in the Asian insurance sector and introduce ASEAN InsurTech Launchpad.

•  The ASEAN InsurTech Launchpad, which is the first in the world, allows startup insurers to run pilots and proof-of-concepts with Singapore-based insurers, leverage on their networks, and create successful partnerships in the region, thereby further advancing Singapore to the forefront of digital revolution in insurance.

Major Countries/ Regions	Policies	Key Contents

Financial Sector Technology & Innovation Scheme (FSTI2.0)

•  The MAS provides support for the creation of a vibrant ecosystem for innovation. The “Scheme” aims at accelerating the development of technologies and innovations in the financial industry, supporting large-scale innovation projects, and cultivating local financial technology talents.

FinTech Service Prover (FSP) Compliance Readiness Framework

•  The Singapore FinTech Association (SFA) announced the launch of a digital self-assessment framework and toolkit for fintech companies to accelerate the process of establishing partnerships between fintech companies and financial institutions, and promote the digital reform of Singapore’s financial industry.

Malaysia	Exposure Draft on Licensing Framework for Digital Banks

•  This exposure draft sets out the proposed framework to allow entry of digital banks with innovative business models that seeks to serve the underserved and unserved market segments, enabling innovative application of technology in the financial sector. It aims to enable admission of digital banks with strong value propositions whilst safeguarding the integrity and stability of the financial system as well as depositors’ interest.

Digital Free Trade Zone

•  The digital free trade zone aims to encourage SMEs to engage in cross-border trading. In addition, it supports online and digital services that promote e-commerce and innovation globally, creating opportunities for FinTech businesses.

India	Guidelines for Licensing of Payments Banks

•  The guidelines are published to create a framework to license small banks and other differentiated banks that serve niche interest, local area banks, and payment banks, satisfying the needs of small businesses and low income households.

Union Budget of India (2019-2020)

•  The Budget amends the Payment and Settlement Systems Act 2007 to include the policy that no bank or system provider shall impose any charge for using electronic modes for payments to a business that has total turnover exceeding INR500 million.

Vietnam	Circular No. 23/2019/TT-NHNN

•  The State Bank of Vietnam releases new guidance on the customer identification and verification on e-wallet services, the Electronic Clearing System and the opening of payment guarantee accounts, which aims to develop digital financial services in Vietnam.

Major Countries/ Regions	Policies	Key Contents

	Vietnam National E-commerce Development Program 2014-2020	• The program aims to build a national e-commerce payment system, set online shopping as a popular trading tool, and encourage to develop e-commerce infrastructure, products and solutions.

Scheme on Development of Non-cash Payment in Vietnam 2016-2020

•  The scheme improves the legal and policy framework regarding online payment, upgrades and expands the inter-bank electronic payment system, and promotes the overall development of retail payment systems and services.

Indonesia	Gerbang Pembayaran Nasional (GPN)	• In December 2017, the Bank of Indonesia launched the GPN, which is a national payment gateway that has integrated system for all transactions between banks.

•  The GPN aims to provide an efficient and secure payment system for banking customers by allowing all electric money, debit and credit cards of any issuers to be accepted at any automatic teller machine, electronic data capture device or payment gateway in the archipelago once the regulation is fully implemented.

Regulation on Information Technology-Based Lending Service

•  The regulation is expected to support the growth of FinTech peer-to-peer lending platforms, and provide opportunities for local FinTech providers to grow and expand for the contribution of the national economy.

Japan	Japanese Banking Act

•  The amended banking act introduces a legal regulatory framework for electronic payment intermediate service providers as outlined by PSD2. It also calls for 80 Japanese banks to open their APIs by 2020.

Source: PRC State Council, People’s Bank of China, China Banking Regulatory Commission, Hong Kong Monetary Authority, Hong Kong Insurance Authority, MAS, Malaysia Digital Economy Corporation, Otoritas Jasa Keuangan, National Payments Corporation of India, The Reserve Bank of India, India Ministry of Finance, State Bank of Vietnam, Vietnam Ministry of Industry and Trade, Bank of Indonesia, and China Insights Consultancy

Increase in Demand for Digital Financial Services

The continued advancement of information technology has laid the foundation and opened up new possibilities for the development of digital financial services.

In 2020, smartphone penetration rates, referring to the number of people possessing smartphones as percentage of total population, in several Asian countries and regions, such as Mainland China, Singapore, and Hong Kong, have reached 64.6%, 88.4%, and 78.0%, respectively, compared to a global average of 44.9%. Such high smartphone penetration rates paved the way for the fast adoption of digital financial services in those regions.

Smartphone usage was also a key driver for the growth of internet economy, which covers a range of businesses in daily life with the adoption of digitized technologies, including e-commerce, digital social media, and digital entertainment. The rapid growth of the Internet economy has shaped consumer’s preferences and behaviors, and is expected to continue to drive the increasing demand for digital financial services in the future. Mainland China, India, Indonesia, Hong Kong, Singapore, and various countries in Southeast Asia are among the fastest growing Internet economy markets in the world in terms of gross merchandise value.

The following diagram sets forth the gross merchandise value of Internet economy in major countries and regions in Asia.

The GMV of Internet Economy, Major Countries and Regions in Asia, 2015-2024E

Source: China Insights Consultancy

Impact of the COVID-19 Pandemic

The outbreak of the COVID-19 pandemic in early 2020 has further accelerated digital transformation in all aspects of people’s lives, making a large proportion of Asian population switch to digital tools to shop and bank. Consumers are now accustomed to the convenience of mobile wallets and contactless payment methods to avoid the exchange of paper money or checks during the pandemic.

After the outbreak of the COVID-19 pandemic, awareness and acceptance of digital banking, digital insurance, and digital wealth management has greatly increased, resulting in rapid development of digital financial services industry. In Mainland China, the monthly active users of digital financial services apps have experienced a sharp growth, especially for online stock trading and digital banking services, achieving a year-on-year growth rate of over 20% between December 2019 and December 2020.

Monthly Active Users Growth Rate of the Smartphone Applications Providing Digital Financial Services, Mainland China, December 2019 – December 2020

Source: China Insights Consultancy

Overview of Digital Banking Industry in Asia

Asian retail consumers and SMEs are quickly adopting digital banking services. Non-bank tech companies, such as Alibaba, Tencent, and Grab, are key players providing payments, loans, and other financial services in digital forms that have traditionally been offered by banks. These companies, generally from the high-tech, telecommunication, and e-commerce sectors, are often more innovative than incumbent financial institutions and are more flexible and efficient in corporate decision-making process. However, if these non-bank technology companies want to provide digital banking services, they must first obtain regulatory permission and license in the relevant jurisdiction. As a result, the digital banking licenses issued or to be issued will have a great impact on the landscape of the digital financial service industry. The graph below shows key players and their respective main characteristics in major countries and regions in Asia as of December 31, 2020.

Key Players and Their Characteristics in Digital Banking Industry in Major Countries and Regions in Asia, as of December 2020

Source: China Insights Consultancy

Overview of the Digital Banking Industry in Hong Kong

To facilitate the introduction of digital banking, the Hong Kong Monetary Authority published a revised Guideline on Authorization of Virtual Banks on May 30, 2018, which distinctly proclaimed the principles for authorizing digital banking businesses. The Hong Kong Monetary Authority received a total of 29 applications for the digital banking licenses, with applicants ranging from telecommunications operators and financial technology companies to multinational banks. Eight virtual banking licenses were ultimately granted in 2019. All eight virtual banks have launched operations in 2020.

The following table sets forth the eight digital banking license recipients.

Competitive Landscape of Digital Banking Industry, Hong Kong, as of December 2020

Source: Hong Kong Monetary Authority and China Insights Consultancy

Key Drivers of the Digital Banking Industry in Hong Kong

Hong Kong is one of the fastest-growing regions in the digital banking industry in Asia, primarily driven by the following factors:

Government Policies and Initiatives

The Hong Kong Monetary Authority believes that the development of digital banking will promote FinTech and innovation in Hong Kong and offer new customer experiences. In November 2015, the regulatory regime for stored value facilities and retail payment systems under the Payment Systems and Stored Value Facilities Ordinance went into effect. The Hong Kong Monetary Authority has granted 8 virtual bank licenses as of May 2019. To date, 18 Stored Value Facilities (SVF) licenses (including 3 licensed banks that are regarded as SVF licensees) have been granted by the Hong Kong Monetary Authority to an effort to supervise and regulate the rapidly expanding electronic payment industry.

Close Proximity to Mainland China

The completion of the Hong Kong-Zhuhai-Macao Bridge and the Express Rail Link further improved the transportation infrastructure in the Greater Bay Area and enhanced the flow of capital, talents, goods, and services between Mainland China and Hong Kong. Consumers in Mainland China are generally more accustomed to digital payment and banking services, which is expected to further accelerate Hong Kong’s digitization process given the frequent interactions between people from Mainland China and Hong Kong. Given Hong Kong’s close proximity to Mainland China, market players in Hong Kong have the unique advantage of serving a broader group of customers in Hong Kong, the Greater Bay Area, and Mainland China, and therefore would accelerate their technology adoption to satisfy customer demands.

Shift in Consumer Behavior and Growth in e-Commerce

Hong Kong has seen significant growth in e-commerce in recent years. The COVID-19 pandemic further accelerated the adoption of e-commerce as people try to minimize in-person contacts through online shopping. Online consumers are expected to continue to increase post the pandemic, and digital banking services are an essential part of this growth.

Continued Improvements in Technology and Risk Management

Continued technological advancement will improve customer experiences, enable more comprehensive service options, and drive down costs. As more consumers are enjoying the products and benefits of digital banking, their behavior data will in turn help improve bank’s overall product offering as well as its risk management system. Digital banks are believed to be better at collecting and understanding such data than their traditional counterparts.

Market Size of the Digital Banking Industry in Hong Kong

It usually takes several years for digital banks to acquire critical mass of customers. Given that the first batch of digital banks in Hong Kong were only launched in 2020, the market size of virtual banking industry is expected to grow significantly over the next decade. The following graphs set forth the projected market size of the digital banking industry in Hong Kong in terms of loan outstanding, deposit balance, transfer value, and other services revenue during the period from 2020 to 2030.

Market Size1 of the Virtual Banking Industry, Hong Kong and the Greater Bay Area2, 2020E-2030E

Loans outstanding[3]	Deposits balance	Transfers value[4]	Other services revenue[5]

Notes:
(1)

The market size projection is based on reasonable assumptions and comprehensive estimates of the development of virtual banking development in other regions and other digital financial services development in Hong Kong.

(2)	In the projection model, it is assumed that virtual banks in HK are expected to expand their businesses to the Greater Bay Area in the near future.
(3)	The index for measuring the market size of loans is outstanding value, the loan outstanding refers to the unpaid, interest-bearing balance of a loan or loan portfolio averaged over a period of time.

(4)

Projected transaction value of transfers includes both the transaction value of cross-border transfers among GBA regions and the transaction value of domestic transfers in HK, considering the future expansion of HK virtual banks’ business across the GBA.

(5)	Other services include insurance, wealth management, investment, etc.

Source: China Insights Consultancy

Overview of the Digital Banking Industry in Singapore

Shortly after the issuance of Hong Kong’s digital banking licenses, Singapore followed suit immediately to announce their plans to launch licensing operations. The MAS announced on June 28, 2019 that it will issue up to two digital full bank (DFB) licenses and three digital wholesale bank (DWB) licenses:

•	A DFB license holder can take deposits from, and provide banking services to, retail and non-retail customer segments in Singapore; and

•	A DWB license holder can take deposits from, and provide banking services to, SMEs and other non-retail customer segments in Singapore.

The MAS announced that it had received 21 applications for digital banking licenses as of the application deadline on December 31, 2019, including seven applications for the DFB license, and 14 applications for the DWB license. Candidates that have publicly announced their applications consist of several types, including FinTech companies such as the AMTD Digital-led consortium, Ant Financial, and ByteDance, Singapore-based internet service providers such as Sea and Razer, as well as telecom operators such as Singtel and ride hailing services provider such as Grab. On June 18, 2020, the MAS announced that five DFB applicants and nine DWB applicants were shortlisted to the next stage of assessment. On December 4, 2020, the MAS announced an initial batch of four successful digital bank applicants. Two applicants were selected for the award of digital full bank licenses, namely (i) a consortium comprising Grab Holding Inc. and Singapore Telecommunications Ltd.; and (ii) an entity wholly-owned by Sea Ltd. Two applicants were selected for the award of digital wholesale bank licenses, namely (iii) a consortium comprising Greenland Financial Holdings Group Co. Ltd, Linklogis Hong Kong Ltd, and Beijing Co-operative Equity Investment Fund Management Co. Ltd.; and (iv) an entity wholly-owned by Ant Group Co. Ltd. The MAS will review and consider granting more such licenses in the future.

Key Drivers of Digital Banking Industry in Singapore

The growth of the digital banking (digital wholesale banks) industry in Singapore is expected to be primarily driven by the following factors:

Rapid Growth of Digital Economy

The high smartphone penetration rate makes customers’ adoption of digital services such as e-commerce and ride hailing easier in Singapore than in other markets, presenting a favorable landscape for Singapore’s banks to embed and cross sell financial services through these digital transactions. In addition, the growing demands for e-commerce and digital financial services in ASEAN will also increase demand for digital banking services in Singapore, the financial hub for ASEAN.

Development of FinTech Industry

The development of Singapore’s FinTech industry has attracted a large amount of capital and a great number of talents to this sector. The emerging growth of FinTech industry will accelerate the upgrade of banking infrastructures, improvement in banks’ risk management, and digitalization of banking system, which all make digital banking services more accessible for more SMEs.

Supportive Government Policies

The Singapore government has implemented a series of supportive policies facilitating Singapore’s transformations to a cashless society. Such policies include introducing a new payment regulatory regime, identifying key areas of development, launching a public platform, and establishing strategic plans.

Inter-bank Collaborations that Strengthen Market Infrastructure

Inter-bank collaborations in Singapore cover the critical areas of technology infrastructure, digital identity access, national e-payment infrastructure, cross-border payments, and data governance. These collaborations facilitate the construction of a market infrastructure with enhanced risk controls.

Supports and Anchors to the FinTech Community from Strategic Investors

A large number of financial institutions, including AMTD Group, HSBC, and Standard Chartered, are making investments to support Singapore’s and ASEAN’s FinTech companies. Their efforts include sponsoring FinTech events, collaborating with universities to nurture FinTech talent, establishing FinTech focused investment funds, and supporting and empowering FinTech companies. Investment in the FinTech industry has increased significantly from US$0.2 billion in 2015 to US$1.1 billion in 2019 in the ASEAN.

Market Size of the Digital Banking (Digital Wholesales Banks) Industry in Singapore

The granting of digital banking licenses in Singapore are expected to accelerate the development of Singapore’s banking sector by allowing more innovative business models and strengthening digital capabilities. Singapore’s development strategy of digital banking has been focusing on the underserved or unbanked market segments, such as SMEs, as well as providing further impetus for existing banks to accelerate the innovation of their digital offerings.

The following diagram sets forth the expected market size of digital banking services in terms of loans outstanding, deposit balance, transfer value, and other services revenue during the period from 2020 to 2030.

Market Size1 of the Digital Banking (Digital Wholesale Banks) Industry, Singapore and ASEAN2, 2020E-2030E

Loans outstanding[3]	Deposits balance	Transfers value[4]	Other services revenue[5]

Notes:
(1)

The market size projection is based on reasonable assumptions and comprehensive estimates of the development of virtual banking development in other regions and other digital financial services development in Singapore.

(2)	In the projection model, it is assumed that virtual banks in Singapore are expected to expand their businesses to the ASEAN in the near future.
(3)	The index for measuring the market size of loans is outstanding value, the loan outstanding refers to the unpaid, interest-bearing balance of a loan or loan portfolio averaged over a period of time.

(4)

Projected transfer value will include both cross-border trade settlement value among ASEAN and domestic transfer value in Singapore considering the expansion of Singapore virtual banks’ business to ASEAN.

(5)	Other services include insurance, wealth management, investment, etc.

Source: China Insights Consultancy

Overview of the Digital Insurance Industry in Asia

Value Chain of the Digital Insurance Industry in Asia

The insurance industry in Asia faces challenges of enhancing customer experience, improving business processes, and offering innovative products and services. In response to these challenges, market players are investing in digitalization to better serve customers and streamline business processes. To drive digital transformation, some intermediaries in the insurance industry have begun to distribute the insurance products sourced from insurance companies through online channels to clients. Online distribution channels in the insurance industry include digital insurance brokerage platforms, as well as digital banks and agents with online presence.

The following diagram sets forth the value chain of the digital insurance industry in Asia.

Source: China Insights Consultancy

Key Players and Their Characteristics in the Digital Insurance in Major Countries and Regions in Asia

The high expectations of consumers in Asia for seamless and personalized digital experiences have inspired innovation in the insurance industry. CIC expects that the insurance industry will be transformed by digital technologies and that digital usage will grow to become the dominant channel for insurance purchase in Asia. Insurers will have to stage their preparation for different levels of demand in different regions. In each geographic region, the degree of digitalization varies widely among insurers and insurance brokers. For example, Mainland China and Hong Kong have launched digital insurance license schemes and have already attracted a number of applicants for digital insurance licenses. Singapore has not granted such licenses but will start accepting applications in the near future.

The following diagram sets forth the key players and their characteristics in the digital insurance industry in major countries and regions in Asia.

Key Players and Their Characteristics in Digital Insurance Industry in Major Countries and Regions in Asia, as of December 2020

Source: China Insights Consultancy

Key Drivers of the Digital Insurance Industry in Asia

Advantages of Digital Insurance over Traditional Insurance Companies and Brokers

In the setting of traditional insurance companies and brokers, customers must meet with an insurance agent or broker onsite and complete cumbersome documentation. Insurers also need to pay relatively high insurance premium and go through tedious process to file a claim. In contrast, for digital insurance customers, it is much more convenient and efficient to purchase insurance products and settle insurance claims online. Digital insurance can also significantly reduce the channel cost and improve geographical coverage.

Government Support

A large number of government bodies in Asia, including the Hong Kong Insurance Authority and the Monetary Authority of Singapore, have supported digital insurance as a means to strengthen the competitiveness of their insurance industries. For example, the Hong Kong Insurance Authority launched the initiative of InsurTech Sandbox and implemented the fast track authorization system.

Technology Advancements

The improvement and maturity of key technologies such as artificial intelligence (AI), block chain, cloud computing, and big data has brought about a major opportunity to reshape the value chain of the insurance industry. Insurance technologies can help insurance companies and brokers improve their risk control capabilities, cost structure, marketing efficiency, and overall user experience including purchase and claims experience.

Overview of the Digital Insurance Industry in Hong Kong

Development of the Digital Insurance Industry in Hong Kong

To improve the competitiveness of its insurance industry, the Hong Kong Insurance Authority has launched various initiatives to promote InsurTech development in Hong Kong. In September 2017, the Hong Kong Insurance Authority upgraded the InsurTech Sandbox, which allows InsurTech companies to test InsurTech initiatives and gain real market data and user feedback in a controlled environment before their commercial launch. The Hong Kong Insurance Authority also implemented a fast-track approval system for new insurers that operate solely through digital channels, attracting a number of applicants for virtual insurers authorized under the fast track. The virtual insurers will be allowed to sell insurance products directly over the internet, instead of through channels such as insurance agents and bancassurance. As of May 31, 2020, the Hong Kong Insurance Authority has granted authorization under the fast track to four virtual insurers, namely Bowtie Life Insurance (launched in December 2018), Avo Insurance (launched in October 2019), OneDegree Hong Kong (launched in April 2020), and ZA Insure (launched in May 2020). Multinational insurance companies have also tapped into the digital insurance market. For example, Aviva, a British multinational insurance company set up a joint venture with Hillhouse Capital and Tencent. The joint venture, Blue, leveraged Aviva’s insurance license to become the first digital life insurer in Hong Kong.

As of December 31, 2020, there were 827 authorized insurance brokers in Hong Kong. Among the local corporate insurance brokers in Hong Kong, AMTD Risk Solutions ranked top in terms of revenue in 2019. Since the 1940s, international insurers and insurance brokers have started business in Hong Kong and have then further expanded to other parts in Asia, especially Southeast Asia and Mainland China. The technological change and shifts in consumer behaviors have also resulted in a new wave of competition. Most established companies in the insurance industry in Hong Kong have been slow in adopting digital tools and business models. Meanwhile, a growing number of tech-oriented start-ups and emerging growth firms continue to chip away at insurance markets. Leading insurance brokers in Hong Kong have been heavily investing in InsurTech and transforming their business processes to improve customer experience and expand customer base.

Market Size Projection of the Digital Insurance Industry in Hong Kong

The penetration rate of the digital insurance market as a percentage of the total insurance market measured by premium is lower than 1% in 2019. The virtual insurers in Hong Kong are in their early stage of development with a penetration rate of only 0.3% in 2020. The penetration rate of digital insurance in Hong Kong is expected to reach approximately 6.0% in 2030.

The following diagram sets forth the projected penetration rate of the digital insurance market among total insurance market measured by premium in Hong Kong during the period from 2020 to 2030.

Penetration Rate of the Digital Insurance Market Among Total Insurance Market,

Measured by Premium, Hong Kong, 2020E-2030E

Source: China Insights Consultancy

Overview of the Digital Insurance Industry in Singapore

Development of the Digital Insurance Industry in Singapore

In recent years, FinTech has established itself as a key sector in Singapore’s financial industry. Singapore launched the FinTech Sandbox in 2016, allowing financial companies to test their innovative products and services in the market, which accelerated digitalization of the insurance industry in Singapore.

Insurance coverage is higher in Singapore than the rest of Asia. Relatively two-thirds of the population in Singapore are insured, which result in a high demand for insurance technology advancement and better insurance services. Considered as one of the best places in the world for tech start-ups, Singapore has welcomed many InsurTech players who seek for strategic opportunities in the insurance industry, and has already seen the emergence of several high-performing insurance technology start-ups.

Competitive Landscape of the Digital Insurance Brokerage Market in Singapore

As of the December 31, 2020, there were 91 registered insurance brokers in Singapore. Among these brokers, fewer than 20 are equipped with digital insurance capabilities that enable clients to purchase, acknowledge and organize their insurances online.

One of the most notable digital insurance platform in Singapore is PolicyPal. As the first startup to successfully graduate from MAS FinTech Sandbox, PolicyPal is a one-stop online insurance platform and a mobile-first assurance on insurance, providing financial literacy, advisory of financial planning, and policy portfolio, for a range of customers. PolicyPal leads the InsurTech scene by being the first to digitize SME group employee benefits in Singapore in 2019, reflecting its dedication to offering direct group insurance to small and medium businesses.

The following table sets forth the ranking of digital insurance brokerage platforms measured by the number of website visits in Singapore in 2020.

Ranking of the digital insurance brokerage platforms, measured by website visits, Singapore, 2020

Rank	Company code	Website visits*	Brief introduction
1	PolicyPal	~14,743	The first graduate from MAS Fintech Sandbox, PolicyPal, is a one-stop online insurance brokerage solutions provider with strong support from MAS, distributing data-driven products for different customers.

2	Company A	~9,766	An insurance broker platform licensed by the MAS since 2015, it provides 7 insurance products from 20 insurance companies in Singapore.

3	Company B	~5,186	A MAS-licensed online financial advisor that provides an easy comparison framework for customers to compare key insurance features between insurers.

4	Company C	~433	An online insurance broker that covers special business insurance products such as cyber insurance, D&O insurance, and professional indemnity.

5	Company D	~232	A digital platform that generates customized, direct and transparent insurance solutions with zero commissions that is available online 24/7.

* Website visits here refer to the total visits to insurance brokerage platforms’ website during a 3-month period from February 2020 to April 2020, monitored by SimilarWeb.

Source: China Insights Consultancy

Market Size Projection of the Digital Insurance Industry in Singapore

The penetration rate of the digital insurance market as a percentage of the total insurance market measured by premium is lower than 1% in 2019. The following diagram sets forth the projected penetration rate of the digital insurance market among the total insurance market measured by premium in Singapore during the period from 2020 to 2030.

Penetration Rate of the Digital Insurance Market Among Total Insurance Market,

Measured by Premium, Singapore, 2020E-2030E

Source: China Insights Consultancy

Overview of the Digital Payment Industry in ASEAN Countries

Digital payment services have different implications on countries and regions at different stages of development of their financial systems. In countries and regions with developed financial systems, such as Singapore, traditional payment services are already widely adopted, making it difficult for digital payment services to outright replace traditional payment services. Under such circumstances, digital payment services often serve as a complement to existing traditional payment services, thus providing a more diversified payment ecosystem. In countries and regions with emerging financial systems, such as Indonesia, digital payment services would have larger potential of development since such services are gradually replacing traditional payment services due to high efficiency and convenience.

The digital payment industry in ASEAN countries experienced significant development over the past three years. The market size of the digital payment industry in ASEAN countries as measured by transaction value increased from US$0.6 billion in 2017 to US$6.4 billion in 2019, translating to a robust CAGR of 219.1%. Driven by the changing consumer behaviors, increasing smartphone and internet penetration, and supportive regulatory and policy environment, the market size is expected to further increase at a CAGR of 43.7% between 2019 and 2024, to reach US$39.4 billion by 2024. The graph below sets forth the market size of the digital payment industry in ASEAN countries as measured by transaction value from 2017 to 2024.

Market Size of the Digital Payment Industry, as Measured by Transaction Value, ASEAN Countries, 2017-2024E

Sources: CIC report

Third-party payment, a transaction method in which third-party operators act as intermediary between buyers and sellers to non-cash payment, can be divided into traditional payment services and digital payment services. Traditional payment refers to the services for merchants to accept non-cash payments without digital channels, including card payments with traditional payment terminals. Digital payment refers to the services for merchants to accept payment using internet channels such as PCs or mobile apps, or consumers to pay merchants through third-party e-wallets.

With the advancement of technologies, digital payment can nowadays be further divided into internet-based bank card payment and QR code-based payment with mobile devices. Internet -based bank card payment refers to transactions paid with debit or credit card and settled through bank websites or mobile apps. QR code-based payment refers to transaction paid through QR code, whether it is an aggregated QR code channeling the payment to multiple issuers or not. The aggregated QR code-based payment is beneficial for merchants to reduce the costs and improve the operating efficiency when accessing and maintaining multiple payment and settlement services.

Overview of the Aggregated QR Code-based Payment

As a type of QR code-based payment, the aggregated QR code-based payment refers to the provision of comprehensive online payment solutions for merchants with the integration of payment tools through PCs or mobile apps among multiple banks in cooperation, third-party payment platforms and other payment service providers. Four levels of aggregation are reflected in the aggregated QR code–based payment, including application scenarios, paying methods, funds to the accounts, and value-added services for merchants. The table below sets forth the segmentation of the aggregated QR code-based payment industry.

Segmentation of the Aggregated QR Code-based Payment Industry

Value Proposition of the Aggregated QR Code-based Payment

Empowering Merchants

The aggregated QR code-based payment empowers merchants from various perspectives, including bringing convenient experience of collecting money, along with value-added services based on data such as digital management, loan services with lower thresholds, and more precise marketing services.

•

Convenient experience of collecting money: For merchants, the aggregated QR code-based payment is a one-stop access to various e-wallets. Compared with other payment methods such as cash and card payment, the aggregated QR code-based payment brings greater convenience, improves the merchant’s efficiency, and lowers operating costs.

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Digital management: Aggregated QR code-based payment service providers perform statistical analysis of the merchant’s daily operating data through the associated Apps and present it in a visualized way, which carries out the digital upgrading of daily operation management for many small and medium-sized merchants.

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Loan services with lower thresholds: The service providers can truly record the daily operating data of merchants, which can help financial institutions improve the credit evaluation effect on the small and micro-sized merchants, and also lower the threshold for small and micro-sized merchants to obtain loans.

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More precise marketing services: Depending on the large traffic of payment platforms, the service providers integrate marketing services such as membership systems, loyalty systems, and social advertising to provide merchants with a comprehensive marketing solution, thus enhancing customer acquisition effects for merchants.

Assisting in Expansion of Merchants for Acquiring Agencies

The expansion of offline merchants requires a large amount of costs from sales staff’s onsite business development to connection with merchants and after-sales services. Aggregated QR code-based service providers are able to leverage the cost advantages to reach more small and micro-sized merchants, which is difficult for acquiring agencies due to relatively higher customer acquisition costs. Thus, the service providers undertake part of the responsibility of offline merchant expansion.

Facilitating Financial Inclusion

The habits of mobile payment for people in ASEAN countries are gradually being developed to provide a good foundation for the development of the aggregated QR code-based payment industry. In addition, with the wider geographical coverage, more individual business owners with small operating scales will access such services. Aggregated QR code-based payment is committed to exploring merchants, especially those in small and micro sizes, and continuously promoting the process of financial inclusion with payment as an entry point in ASEAN countries.

Policies Regarding the Aggregated QR Code-based Payment Industry in ASEAN Countries

The government sectors in ASEAN countries have been actively promoting the standardized development of the payment industry respectively. The table below sets forth the policies to support a more healthily developing payment industry in ASEAN countries.

Major Countries/ Regions	Policies	Issuing Year and Issuing Institutions	Key Contents

Singapore	The Payment Services Act 2019 (“PS Act”)	• 2020 • The Monetary Authority of Singapore (MAS)

•  The PS Act adopts an activity-based licensing framework in recognition of the different kinds of activities and new developments in payment services.

•  The Act can enhance the regulatory framework for payment services in Singapore, strengthen consumer protection and promote confidence in the use of e-payments.

	The Singapore Quick Response Code (SGQR)	• 2018 • The Monetary Authority of Singapore (MAS)

•  SGQR is a single payment QR code that combines the payload details of different electronic payment schemes that a merchant or business accepts. Up to now, there are 37 SGQR members in Singapore.

•  SGQR makes QR code-based mobile payments simple for both consumers and merchants, accelerating the increase of digital payment penetration rate in Singapore.

Major Countries/ Regions	Policies	Issuing Year and Issuing Institutions	Key Contents

Thailand	The Payment Systems Act 2017 (The PSA)	• 2018 • The Ministry of Finance (MOF)

•  The Act sets out the framework for a new licensing and registration regime to regulate electronic payment business operators and puts in place several provisions for a stable and reliable e-payment ecosystem.

•  The Act enhances e-payment system’s risk management and security, financial stability, good governance, customer protection and efficiency, and competitiveness.

	The Quick Response Code payment system	• 2017 • The Bank of Thailand (BOT)

•  The BOT has approved the launch of the QR Code Payment by commercial banks in Thailand. Under this system, customers are able to use mobile phone applications to scan standardized merchant QR codes.

•  The system enhances the digital payment framework in Thailand, providing for public confidence, stability and security of digital payment systems.

	PromptPay Program	• 2017 • Thailand government

•  The PromptPay system allows registered customers to transfer funds using a mobile phone with only the mobile number or national ID number of the recipient.

•  The program is aimed at supporting financial inclusion and the roll-out of electronic payments in Thailand.

Indonesia	Indonesian Standard QR Code (QRIS)	• 2020 • Indonesia’s central bank, Bank Indonesia (BI)

•  QRIS is an integrated payment system that allows users from one payment service to transfer funds to any rival service within BI’s ecosystem.

•  QRIS facilitates and integrates payment transaction, improving the efficiency and safety of digital payments in Indonesia.

	The National Payment Gateway (NPG) Regulation	• 2017 • Bank Indonesia (BI)

•  Upon the full implementation of this regulation, all domestic cashless transactions made within Indonesian territory must be processed through the NPG as the state’s integrated payment system.

•  The regulation promotes the development of digital payments system in Indonesia. Consumers no longer need to match their cashless payment instruments to the electronic data capture (EDC) machine available in the merchant’s store.

Major Countries/ Regions	Policies	Issuing Year and Issuing Institutions	Key Contents

Philippines	The National Payment Systems Act (the NPSA)	• 2018 • Philippines government

•  Under the NPSA, all existing operators of payment systems are required to register with the Bangko Sentral ng Pilipinas (the Philippines’ central bank and monetary authority) within six months from effectivity of the NPSA.

•  The Act is intended to promote the safe, secured, efficient and reliable operation of payment system and the development of cashless economy within Philippines.

	The National Retail Payment System (NRPS)	• 2015 • Philippines government

•  Under the NRPS, the BSP launched two automated clearing houses, the PESONet in 2017, and InstaPay in April 2018. NRPS also provided the framework for the governance of payments in the Philippines.

•  The system is designed to prompt the cashless economy and encourage innovation and growth of payment services and FinTech in Philippines.

Vietnam	QR code Project	• 2019 • Vietnam government

•  Under the project, all commercial banks and payment intermediary providers must also apply QR code standards before the third quarter of 2019.

•  The project is aimed at encouraging non-cash payments, enhancing the system of electronic wallets and digital payments in Vietnam.

Malaysia	Interoperable Credit Transfer Framework (ICTF)	• 2018 • Malaysia’s Central Bank, Bank Negara Malaysia (BNM)

•  The ICTF enabled the interoperability of credit transfer services and promoting collaborative competition between banks and non-bank e-money issuers through fair and open access to shared payment infrastructure.

•  The policy is intended to foster an efficient, competitive and innovative payment landscape and accelerate the Malaysia’s ambitions of becoming a cashless society.

	“Financial Sector Blueprint 2011- 2020”	• 2010 • Bank Negara Malaysia (BNM)

•  The blueprint highlighted electronic payments as one of the nine key focus areas. BNM is expected to accelerate the migration to e-payments, and QR Payment has been identified as the catalyst towards achieving that goal.

•  The blueprint primarily promotes the digital payments and broadens financial inclusion in Malaysia.

Source: Monetary Authority of Singapore (MAS), Ministry of Finance (MOF), Bank of Thailand (BOT), Thailand government, Indonesia’s central bank, Bank Indonesia (BI), Philippines government, Vietnam government, Malaysia’s Central Bank, Bank Negara Malaysia (BNM)

Overview of Digital Primary Shares Exchange Platforms in Asia

Attractive investment market and high digital level in Asia has led to the emergence of a vibrant start-up environment across the region. Over the past two years, the rapid growth in venture capitalists and private equity investment in Asia has produced the first set of Unicorns, which are private companies valued at US$1 billion or more. China boasts the most Unicorn companies in Asia, with 217 in 2020. In ASEAN, rapid development of economy and the ecosystem of investors have led a large number of entrepreneurs to build their brands and businesses in this region. Some of the well-known Unicorn companies in ASEAN include Go-Jek, Grab, and Revolution Precrafted.

Unicorn companies are not listed but have huge investment potential. However, the market lacks platforms or systems that allow trading of shares in these Unicorns. Consequently, demand for a digital primary shares exchange platform has grown rapidly in recent years.

Several governments have announced policies to support the growth of Unicorn companies and private market ecosystem. For instance, MAS has committed to allocate US$5.0 billion of its own funds to invest in the private markets’ asset class and support the growth of Unicorns. In January 2019, Securities and Futures Commission of Hong Kong approved the operation of pre-IPO equity exchanging FinTech firm and granted the company with dealing in security license. Besides, the Outline Department Plan for Greater Bay Area initiatives the establishment of regional private equity trading market. The favorable policies facilitate the development of private equity and exchanging in Hong Kong.

Key Market Players in the Digital Primary Shares Exchange Platforms in Asia

With the advancement of technology, a growing number of digital marketing platforms have emerged. The following table sets forth the key digital platforms in Asia.

Examples of Digital Primary Shares Exchange Platforms in Asia

Company	Headquarters	Year of establishment	Profile
CapBridge	Singapore	2015	An online private equity investment syndication platform approved by the MAS and Government of Singapore, which provides private markets securities exchange and primary capital raising

Fundnel	Singapore	2015	A private investment platform that leverages technology and data to curate opportunities in growth and pre-IPO companies in ASEAN and provides the equity exchanging services online

Investa X	Singapore	2015	Its ecosystem provides the key infrastructure required for the new digital economy, with digital financing for alternative investments including private equity

iSTOX	Singapore	2017	Focusing on private capital market and offering an innovative, flexible, inclusive, and efficient system for an emerging generation of investors and issuers

Moonfare Asia Ltd	Hong Kong	2018	A subsidiary of Moonfare GmbH and SFC-licensed FinTech platform designed to give qualified Asian investors access to top-tier, pre-vetted private equity funds

Source: China Insights Consultancy

Key Drivers of the Digital Primary Shares Exchange Platforms in Asia

The growth of the digital primary shares exchange platforms industry in Asia is primarily driven by the following factors.

Continued Growth and Increasing Number of Unicorn Companies

The growth of Unicorn companies would require vast amounts of capital injection and supportive policies. Asia’s vibrant business environment offers space for new businesses and start-ups to thrive, as business investors are presented with opportunities to generate lucrative returns on their investments within the region; therefore the number and valuation of unicorns in Asia have continued to increase over past two years.

Demand for Liquidity from Shareholders

Well-capitalized Unicorn companies may choose to stay private due to less regulatory oversight in order to compete more effectively in their markets. However, its investors and employees with shares in the company may need to exit the investment or obtain cash through sale of shares.

Investors Seeking High Return of Private Equity Investment

The private equity investments can be very profitable, thereby attracting a vast number of potential investors. If interested investors have missed the opportunity to participate in company fund raisings, they may still invest in the company through these platforms at a later time.

Favorable Policies and Supports from Governments

Several government bodies in Asia, including SGX, MAS, and Securities and Futures Commission of Hong Kong, have approved the establishment and authorization of the trading exchange and platforms of private securities, thereby strengthening the growth of digital private equity exchanging industry.

Development of Advanced Technology

The advancement and maturity of technologies, such as Ethereum network and blockchain with immutable and highly distributable nature, has provided basic infrastructure for online private securities trading and ensured security and high transparency.

Total Addressable Market of the Digital Primary Shares Exchange Platforms in Asia

The total addressable market size of Asian digital primary shares exchange platforms is largely driven by valuation of Unicorns, number of sellers, and number of interested buyers. Based on a typical percentage of shares that are owned by investors and employees prior to initial public offerings, the addressable market of primary shares exchange platforms is estimated to be approximately US$15 billion in 2019.

Overview of Digital Ecosystems

Digital Revolution Giving Rise to a New Generation of Industry Leaders

The digital revolution has transformed the way business is being conducted and has given rise to a new generation of industry leaders. The proliferation of digital technology, in particular, the prevalence of digital means of communication and electronic commerce, has changed the way of life for people around the globe, and, as a result, also changed the landscape of global business.

Digital revolution has brought about the following trends in the business world across continents:

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Globalization. With the advent of digital media and digital communication, information can be disseminated across the world rapidly. Whereas, historically, there are significant variations across different regions in terms of their cultural preferences, these preferences have become much more aligned, particularly in terms of media, entertainment, and products, as people can now access the same information regardless of their locations. The total number of cross-border consumers is forecasted to be more than 1.1 billion by the end of 2021.

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Instant Fulfillment. With the significantly upgraded telecommunications and logistics network, consumers are now able to make purchases and receive their goods much more conveniently and speedily. Advanced telecommunications networks, such as 4G and 5G, enable consumers to download and access digital content much more rapidly and easily around the world. Driven by the expanded global shipping and delivery capacity as well as better operations management through the use of technology, logistics networks have evolved to support much faster delivery and fulfillment of orders made by consumers. As a case in point, the adoption of telecommunications technologies and the volume of online shopping have both achieved exponential growth in recent years and increased even more sharply in 2020 due to the impact of the COVID-19. More than 800 million people have adopted telecommunications technologies for work globally in 2020. As of the end of 2020, the number of online shopping platform users reached 2.1 billion and 78.9% of smartphone users would choose online shopping software for daily shopping.

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Scale. Due to the aforementioned factors, businesses can now operate without geographical constraints and can access a much larger potential client base constituted by individuals and entities sharing the same set of preferences. This has resulted in the “Matthew effect” in consumer and user behaviors, where popular products tend to become even more popular. Online social media platforms have also achieved rapid growth. In 2020, the users of popular social media like Facebook, WhatsApp, WeChat, and Instagram have reached 2.4 billion, 1.6 billion, 1.2 billion, and 1.0 billion, respectively.

•

Integrated Solutions. Digital technologies allow business partners, suppliers, distributors, and end retailers to share customer data and analytics, enabling them to tailor offerings suited to the needs of the customers and easily cross-sell different products and services. Improvements in customer analytics have also given rise to “Super Apps” such as WeChat, Grab, etc.

The Birth of Digital Ecosystems

The digital revolution has given rise to a new generation of industry leaders. As these industry leaders expand through investments, mergers and acquisitions and business cooperation with other companies, they have developed synergistic digital ecosystems, creating multifarious consumer touch-points across many sectors of the economy. Many of these digital ecosystems have developed into a massive scale that makes it difficult for others, except the largest giants, to compete with them.

Structure of the Global Digital Ecosystem in 2021

Source: CIC Report

Digital Ecosystems Dominate the Global Business Landscape Today and Their Investments Have Achieved Significant Returns

Today, eight out of the top 10 companies by market value in the world are ecosystem enterprises, which include Amazon, Facebook, Google, Microsoft, Tencent and Alibaba. In total, these ecosystem enterprises have invested in and acquired more than 2,000 companies and around 15% of these companies are already listed. According to the CIC Report, the average investment return of these ecosystem enterprises over the past three years accounted for as high as 40% of their net profits. Investments were mainly made in the sectors of live streaming, big data, social media, Fin-tech, AI, healthcare, and retail. Case studies of Amazon, Tencent and Alibaba are listed below:

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Amazon. Since 1998, Amazon has invested in and acquired over 104 companies to build its ecosystem, and 24 of those companies have since been listed. Amazon has continuously been conducting mergers and acquisitions every year. In 2018, 2019, and 2020, Amazon acquired four, nine, and three companies respectively.

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Tencent. Tencent started to build its ecosystem since 2011. Over the past decade, Tencent has invested in and acquired over 800 companies. Among them were more than 70 companies that have been listed. Investment return contributed to over 40% of Tencent’s net profits. In 2018, 2019, and 2020, Tencent reported investment returns of US$5.0 billion, US$3.2 billion, and US$10.8 billion, respectively.

•

Alibaba. Alibaba has invested in and acquired over 430 companies. 62 of those companies have since been listed. Investment returns contributed to almost 50% of Alibaba’s net profits. In 2018, 2019, and 2020, Alibaba reported investment returns of US$4.7 billion, US$6.8 billion, and US$11.3 billion respectively.

Benefits of Ecosystem Membership

It is increasingly important for businesses, especially those operating in the digital economy where scale, customer data, and financial resources are critical, to benefit from and to have the support of an digital ecosystem. Membership to a digital ecosystem will be increasingly sought after in the future since it can help improve customer loyalty and retention, improve risk management capability, lower operation cost and create new revenue sources.

•

Improved customer loyalty and retention. Digital technology is one of the most important keys to unlocking customer insights. Having access to a digital ecosystem would enable a company to better understand their existing and target customers as well as their needs. With access to such critical data, companies can create a business strategy that is more customer-centric. Using both structured data (personal customer information) and unstructured data (such as social media metrics and value chain analysis), companies can drive substantial business growth and improve customer loyalty.

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Improved risk management capability. A robust set of partnerships can help companies better adapt to the rapid economic changes. If demand drops for one product, companies can change their strategies to focus on another product without starting from scratch if they have the support from other partner companies in a digital ecosystem. With combined resources, a company will be able to pivot more quickly to meet changes in demand. For example, Uber’s in-house ecosystem consists of both ride-sharing services and other transportation-based services, such as its food delivery service, Uber Eats. The pandemic caused ride bookings to drop by 75%, but at the same time, demand for Uber Eats more than doubled. Having a strong ecosystem enabled the company to withstand what could have been a devastating economic event.

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Lower operation costs. Companies that have embraced digital transformation and ecosystem integration platforms are experiencing measurable cost savings. Besides improving workflow efficiency, end-to-end integration improves companies’ relationships with customers and partners and reduces operational costs by automated data handling. According to McKinsey, banks with robust ecosystems see 10%-20% savings on customer acquisition costs.

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Create new sources of revenues. Data analytics can reveal insights of consumer behaviors and needs that might have otherwise been missed. Having data not just from the company itself but data from all of the customers’ interactions in an ecosystem enables companies to more quickly identify consumer patterns and better spot opportunities. Empowered by the abundance of data from a digital ecosystem, companies can better connect with consumers, increase the value of their products and services and reduce risks that ordinarily accompany new product launches. This in turn leads to new revenue streams and more opportunities for growth.

As a result of the above, many companies have become aware of the benefit of becoming part of an ecosystem. Aside from being enrolled in an ecosystem through mergers and acquisitions, more and more companies are willing to pay for ecosystem membership to improve customer loyalty and retention, enhance risk management capabilities, lower operation cost and create new revenue sources.

Overview of the Digital Media Marketing Industry in Asia

Value Chain of the Digital Media Marketing Industry in Asia

Digital media marketing refers to the distribution of various promotional messages via digital media platforms such as websites, mobile apps, and social media, which aims to empower companies through increasing their brand awareness. With advertisers and digital media marketing service providers positioned in the upstream and consumers positioned in the downstream, distribution channel providers are positioned in the midstream of the digital media marketing industry, relying on digital media platforms to display advertisements and shape public opinions.

Key Market Players in the Digital Media Marketing Industry in Asia

The number of digital marketing platforms in Asia has been growing as technology advances. Typical market players include Alibaba, ByteDance, Facebook, Tencent, YouTube, and Google.

Trends of the Digital Media Marketing Industry in Asia

Transformation to online platforms will be a major trend for the media marketing industry. Instead of focusing on offline media, more diversified forms of digital media marketing will be adopted interactively, involving Internet and mobile activities such as e-commerce advertising, feed advertising, live video advertising, social media advertising, and key opinion leader, or KOL, influence. Furthermore, the online traffic and data analysis can provide customized support for marketing, and enable marketing campaigns to reach targeted customers in a more interactive and convenient way.

The digital media marketing industry in Asia has experienced sound growth over the past six years. The market size of the digital media marketing industry in Asia, as measured by revenue, increased from US$53.3 billion in 2015 to US$150.7 billion in 2020, representing a CAGR of 23.0%, even though the COVID-19 pandemic has had a negative influence on marketing expenditures across industries in 2020. After the pandemic, the wider adoption of smartphones and communication technology, together with the changing consumption patterns in prosperous industries and the development of advanced technology, will result in a rapid rebound of the market size of the digital media marketing industry. The market size of the digital media marketing in Asia, as measured by revenue, is expected to reach US$208.3 billion in 2024 with a CAGR of 8.4% between 2020 and 2024.

Market Size of the Digital Media Marketing Industry, as Measured by Revenue, Asia, 2015-2024E

Source: China Insights Consultancy

Drivers of the Digital Media Marketing Industry in Asia

The growth of the digital media marketing industry in Asia is primarily driven by the following factors.

Wider Adoption of Smartphones and Communication Technology

The wider application of smartphones and Internet platforms demonstrates a shift in attention from offline media to digital media. As consumers spend more time on mobile devices and gain growing access to digital media in the near future, the digital media marketing industry in Asia is estimated to reach an ever-larger consumer pool and continue to grow.

Changing Consumption Patterns in Prosperous Industries

Consumers’ daily activities, such as communicating, commuting, dining, health, shopping, and entertainment, have been closely associated with various mobile applications, cumulatively creating a mobile Internet eco-system that caters to a variety of consumer needs. Digital media marketing is expected to play an increasingly important role in shaping brand images, conveying product information, and stimulating purchases from modern consumers who frequently use these applications.

Development of Advanced Technology

The application of big data and Internet-related technology has driven the expansion and innovation of digital media marketing through features such as market positioning, programmatic advertising purchase, performance evaluation, and customer relationship management, enabling the precise targeting of specific audience and enhancing the marketing conversion rate.

BUSINESS

Our Mission

“There was an idea to bring together a group of remarkable people, to see if we could become something more.”

—Nick Fury, Avengers

Our mission is to act as a fusion reactor for the best entrepreneurs and ideas, fusing synergistically all elements within the AMTD SpiderNet ecosystem, and harnessing and magnifying the power from each partner to create a force with meaningful social, technological, and economic impact.

Overview

Our Fusion-in Program

Through our unique business model, we develop leading digital businesses organically and seek to empower other entrepreneurs through our fusion-in program. By equity swap (i.e. issuing our ordinary shares to acquire the equity interests) with promising digital financial players, we align their business interests with ours. We further benefit from gaining access to new talents, capabilities, licenses, and technologies, while our business partners gain the ability to unlock their potential and accelerate growth by joining the AMTD SpiderNet ecosystem.

We identify potential business partners through our vast network of relationships and programs, including the various industry forums and events that we sponsor, various academic programs that we support, and through referrals from various entrepreneurs and industry organizations that we or our Controlling Shareholder is a member of. We seek for early-stage to mid-stage start-up businesses that complements our existing business and where the AMTD SpiderNet ecosystem can add tangible value and accelerate their growth. We sometimes swap equity with business partners (issuing our shares to acquire the equity interests of the investees) after we have developed a good business relationship and have a deep mutual understanding. The discussions around equity swap can be initiated by either party, and would involve exchanging our shares in exchange for stakes in the business partners. We typically seek to acquire majority stakes in such businesses. Normal commercial due diligence must be completed and the relevant board and investment committee approvals must be obtained before the execution of such transactions. We will devote the resources of our entire network to help the business grow following the equity swap, including customer cross-referrals, business partnerships, as well as the appointment of board member or secondment of staff pursuant to the terms of the corresponding agreement. The timing of when we spin-off such businesses depends on a number of factors, including whether they meet the requirements for the main board of a leading stock exchange, prevailing market conditions, and the amount and timing of their capital needs.

Core of the AMTD SpiderNet

We are a comprehensive digital solutions platform and the fusion reactor at the core of the AMTD SpiderNet. We harness the digital capability of the AMTD SpiderNet ecosystem to empower Asia’s entrepreneurs. We link and empower partners from digital and traditional financial industries, technology industries, academic institutions, and industry associations, combining and magnifying the best of each partner while providing one-stop solutions to our clients. We also unlock greater potential and accelerate the growth of our business partners by leveraging AMTD SpiderNet’s diverse connections and resources in product, talent, capital, and strategic guidance.

The AMTD SpiderNet was created by our Controlling Shareholder, AMTD Group, a leading and fast-growing financial services and digital-focused conglomerate in Asia, with businesses in investment banking, asset management, digital finance, education, and real estate. The AMTD SpiderNet ecosystem, embedded with multi-faceted business relationships, is formed by our Controlling Shareholder’s diverse and enriching initiatives and network of connections, together with the large client base to which AMTD Group provides a broad range of financial services. The AMTD SpiderNet ecosystem is an ever-extending network in which AMTD Group, together with its clients, shareholders, business partners, and investee companies, actively explore business collaboration opportunities. We benefit from being a core member of AMTD Group’s extensive network. By embracing the AMTD SpiderNet culture, we empower innovation and collaboration among multiple stakeholders to create greater synergies, and stronger connections and economic benefits for us and all of our stakeholders.

Innovative and disruptive thinking have been part of AMTD Group’s DNA since it came under our founder Mr. Calvin Choi’s leadership in 2016, and have driven AMTD Group to bring the best “IDEA” into each segment of its businesses:

•	I for AMTD IDEA Group—a leading Hong Kong-headquartered comprehensive financial institution, and the first dual-listed company on both the NYSE and SGX-ST;

•	D for AMTD Digital—a leading one-stop digital solutions platform and fusion reactor for entrepreneurs with business exposure and operations in Singapore and Hong Kong;

•	E for AMTD Education—a platform focused on investment and development of world-class educational institutions in Asia and beyond; and

•	A for AMTD Assets—a global property investment platform with current footprints in Hong Kong and Singapore.

We, together with the other members of AMTD Group, strive to unlock and maximize the value embedded within each partner. By linking every partner to a multi-dimensional web of business relationships, the value that each partner creates can be compounded, setting off a chain reaction that leads to significant value growth that reverberates throughout the entire ecosystem. This forms the foundation of the “AMTD SpiderNet” ecosystem, an ever-expanding network of partners that magnifies synergies and value creation for all participants in the system.

Our Business

As the fusion reactor at the core of the AMTD SpiderNet ecosystem, we are one of the most comprehensive digital solutions platforms in Asia with businesses spanning multiple verticals, including digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing, and digital investments.

Digital transformation is a new normal to real economies and people’s daily life, and we believe that a multi-dimensional and integrated digital solutions platform is fundamental to our ability to empower and integrate the various digital businesses within our ecosystem. We aspire to understand and anticipate the needs of clients, and provide tailored digital solutions with a collaborative overlay to them. We acquire innovative technological capabilities by selectively cooperating with and investing in technology partners across Asia. The purpose is to build a solid foundation for our various business endeavors.

Our one-stop digital solutions platform operates four main business lines:

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Digital Financial Services. Primarily through our controlled entities, investees, and business partners, we provide one-stop, cross-market and intelligent digital financial services for retail and corporate clients in Asia. We possess some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

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AMTD Risk Solutions—the largest Hong Kong-based corporate insurance solution provider in terms of revenue of corporate insurance business in Hong Kong, according to the CIC Report. AMTD RSG, our wholly-owned subsidiary, was a member of the Hong Kong Confederation of Insurance Brokers since October 2004 and was granted an insurance brokerage license issued by the Hong Kong Insurance Authority in September 2019, pursuant to the newly established statutory regime for regulation of insurance intermediaries which took over regulation of insurance agents and brokers from the self-regulatory bodies including Hong Kong Confederation of Insurance Brokers. See “Regulation—Hong Kong—Insurance Brokerage Regulatory Regime” for details on the new regulatory regime.

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PolicyPal—a one-stop digital insurance technology platform for consumers and SME clients in Singapore. We have acquired a controlling interest in PolicyPal Pte. Ltd. via our fusion-in program in August 2020. BaoXianBaoBao Pte. Ltd., the wholly-owned subsidiary of PolicyPal Pte. Ltd., is a registered insurance broker with respect to direct insurance and an exempt financial advisor in relation to advising on and arranging of investment products that are life policies in Singapore, other than for reinsurance. BaoXianBaoBao Pte. Ltd. is the first company to graduate from the MAS’s FinTech regulatory sandbox.

In addition, we have entered into agreements to acquire or apply for some of the most scarce digital financial licenses in Asia and provide a variety of digital financial services through the following:

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Singa Bank—a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients. Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. The consortium has submitted an application for the Singapore digital banking wholesale license on December 31, 2019. We intended to pursue digital banking opportunities in Singapore through Singa Bank and in other parts of Asia through cooperation, the launch of which would be subject to obtaining a digital wholesale banking license from the MAS or other regulators in the respective regions. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. It is uncertain whether and when the MAS will open a new round to accept new applications, and there is no assurance we will be able to obtain such license in the new round of application process, if any. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

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Applaud—Applaud was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS and is working on the provision of additional information based on the last conversation with the MAS, including identification of talents to form the core team if the license is granted, potential insurance companies to partner with including but not limited to a potential joint force on the application, and other updates on the business plan, if necessary. We cannot be certain whether or not the supplemental information to our application will necessarily bring us to the approval of a license and whether there will be additional questions or requirements to be imposed by the MAS. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

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CapBridge—a leading online private markets integrated capital raising and secondary liquidity platform for global growth companies and funds based in Singapore. We entered into a binding term sheet in June 2020 to acquire a controlling interest in CapBridge Financial Pte. Ltd. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases: (i) an initial investment by AMTD IDEA Group in CapBridge Financial Pte. Ltd. for an equity interest of 2.98%, which has been completed as of the date of this prospectus, (ii) a follow-on investment by AMTD ASEAN Solidarity Fund under our company, and (iii) an additional round of investment to top up our overall ownership, subject to negotiation of the final terms and conditions and regulatory approvals (including MAS approval). Through CapBridge Financial Pte. Ltd.’s subsidiary, 1exchange, Singapore’s first MAS-regulated private markets securities exchange, CapBridge provides a holistic approach that enhances capital flow for growth companies and improve liquidity options for private investors. 1exchange is a recognized market operator in Singapore. CapBridge Pte. Ltd., another subsidiary of CapBridge Financial Pte. Ltd., holds a capital markets services license in respect of dealing in capital markets products that are securities and collective investment schemes, and is an exempt financial advisor in respect of advising on investment products and issuing or promulgating analyses/reports on investment products that are securities and collective investment schemes.

To further enrich our comprehensive suite of financial services, we intend to continue to acquire complementary capabilities and/or licenses through acquiring and/or incubating FinTech companies.

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SpiderNet Ecosystem Solutions. We serve as a super connector and digital accelerator for Asia-based entrepreneurs and corporates by connecting them to resources and technologies, and providing them with access to our unique AMTD SpiderNet ecosystem. Centered on our ecosystem-powered strategy, we empower entrepreneurs and corporates with capital, technologies, mentorship, connectivity, and other resources essential to accelerating and enhancing their business digital transformation and corporate development journeys.

Through a membership fee scheme, we provide our corporate clients with exclusive access to the AMTD SpiderNet ecosystem and its prestigious corporate members, prominent business executives and partners, creating strategic and synergistic opportunities. In addition, our digital solutions initiatives and programs in partnership with industry leaders and academic institutions serve to support industry professionals and foster next generation entrepreneurs in the region by equipping them with the latest trends and knowledge in the digital space. These entrepreneurs become permanent members of the AMTD alumni network. Our services help our ecosystem members to enhance connectivity, identify business synergies, and create valuable business propositions. We further deepen our relationship with corporate clients by facilitating synergies between their portfolio companies and other partners in the AMTD SpiderNet ecosystem and by connecting innovative minds and bright ideas to smart ideas.

We have entered into an agreement with our Controlling Shareholder to provide Airstar Bank with the support from our SpiderNet ecosystem solutions services, including resources, capital support, and expertise in the financial services industry to support its business development and support them to gradually build up their own ecosystem for an annual service fee. Airstar Bank, a virtual bank jointly-established by our Controlling Shareholder and Xiaomi, is a comprehensive digital banking platform providing services to retail and corporate clients in Hong Kong. Airstar Bank holds one of the only eight virtual banking licenses issued by the Hong Kong Monetary Authority and commenced operations in June 2020. Our Controlling Shareholder holds 10% of equity interest in Airstar Bank as a controller under the Banking Ordinance of Hong Kong and we do not have any equity interest in Airstar Bank.

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Digital Media, Content, and Marketing. We commenced our digital media, content, and marketing business in May 2020. We create and promote digital solutions content by investing and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020. Through our offering of digital media and content, we are able to spearhead industry trends and create effective marketing for our clients and ecosystem partners through innovative content creation, digital marketing platforms and cutting-edge technology. For example, we are a seed round investor of Forkast.News, a digital media platform founded by former Bloomberg News anchor Angie Lau. The platform provides readers stories and analysis on blockchain, cryptocurrency, and emerging technology in the Asia-Pacific region. We also strategically acquired DigFin, which is not a significant subsidiary of ours, in July 2021, a journalism brand and a content agency established by Jamie DiBiasio, an award-winning financial journalist and author, whose stories analyze business models in digital finance, FinTech, and digital assets. Together with our Controlling Shareholder, we have been the founding grand sponsor of Singapore FinTech Festival, the largest FinTech event in the world with over 60,000 attendees each year for five consecutive years since 2017, and the sole strategic partner of Hong Kong FinTech Week, Hong Kong’s annual FinTech event, for four years in a row since 2018. We have organized, hosted and participated in hundreds of sessions, including keynote speeches, panels, and fireside chats, to share our insights and exchange knowledge. Many of our clients, and ecosystem members and partners were able to access these global events through collaboration with us and thus presented valuable marketing opportunities for them. Recently, we have invested in movie productions via digital formats. “Shock Wave 2” (拆弹专家2), a movie we invested in and co-produced by Universe Entertainment and Alibaba Picture in 2020, has grossed over RMB1.3 billion of box office as of February 10, 2021. We also invested in “The White Storm 3” (扫毒3) and “Redemption” (咎赎). We intend to continue to invest and participate in more popular movie productions in order to maximize our reach to broader audiences for content sharing and marketing.

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Digital Investments. We invest directly in various innovative technology companies to leverage, enhance and enrich the AMTD SpiderNet ecosystem by including them in our ecosystem. Throughout the track record period, our investment portfolio includes minority interest holdings in the following:

•	Appier—a leading artificial intelligence technology company, which provides AI-based solutions for precision marketing.

•	DayDayCook—a leading content-driven lifestyle brand for young food lovers in Asia with over 60 million cumulative users across its online platforms.

•	WeDoctor—one of China’s largest technology-enabled healthcare solutions platforms providing seamless online and offline healthcare services with a mix of general practitioners and specialists.

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AMTD ASEAN Solidarity Fund—We also established the AMTD ASEAN Solidarity Fund in partnership with AFIN in April 2020 with an initial capital of S$50 million to invest in innovative companies. AFIN is a non-profit entity formed by the MAS, International Finance Corporation, a member of the World Bank Group, and the ASEAN Bankers Association, with the objectives of supporting financial innovation and inclusion around the world. In addition to providing funding, the solidarity fund will offer the FinTech companies full access to the AMTD SpiderNet ecosystem, which opens opportunities for them to collaborate with each other across ASEAN countries, Hong Kong, and China. Through the solidarity fund, we have invested in five FinTech companies, representatives of which include Active.ai, a cloud-based conversational AI platform; CardUp, a credit card enablement platform; Funding Societies, a SME digital financing platform, and TranSwap, a cross-border payment platform. We expect to make further investments through the solidarity fund.

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MAS-SFA-AMTD FinTech Solidarity Grant—MAS-SFA-AMTD FinTech Solidarity Grant was jointly established in May 2020 by the MAS, SFA, and AMTD Charity Foundation with an amount of S$6 million to support FinTech companies in generating new businesses and pursuing growth strategies. As of the date of this prospectus, approximately 190 FinTech companies have benefited from our MAS-SFA-AMTD FinTech Solidarity Grant, which have formed a solid enhancement to our AMTD SpiderNet ecosystem.

We generate revenue primarily from fees and commissions from our digital financial services business and SpiderNet ecosystem solutions business during the years ended April 30, 2019, 2020, and 2021, and the ten months ended February 28, 2022. We have achieved tremendous further growth since the launch of our SpiderNet ecosystem solutions business in December 2017 as a result of the continued expansion and monetization of AMTD SpiderNet ecosystem. Our revenue increased significantly from HK$14.6 million for the fiscal year ended April 30, 2019 to HK$167.5 million for the fiscal year ended April 30, 2020, and to HK$195.8 million (US$25.2 million) for the fiscal year ended April 30, 2021, and from HK$162.4 million for the ten months ended February 28, 2021 to HK$168.0 million (US$21.5 million) for the ten months ended February 28, 2022. Our net profit increased significantly from HK$21.5 million for the fiscal year ended April 30, 2019 to HK$158.3 million for the fiscal year ended April 30, 2020, and to HK$171.6 million (US$22.1 million) for the fiscal year ended April 30, 2021, and from HK$113.0 million for the ten months ended February 28, 2021 to HK$186.8 million (US$23.9 million) for the ten months ended February 28, 2022. We continue to deepen and monetize our relationship with clients by cross-selling solutions that fill their unique needs.

Our Strengths

We believe the following strengths have contributed to our success:

Entrepreneurial and ecosystem centric spirit entrenched in our DNA

We benefit from being a core member of AMTD Group and the AMTD SpiderNet ecosystem and most importantly, the entrepreneurial spirit that our founder, Mr. Calvin Choi and our management team have instilled throughout our business. Mr. Choi is a self-made entrepreneur with a proven track record of building, nurturing, and growing leading financial services businesses. He is the chairman and chief executive officer of our Controlling Shareholder, AMTD Group, a leading and fast-growing financial services and digital-focused conglomerate in Asia. AMTD Group offers comprehensive services through its four business units: AMTD IDEA Group, AMTD Digital, AMTD Education, and AMTD Assets. AMTD IDEA Group is Asia’s No. 1 independent investment bank as measured by the number of Hong Kong and U.S. IPOs completed in each of 2018, 2019, and 2020, and the largest independent asset management firm in Asia in serving both PRC regional banks and new economy companies as measured by assets under management as of December 31, 2020. AMTD IDEA Group was successfully listed on the NYSE on August 5, 2019, and became the first home-grown Hong Kong financial institution and the first independent investment bank in Asia to list in the United States. On

April 8, 2020, AMTD IDEA Group also listed on SGX-ST, becoming the first company to dual-list on both the NYSE and SGX-ST, the first Hong Kong financial institution listed on the SGX-ST and the first company with a weighted voting rights structure listed on the SGX-ST.

Promoting entrepreneurship is at the core of our business expansion strategy. We adopt our fusion-in program to empower those entrepreneurs who have demonstrated extraordinary capabilities of innovation and leadership in the digital finance industry by swapping equity interest with them, and providing them with not only funding support but also access to our AMTD SpiderNet ecosystem to create huge synergies and new business opportunities. By linking every entrepreneur to a multi-dimensional web of business partnerships and relationships, the value that each entrepreneur creates can be compounded, setting off a chain reaction that leads to significant value growth that reverberates throughout the entire ecosystem. We aim to spin off these acquired businesses under fusion-in program one by one in due course as they become ready for listing, which enables us to achieve further value growth and benefits other entrepreneurs who hold our equity interests via fusion-in program. As a fusion reactor of the AMTD SpiderNet ecosystem, we benefit from the vast resources that all partners bring to the table, from digital and traditional financial industries, technology industries, academic institutions, and industry associations.

We also endeavor to groom the next generation entrepreneurs. We partnered with Singapore Management University, Institute of Systems Science of National University of Singapore, and Xiaomi Finance to jointly establish the AXSI Program which was approved by Ministry of Education of Singapore and launched its first term in 2020. Our Controlling Shareholder established a S$6 million MAS-SFA-AMTD FinTech Solidarity Grant scheme together with the MAS and Singapore FinTech Association in May 2020 to support Singapore-based FinTech companies amid the challenging business climate caused by the COVID-19 pandemic. We launched Hong Kong’s first university-industry FinTech center with The Hong Kong Polytechnic University which launched the first doctoral program in FinTech in Hong Kong. We established a post-doctorate fellowship program with the University of Waterloo to support distinguished research into artificial intelligence, quantum computing, and other advanced technologies. We also provide “AMTD-GFI Scholarship” to selected students to complete the Chartered FinTech Professional (CFtP) qualification with internship in the AMTD SpiderNet ecosystem. We also forged a strategic collaboration with the Hong Kong University of Science and Technology with the objective of cultivating the next generation of digital and innovation leaders.

In Hong Kong, we have supported the Hong Kong Trade Development Council in the capacity of strategic partner to host Hong Kong’s entrepreneurship development program, Start-up Express, for three consecutive years since 2019. In Singapore, we launched AMTD ASEAN Solidarity Fund and MAS-SFA-AMTD FinTech Solidarity Grant to support entrepreneurs who seek for support to expand businesses in FinTech area.

Furthermore, AMTD Group established the Greater Bay Young Entrepreneurs Association which unites a large number of outstanding entrepreneurs in the Greater Bay Area to connect, share, resource, and achieve synergies. Mr. Choi, serves as the vice president of China Youth Entrepreneurs Association, being the highest position among all the representatives from Hong Kong and Macau, to groom the entrepreneurship and lead the youth entrepreneurs to connect, grow, and innovate.

Significant growth potential supported by new policies and regulations in digital finance in Singapore, Hong Kong, and elsewhere in Asia

Consumers in Singapore, Hong Kong and elsewhere in Asia are rapidly embracing digital banking, insurance, and other digital finance services. We noticed that this shift has been further accelerated by the recent COVID-19 pandemic, which forced a large part of the Asian population to adopt digital means for work, education, commerce and conduct their financial transactions electronically due to various social distancing measures and travel restrictions. Furthermore, globalization and digitalization have enabled greater movements of people, goods, and services across borders. There has been increasing trade between the economies of Hong Kong, the Greater Bay Area, and the ASEAN region, which will benefit financial institutions that can provide seamless, comprehensive digital finance solutions across borders.

Governments in Singapore, Hong Kong, and elsewhere in Asia have become increasingly proactive in promoting digital financial services. In Singapore, the MAS has been intensively building up the national e-payments infrastructure by streamlining the regulation of payment services under a single legislative framework, the Payment Services Act 2019, or the PS Act, as well as expanding the regulatory ambit to over new types of payment services. In 2018, the MAS launched the Singapore Quick Response Code, or the SGQR, a unified payment QR code that combines the payload details of different electronic payment schemes. In late 2020, the MAS issued two digital full bank licenses and two digital wholesale bank licenses, and announced that it would consider issuing more similar licenses. The MAS also launched the FinTech Regulatory Sandbox in 2016, a program that enables FinTech players to experiment with innovative financial products or services in a live environment. In Hong Kong, the government has rigorously promoted financial innovation in recent years. The Hong Kong Monetary Authority issued the first batch of Stored Value Facility licenses in 2016, which aims to develop the digital payment sector in Hong Kong. The Hong Kong Monetary Authority has also promoted a series of digital banking initiatives, including the launch of the Faster Payment System in September 2018, and the issuance of eight virtual bank licenses in May 2019. On the insurance side, the Hong Kong Insurance Authority has launched various initiatives to promote insurance technology, or InsurTech, development in Hong Kong, including, InsurTech Sandbox, which is a fast track application for the authorization of new insurers owning and operating solely digital distribution channels to carry on insurance business. As of the date of this prospectus, the Hong Kong Insurance Authority has issued four virtual insurance licenses. The Hong Kong Insurance Authority had also established the InsurTech Facilitation Team to help insurers, FinTech companies and start-ups in Hong Kong to gain better understanding of the current regulatory landscape and to serve as a platform for the exchange of ideas related to InsurTech initiatives. In addition, governments in Malaysia, Indonesia, and Vietnam are also contemplating or in the process of issuing digital banking licenses.

We are a front runner in the digital finance space, which makes us well-positioned to benefit from the significant growth in the digital finance sector in Singapore, Hong Kong, the Greater Bay Area, and Southeast Asia.

One of the most comprehensive digital financial services platforms equipped with scarce digital financial licenses in Asia, and is widely recognized as a leader and pioneer globally in digital financial services

We are one of the most comprehensive digital financial services platforms in Asia to provide one-stop, cross-regional digital financial services. With the requisite licenses to conduct digital finance operations in multiple lines across various geographies, we create a strong “network effect,” enabling us to achieve significant synergies from cross-selling the financial services within our ecosystem as well as with business partners in other industries. Through our “network effect,” we unlock the power of our entire ecosystem and facilitate each business unit to scale up faster than operating in a standalone manner. The vast amount of data from our network also enables us to improve our products and expedite product development cycles through knowledge sharing and joint development.

We believe that the licenses we and our Controlling Shareholder own in different markets and verticals are scarce assets in the FinTech industry. AirStar Bank holds one of the eight digital banking licenses in Hong Kong issued by the Hong Kong Monetary Authority. We hold an insurance brokerage license issued by the Hong Kong Insurance Authority. PolicyPal Pte. Ltd. is a registered insurance broker with respect to direct insurance and an exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies in Singapore, other than reinsurance. Upon finalization of terms of the proposed acquisition and MAS approval, we will hold a capital market service license in respect of dealing in capital markets products that are securities and collective investment schemes, a recognized market operator license in Singapore through CapBridge Financial Pte. Ltd. We are also pursuing digital wholesale bank license and direct insurer (composite) license from the MAS.

Leading position and close collaboration with top partners in digital financial services

We hold leading positions and closely collaborate with top-tier business partners in various verticals of our digital financial services. We were the largest Hong Kong-based corporate insurance brokerage provider in terms of revenue during 2017-2019 in Hong Kong, according to the CIC Report. We have a strong network of over 120 global business partners with a variety of global insurers, re-insurers, and brokers and a large database of over 500,000 corporate and individual clients. PolicyPal is the first and a prominent graduate of the MAS FinTech Regulatory Sandbox, and its innovative digital insurance brokerage solutions will be a key propellant to the digital transformation effort of our traditional insurance brokerage businesses. 1exchange, a subsidiary of CapBridge Financial Pte. Ltd., is Singapore’s first MAS-regulated private markets securities exchange. The completion of our proposed transactions with CapBridge is subject to a number of conditions, including negotiation of terms of the transaction, MAS approval, and satisfaction of our closing obligations. Airstar Bank holds one of the only eight virtual bank licenses granted by the Hong Kong Monetary Authority, and is the second digital bank to officially launch operation in Hong Kong. Xiaomi serves as a strong partner in operating Airstar Bank, where it not only brings in technology and operational experience from co-founding XW Bank, a digital bank in China, and its own micro-lending business, but also shares with Airstar Bank its existing user-base where appropriate, from its smart devices and clients from its upstream and downstream supply chain. These business partners bring in not only local knowledge, but also a substantial addressable client base and operating track record.

Unique SpiderNet ecosystem solutions business offering valuable propositions to entrepreneurs and corporates

AMTD Group’s unique position as an influencer, connecter, operator, and investor in FinTech and technology businesses, as well as our strong network in global capital markets, new economy industries, academic institutions, and industry associations, has given us acute insights into the needs of connectivity of entrepreneurs. Our unique SpiderNet ecosystem solutions business provides our corporate clients with exclusive, paid membership access to the AMTD SpiderNet ecosystem, offering them strategic and synergistic opportunities by linking them with top tier investors, business partners or academic professionals, et al. and access to our prestigious digital finance educational programmer. Our services help them enhance connectivity, identify business synergies, and create visibility in both domestic and international markets.

The ability of our SpiderNet ecosystem solutions services is rapidly gaining recognition amongst Asia’s corporate clients, especially clients in new economy sectors and investors, leading to rapid growth in our client base and revenue. For the ten months ended February 28, 2022, our SpiderNet ecosystem solutions business income was HK$157.4 million (US$20.1 million).

Attractive investment portfolio of promising digital companies in Asia

Our deep involvement in the development of Asia’s digital economy gives us unparalleled access and insight to promising digital economy companies in the region. Our investment team takes advantage of such access and insights to identify companies with great potential to enrich our ecosystem offering and one-stop digital platform. Our investment portfolio consists of some of the most promising digital economy companies in Asia, including minority interest holdings in:

•	Appier—a leading artificial intelligence technology company, which provides AI-based solutions for precision marketing.

•	DayDayCook—a leading content-driven lifestyle brand for young food lovers in Asia with over 60 million cumulative users across its online platforms.

•	WeDoctor—one of China’s largest technology-enabled healthcare solutions platforms providing seamless online and offline healthcare services with a mix of general practitioners and specialists.

We also established a solidarity fund in partnership with AFIN in April 2020 with an initial capital of S$50 million, and established a S$6 million MAS-SFA-AMTD FinTech Solidarity Grant partnering with the MAS and SFA in May 2020 to invest in and provide support to innovative companies. Through the solidarity fund, we have invested in five FinTech companies, representatives of which include Active.ai, a cloud-based conversational AI platform; CardUp, a credit card enablement platform; Funding Societies, a SME digital financing platform, and TranSwap, a cross-border payment platform.

We continuously focus on expanding the breadth and depth of our AMTD SpiderNet ecosystem by investing in digital economy companies. We evaluate potential investees not only in terms of their financial performance, but also the capabilities and connections that each company brings to our ecosystem. We employ our “ecosystem” strategy in managing our portfolio companies by deepening our relationships with their founders and providing them with comprehensive resources within the AMTD SpiderNet ecosystem. In return, they add their capabilities and value to the ecosystem, thus creating a virtuous cycle.

Our Strategies

We intend to achieve our mission and further grow our business by pursuing the following strategies:

Continue to expand into new Asian markets and new digital financial sectors through obtaining new licenses and capabilities

Digital financial services is a highly regulated industry, and digital financial licenses are generally regulated separately across different product types and different regions. In order to provide one-stop, cross-regional digital financial services that meet the evolving needs of clients, it is important for us to obtain licenses from multiple regulatory regimes. We will consider to apply for banking licenses in ASEAN countries such as Malaysia, Vietnam, and Indonesia, as regulations allow, and will also consider to obtain financial licenses in other digital finance areas.

Continue to identify and fusion-in promising digital financial players in Asia and beyond that complements our current services and capabilities

Our fusion-in strategy is the essence of our business model. We will continue to pursue this strategy to empower promising digital financial players in Asia and beyond. Through swapping equity interests with these companies, we align their business interests with ours and build them into AMTD SpiderNet. These young companies are able to unlock greater potential and accelerate business growth by leveraging the extensive network and resources in AMTD SpiderNet. We will focus on investing companies that we believe will complement and bring value to the AMTD SpiderNet ecosystem.

Further improve inter-connectivity between various digital financial businesses to maximize operational and economic values

We will continue to integrate the products and services of our various digital financial businesses to maximize synergies from cross-selling and improve user experience. For example, our insurance solutions arm in Hong Kong can leverage PolicyPal’s technology capabilities to roll out a digital insurance platform and potentially integrate its insurance offerings into Airstar Bank’s digital banking platform.

Continue to deepen cooperation and monetization with other members of the AMTD SpiderNet ecosystem

We are the core of the AMTD SpiderNet ecosystem. Enhancing cooperation among all stakeholders in the AMTD SpiderNet ecosystem is critical to strengthening the depth and breadth of our ecosystem. We link and empower partners from digital and traditional financial industries, technology industries, academic institutions, and industry associations, combining and magnifying the best of each partner while providing one-stop solutions to our clients. We will continue to identify opportunities to drive the scale and reach of the ecosystem, facilitate cross-selling efforts, and exploit growth and cooperation possibilities. We will also continue to increase our industry initiative and social efforts to ensure the healthy and sustainable development of our own ecosystem.

Expand our media content and distribution channels for content promotion and marketing

We plan to expand the media distribution channels for our digital media, content, and marketing business by acquiring or investing in various formats of media, such as newspapers, self-media, digital magazines et al. Our ability to manage the media channels is critical to the success of our digital media, content, and marketing business and the value creation of AMTD SpiderNet ecosystem.

Continue to attract and retain top talents

We believe that our people are our most valuable asset and form the cornerstone of our business, and we will continue to invest in attracting and retaining experienced and well-connected professionals at all levels and across all functions to support our growth and ensure quality services to our clients. In particular, we are investing to grow our SpiderNet ecosystem solutions team to meet our intensifying business needs.

Our Ecosystem Approach

AMTD Group’s diverse and enriching initiatives and network of connections have contributed to the formation of the AMTD SpiderNet ecosystem—an ever-extending network in which AMTD Group, together with its clients, shareholders, business partners, and investee companies, actively explore business collaboration opportunities.

Many of AMTD Group’s leading businesses have been built upon collaboration with clients and business partners in the AMTD SpiderNet. For example, AMTD Group established relationships with Xiaomi when AMTD Global Markets Limited acted as a joint bookrunner in Xiaomi’s initial public offering. Thereafter we partnered with Xiaomi to form Gravitation Fintech HK Limited, a joint venture aiming to identify investment opportunities globally and create a network of digital banks. This further led to the collaboration between our Controlling Shareholder and Xiaomi in co-founding Airstar Bank, one of the eight virtual banks in Hong Kong, and the planned Singa Bank with other proposed shareholders. AMTD Group and Xiaomi also jointly hold a foreign-invested investment management firm, AMTD Capital Co., Ltd., which possesses the Qualified Foreign Limited Partnership (“QFLP”) license in China. Most recently, we have announced plans to partner with Airstar Digital (the Fintech subsidiary of Xiaomi), 36Kr (Nasdaq: KRKR), and AMTD IDEA Group to establish AK73 Capital, which is intended to engage in the offering of strategic consulting, data analytics and insights, brand management, ecosystem building, and capital market services to China’s new economy enterprises. AMTD Group also deepens its relationship with partners in the AMTD SpiderNet through investments and collaborations. For example, Xiaomi became a shareholder of AMTD IDEA Group through participating in its pre-IPO financing.

We are the core fusion reactor that is the AMTD SpiderNet, building a digital foundation to accelerate the growth of AMTD SpiderNet and unlocking greater synergies for all stakeholders. We are dedicated to building a cross-border digital solutions platform that provides comprehensive digital services with industry-leading technologies. Our various solutions are divided into four business units, which enable us to create various touchpoints to a broad range of clients. We deepen our relationship with clients by cross-selling solutions that fulfill different needs of clients and expanding opportunities for collaboration with partners in AMTD SpiderNet.

Digital Financial Services

Digital Banking

Airstar Bank provides comprehensive digital banking services to retail and corporate clients in Hong Kong, and we expect to rely on Singa Bank to provide similar services to SMEs and other corporate clients in Singapore in the future. Airstar Bank and Singa Bank provide an entry point for prospective clients to gain access to our ecosystem. We envisage to integrate our other businesses into Airstar Bank and Singa Bank’s digital banking platforms and vice versa, which will allow us to cross-sell various solutions to our client base as it diversifies and grows.

Airstar Bank

Airstar Bank is a virtual bank jointly-established by our Controlling Shareholder and Xiaomi in which our Controlling Shareholder holds 10% of its equity interest. Airstar Bank is a digital banking platform aiming to provide streamlined, automated, and cost-effective online banking services to clients. Airstar Bank holds one of the only eight digital banking licenses in Hong Kong issued by the Hong Kong Monetary Authority. With its digital banking platform open for pilot trial since March 31, 2020, Airstar Bank is the second digital bank launched in Hong Kong, and it officially launched to the public in June 2020. We have entered into an agreement with our Controlling Shareholder to enable Airstar Bank to access our SpiderNet ecosystem and support them to gradually build up their own ecosystem.

Airstar Bank is critical to our business, we also help enhance the business development of Airstar Bank through providing resources, capital support, and expertise in the financial services industry with the support from our AMTD SpiderNet ecosystem solutions services. Xiaomi’s technical expertise makes it a strong partner for Airstar Bank’s digital platform, and it also supplies a significant portion of Airstar Bank’s client base from its existing user base. Xiaomi’s cutting-edge technological capabilities in operating a digital banking platform have been proven by its experience in co-founding and providing scalable technology support to XW Bank, one of the digital banks in China approved by the China Banking and Insurance Regulatory Commission and runs its own micro-lending business.

Airstar Bank aims to address the pain points of traditional banks and provide streamlined, automated, and cost-effective online banking services to retail and corporate clients.

Airstar Bank’s Services

The services that Airstar Bank provides or plans to provide include:

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Deposit. Airstar Bank provides customized deposits at attractive interest rates with flexibility in maturity dates. The process will be driven by e-KYC procedures to allow account opening within 5 minutes. Airstar Bank currently offers two types of deposit services: (i) tiered-pricing savings deposits where clients will enjoy a deposit rate of up to 0.9% per annum for Hong Kong dollar saving deposits and (ii) time deposits where clients enjoy favorable interest rate, compared to traditional banks.

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Personal Loan. Airstar Bank offers loans to clients based on automated credit assessment capabilities utilizing big data analytics, models, and algorithms. Airstar Bank’s credit assessment system analyzes a client’s background information, including financial status, behavior patterns, and credit history to determine loan amount, loan tenor, and interest rate. Airstar Bank currently offers (i) personal loan with efficient application process and attractive annual percentage rate as low as 1.28%; and (ii) debt consolidation loan with the first repayment prolonging up to 60 days.

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Virtual Credit Card. Airstar Bank intends to offer virtual credit cards through its automated online application system. The virtual credit cards may be used in various online and offline payment channels.

•	Fund Transfer. Airstar Bank offers inter-bank fund transfer services through Faster Payment System and Real Time Gross Settlement with no service fee charged.

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Corporate Services. Airstar Bank will provide integrated services to corporates covering a full range of corporate operations, including transaction settlement services, payroll services, transfers, and remittance. To facilitate tailor-made credit and financing services for corporates, Airstar Bank will adopt blockchain technology to gain real-time access to the corporate’s information, such as cash flows, sales and purchase transactions, and inventory information.

•	Cross Border Remittance. Airstar Bank will collaborate with third-party FinTech companies to offer low cost cross-border remittance services.

•	Near Field Communication (NFC) Payment. Airstar Bank will offer NFC payment services, which allow clients to make payments via their mobile phone at local retail shops.

In order to build up its client base, Airstar Bank currently does not charge any service fees for its retail banking services and intends to continue such practice in the next three years. Airstar Bank may offer additional digital banking services to its clients in the future.

Airstar App

Airstar Bank offers its digital banking services primarily through its Airstar app. The Airstar app features a user-friendly interface through which clients can use a variety of services. In 2020, the Airstar App won the bronze prize of International Design Excellence Award as well as Good Design Award, which are some of the world’s most rigorous annual design competition. The screenshots below illustrate some of the digital banking services available on the Airstar app.

Airstar Bank targets retail and corporate clients in Hong Kong. Airstar Bank seeks to take advantage of Xiaomi’s existing user-base from its smart devices, Xiaomi’s corporate clients from its supply chain, and resources in AMTD SpiderNet ecosystem to quickly scale its client base. Airstar Bank will also grow its client base by utilizing advanced data analytic skills to reach target clients and will retain clients by offering a superior banking experience through various cutting-edge and reliable service offerings on its platform.

Airstar Bank’s Critical Role to Our Business

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Airstar Bank is critical to our digital financial services business. Airstar Bank’s digital banking platform utilizes cutting-edge technologies to provide comprehensive banking services, which serve as the gateway for clients to access other services and solutions offered on our platform. We will continue to build and integrate other digital financial services that support Airstar Bank’s services to strengthen

Airstar Bank’s digital banking platform, enhance client stickiness, and ensure Airstar Bank’s sustainable profitability.

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Airstar Bank demonstrates our capability in supporting next-generation digital banking services. It demonstrates our capability to support the operation of next-generation digital banking services empowered by technological innovation.

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Airstar Bank reinforces our role in the AMTD SpiderNet. The synergies created by partners in AMTD SpiderNet will support Airstar Bank’s digital banking services and expand the resources available in the AMTD SpiderNet with clients acquired through Airstar Bank. The future success of Airstar Bank’s digital banking services will reinforce our role in connecting capabilities and resources in the AMTD SpiderNet ecosystem.

Singa Bank

Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which we expect AMTD Digital Holdings Pte. Ltd. to be the largest shareholder. The consortium intended to pursue digital banking opportunities in Singapore through Singa Bank, the launch of which is subject to obtaining a digital wholesale banking license from the MAS and other regulatory requirements. SP Group is Singapore’s largest energy utilities provider and has a large network of SME clients. Funding Societies is the largest digital peer-to-peer lending platform in Southeast Asia, focused on connecting SME borrowers with investors. The planned Singa Bank aims to leverage the support of its shareholders to grow its client base by taking advantage of SP Group and Funding Societies’ large SME client base, Xiaomi’s SME clients from its supply chain, and business partners in AMTD SpiderNet. We intend to consolidate Singa Bank’s financial results into our financial statements following its establishment. The MAS had previously announced that they planned to grant up to five digital banking licenses. We have submitted our application for the license previously. As of the date of this prospectus, four licenses have been granted to other applicants and MAS will review and consider granting more such licenses in the future. We and Xiaomi intend to further pursue the digital banking license opportunity.

The planned Singa Bank expects to provide an easy-to-access, automated digital banking platform targeted to SME, corporate, and FinTech clients and in Singapore and other markets in Southeast Asia. Similar to our approach with Airstar Bank, we will provide resources and capital support from the AMTD SpiderNet ecosystem, and Xiaomi will provide technology expertise for the digital banking platform. The planned Singa Bank will leverage the technology skills and digital solutions from API Exchange platform, a cross-border, open architecture platform launched by AFIN, to operate its digital banking platform. Singa Bank’s proposed services will be similar to services provided by Airstar Bank with a focus on services for SME, corporate and FinTech clients. Subject to obtaining the relevant regulatory license and government approval, Singa Bank and Airstar Bank will work together closely to jointly develop new product offerings and services in the near future.

“More than Banking”

We aim to provide comprehensive solutions that go beyond banking services and provide an unrivalled client experience. The cohesiveness of our business units strengthens our value proposition to significantly reduce client acquisition costs, increase the efficiency with which we can cross-sell our solutions and boost client stickiness.

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Comprehensive Corporate Solutions. Apart from offering digital financial services for corporates, our corporate solutions will integrate payment gateway, taxation, accounting, risk management, digital marketing, business intelligence, capital market advisory, and talent training services, all while leveraging the capabilities of our ecosystem, our portfolio companies and partners in the AMTD SpiderNet.

•	Personal Lifestyle Banking. Our service offerings to retail clients will not be limited to personal financial needs. We will integrate online banking services, wealth management, insurance solutions,

and asset exchange into our ecosystem, as well as incorporate the capabilities of AMTD Group’s long-term strategic partners to optimize our services.

Comprehensive Solutions that Go Beyond Banking

Insurance Solutions

Our Controlling Shareholder started our insurance brokerage business in 2004. AMTD RSG, a non-wholly-owned subsidiary of our Controlling Shareholder prior to the transfer to us in December 2019 (in which it became our wholly-owned subsidiary after the transfer), was a member of the Hong Kong Confederation of Insurance Brokers since October 2004. Pursuant to the new statutory regime for regulation of insurance intermediaries established in September 2019, AMTD RSG was granted an insurance brokerage license issued by the Hong Kong Insurance Authority. We plan to continue to offer insurance brokerage services through a one-stop, digitalized insurance solutions platform.

Traditional Insurance Brokerage

We offer a wide spectrum of general and life insurance solutions to clients in various industries. Our services are led by a team of experienced members in the insurance industry, and we have established long-standing cooperation with a variety of global insurers, re-insurers, and insurance solution provider partners.

We provide customized insurance products and solutions primarily underwritten by our insurance partners mainly in the following four risk categories:

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Property Risk. Property risk relates to physical loss, destruction, or damage to physical property. For example, we provide property all-risk and construction all-risk solutions that may include relevant insurance products underwritten by our insurance partners.

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Liability Risk. Liability risk relates to claims resulting from injuries or damages to a third party. For example, we provide directors and officers liability, professional indemnity, and employee compensation risk solutions that may include relevant insurance products underwritten by our insurance partners.

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Financial Loss Risk. Financial loss risk relates to actions or events that may impact business operations and result in financial loss. For example, we provide business interruption risk solutions that may include relevant insurance products underwritten by our insurance partners.

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Personal Risk. Personal risk relates to injury, illness, or death of individuals or a group of individuals. For example, we provide life and health risk solutions that may include relevant insurance products underwritten by our insurance partners.

We continually optimize insurance offerings on our platform through cooperation with new insurance, channel, and service partners to meet our clients’ evolving needs. For example, we recently offered various cyber insurances on our platform underwritten by our insurance partners. Cyber insurance solution typically provides analysis, recommendations, and coverage for a variety of risks, including: first-party coverage against losses related to cyber-attacks, such as data destruction, hacking, theft, and extortion; and indemnification against lawsuits related to cyber-attacks and errors and omissions that may have caused such cyber-attacks, such as failure to safeguard data. Cyber risks are still in a relatively new and evolving stage, and there is increasing demand for bespoke, innovative insurance solutions from clients operating in sectors with potential exposure to cyber risks. With our extensive connections in the insurance industry, we are well-positioned to provide clients with cyber insurance that meets their needs.

Our comprehensive insurance service can be provided with flexibility and typically covers the following stages:

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Comprehensive Risk Identification. In consultation with clients, we leverage our expertise in the insurance industry to conduct a comprehensive analysis and determination of total risk exposure and risk tolerance. For insurable risks, we also conduct a mapping of existing risk coverage across industries, types, and geographical regions.

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Optimal Solution and Coverage Structure Design. Based on our extensive knowledge in the insurance industry, we conduct tailored consultation and optimal insurance program structure and solution design to meet the demands of clients.

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Insurance Placement for Insurable Risks. For identified and requested insurable risks, we leverage proprietary industry resources, experience, expertise, and influence to provide tailored design of underwriting syndicate, for example, primary and excess insurance layer design, and select and negotiate with optimal insurers. On behalf of our clients, we then calibrate quotation and key insurance solution terms and conditions, and ultimately proceed to facilitate the inception of cover.

Our clients for insurance consist primarily of corporate clients and, to a lesser extent, retail clients. As of the date of this prospectus, we possess a database of over 500,000 corporate and retail clients.

Note:

(1)	Selected solutions only. Insurance solutions can be highly tailored according to evolving needs.

PolicyPal

We have acquired a controlling interest in PolicyPal Pte. Ltd., a digital insurance technology platform for consumers and SME clients in Singapore via our fusion-in program in August 2020. The acquisition has been accounted for using the acquisition method and we have consolidated PolicyPal’s financial results into our financial statements since August 3, 2020, the date of acquisition. The amount of provisional goodwill arising as a result of the acquisition was HK$58.7 million. As part of our fusion-in approach, we invested in PolicyPal Pte. Ltd. with equity swap combined with cash investment and added PolicyPal into AMTD SpiderNet. BaoXianBaoBao Pte. Ltd. the wholly subsidiary of PolicyPal Pte. Ltd., is a registered insurance broker with respect to direct insurance and an exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies in Singapore, other than for reinsurance.

PolicyPal is dedicated to creating a simplified and mobile-first process to provide customized insurance products to consumer and SME clients. It is a data-driven company that leverages the combination of AI, machine learning, and data analytics to gather insights from a customer’s behavioral traits, gathered through predictive analytics to create curated content to enhance consumers’ financial literacy. In addition, these insights also facilitate the provision of feedback to users such as their existing insurance coverage which is relevant towards providing tailor-made portfolio financial advisory based on specific data from the past. Customer profiles, purchase patterns and histories, brand interactions, and social data all create a detailed map of each customer’s mindset and preferences from where appropriate content creation begins, to the acquisition of registered users and to the conversion of providing of financial advice and insurance services. PolicyPal collaborates with over 30 insurance companies globally to provide general insurance and life insurance products. To expand its service coverage, PolicyPal has been working with insurance partners to develop white-label insurance products based on registered users’ demand aggregated through the digital platforms.

The following diagram illustrates the full-cycle of PolicyPal’s services:

PolicyPal’s App Interface

PolicyPal offers its digital insurance services primarily through its PolicyPal app. The app features an intuitive interface through which registered users can choose to scan and upload existing insurance policies using AI technology, aggregate policies from different insurance carriers, view summaries of health and life insurance coverage, purchase insurance from different insurance carriers via PolicyPal, pay premiums, request for financial advisory from partnered financial advisory representatives, and accumulate rewards points from insurance purchases. PolicyPal will continue to enrich its insurance and other ecosystem offerings to further enhance and deepen user engagement.

Applaud

Applaud Digital Solutions Pte. Ltd. was incorporated by AMTD Digital Solutions Pte. Ltd. together with PolicyPal Pte. Ltd. in July 2020 to apply for a direct insurer (composite) license from the MAS. Applaud aims to be Singapore’s first homegrown digital composite insurer, providing seamless and modular protection and wealth products to Singaporeans and beyond through its open insurance platform, the license of which is subject to the MAS’s final approval.

Applaud aims to empower mass market consumers access to affordable wealth products and seamless, modular, and relevant protection covers. Applaud seeks to deliver simple, transparent, and innovative insurance products that leverage on state-of-the-art insurance technology, deep understanding of Singapore’s markets and consumers, and effective online distribution to enhance market penetration.

Applaud’s mission is to support the Singapore community to be more resilient, and empower people for a better life. Applaud aims to provide long-term support to Singapore as an international FinTech, wealth management, and financial center, and the Smart City of tomorrow.

Applaud’s core modular insurance offering will be the first of its kind in Asia, offering unprecedented flexibility and freedom of choice for policyholders. Applaud will also lead innovation in insurtech through its best-in-class UX journey and experience and automated servicing. Applaud will enable business strategy through digital differentiation and innovative use of technology. It will facilitate strong integration across partners in AMTD SpiderNet ecosystem via an Open Insurance Platform. Technology will also be leveraged to build superior risk management and robust compliance frameworks.

Proposed Transaction with CapBridge

We entered into a binding term sheet in June 2020 pursuant to which we propose to acquire a controlling interest in CapBridge Financial Pte. Ltd., the holding company of a leading online private markets integrated capital raising and secondary liquidity platform in Asia for growth companies and funds. We further updated our mutual understanding with CapBridge to establish a long-term strategic partnership alongside with AMTD IDEA Group for the three entities to focus on digitalization solutions connecting private markets with public capital markets opportunities and to update the overall transaction framework to include three separate phases: (i) an initial investment by AMTD IDEA Group in CapBridge Financial Pte. Ltd. for an equity interest of 2.98%, which has been completed as of the date of this prospectus, (ii) a follow-on investment by AMTD ASEAN Solidarity Fund under our company, and (iii) an additional round of investment to top up our overall ownership, subject to negotiation of the final terms and conditions and regulatory approvals (including MAS approval). As part of our fusion-in approach, we will invest in CapBridge through an equity swap combined with cash investment and will add CapBridge into the AMTD SpiderNet. CapBridge Pte. Ltd. was formed in partnership with SGX and is licensed by the MAS. It holds a capital markets services license in respect of dealing in capital markets products that are securities and collective investment schemes, and is an exempt financial advisor in respect of advising on investment products and issuing or promulgating analyses/reports on investment products that are securities and collective investment schemes. Its subsidiary, 1exchange, Singapore’s first MAS-regulated private markets securities exchange, is a recognized market operator. See “Regulation—Singapore” for further details.

If we complete the proposed transaction with CapBridge Financial Pte. Ltd., we expect to leverage CapBridge’s capabilities to help companies at various stages of development in our AMTD SpiderNet ecosystem raise private capital, as well as to conduct direct private listings and employee share trading. We believe that by becoming part of our unique SpiderNet ecosystem, CapBridge will expand our network and resources, further empowering the ecosystem with its global community of business owners and investors.

SpiderNet Ecosystem Solutions

We serve as a super connector and digital accelerator for Asia-based entrepreneurs and corporates by connecting them to resources and technologies and providing them with access to our unique AMTD SpiderNet ecosystem. Centered on our ecosystem-powered strategy, we empower entrepreneurs and corporates with capital, technologies, mentorship, connectivity, and other resources essential to accelerating and enhancing their business digital transformation and corporate development journeys.

Through a membership fee scheme, we provide our corporate clients with exclusive access to the AMTD SpiderNet ecosystem and its prestigious corporate members, prominent business executives and partners, creating strategic and synergistic opportunities. In addition, our digital solutions initiatives and programs in partnership with industry leaders and academic institutions serve to support industry professionals and foster next generation entrepreneurs in the region by equipping them with the latest trends and knowledge in the digital space. These entrepreneurs become permanent members of the AMTD alumni network. Our services help our ecosystem members to enhance connectivity, identify business synergies, and create valuable business propositions. We further deepen our relationship with corporate clients by facilitating synergies between their portfolio companies and other partners in the AMTD SpiderNet ecosystem and by connecting innovative minds and bright ideas to smart ideas.

We cultivate next generation entrepreneurs by continuously fueling up our business model and enlarging our AMTD SpiderNet ecosystem. We empower startups, entrepreneurs and innovative talents with capital resources and knowledge through various educational programs. We invite university professors, successful entrepreneurs, and Nobel Prize winners to provide professional guidance for entrepreneurs. These programs are built to provide advanced courses and social networking opportunities for university students to entrepreneurs and senior management of technology companies, and include the following:

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AXSI Digital Finance Leadership Program. AMTD Charity Foundation jointly established the AXSI Digital Finance Leadership Program in January 2020 with Xiaomi Finance, Singapore Management University, and the Institute of Systems Science at the National University of Singapore to hone the management and leadership capabilities of aspiring digital finance leaders in Singapore and other places across Asia. The AXSI Digital Finance Leadership Program extends AMTD SpiderNet’s insights into Southeast Asia’s developments in the FinTech industry.

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AMTD-SFA Global FinTech Fellowship Program. Singapore FinTech Association joined forces with AMTD Group to establish an AMTD-SFA Global FinTech Fellowship Program in Singapore to connect local entrepreneurs with Singapore’s capital markets and strengthen their long-term competitiveness. The program, once established, plans to select 10 outstanding FinTech entrepreneurs with social impact and vision to be admitted into a five-year program, in which they will be connected to the global FinTech community including those in Hong Kong, the Greater Bay Area, Middle East, Europe, and North America through various events initiated by both parties. In addition, an honorary advisor committee will be established. Each winner will be assigned with an honorary advisor who will advise and guide the entrepreneurs on strategic planning, management skills, and help them ride through challenging time.

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AMTD FinTech Centre of PolyU Faculty of Business. AMTD Group and AMTD Charity Foundation launched AMTD Fintech Centre with The Hong Kong Polytechnic University in January 2018 to provide FinTech education and training to entrepreneurs and innovative talents in the FinTech industry. This partnership spawned the Doctor of FinTech program which is the first doctoral program in FinTech in Hong Kong. AMTD Fintech Centre also promotes the cooperation and communication between FinTech talents from Hong Kong, China and the rest of the world.

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AMTD-Waterloo Innovation Hub and Postdoctoral Program. AMTD Group and AMTD Charity Foundation established the AMTD-University of Waterloo Innovation Hub with University of Waterloo in November 2017 to encourage creative and innovative talents at the University of

Waterloo to go to Hong Kong, to advance the exchange and connection between the innovative technology of North America and Asia. We also established a post-doctorate fellowship program with the University of Waterloo in March 2019 to support distinguished research into artificial intelligence, quantum computing, and other advanced technology as well as possible commercial applications.

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Collaboration with Hong Kong University of Science and Technologies. AMTD Group and AMTD Charity Foundation have forged a strategic collaboration with The Hong Kong University of Science and Technology (“HKUST”) on December 9, 2020, with the objective of grooming the next generation of innovation leaders and young entrepreneurs and increasing connectivity between the Greater Bay Area and South East Asia. Our Controlling Shareholder and HKUST plan to explore setting up a platform for various innovations and entrepreneurship related programs, providing joint scholarships and fellowships and career placement opportunities, and establishing joint research project collaborations.

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CFtP Program. We entered into a strategic collaboration agreement with Global FinTech Institute, or GFI, in September 2020 to provide CFtP candidates and CFtP qualification holders with opportunities for mentorship and internship in FinTech firms across the world. We provide “AMTD-GFI Scholarship” to selected students to complete the Chartered FinTech Professional (CFtP) qualification with internship in the AMTD SpiderNet ecosystem.

Moreover, we groom start-up founders and outstanding entrepreneurs by providing network connectivity and business exposure in regional and global stages:

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AMTD-HKTDC Start-up Express. AMTD Group is the strategic partner of HKTDC Start-up Express, a start-up program organized by the Hong Kong Trade Development Council. Our founder, Calvin Choi, has served as its panel judge in both 2019 and 2020. The program targets start-ups with products or services suitable for mass consumer market, as well as with strong desire to enter the international market. Through a series of capability building, mentoring sessions and marketing activities, the program aims to assist local start-ups in building connection, exploring markets, seeking partners, and enhancing brand awareness.

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Greater Bay Young Entrepreneurs Association (GBYEA). AMTD Group established the Greater Bay Young Entrepreneurs Association which unites a large number of outstanding entrepreneurs in the Greater Bay Area to connect, share, resources, and achieve synergies. GBYEA is committed to connecting domestic and overseas resources and channels, promoting start-ups of the Greater Bay Area to seize opportunities, stimulating healthy and rapid developments, improving core competitiveness and extending footprints globally.

Through our various programs, we engage with entrepreneurs and future leaders from their early development stage and facilitate their growth by providing resources and strategic guidance throughout their business operations. We integrate selected start-ups into AMTD SpiderNet to foster their growth and create value to other stakeholders.

Digital Media, Content, and Marketing

Over the past few years, we have devoted significant resources in working with governmental and quasi-government entities to promote financial service industry in Asia. Such efforts laid the foundation for our digital media, content, and marketing business as these events established our leadership role for providing insightful content to mass audience. Our signature events and initiatives include:

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World Economic Forum Annual Meetings. AMTD Group is the only global strategic partner associate of the World Economic Forum among Hong Kong-headquartered financial institutions as of the date of this prospectus. AMTD Group was the first Hong Kong company to set up a corporate center, or

“AMTD House,” at the World Economic Forum’s annual meeting in 2018 in Davos, which showcased the achievements of Hong Kong enterprises to global political and business leaders, and continued this set-up in the annual meetings in 2019 and 2020. It also held multiple events officiated by government leaders from China, Hong Kong, and Singapore in the annual meetings in Davos, including “Hong Kong Night,” “AMTD Greater Bay Night,” “Greater Bay Entrepreneurship Day,” and “Smart Asia: Connecting Greater Bay Area with ASEAN,” to promote innovative enterprises in Asia and connect them with global peers. Our presence at the World Economic Forum’s annual meetings in Davos has added an important international dimension to the AMTD SpiderNet ecosystem as it puts AMTD Group and the AMTD SpiderNet ecosystem under the international spotlight and connects us with prominent global business leaders.

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Singapore Fintech Festival. AMTD Group is one of the founding grand sponsors of the Singapore Fintech Festival hosted by the MAS and has been supporting the event for five consecutive years since 2017. Singapore Fintech Festival is the world’s largest financial technology conference attracting over 60,000 government officials, regulatory representatives and representatives of financial institutions and technology companies from over 100 countries. Through hosting this event, we share our insights and experiences in digital finance industry to the mass audience and capture new business opportunities. The Singapore Fintech Festival adds to AMTD SpiderNet with insights and resources from stakeholders who focus on Southeast Asia financial technology developments.

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Hong Kong Fintech Week. Hong Kong Fintech Week is the world’s first cross-border financial technology event, taking place each year in Hong Kong and Shenzhen, China. AMTD Group organized and participated in this event as the sole strategic partner for four years since 2018, together with the Hong Kong government, to showcase Hong Kong’s growing financial technology community. As the sole strategic partner of this event, AMTD Group established in-depth cooperation with participants in the FinTech industry.

Based on our extensive experience, unique insights, and deep knowledge in digital finance industry, we create and promote digital solutions content by investing and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020. Through our offering of digital media and content, we are able to spearhead industry trends and create effective marketing for our clients and ecosystem partners through innovative content creation, digital marketing platforms and cutting-edge technology. For example, we are a seed round investor of Forkast.News, a digital media platform founded by former Bloomberg News anchor Angie Lau in April 2021. The platform provides readers stories and analysis on blockchain, cryptocurrency, and emerging technology in the Asia-Pacific region. We also strategically acquired DigFin in July 2021, a journalism brand and a content agency established by Jamie DiBiasio, an award-winning financial journalist and author, whose stories analyze business models in digital finance, FinTech, and digital assets. We have organized, hosted, and participated in hundreds of sessions, including keynote speeches, panels, and fireside chats, to share our insights and exchange knowledge. Many of our clients and ecosystem members and partners were able to access these global events through collaboration with us, and making it an valuable marketing opportunities for them. Recently, we have invested in movie productions via digital formats. “Shock Wave 2” (拆弹专家2), a movie invested by us and co-produced by Universe Entertainment and Alibaba Picture in 2020, has grossed over RMB1.3 billion of box office as of February 10, 2021. We also invested in “The White Storm 3” (扫毒3) and “Redemption” (咎赎). We intend to continue to invest and participate in more popular movie production in order to maximize our reach to broader audiences for content sharing and marketing.

Digital Investments

Our digital investments business focuses on long-term equity investments in leading FinTech and technology companies that augment the AMTD SpiderNet ecosystem and optimize our business operations. Our portfolio companies allow us to access unique opportunities and resources that complement the AMTD

SpiderNet ecosystem, and we engage the portfolio companies with connections in the AMTD SpiderNet. We also established a S$50 million AMTD ASEAN Solidarity Fund partnering with the Singapore FinTech Association, or SFA, and S$6 million MAS-SFA-AMTD FinTech Solidarity Grant, partnering with the MAS and the SFA. Both the AMTD ASEAN Solidarity Fund and the MAS-SFA-AMTD FinTech Solidarity Grant focus on investing in or providing funding and business support to those leading FinTech companies with growth potential and possibility to create synergies with AMTD SpiderNet’s stakeholders.

Investment Approach

We source investment opportunities through the AMTD SpiderNet and focus on investing in a small number of select companies that we believe will complement and bring value to our ecosystem, including companies within and outside the digital finance sector.

Leveraging “AMTD SpiderNet.” We leverage resources in the AMTD SpiderNet throughout the investment process to source investments, evaluate opportunities, and provide value added solutions to our portfolio companies after our investment.

Value Investment. We focus on how the investments can contribute to the AMTD SpiderNet ecosystem, rather than looking for investment returns. Our investments allow us to access the management teams of our portfolio companies and provide us with greater insights and connections in various industries.

Synergy with Portfolio Companies. We have an experienced team for post-investment value creation. We proactively seek opportunities to engage our portfolio companies into our SpiderNet ecosystem.

Equity Swap. We may make investments in the future using cash investment combined with an equity swap (i.e. issuance of our ordinary shares in exchange for the equity interests of the investees). Through our equity swap arrangements, we ensure business interests of our portfolio companies are aligned with ours.

Investment Process

Our investment professionals assess the suitability and prospects of potential target companies with a number of factors including the track record of the target’s management team, the target’s operating market, macroeconomic conditions, market cycle and industry background, business model, and other quantitative financial analyses. And most importantly, we also consider the targets’ potential synergies with other business partners in AMTD SpiderNet.

We make strategic investment decisions through our investment committee, which consists of key management team members covering finance, investments, and legal and compliance. All investment proposals will be presented to our investment committee following the satisfactory completion of assessment and due diligence investigation. Our investment committee also assesses, reviews and modifies our investment strategies from time to time based on accumulated deal execution experience and the latest developments in the financial market, of the economic conditions, and regarding government policies.

We closely monitor our portfolio companies in accordance with the guidelines set by the investment committee. Specifically, we track business and technology development, competition landscape, latest technological trends, our holding positions, unrealized profit or loss, and our risk exposure of each portfolio company. We will escalate any significant incidents in our portfolio companies to the investment committee and, for material incidents, to our board of directors.

Investment Portfolio

Appier is a leading artificial intelligence technology company, which aims to provide AI-based solutions for precision marketing, and was named by Fortune as one of the 50 companies leading the artificial intelligence revolution. Our Controlling Shareholder invested in Appier in August 2017 with minority interest and transferred to us in December 2019. Appier’s services include providing accelerated checkout solutions, AI customer interaction optimization platform, AI data science platform and cross-screen marketing solutions. Appier may provide its services to us and other stakeholders in AMTD SpiderNet to optimize business operations. In March 2021, Appier (TSE: 4180) successfully completed its IPO on the Tokyo Stock Exchange.

DayDayCook is a leading content-driven lifestyle brand for young food lovers in Asia. DayDayCook provides users with attractive content, high-quality products and inspirational experiences via its omni-channel touchpoints. Our Controlling Shareholder invested in DayDayCook in September 2018 with minority interest and transferred to us in December 2019. We support DayDayCook’s growth through making additional investments, and AMTD IDEA Group, through its subsidiary, has been providing DayDayCook with capital markets advisory services. We believe that there remains other business opportunities, such as cross-selling and co-branding, between DayDayCook and the partners in AMTD SpiderNet.

WeDoctor is one of China’s largest technology-enabled healthcare solutions platforms providing seamless online and offline healthcare services with a mix of general practitioners and specialists. During COVID-19 pandemic, WeDoctor launched WeDoctor Global Consultation and Prevention Center to bring together medical resources from over 7,000 Chinese physicians and offers 24/7 real-time online medical services to users around the world, providing online health enquiry service, psychological support, prevention guidelines, and real-time pandemic reports. Our Controlling Shareholder invested in WeDoctor in May 2018 with minority interest and transferred to us in December 2019. The platform has built up an ecosystem connecting leading hospitals, leading doctors and pharmacies, and is equipped with a large active user base. WeDoctor is our first investment portfolio in China’s rising market in the bio-medical sector, and it provides us with greater insights and connections in the healthcare sector in China.

AMTD ASEAN Solidarity Fund

AMTD ASEAN Solidarity Fund is a solidarity fund established in April 2020 by us in partnership with AFIN with an initial capital of S$50 million to invest and anchor eligible FinTech companies in ASEAN countries. AFIN is a non-profit entity formed by the MAS, International Finance Corporation, a member of the World Bank Group, and the ASEAN Bankers Association, with the objectives of supporting financial innovation and inclusion around the world. Through AMTD ASEAN Solidarity Fund, we invest into eligible FinTech companies in ASEAN countries with leading positions in their respective specialization. In addition to financial support, the solidarity fund offers the FinTech companies full access to the AMTD SpiderNet ecosystem, which opens opportunities for them to collaborate with each other across ASEAN countries, Hong Kong, and China. Through the AMTD ASEAN Solidarity Fund, we have invested in five FinTech companies. The representatives include Active.ai, a Singapore based company which provides conversational banking services to banks and credit unions; CardUp, a credit card enablement platform that enables the payment or collection of big expenses using credit card; TranSwap, a cross-border payments platform which allows users to seamlessly manage and execute payments globally while reducing foreign exchange costs and complexity; and Funding Societies, a SME digital financing platform in Southeast Asia with license spanning across Singapore, Indonesia, and Malaysia. We expect to make further investments through the solidarity fund.

MAS-SFA-AMTD FinTech Solidarity Grant

MAS-SFA-AMTD FinTech Solidarity Grant was jointly established in May 2020 by the MAS, SFA, and AMTD Charity Foundation with an amount of S$6 million to support FinTech companies in generating new businesses and pursuing growth strategies. As of the date of this prospectus, approximately 190 FinTech companies have benefited from our MAS-SFA-AMTD FinTech Solidarity Grant, which have formed a solid enhancement to our AMTD SpiderNet ecosystem.

Technology

We integrate multiple innovative technologies to provide comprehensive FinTech solutions on our digital financial platform.

AFIN

AFIN was jointly established by the MAS, the ASEAN Bankers Association, and International Finance Corporation to foster FinTech development in ASEAN countries. AMTD Charity Foundation is AFIN’s first corporate founding member.

AFIN launched the API Exchange (APIX) platform in 2018, the world’s first cross-border, open architecture platform for collaboration between FinTech and financing institutions in which participants can integrate and test solutions with each other via a cloud-based architecture. We will leverage the APIX platform launched by AFIN to deploy innovative digital solutions. APIX is built to facilitate collaboration between FinTech companies and financial institutions to design fintech solutions. APIX facilitates financial institutions and FinTech companies to design and build prototypes collaboratively on its platform and experiment in different scenarios through APIs in a short period of time. This allows financial institutions to deploy innovative digital solutions quickly to underserved markets in ASEAN and other parts of the world.

AFIN / APIX will serve as the technology experimental partner of the company.

We will leverage synthetic data on APIX to test new prototypes designed by FinTech companies and financial institutions. With access to APIX’s platform, we have a competitive advantage to continuously develop and integrate innovative digital solutions in a cost-effective and timely manner.

Airstar Bank

AMTD Group leverages its partnership with Xiaomi to provide innovative technology skills in supporting Airstar Bank’s digital banking platform. Airstar Bank’s digital banking platform is built on Xiaomi’s in-house technologies including credit assessment, fraud detection, and personal loan approval with big data analytics, AI and machine learning algorithms. Xiaomi has also provided other in-house technologies, such as document repository, CRM system, system monitoring tool, development system, and key center to ensure the stability, security, efficiency and scalability of Airstar Bank’s digital banking platform. Xiaomi’s experience in API integration will support our strategy in embracing open API initiatives in the future.

PolicyPal

We intend to integrate PolicyPal’s technology skills into our digital insurance platform. PolicyPal employs advanced technological capabilities to operate its digital insurance technology platform. PolicyPal utilizes predictive modeling and algorithmic rules to provide risk analysis and design customized solutions for users and clients. PolicyPal is building towards using open APIs to access clients’ assets and liabilities in order to analyze client situation and needs and provide solutions and products curated to each client. The open APIs ingest data, assign pricing algorithms and drives with re-engagement targeting and dynamic discounts. In short, with targeted data-driven calculations toward the optimal amount of coverage each consumer should rightfully have, PolicyPal will raise the benchmark of insurance knowledge for the users in Singapore and help highlight to consumers the areas in which there is a coverage shortfall. PolicyPal empowers consumers to understand more about the importance of insurance coverage and increases the accessibility to insurance protection through the digital platform.

Data Security and Protection

We are committed to protecting our clients’ personal information and privacy. We have established and implemented policy on data collection, processing and usage and disclosure. We collect personal information and other data that is related to the services we provide and use the collected data for our operations, all with our clients’ consent.

To ensure the confidentiality and integrity of our data, we maintain a comprehensive and rigorous data security program. We anonymize and encrypt confidential personal information and take other technological measures to ensure the secure processing, transmission and usage of data. We have also established stringent internal protocols under which we grant classified access to confidential personal data only to limited employees with strictly defined and layered access authority.

See “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to legal or regulatory liability if we are unable to protect the personal and sensitive data and confidential information of our clients” and “Risk Factors—Risks Relating to Doing Business in Mainland China and Hong Kong—Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.”

Licenses

We and our business partners hold multiple licenses in the markets we operate. Airstar Bank holds one of the eight digital banking licenses in Hong Kong issued by the Hong Kong Monetary Authority. We hold an insurance brokerage license issued by the Hong Kong Insurance Authority.

BaoXianBaoBao Pte. Ltd. is a digital insurance platform and a registered insurance broker with respect to direct insurance. By virtue of its status as a registered insurance broker, BaoXianBaoBao Pte. Ltd. is also an exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies, other than for reinsurance (and has notified the MAS of the same). CapBridge Pte. Ltd., which we propose to enter into transaction with, holds a capital markets services license in Singapore issued by the MAS in respect of dealing in capital markets products that are securities and collective investment schemes. By virtue of its status as a capital markets services licensee, CapBridge Pte. Ltd. is also an exempt financial advisor and has notified the MAS in respect of advising on investment products and issuing or promulgating analyses/reports on investment products that are securities and collective investment schemes. 1exchange is a recognized market operator. The completion of our proposed transaction with CapBridge is subject to negotiation of the final terms and conditions of the different phases of the transaction and regulatory approvals, if any. We intend to have Singa Digital Pte. Ltd. to hold a digital wholesale banking license and Applaud Digital Solutions Pte. Ltd. to hold a direct insurer (composite) license from the MAS, both of which will require approvals by the regulators and there is no assurance that we will be able to secure such approvals or make further progress necessary to lead to the grant of the licenses. See “Regulation—Singapore” for further details.

Intellectual Property

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. As of the date of this prospectus, our Controlling Shareholder had five registered trademarks in Hong Kong, including the name and logo “AMTD”, and granted a license to us to use such name and logo. No other person or entity can register or use the name and logo of AMTD as a prefix for any trademark without the written consent of our Controlling Shareholder. As of the date of this prospectus, we had one trademark registered in Hong Kong and two trademarks registered in Singapore. We maintain four registered domain names, including amtddigital.com, amtdigital.net, amtddigital.net, and policypal.com.

Competition

Our business model is relatively unique, and few companies can compare with us in terms of the breadth of our business sectors spanning from digital financial services, SpiderNet ecosystem solutions, digital media, content, and marketing to digital investments. However, we face competition in various business verticals. For example, with respect to digital banking services, our primary competitors include FinTech companies, traditional financial institutions and consumer technology platforms in Hong Kong and Singapore. For our insurance solutions business, we compete with other corporate-focused insurance providers in Hong Kong and other insurance solutions platforms in Hong Kong and Singapore.

For additional details regarding the competitive landscape of industries in which we operate, see “Industry.” For additional information concerning the competitive risks that we face, see “Risk Factors—Risks Relating to Our Business and Industry—Our digital financial services business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, which may reduce demand for our services, reduce operating margins, and further result in loss of market share, departures of qualified employees and increased capital expenditures” and “Risk Factors—Risks Relating to Our Business and Industry—Our digital financial services business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, which may reduce demand for our services, reduce operating margins, and further result in loss of market share, departures of qualified employees, and increased capital expenditures.”

Employees

We had 13, 20, 51 and 50 employees as of April 30, 2019, 2020, 2021 and February 28, 2022, respectively. All of our employees were located in Hong Kong and Singapore.

The following tables sets forth the number of our employees by function as of February 28, 2022.

Function	Number of Employees	Percentage
Senior management	4	8%
Frontline staff	35	70%
Supporting staff	11	22%

Total	50	100.0%

Our success depends on our ability to attract, retain, and motivate qualified employees. We offer employees competitive salaries, performance-based cash bonuses, comprehensive training and development programs and other fringe benefits and incentives. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes or work stoppages. None of our employees are represented by labor unions, and no collective bargaining agreement has been put in place.

As required by Hong Kong laws and regulations, we participate in a pension scheme under the rules and regulations of the Mandatory Provident Fund Scheme Ordinance, or MPF Scheme, for all employees in Hong Kong. The contributions to the MPF Scheme are based on a minimum statutory contribution requirement of 5% of eligible employees’ relevant aggregate income up to a maximum of HK$1,500 per employee per month. The assets of this pension scheme are held separately from those of our group in independently administered funds. Other than the contributions, we have no further obligation for the payment of retirement and other post-retirement benefits of our employees in Hong Kong. Under the Central Provident Fund Act (Chapter 36 of Singapore), our Singapore subsidiaries are required, among others, to make contributions, as employers, to the Central Provident Fund for our executive officers who are employed by our Singapore subsidiaries and are Singapore citizens or Singapore permanent residents. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or Singapore permanent resident.

We enter into standard employment agreements with our employees. We also enter into standard confidentiality and non-compete agreements with our senior management in accordance with market practice.

Properties

Our principal executive offices are presently located on leased premises comprising 18,260 square feet in Hong Kong. We lease our premises from our Controlling Shareholder, and we plan to renew our lease from time to time as needed.

We intend to add new premises in Singapore. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion.

Insurance

We contribute to the Mandatory Provident Fund in Hong Kong and the Central Provident Fund in Singapore, and provide employee compensation, and benefits and travel insurance for our employees through policies maintained by our Controlling Shareholder. In accordance with the Guideline on Minimum Requirements for Insurance Brokers issued by the Hong Kong Insurance Authority, AMTD Risk Solutions Group maintains professional indemnity insurance for conducting an insurance brokerage business. In accordance with the Insurance (Intermediaries) Regulations (Rg 16) of Singapore, PolicyPal Pte. Ltd. maintains professional indemnity insurance for conducting insurance brokerage business. We also have office (including property, money and public liability) and computer insurance coverage through policies maintained by our Controlling Shareholder. We are in the process of purchasing standalone director and officer’s liability insurance.

We do not maintain standalone general third-party liability insurance, nor do we maintain standalone property insurance. We consider our insurance coverage to be adequate and in line with that of other companies in the same industry of similar size in Singapore and Hong Kong. See “Risk Factors—Risks Relating to Our Business and Industry—If our insurance coverage is insufficient, we may be subject to significant costs and business disruption.”

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are not and have not been, and none of our subsidiaries or joint ventures is or has been, a party to any litigation, arbitration or administrative proceedings that we believe would, individually or taken as a whole, have a material adverse effect on our business, financial condition or results of operations, and, insofar as we are aware, no such litigation, arbitration or administrative proceedings are pending, threatened, or contemplated.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings” and “Risk Factors—Risks Relating to Our Business and Industry—We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.”

REGULATION

Singapore

Part of our business operations are conducted in Singapore. This section summarizes the most significant rules and regulations that affect our business activities in Singapore. These regulations require us to possess various licenses or approvals in order to carry out our business and operations. See “Business—Licenses” for further information on the licenses and permits that we hold or are applying to hold.

Introduction

The Insurance Act (Cap. 142) of Singapore, or the IA, including its subsidiary legislation as well as notices and guidelines published by the MAS, is the principal statute regulating insurance business in Singapore. The latter is divided into life business and general business. Division 2, Part IIB of the IA deals with the registration of insurance brokers. Division 2, Part II of the IA deals with the licensing of direct insurers.

The Securities and Futures Act (Cap. 289) of Singapore, or the SFA, including its subsidiary legislation as well as notices and guidelines published by the MAS, is the principal statute regulating the capital markets industry in Singapore. Part IV of the SFA deals with holders of a capital markets services license and their representatives.

The Financial Advisers Act (Cap. 110) of Singapore, or the FAA, including its subsidiary legislation as well as notices and guidelines published by the MAS, is the principal statute regulating the financial advisory services industry in Singapore. The FAA also regulates registered insurance brokers, licensed direct life insurers, and holders of a capital markets services license as exempt financial advisors where they have duly notified the MAS.

The Banking Act (Cap. 19) of Singapore, or the BA, including its subsidiary legislation as well as notices and guidelines published by the MAS, is the principal statute regulating the banking industry in Singapore. Part III of the BA deals with the licensing of banks.

The IA, SFA, FAA and BA are all administered by the MAS, which is the integrated financial regulatory and supervisory authority that governs the insurance, capital markets, financial advisory and banking sectors in Singapore. The MAS is also the central bank and its powers are set out in the Monetary Authority of Singapore Act (Cap. 186) or MAS Act.

The MAS

The MAS is the statutory body that is responsible for regulating the insurance, capital markets, financial advisory and banking sectors, amongst other financial sectors, in Singapore. As an integrated financial regulatory and supervisory authority, MAS’ mission is to promote sustained non-inflationary economic growth, and a sound and progressive financial center. To fulfil their mission, the MAS has set the following objectives of MAS’ financial sector oversight:

•	a stable financial system;

•	safe and sound financial intermediaries;

•	safe and efficient financial infrastructure;

•	fair, efficient and transparent organized markets;

•	transparent and fair-dealing intermediaries and offerors; and

•	well-informed and empowered consumers.

The MAS has four operational groups, being Economic Policy, Markets and Development, Financial Supervision and Corporate Development. The Financial Supervision Group, in particular, comprises the Banking and Insurance Group, which regulates, inter alia, banks through the Banking Departments, and insurers through the Insurance Department, the Capital Markets Group, which regulates, inter alia, capital markets intermediaries (such as securities and derivatives brokers), insurance brokers and financial advisors.

Regulatory Regime Under the IA for Insurance Brokers and Insurers

The functions of the MAS, as regulatory and supervisory authority for individuals and corporations seeking licensing, authorization, approval or registration with respect to insurance business in Singapore, include the following:

•

grant licenses, authorization, approvals or registrations to those who meet the relevant criteria to be licensed, authorized, approved or registered, as the case may be, under the IA, and can demonstrate fitness and propriety;

•	monitor the ongoing compliance of regulated entities, and their officers and shareholders (where applicable), with business conduct and other requirements;

•	maintain online a public register of insurance entities (the MAS Financial Institutions Directory); and

•	develop regulatory policies.

Registration Regime for Insurance Brokers

Under the IA, a person may not carry on business as any type of insurance broker in Singapore unless the person is registered by the MAS as that type of insurance broker or the person is an exempt insurance broker (as referred to in section 35ZN of the IA). Further, a person may not hold himself out to be a registered insurance broker unless he is a registered insurance broker.

In addition to licensing requirements for corporations, any individual appointed as broking staff of a registered insurance broker must comply with the minimum standards and examination requirements for broking staff set out in MAS 502 Minimum Standards and Continuing Professional Development for Insurance Brokers and Their Broking Staff, or Notice 502.

As of the date of this prospectus, BaoXianBaoBao Pte. Ltd is a registered insurance broker with respect to direct insurance. In addition to its status as a registered insurance broker, BaoXianBaoBao Pte. Ltd. is also an exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies, other than for reinsurance (and has notified the MAS of the same).

Registered Insurance Broker

An applicant for registration as a registered insurance broker must be a Singapore-incorporated company with the prescribed minimum paid-up share capital and have a professional indemnity insurance policy, the cover of which is consistent with the prescribed limit and deductible requirements.

In addition, in assessing an application for registration, the MAS will take into account factors such as:

•	the applicant’s track record (which should be at least 3 years in respect of the type of insurance broking business it intends to carry on in Singapore), financial soundness and reputation;

•	whether the applicant has well-developed business plans that reflect the risk profile of the business; and

•	the fitness and propriety of the applicant, its directors and chief executive officer, and all its substantial shareholders and broking staff, or the relevant persons.

The key requirements and expectations of the MAS in respect of applications as well as ongoing obligations applicable to registered insurance brokers are contained in the following documents published by the MAS:

•	the IA, and its subsidiary legislation, including the Insurance (Intermediaries) Regulations, or the IIR;

•	Notice 501 Quarterly Statement on Ageing of Premiums Owing to Insurers;

•	Notice 502 Minimum Standards and Continuing Professional Development for Insurance Brokers and Their Broking Staff;

•	Notice 504 Reporting of Misconduct of Broking Staff by Insurance Brokers;

•	Notice 505 Reporting of Suspicious Activities and Incidents of Fraud;

•	Notice 506 Notice on Technology Risk Management;

•	Notice 507 Cyber Hygiene;

•	Notice 117 Training and Competency Requirement: Health Insurance;

•	Notice 120 Disclosure and Advisory Process Requirements For Accident and Health Insurance Products;

•	Guidelines on Criteria for the Registration of an Insurance Broker [Guideline No. IA/II-G04];

•	Guidelines on Standards of Conduct for Insurance Brokers [Guideline No. IA/II-G01];

•	Guidelines on Market Conduct and Service Standards for Insurance Brokers [Guideline No. IA/II-G02];

•	Guidelines on Fit and Proper Criteria [Guideline No. FSG-G01], or the Fit and Proper Guidelines;

•	Guidelines on Risk Management Practices;

•	Guidelines on Outsourcing;

•	Notice FAA-N06 on Prevention of Money Laundering and Countering the Financing of Terrorism—Financial Advisers; and

•	Guidelines to Notice FAA-N06 on Prevention of Money Laundering and Countering the Financing of Terrorism.

Validity of Registration

The MAS may cancel the registration of any insurance broker, at its request or on certain grounds set out in section 35ZB(2) of the IA.

Management of Insurance Brokers

The applicant must appoint a chief executive officer and executive directors to manage the broking business. The chief executive officer, who should be employed on a full-time basis and be based in Singapore, should also have at least 5 years of relevant working experience, satisfactory academic and/or professional qualifications and at least 3 years of managerial experience in the relevant field. The executive directors should have at least 5 years of relevant working experience and satisfactory academic and/or professional qualifications.

Broking Staff

The applicant must appoint at least two broking staff, who may be the chief executive officer and/or executive directors, to act on its behalf to provide technical advice to its clients in respect of insurance policies relating to general business and long-term accident and health policies, other than insurance policies relating to reinsurance business. The broking staff must satisfy the minimum standards and examination requirements and the applicant, once registered, must comply with the submission requirements, set out in Notice 502.

Ongoing Obligations for Registered Insurance Brokers

Once the applicant is registered as a registered insurance broker, in addition to the relevant persons remaining fit and proper at all times, the registered insurance broker must comply with all applicable provisions of the IA, the IIR, as well as the other regulations, notices and guidelines issued by the MAS.

Some of the key ongoing obligations for registered insurance brokers are as follows:

•	maintain minimum paid-up share capital of S$300,000 (see regulation 3(3) of the IIR);

•

maintain a standalone non-hybrid professional indemnity insurance policy of at least $1 million, under which the deductible allowed shall not be more than 20% of its paid-up capital (if the registered insurance broker is in its first financial year of operation) or 20% of its net asset value as at the end of its preceding financial year (in any other case) (see regulation 4(3) of the IIR);

•	payment of annual fee of S$7,000 to the MAS by January 1 every year (see section 35ZA(1) of the IA and regulation 16(1)(a) of the IIR);

•	maintain net asset value of not less than 50% of the minimum paid-up share capital (see section 35ZC of the IA and regulation 5 of the IIR);

•

maintain an insurance broking premium account with a licensed bank for monies received from or on behalf of an insured or intending insured for or on account of an insurer in connection with a contract of insurance or proposed contract of insurance or from or on behalf of an insurer for or on account of an insured or intending insured (see section 35ZD(1) of the IA and regulation 7(1) of the IIR);

•	maintain a register of its broking staff containing the prescribed particulars (see regulation 9 of the IIR);

•	submit the prescribed returns to the MAS within 5 months of the end of each financial year (see section 36(1) of the IA and regulation 10 of the IIR);

•	maintain proper records (see section 36(2) of the IA);

•	appoint an auditor and audit financial statements (see sections 36(4) and (5) of the IA);

•

certain business conduct requirements set out in the FAA, including the requirement to disclose material product information, the prohibition against making false or misleading statements, establishing and maintaining a remuneration framework (see section 23(4) of the FAA); and

•	implement appropriate policies and procedures for compliance with the requirements under Notice FAA-N06 on Prevention of Money Laundering and Countering the Financing of Terrorism—Financial Advisers.

Restrictions on Take-Over of an Insurance Broker

Under section 35ZI(2) of the IA, no person may enter into an agreement to acquire shares of a registered insurance broker by virtue of which he would, if the agreement is carried out, obtain effective control of that insurance broker without first notifying the MAS of his intention to enter into the agreement and obtaining the approval of the MAS to his entering into the agreement. Such a person must apply for MAS’ approval prior to entering into such an agreement.

A person shall be regarded as obtaining effective control of a registered insurance broker by virtue of an agreement if the person alone or acting together with any associate or associates would, if the agreement is carried out: (i) acquire or hold, directly or indirectly, 20% or more of the issued share capital of the insurance broker; or (ii) control, directly or indirectly, 20% or more of the voting power of the insurance broker.

This restriction applies to all individuals, whether or not resident in or a citizen of Singapore, and bodies corporate or unincorporate, whether incorporated in or carrying on business in Singapore.

Supervision by the MAS

The MAS is empowered under section 40(1) of the IA to conduct on-site inspections and under section 40A(1) of the IA to conduct such investigations as it considers necessary or expedient to perform any of its functions and duties under the IA or to determine the truth or otherwise of an alleged or suspected contravention of any provision of the IA or any direction issued under the IA.

Disciplinary Power of the MAS

Under section 35ZB of the IA, the MAS may cancel the registration of any registered insurance broker on the grounds as specified therein, including for failure to comply with any applicable obligations or the contravention of the provisions of the IA. However, this power is subject to section 35ZB(3) of the IA, which provides that the MAS must first: (i) give the registered insurance broker notice in writing of its intention to do so; and (ii) in the notice referred to in paragraph (i), call upon the registered insurance broker to show cause within such time as may be specified in the notice why its registration should not be canceled.

Further, under section 59(1) of the FAA, the MAS may make a prohibition order against an exempt financial advisor that prohibits the person, whether permanently or for a specified period, from providing any financial advisory service, or providing such financial advisory service in specified circumstances or capacities. This power is subject to section 59(3) of the FAA, which provides the person the opportunity to be heard.

Licensing Regime for Insurers

Under the IA, a person may not carry on any class of insurance business in Singapore as an insurer unless the person is licensed under the IA in respect of that class of business. A person may not hold himself out to be a licensed insurer in respect of life business or general business or both, when that person is not licensed under the IA in respect of that business.

Advising on investment products that are life policies, and arranging life policies, are financial advisory services regulated under the FAA. An insurer licensed under the IA is exempt under section 23(1)(c) of the FAA from holding a financial advisor’s license to carry on any financial advisory service. Such licensed insurer would have to notify MAS before it commences business in any financial advisory service.

As of the date of this prospectus, Applaud Digital Solutions Pte. Ltd. has submitted an application for a license to carry on business as a direct insurer in respect of life business and general business (also called composite business).

Direct Insurer License for Composite Business

An applicant for a direct insurer license in respect of composite business must, among other things, be a company incorporated in Singapore, a company incorporated outside Singapore which has an established place of business in Singapore, or a co-operative society, and have a paid-up ordinary share capital of no less than S$5 million or S$10 million, depending on the type of insurance business that the applicant intends to carry on.

In addition, in assessing an application for a direct insurer license, the MAS will take into account factors such as:

•	domestic and international rankings of the applicant by factors such as premiums and assets;

•	past and present credit ratings by international rating agencies, including Standard and Poor’s, A.M Best, Moody’s, and Fitch;

•

track record, financial soundness, and reputation of the applicant, including the applicant’s compliance with its home regulations. In assessing this criteria, MAS will consult the applicant’s home supervisory authority;

•	experience in product innovation, use of alternative business distribution channels, and expertise in specialist and niche fields;

•	well-developed business strategy and detailed plans that reflect the risk profile of the business;

•	robust risk management systems and processes that are commensurate with the size and complexity of the business; and

•	fitness and propriety of the applicant, any director or key executive person, all of its substantial shareholders, and all persons having effective control of the applicant.

The key requirements and expectations of the MAS in respect of ongoing obligations applicable to licensed insurers are contained in the following documents published by the MAS:

•	the IA, and its subsidiary legislation, including the Insurance (Valuation and Capital) Regulations, or the I(VC)R;

•	Notice 106 Appointment of Director, Chairman and Key Executive Person;

•	Notice 211 Minimum and Best Practice Training and Competency Standards for Direct General Insurers;

•	Notice 117 Training and Competency Requirement: Health Insurance;

•	Notice 120 Disclosure and Advisory Process Requirements For Accident and Health Insurance Products;

•	Notice 318 Market Conduct Standards for Direct Life Insurer as a Product Provider;

•	Notice 306 Market Conduct Standards for Life Insurers Providing Financial Advisory Services as defined under the Financial Advisers Act;

•	Notice 307 Investment-Linked Policies;

•	Notice 321 Direct Purchase Insurance Products;

•	Notice 122 Asset & Liability Exposures for Insurers;

•	Notice 125 Investments of Insurers;

•	Notice 101 Maintenance of Insurance Funds;

•	Notice 133 Valuation and Capital Framework for Insurers;

•	Notice 129 on Insurance Returns (Accounts and Statements);

•	Notice 132 Cyber Hygiene;

•	Notice 314 Prevention of Money Laundering and Countering the Financing of Terrorism—Life Insurers;

•	Notice 123 Reporting of Suspicious Activities and Incidents of Fraud;

•	Guidelines on Standards of Conduct for Marketing and Distribution Activities by Financial Institutions [Guideline No. FSG-G02];

•	Guidelines on Market Conduct and Service Standards for Direct General Insurers [Guideline No. ID 1/03];

•	Guidelines to MAS Notice 314 Notice on Prevention of Money Laundering and Countering the Financing of Terrorism—Life Insurers;

•	Guidelines on Implementation of Insurance Fund Concept [Guideline No. ID 1/09];

•

Guidelines on Prevention of Money Laundering and Countering the Financing of Terrorism—Direct General Insurance Business, Reinsurance Business, and Direct Life Insurance Business (Accident & Health Policies);

•	Guidelines on Risk Management Practices for Insurance Business—Core Activities;

•	Guidelines on Risk Management Practices for Insurance Business—Insurance Fraud Risk;

•	Guidelines on Risk Management Practices;

•	Guidelines on Outsourcing; and

•	Fit and Proper Guidelines.

Validity of Insurance License

The MAS may cancel the license of any insurer, either wholly or in respect of a class of business, at the request of the insurer or on certain grounds set out in section 12(3) of the IA.

Management of Direct Insurer for Composite Business

The applicant for a direct insurer license for composite business must appoint a chief executive, an appointed actuary, and a certifying actuary. Where such applicant is incorporated in Singapore, it is also required to appoint a chairman appointed among its directors. Prior MAS approval is required for the appointment of its chairman, any director and any key executive person (being the chief executive, deputy chief executive, appointed actuary, and certifying actuary). Such persons should be fit and proper person to be so appointed.

Insurance Agents and Staff

Licensed insurers may permit insurance agents to arrange insurance contracts as agent for the licensed insurer, subject to conditions set out in the IA. Licensed insurers may also permit licensed or exempt financial advisors to arrange life policies (other than reinsurance contracts of liabilities under life policies) as agent for the licensed insurer. Direct life insurers may also appoint individuals to perform any financial advisory service on its behalf as its representatives.

A direct general insurer must ensure that its insurance agents, staff who sell or provide sales advice in respect of any insurance product, or provide advice relating to insurance claims, and staff of a service provider engaged by the direct general insurer who handle claims for the direct general insurer, where such staff provide advice relating to insurance claims, comply with the training and competency requirements set out in Notice 211.

A direct insurer should also ensure that any individual who is employed by or acts as an insurance agent for the direct insurer and who wishes to provide advice on or arrange insurance contracts or both, in respect of health insurance products and/or shield plans, meets the relevant training and competency requirements in Notice 117.

Where a direct life insurer appoints a representative to perform financial advisory services on its behalf, such representative must be fit and proper.

Ongoing Obligations for Licensed Insurers

Once the applicant is licensed as a direct insurer for composite business, in addition to the relevant persons remaining fit and proper at all times, such licensed insurer must comply with all applicable provisions of the IA, the I(VC)R, as well as the other regulations, notices and guidelines issued by the MAS.

Some of the key ongoing obligations for licensed direct insurers for composite business are as follows:

•	maintain minimum paid-up ordinary share capital of S$5 million or S$10 million, depending on the type of insurance business being carried on (see regulations 3 and 5(1) of the I(VC)R);

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establish and maintain the relevant insurance funds, and pay into an insurance fund all receipts of the insurer properly attributable to the business to which the fund relates (including the income of the fund) (see Section 17 of the IA, regulation 17 of the I(VC)R and Notice 101);

•	comply with fund solvency requirements and capital adequacy requirements (see regulation 4 of the I(VC)R and Notice 133);

•	obtain prior MAS approval before acquiring or holding a major stake in any corporation (see section 30B of the IA);

•	comply with corporate governance rules in the Insurance (Corporate Governance) Regulations 2013;

•	maintain proper records (see section 36(2) of the IA);

•	prepare and submit prescribed returns to the MAS within the relevant time frames (see section 36(3) of the IA and Notice 129);

•	appoint an auditor and audit financial statements (see sections 36(3A) of the IA);

•	comply with Notice 125 in relation to its investment activities and investments of insurance funds and shareholders’ funds;

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comply with business conduct requirements set out in Notice 318 (in relation to life business), Notice 120 (in relation to accident and health insurance products), Notice 307 (in relation to investment linked policies), Notice 321 (in relation to direct purchase life insurance) and 306 (in relation to providing financial advisory services on life insurance); and

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implement appropriate policies and procedures for compliance with the requirements under Notice 314 Prevention of Money Laundering and Countering the Financing of Terrorism—Life Insurers and Guidelines on Prevention of Money Laundering and Countering the Financing of Terrorism—Direct General Insurance Business, Reinsurance Business, and Direct Life Insurance Business (Accident & Health Policies).

Restrictions on Take-Over of a Licensed Insurer

Under section 28 of the IA, no person may obtain effective control of a licensed insurer incorporated in Singapore without the prior written approval of the MAS.

A person shall be regarded as obtaining effective control of a licensed insurer if: (i) the person, whether alone or together with his associates, holds 20% or more of the total number of issued shares in the insurer or is in a position to control 20% or more of the voting power in the insurer; (ii) the directors of the insurer are accustomed or under an obligation, whether formal or informal, to act in accordance with the directions, instructions or wishes of the person (whether acting alone or together with any other person, and whether with or without holding shares or controlling voting power in the insurer); or (iii) the person (whether acting alone or together with any other person, and whether with or without holding shares or controlling voting power in the insurer) is in a position to determine the policy of the insurer.

Supervision by the MAS

The MAS is empowered under section 40(1) of the IA to conduct on-site inspections and under section 40A(1) of the IA to conduct such investigations as it considers necessary or expedient to perform any of its functions and duties under the IA or to determine the truth or otherwise of an alleged or suspected contravention of any provision of the IA or any direction issued under the IA.

Disciplinary Power of the MAS

Under section 12 of the IA, the MAS may cancel the license of any insurer, either wholly or in respect of a class of business, on the grounds as specified therein, including for contravening any conditions of its license or any provisions of the IA. However, this power is subject to section 12(4) of the IA, which provides that the MAS must first: (i) give the insurer notice in writing of its intention to do so; and (ii) in the notice referred to in paragraph (i), call upon the insurer to show cause within such time as may be specified in the notice why its license should not be canceled.

The MAS also has the power to direct the licensed insurer to remove a key executive person, chairman, or director from his office, appointment or employment if it appears to the MAS that such person has failed to perform his functions or is no longer a fit and proper person to be so appointed, and it is in the public interest or for the protection of policy owners of the licensed insurer. This power is subject to section 31(12) of the IA, which provides the licensed insurer and the relevant individual with an opportunity to show cause why the individual should not be removed.

Licensing Regime for Capital Markets Services Under the SFA

The functions of the MAS, as regulatory and supervisory authority for individuals and corporations seeking licensing or exemption with respect to regulated activities under the Second Schedule to the SFA, include the following:

•	grant a capital markets services license to those who meet the relevant criteria to be licensed under the SFA, and can demonstrate fitness and propriety;

•	monitor the ongoing compliance of regulated entities, and their officers, representatives and shareholders (where applicable), with business conduct and other requirements;

•	maintain online a public register of capital markets services providers (the MAS Financial Institutions Directory); and

•	develop regulatory policies.

Under the SFA, a person may not, as a principal or agent, carry on business in any regulated activity (defined as an activity specified in the Second Schedule to the SFA) or hold himself out as carrying on such business, in Singapore, unless the person holds a capital markets services license for that regulated activity or is exempted from such licensing requirement (as referred to in section 99 or the Third Schedule of the SFA).

In addition to licensing requirements for corporations, any individual carrying on any such regulated activity on behalf of a corporation must be duly registered as a representative of that corporation, and comply with the minimum standard and examination requirements set out in MAS Notice SFA 04-N09 Minimum Entry and Examination Requirements for Representatives of Holders of Capital Markets Services License and Exempt Financial Institutions, or MAS Notice SFA 04-N09.

CapBridge Pte. Ltd., which we propose to enter into transaction with, holds a capital markets services license in respect of dealing in capital markets products that are securities and collective investment schemes. By virtue of its status as a capital markets services licensee, CapBridge Pte. Ltd. is also an exempt financial advisor and has notified the MAS in respect of advising on investment products that are securities and collective investment schemes, and issuing or promulgating analyses / reports on securities and collective investment schemes. The completion of our proposed transaction with CapBridge is subject to negotiation of the final terms and conditions and regulatory approvals, if any.

Capital Markets Services License for Dealing in Capital Markets Products

An applicant for a capital markets services license for dealing in capital markets products must, among other things, be a corporation operating out of a physical office in Singapore with an established track record in dealing in capital markets products or a related field, or if the applicant intends to deal with retail investors, dealing in the relevant type(s) of capital markets products that the applicant intends to carry on business in Singapore for at least the past 5 years. It must also satisfy the prescribed base capital requirements. It is not mandatory for such applicant to procure professional indemnity insurance when it applies for a capital markets services license for dealing in capital markets products. However, an applicant for such a license to carry on business in dealing in capital markets products that are specified products must lodge a security deposit of S$100,000 with the MAS, unless the applicant is a member of an approved exchange or deals only in the specified products with accredited investors, expert investors or institutional investors.

In addition, in assessing an application for registration, the MAS will take into account factors such as:

•	fitness and propriety of the applicant, its shareholders and directors;

•	track record and management expertise of the applicant and its parent company or major shareholders;

•	ability to meet the minimum financial requirements prescribed under the SFA;

•	strength of internal risk management and compliance systems; and

•	business model/plans and projections and the associated risks.

The key requirements and expectations of the MAS in respect of applications as well as ongoing obligations applicable to capital markets services licensees are contained in the following:

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the SFA, and its subsidiary legislation, including the Securities and Futures (Licensing and Conduct of Business) Regulations (“SF(LCB)R”), and Securities and Futures (Financial and Margin Requirements for Holders of Capital Markets Services Licenses) Regulations (“SF(FMR)R”);

•	Notice SFA 04-N09 Minimum Entry and Examination Requirements for Representatives of Holders of Capital Markets Services License and Exempt Financial Institutions;

•	Notice SFA 04-N13 Risk Based Capital Adequacy Requirements for Holders of Capital Markets Services Licenses;

•	Notice SFA 04-N12 Sale of Investment Products;

•	Notice SFA 04-N11 Reporting of Misconduct of Representatives by Holders of Capital Markets Services License and Exempt Financial Institutions;

•	Notice CMG-N01 on Reporting of Suspicious Activities and Incidents of Fraud;

•	Notice SFA 04-N02 to Capital Markets Intermediaries on Prevention of Money Laundering and Countering the Financing of Terrorism;

•	Notice CMG-N02 Technology Risk Management;

•	Notice CMG-N03 Cyber Hygiene;

•	Guidelines on Criteria for the Grant of a Capital Markets Services License Other Than for Fund Management and Real Estate Investment Trust Management [Guideline No. SFA 04-G01];

•	Guidelines on the Regulation of Short Selling [Guideline No. SFA 07A-G01];

•	Guidelines to Notice SFA 04-N02 on Prevention of Money Laundering and Countering the Financing of Terrorism—Capital Markets Intermediaries;

•	CMI 01/2011 Due Diligence Checks and Documentation in Respect of the Appointment of Appointed, Provisional, and Temporary Representatives;

•	Guidelines on Risk Management Practices;

•	Guidelines on Outsourcing; and

•	Fit and Proper Guidelines.

Validity of Capital Markets Services License

The capital markets services license is valid until the holder stops conducting all the regulated activities on the license, and the license is canceled or revoked by MAS, or the license lapses in accordance with section 95 of the SFA.

Management

The applicant must appoint a minimum of two directors, at least one of whom is resident in Singapore, and a Chief Executive Officer with least ten years of relevant experience and that is resident in Singapore. Prior MAS approval is required for such appointments.

Staff

The applicant must appoint at least two full-time Singapore-based individuals, who may be the chief executive officer and/or executive directors, to act on its behalf for each regulated activity (except providing custodial services and REIT management). Such individuals are required to be appointed as representatives under the SFA, and have to satisfy minimum standards and examination requirements under MAS Notice SFA 04-N09. The applicant must conduct due diligence checks prior to the appointment of representatives. Once appointed, representatives must comply with the continuing professional development requirements under MAS Notice SFA 04-N09.

Ongoing Obligations for Holder of Capital Markets Services License for Dealing in Capital Markets Products

Once the applicant is granted a capital markets services license, in addition to the relevant persons remaining fit and proper at all times, the holder of a capital markets services license for dealing in capital markets products must comply with all applicable provisions of the SFA, the SF(LCB)R, SF(FMR)R, as well as the other regulations, notices and guidelines issued by the MAS.

Some of the key ongoing obligations for a capital markets services license holder for dealing in capital markets products are as follows:

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maintain base capital of S$50,000 to S$5 million (depending on the type of capital markets products, and whether the holder is a member of an approved exchange or clearing house, or an introducing broker) (see section 86(3) of the SFA and regulation 3 and the First Schedule, SF(FMR)R);

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payment of annual fee of S$2,000 to S$8,000, depending on the type of capital markets products offered and whether the holder is or is not a member of the Singapore Exchange Securities Trading Limited (see section 85 of the SFA and regulation 6 and the Third Schedule of the SF(LCB)R);

•	not reduce its paid-up ordinary share capital or paid-up irredeemable and non-cumulative preference share capital without the prior written approval of the MAS (see regulation 20, SF(FMR)R);

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comply with the financial resources requirements and not permit it to fall below its total risk requirement (see Part III of SF(FMR)R and risk based capital adequacy requirements under MAS Notice SFA 04-N13);

•	maintain a register of interests in listed specified products (see regulation 4 of SF(LCB)R);

•	comply with the rules on customer’s moneys and assets, including rules on segregation and disclosure (see Part III of the SF(LCB)R);

•	maintain proper books and records (see regulation 39 of the SF(LCB)R);

•	provide statements of account and contract notes to customers, and comply with other disclosure requirements under SF(LCB)R;

•	comply with trading standards and rules under the SF(LCB)R, such as not divulging information relating to a customer’s orders except in certain circumstances (see regulation 47, SF(LCB)R); and

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implement appropriate policies and procedures for compliance with the requirements under Notice SFA 04-N02 to Capital Markets Intermediaries on Prevention of Money Laundering and Countering the Financing of Terrorism.

Restrictions on Take-Over

Under section 97A of the SFA, no person shall enter into any arrangement in relation to shares in the holder of a capital markets services license that is a company by virtue of which he would, if the arrangement is carried out, obtain effective control of the holder, unless he has obtained the prior approval of the MAS to his entering into the arrangement.

A person is regarded as obtaining effective control of the holder of a capital markets services license by virtue of an arrangement if the person alone or acting together with any connected person would, if the arrangement is carried out: (i) acquire or hold, directly or indirectly, 20% or more of the issued share capital of the holder; or (ii) control, directly or indirectly, 20% or more of the voting power in the holder.

The reference to a person entering into an arrangement in relation to shares includes: (i) entering into an agreement or any formal or informal scheme, arrangement or understanding, to acquire those shares; (ii) making or publishing a statement, however expressed, that expressly or impliedly invites the holder of those shares to offer to dispose of his shares to the first person; (iii) the first person obtaining a right to acquire shares under an option, or to have shares transferred to himself or to his order, whether the right is exercisable presently or in the future and whether on fulfilment of a condition or not; and (iv) becoming a trustee of a trust in respect of those shares.

This restriction applies to all individuals, whether resident in Singapore or not and whether citizens of Singapore or not, and to all bodies corporate or unincorporate, whether incorporated or carrying on business in Singapore or not.

Supervision by the MAS

The MAS is empowered under Part IX of the SFA to conduct on-site inspections and, under section 152 of the SFA, to conduct such investigations as it considers necessary or expedient to exercise any of its powers or perform any of its functions and duties under the SFA, to ensure compliance with the SFA or any written direction issued thereunder, or to investigate an alleged or suspected contravention of any provision of the SFA or any written direction issued thereunder.

Disciplinary Power of the MAS

Under section 95 of the SFA, the MAS may revoke a capital markets services license on the grounds as specified therein, including for the contravention of any condition or restriction in respect of such license or any provision of the SFA. The MAS may choose to suspend a capital markets services license for a specific period instead of revoking it. However, this power is subject to section 95(4) of the SFA, which provides that the MAS may not revoke or suspend a capital markets services license without giving the holder of the license an opportunity to be heard. This right to be heard does not exist under certain circumstances, such as where the holder is in the course of being wound up or otherwise dissolved, or a receiver has been appointed in respect of any of its property.

The MAS also has the power to direct the capital markets services license holder to remove a director or executive officer from his office or employment where the MAS is satisfied that such person has: (i) willfully contravened or willfully caused the holder to contravene any provision of the SFA; (ii) without reasonable excuse, failed to secure the compliance of the holder with the SFA, the MAS Act, or any of the written laws set out in the Schedule to the MAS Act; or (iii) has failed to discharge any of the duties of his office. This power is subject to section 97(3) of the SFA, which provides the capital markets services license holder an opportunity to be heard.

Further, under section 101A of the SFA, the MAS may make a prohibition order against a holder of a capital markets services license, its representative, or an officer of the capital markets services license holder that prohibits the person, whether permanently or for a specified period, from providing any regulated activity, or providing such regulated activity in specified circumstances or capacities. This power is subject to section 101A(4) of the SFA, which provides the person the opportunity to be heard.

Digital Bank Regime Under the BA

MAS announced on June 28, 2019 that it will issue up to two digital full bank licenses and three digital wholesale bank (“DWB”) licenses. These new digital banks are in addition to any digital banks that Singapore banking groups may already establish under MAS’ existing internet banking framework. The digital bank licenses will allow entities, including non-bank players, to conduct digital banking businesses in Singapore. Applications for the digital bank licenses closed on December 31, 2019.

Under the BA, no banking business shall be transacted in Singapore except by a company which is in possession of a valid license granted under the BA by the MAS authorizing it to conduct banking business in Singapore. “Banking business” means the business of receiving money on current or deposit account, paying and collecting cheques drawn by or paid in by customers, and the making of advances to customers.

As of the date of this prospectus, we and Xiaomi are continuing to pursue a DWB license with the MAS. In June 2020, MAS announced that 14 out of 21 digital bank applications (five digital full bank applications and nine DWB applications, including Singa Digital Pte. Ltd.’s DWB application) would progress to the next stage of assessment. Although Singa Digital Pte. Ltd. was not ultimately awarded the DWB license (successful applicants were announced in December 2020), the MAS stated that this round of DWB licenses was introduced as a pilot and it would review whether to grant more of such licenses in the future.

Eligibility Criteria for Digital Banks

An applicant for DWB license must be incorporated in Singapore and meet the following requirements:

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at least one entity in the applicant group (being the proposed digital bank and every of its 20% controllers) has three or more years of track record in operating an existing business in the technology or e-commerce field;

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the following persons are fit and proper: (i) applicant group and their directors; (ii) substantial shareholders and 12% controllers of the proposed digital bank; and (iii) directors and executive officers of the proposed digital bank;

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demonstrate ability to meet the applicable minimum paid-up capital requirement at the onset and the minimum capital funds requirement on an ongoing basis. This can be done by submitting a written confirmation from shareholders of the proposed digital bank on commitment of funds;

•	provide clear value proposition, incorporating the innovative use of technology to serve customer needs and reach under-served segments of the Singapore market;

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demonstrate that the proposed digital bank’s business model is sustainable. The applicant must provide a five-year financial projection of the proposed digital bank, which must show a path towards profitability. The assumptions of the financial projection must be reviewed by an external and independent expert;

•	submit a feasible plan that can facilitate the orderly exit of the proposed digital bank; and

•	shareholders of the proposed digital bank commit to providing a letter of responsibility and a letter of undertaking that MAS may require in respect of the operations of the proposed digital bank.

DWBs must meet the same regulatory requirements as existing wholesale banks, including minimum paid-up capital of S$100 million, risk-based capital and liquidity requirements, as well as requirements relating to technology risks, money-laundering and terrorism financing risks, and the conduct of non-financial businesses.

Detailed guidelines on the MAS’ key requirements and expectations applicable to wholesale banks are contained in the following documents published by the MAS:

•	the BA, and its subsidiary legislation, including the Banking Regulations (“BR”) and the Banking (Corporate Governance) Regulations 2005 (“B(CG)R”);

•	Notice 637 on Risk Based Capital Adequacy Requirements for Banks Incorporated in Singapore;

•	Notice 758 Minimum Cash Balance;

•	Notice 649 Minimum Liquid Assets and Liquidity Coverage Ratio;

•	Notice 656 Exposures to Single Counterparty Groups for Banks Incorporated in Singapore;

•	Notice 639A Exposures and Credit Facilities to Related Concerns;

•	Notice 643 Transactions with Related Parties;

•	Notice 610 Submission of Statistics and Returns;

•	Notice 615 Appointment of Auditors;

•	Notice 609 Auditors’ Reports and Additional Information to be Submitted with Annual Accounts;

•	Notice 644 Technology Risk Management;

•	Notice 655 Cyber Hygiene;

•	Notice 626 Prevention of Money Laundering and Countering the Financing of Terrorism – Banks;

•	Guidelines for Operation of Wholesale Banks;

•	Guidelines for E-Payments User Protection;

•	Guidelines on Corporate Governance;

•	Guidelines on Risk Management Practices;

•	Guidelines on Outsourcing;

•	Guidelines to Notice 626 on Prevention of Money Laundering and Countering the Financing of Terrorism—Banks; and

•	Fit and Proper Guidelines.

Management of Digital Banks

Singapore-incorporated banks must obtain prior MAS approval for the appointment of: (i) all directors; (ii) the chairman of the board of directors; and (iii) the chief executive officer and deputy chief executive officer. Further, Singapore-incorporated banks are to comply with the B(CG)R and the Guidelines on Corporate Governance, which set out requirements for the composition of the board of directors and board committees, including requirements for independence and qualification.

To enable the DWB to leverage the strength of its non-financial parent, MAS will allow the DWB to share selected executive officers (e.g. chief technology officer) with its parent or affiliate entities during the initial years. The DWB will have to demonstrate to MAS that the sharing of the executive officer is beneficial to the DWB and the shared role will not compromise the executive officer’s ability to perform his duty at the DWB. This includes consideration of whether the executive officer would have sufficient time and capacity to perform his duty at the DWB. MAS expects that a DWB should not continue to share executive officers with its non-financial parent beyond five years from the commencement of business.

MAS will not allow the DWB to share the following executive officers with its non-financial parent or affiliate entities: (i) chief executive officer; (ii) head of compliance; (iii) head of risk management, except for cyber security risk and technology risk; and (iv) head of internal audit.

Ongoing Obligations for Digital Wholesale Banks

Once the applicant is licensed as a DWB, in addition to the relevant persons remaining fit and proper at all times, the DWB must comply with all applicable provisions of the BA, the BR, as well as the other regulations, notices and guidelines issued by the MAS.

Some of the key ongoing obligations for DWBs are as follows:

•	maintain minimum paid-up capital of S$100 million (see Regulation 6A(1), BR);

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maintain only one physical place of business (see paragraph 5, Guidelines for Operation of Wholesale Banks and Section IV (Requirements and Permissible Activities for DWB), Eligibility Criteria and Requirements for Digital Banks);

•	not to operate SGD savings accounts, except with the prior approval of MAS (see paragraph 2(a), Guidelines for Operation of Wholesale Banks);

•	only accepting SGD fixed deposits, provided the initial and outstanding deposits are at least S$250,000 at all times (see paragraph 2(c), Guidelines for Operation of Wholesale Banks);

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not to operate interest-bearing SGD current accounts where the customer is a natural person and a resident of Singapore, except with the prior approval of MAS (see paragraph 2(d), Guidelines for Operation of Wholesale Banks);

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only offering SGD current accounts (which can be interest-bearing) for business uses, including to sole proprietors and partnerships (see page 8, Eligibility Criteria and Requirements for Digital Banks);

•	not to grant unsecured credit facilities to retail individuals (see Section IV (Requirements and Permissible Activities for DWB), Eligibility Criteria and Requirements for Digital Banks);

•	comply with risk-based capital adequacy, minimum cash balance, minimum liquid assets and liquidity coverage ratio requirements under Notices 637, 758 and 649;

•	comply with privacy obligations with respect to customer information (see section 47, BA);

•	appoint auditors, audit financial statements and submit annual accounts under Notice 615 and MAS 609; and

•	implement appropriate policies and procedures for compliance with the requirements under Notice 626 on Prevention of Money Laundering and Countering the Financing of Terrorism—Banks.

Restrictions on Take-Over

Under sections 15A and 15B of the BA, no person shall become a substantial shareholder, a 12% controller, a 20% controller, or an indirect controller, of a bank incorporated in Singapore without the prior approval of the Minister-in-Charge of MAS.

A “substantial shareholder” generally refers to any person who will have a voting interest of at least 5% in the DWB.

A “12% controller” is a person, not being a 20% controller, who alone or together with his associates: (i) holds not less than 12% of the total number of issued shares in the DWB; or (ii) is in a position to control voting power of not less than 12% in the DWB.

A “20% controller” means a person who, alone or together with his associates: (i) holds not less than 20% of the total number of issued shares in the DWB; or (ii) is in a position to control voting power of not less than 20% in the DWB.

An “indirect controller” generally refers to any person, whether acting alone or together with any other person, and whether with or without holding shares or controlling voting power in a DWB: (i) in accordance with whose directions, instructions or wishes the directors of the DWB are accustomed or under an obligation, whether formal or informal, to act; or (ii) who is in a position to determine the policy of the DWB.

Supervision by the MAS

The MAS is empowered under section 43 of the BA to conduct on-site inspections of a bank in Singapore, and any non-regulated locally-incorporated subsidiary of a bank incorporated in Singapore. Further, under section 44 of the SFA, the MAS is empowered to conduct an investigation of any bank in Singapore if it has reason to believe that such bank: (i) is carrying on its business in a manner likely to be detrimental to the interests of its depositors and other creditors; (ii) has insufficient assets to cover its liabilities to the public; or (iii) is contravening the provisions of the BA.

Disciplinary Power of the MAS

Under section 20 of the BA, the MAS may revoke any bank license on the grounds as specified therein, including any contravention of the provisions of the BA. Before revoking any bank license, the MAS shall: (i) cause to be given to the bank concerned notice in writing of its intention to do so, specifying a date, not less than 21 days after the date of the notice, upon which the revocation will take effect; and (ii) call upon the bank to show cause to the MAS why the license should not be revoked.

Under section 54(2) of the BA, the MAS may direct a bank incorporated in Singapore to remove a director or a bank in Singapore to remove an executive officer from his office or employment, where the MAS is satisfied that such person is not a fit and proper person. In this connection, the MAS may have regard to whether such person has, amongst other things, willfully contravened or willfully caused the bank to contravene any provision of the BA, or has, without reasonable excuse, failed to secure the compliance of the bank with the BA, the MAS Act or any of the written laws set out in the Schedule to the MAS Act. Before directing a bank in Singapore to remove a person from his office or employment under section 54(2), the MAS will give the bank and the person notice in writing of its intention to do so, and call upon the bank and the person to show cause why the person should not be removed.

Fit and Proper Requirement

The Fit and Proper Guidelines set out the fit and proper criteria applicable to all relevant persons in relation to the carrying out of any activity regulated by the MAS under any written law. Generally, a fit and proper person is one that is competent and honest, has integrity and is of sound financial standing.

The Fit and Proper Guidelines set out a number of matters that the MAS will consider when assessing the fitness and propriety of a “relevant person”:

•	honesty, integrity and reputation;

•	competence and capability; and

•	financial soundness.

The above fit and proper criteria serve as the fundamental basis on which the MAS will consider each registration and license application. Detailed guidelines are contained in the Fit and Proper Guidelines published by the MAS.

In particular, institutions are expected to have in place appropriate recruitment policies, adequate internal control systems and procedures that would reasonably ensure that the persons that it employs, authorizes or appoints to act on its behalf (e.g. directors, chief executive officers, executive officers, representatives or employees, as the case may be) meet the fit and proper criteria.

The MAS may refuse an application for registration or licensing if an applicant fails to satisfy the MAS that it is, and the applicable relevant persons are, fit and proper. The onus is on the applicant to establish fitness and propriety.

Resolution Powers of the MAS

Under section 53 of the MAS Act, the MAS may, if it considers it to be in the interests of an affected person of a registered insurance broker, a licensed insurer, capital markets services license holder or a licensed bank, make an order prohibiting such financial institution from carrying on its significant business or from doing or performing any act or function connected with its significant business or any aspect thereof that may be specified in the order.

The General Division of the Singapore High Court has the power, on the application of the MAS, to make one or more orders, including an order that no proceedings shall be commenced or continued by or against the financial institution in respect of any business of the financial institution and/or an order that no steps be taken by any person, other than a person specified in the order, to sell, transfer, assign or otherwise dispose of any property of the financial institution, and any such sale, transfer, assignment or other disposition in contravention of such order shall be void. Any such order shall be valid for a period not exceeding 6 months.

Registered insurance brokers, licensed insurers, capital markets services license holders and licensed banks that are incorporated in Singapore are also subject to additional grounds for winding up under section 54 of the MAS Act. On the application of the MAS, the Singapore court may order the winding up of the registered insurance broker, licensed insurer, capital markets services license holder or licensed bank, as the case may be, if, for example, it has contravened any provision of the MAS Act or any of the written laws set out in the Schedule to the MAS Act, which includes the IA, SFA, FAA, and BA.

Anti-Money Laundering and Countering the Financing of Terrorism

Registered insurance brokers, licensed insurers, capital markets services license holders and licensed banks are required to comply with the applicable anti-money laundering and countering the financing of terrorism, or AML/CFT, laws and regulations in Singapore. This includes the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Cap. 65A) of Singapore and Terrorism (Suppression of Financing) Act (Cap. 325) of Singapore, as well as applicable AML/CFT notices and guidelines.

The various MAS Notices on Prevention of Money Laundering and Countering the Financing of Terrorism set out the AML/CFT requirements for the relevant regulated entities, in relation to:

•	conducting risk assessments and risk mitigation;

•	conducting customer due diligence (including enhanced due diligence), ongoing monitoring and screening;

•	relying on third parties;

•	recordkeeping;

•	suspicious transaction reporting; and

•	internal policies, compliance, audit and training.

Registered insurance brokers, licensed insurers, capital markets services license holders and licensed banks are also subject to sanctions requirements under regulations issued under the MAS Act, which impose obligations in the context of individual transactions.

The extent of the prohibitions varies depending on the sanctions program. The following is a list of current economic sanctions regimes applicable in Singapore: Democratic People’s Republic of Korea, Democratic Republic of the Congo, Iran, Libya, Somalia, South Sudan, Sudan and Yemen.

Protection of Personal Data

Organizations are required to comply with the Personal Data Protection Act 2012, or the PDPA, when collecting, using or disclosing any individual’s personal data in Singapore. The PDPA sets out a baseline personal data protection law operating alongside existing sector specific laws, and contains two main sets of provisions, covering data protection and the Do Not Call registry. Under the data protection provisions in the PDPA (Parts III to VIA), organizations generally have to:

•	obtain consent for the collection, use or disclosure of personal data;

•	have reasonable purposes for the collection, use or disclosure of personal data and notify the individuals concerned of these purposes;

•	allow individuals to access and correct their personal data;

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take care of personal data, which relates to ensuring accuracy, protecting personal data (including protection in the case of transfers of personal data outside of Singapore) and not retaining personal data longer than necessary for legal or business purposes, and to serve the purpose for which it was collected; and

•	make appropriate notifications of certain data breaches.

Further, the PDPA provides that the provisions of other written laws shall prevail to the extent that any provision of the data protection provisions in the PDPA is inconsistent with the provision of that other written law. For instance, licensed banks are subject to privacy obligations with respect to customer information. To the extent that the disclosure of an individual’s personal data which constitutes customer information is permitted under the BA, the consent of the individual to the disclosure of such data as prescribed under the PDPA will not apply. However, data protection provisions relating to the personal data (e.g. in respect of notification of purpose, access, correction, protection and transfer limitation) under the PDPA continue to apply to the individual’s personal data.

The provisions relating to the Do Not Call Registry are set out in Part IX of the PDPA. An organization that wishes to send a marketing message to a Singapore telephone number must comply with the Do Not Call provisions, such as checking the Do Not Call Registry and confirming that the Singapore telephone number is not listed in the relevant register, before sending a marketing message to that Singapore telephone number, unless the user or subscriber of the Singapore telephone number has given clear and unambiguous consent, or the organization is otherwise exempted.

Hong Kong

Our business operations are primarily conducted in Hong Kong and are subject to Hong Kong laws and regulations. This section summarizes the most significant rules and regulations that affect our business activities in Hong Kong. These regulations require us to possess various licenses or approvals in order to carry out our business and operations. See “Corporate History and Structure” for further information on the licenses that we hold.

Insurance Brokerage Regulatory Regime

On September 23, 2019, the Hong Kong Insurance Authority, or the HKIA took over regulation of insurance agents and brokers from the self-regulatory bodies, or the SROs, which are the Hong Kong Federation of Insurers, Hong Kong Confederation of Insurance Brokers, and the Professional Insurance Brokers Association. Intermediaries are and will be subject to statutory licensing and conduct requirements, supplemented by rules, codes, guidelines and circulars issued by the HKIA.

The Insurance Ordinance (along with its subsidiary legislation) (Cap. 41) of Hong Kong, or the HKIO, is the principal legislation to regulate the insurance industry in Hong Kong. The regulatory framework applicable to insurers and insurance intermediaries in Hong Kong is set out in the HKIO. The HKIO sets out the requirements for the authorization / licensing, ongoing compliance and reporting obligations of insurers and insurance intermediaries.

The HKIO provides no person shall carry on any class of insurance business in or from Hong Kong unless authorized to do so. The HKIO prescribes “regulated activities” and offences for carrying them out without a license. The new regulated activities include:

1.	negotiating or arranging a contract of insurance;

2.	inviting or inducing a person to enter into a contract of insurance (or attempting to do so);

3.	inviting or inducing a person to make a material decision in relation to a contract of insurance (or attempting to do so); and

4.	giving regulated advice.

The new regime also includes statutory conduct requirements for insurance intermediaries under sections 90 and 91 of the HKIO. The fundamental principles include honesty and integrity, exercising care, skill and diligence, disclosure of information and conflicts of interest. Such principles are consistent with the principle of the fair treatment of customers enunciated by the International Association of Insurance Supervisors.

There is a transition period for existing intermediaries for three years. Existing insurance intermediaries who are validly registered with SROs before September 23, 2019 will be deemed licensees during the transition period. For any pending insurance intermediary applications, applicants will need to make a fresh application to the HKIA after commencement of the new regime.

As of the date of this prospectus, our subsidiary AMTD Risk Solutions Group Limited is deemed to be a licensed insurance intermediary.

AMTD Risk Solutions Group Limited was validly registered with an SRO before the commencement of the new regulatory regime for insurance intermediaries (i.e. September 23, 2019), as such, under the HKIO, it is deemed to be a licensed insurance intermediary for a period of 3 years from the commencement of the new regime unless the license is revoked in accordance with the HKIO.

Insurance Brokerage Registration Requirements in Hong Kong Under the Current Regime

Insurance Broker Authorization

An insurance broker means a person who carries on the business of negotiating or arranging contracts of insurance in or from Hong Kong as the agent of the policy holder or potential policy holder or advising on matters related to insurance.

A person, whether a sole proprietorship, partnership or limited company can apply to become an authorized insurance broker. Authorization is to be sought from the HKIA.

The Responsible Officer, or the RO, and technical representatives of the broker need to be registered as well.

Nomination of Responsible Officer and technical representative

An insurance broker is required to nominate a RO. The RO shall be a fit and proper person that meets the minimum requirements of qualifications and experience. The RO shall be a person assuming responsibilities over the conduct of brokerage business.

Technical representative refers to a person who provides advice to a policy holder or potential policy holder on insurance matters for an insurance broker, or negotiates or arranges contracts of insurance in or from Hong Kong on behalf of an insurance broker for a policy holder or potential policy holder.

Minimum Requirements under the HKIO

In respect of a company which is, is applying to be, or is applying for a renewal of a license to be a licensed insurance broker company, the HKIA must be satisfied that the company concerned is or will be able to comply with the requirements in relation to capital, net assets, professional indemnity insurance, and keeping of separate client accounts and proper books and accounts as set out in the HKIO and any rules made under section 129 of the HKIO.

The HKIA will normally not allow a person to be appointed as a responsible officer of more than one licensed insurance broker company unless the insurance broker companies concerned belong to the same group of companies or have common shareholder(s), or there is any other justification acceptable to the HKIA. The HKIA will consider each application on a case-by-case basis.

The requirements are five-fold as listed in the Minimum Requirements for Insurance Brokers issued by HKIA and Guideline on “Fit and Proper” Criteria for Licensed Insurance Intermediaries under the HKIO.

(A)	Qualifications and Experience

The insurance broker or the RO shall:-

1.	have attained the age of 21;

2.	be a Hong Kong Permanent Resident or a Hong Kong Resident whose employment visa conditions, if any, do not restrict him from being engaged in insurance broking business;

3.	have the minimum education standard of a bachelor degree from a recognized university or tertiary education institution; and

4.	have an acceptable insurance qualification, a minimum of 5 years’ experience in the insurance industry, including at least 2 years of management experience.

A person who was a Chief Executive registered with the Hong Kong Confederation of Insurance Brokers, or the CIB, or Professional Insurance Brokers Association, or the PIBA, at any time before September 23, 2019; or as a Technical Representative registered with the CIB or PIBA at any time before September 23, 2019 and already possessed a minimum of 15 years’ experience in insurance-related work in the insurance industry in Hong Kong on the commencement date, is exempt from the criteria set out above in relation to an application for approval of the person to become a responsible officer of a business entity which is, is applying to be, or is applying for a renewal of a license to be a licensed insurance broker company.

(B)	Capital and Net Assets

For an incorporated insurance broker, it shall maintain a minimum net assets value and minimum paid-up capital of HK$500,000 at all times.

In calculation of net assets value, it will be conducted in accordance to accounting principles generally accepted in Hong Kong. Intangible assets will be excluded.

For an existing licensed insurance broker company, there is a three-year grace period to comply with the capital requirements under the new regime. For the period from the commencement date to December 31, 2023, the amount of paid-up share capital and net assets which a specified insurance broker company must maintain at all times respectively are for the period that begins on the commencement date and ends on December 31, 2021, not less than $100,000; and for the period that begins on January 1, 2022 and ends on December 31, 2023, not less than $300,000.

(C)	Professional Indemnity Insurance

A professional indemnity insurance policy has to be maintained with a minimum limit of indemnity for any one claim and in any one insurance period of 12 months. The minimum limit of indemnity shall be the greater of the following, up to a maximum of HK$75,000,000:-

1.

For insurance brokers in business for more than 1 year, two times the aggregate insurance brokerage income relating to 12 months immediately preceding the date of commencement of the professional indemnity insurance cover; or

2.	for insurance brokers in business for less than 1 year, two times the projected brokerage income for 12 months for the period of the professional indemnity insurance cover; or

3.	HK$3,000,000.

(D)	Keeping of Separate Client Accounts

Client money shall be kept in a separate client account. Client money is not allowed to be used for any purposes other than for the client’s purposes.

(E)	Keeping Proper Books and Accounts

The accounting and financial records need to be sufficient to explain its transactions and reflect its financial position of the insurance brokerage business in a true and fair view. Such records shall be kept in a manner that enables audit process to be carried out conveniently and properly.

The records shall be kept in writing, showing the particulars of all transactions by the broker, all income received from brokerage and expenses paid by the broker, and all the assets and liabilities of the broker in sufficient detail. Such records shall be retained for a period for not less than 7 years.

Conduct requirements for licensed insurance broker companies

Section 92(1) of the HKIO sets out the relevant conduct requirements for a licensed insurance broker company as follows:

•

it must establish and maintain proper controls and procedures for securing compliance with the conduct requirements set out in section 90 by the broker company and the licensed technical representatives (broker) appointed by the broker company;

•	it must use its best endeavors to secure observance with the controls and procedures established under paragraph (a) by the licensed technical representatives (broker) appointed by the broker company;

•	it must ensure that its responsible officer has sufficient authority within the broker company for carrying out the responsibilities set out in section 92(2); and

•	it must provide its responsible officer with sufficient resources and support for carrying out the responsibilities set out in section 92(2).

More detailed Corporate Governance and Controls and Procedures are set out in Code of Conduct for Licensed Insurance Brokers published by the HKIA.

Guideline on continuing professional development for licensed insurance intermediaries

The Guideline on Continuing Professional Development for Licensed Insurance Intermediaries, or the CPD, applies to individual licensees and their principals (insurance agencies, broker companies and also insurers that appoint individual insurance agents). It sets out the new CPD requirements under the new regime. To ensure continued professional competence in carrying out their regulated activities, individual licensees need to stay up-to-date on technical and regulatory knowledge and ethical standards. Failure to comply with the CPD Guideline may have an impact on fitness and probity and potentially lead to disciplinary action by the HKIA.

Principals must ensure individual licensees comply with applicable CPD requirements and have adequate controls and procedures in place to monitor and ensure this compliance, for example, by verifying documentary evidence of the CPD completed by each licensee as reported in the CPD declaration form by the intermediary to the HKIA.

Personal Data (Privacy) Ordinance (Cap. 486) of Hong Kong), or the PDPO

The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•	Principle 1—purpose and manner of collection of personal data;

•	Principle 2—accuracy and duration of retention of personal data;

•	Principle 3—use of personal data;

•	Principle 4—security of personal data;

•	Principle 5—information to be generally available; and

•	Principle 6—access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/ or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

•	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•	if the data user holds such data, to be supplied with a copy of such data; and

•	the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Timothy Wai Cheung Tong	68	Chairman of the Board of Directors and Independent Director

Nimil Rajnikant Parekh	59	Independent Director

Frederic Lau	70	Director and President

Mark Chi Hang Lo	44	Director and Chief Executive Officer

Xavier Ho Sum Zee	47	Chief Financial Officer

Dr. Timothy Wai Cheung Tong is our chairman of the board of directors and independent director and has been instrumental in the establishment of our various initiatives with academic institutions and other industry association types to enhance and step up our contributions and support to talents out of the AMTD SpiderNet ecosystem, such as the formation of AMTD FinTech Centre of PolyU Faculty of Business as one of the rare institutions across Asia to be able to award Ph.D. degrees in FinTech. Dr. Tong was appointed as our chairman of the board of directors and independent director in February 2020 and February 2021, respectively. Dr. Tong is also an independent director of AMTD IDEA Group (NYSE: AMTD; SGX:HKB) since February 2022. Dr. Tong is the chief executive officer of AMTD Charity Foundation, and chairman of the Hong Kong Laureate Forum, which is an organization formed by distinguished personalities and academics of Hong Kong, with the full support of the Hong Kong SAR government. The mission is to connect the current and next generations of leaders in scientific pursuit, and to promote understanding and interests of the young generation in Hong Kong and around the world in various disciplines in science and technology. Dr. Tong is an internationally renowned educator and expert in heat transfer. He served as the President of The Hong Kong Polytechnic University from January 2009 to December 2018. He is also the former dean of the school of engineering and applied science at The George Washington University, the former chairman of the steering committee of the Pilot Green Transport Fund of the Environmental Protection Department, a fellow of the American Society of Mechanical Engineers, and a fellow and former president of the Hong Kong Academy of Engineering Sciences. Dr. Tong currently serves as an independent non-executive director of Airstar Bank, an independent non-executive director of Xiaomi Corporation (SEHK: 1810); an independent non-executive director of Gold Peak Industries (Holdings) Limited (SEHK: 40); a non-executive director of Freetech Road Recycling Technology (Holdings) Limited (SEHK: 6888); and an independent non-executive director of Gold Peak Industries Limited (SGX: G20). Dr. Tong has been a member of the National Committee of the Chinese People’s Political Consultative Conference since March 2013 to present and a Justice of the Peace in Hong Kong since July 2010. Dr. Tong received a Ph.D. degree in mechanical engineering from the University of California at Berkeley in December 1980. Dr. Tong received a master of science degree in engineering from University of California in June 1978 and a bachelor degree of science in mechanical engineering from Oregon State University in June 1976.

Nimil Rajnikant Parekh is our independent director and has more than 30 years of global experience in the financial services industry. Mr. Parekh was appointed as our independent director in July 2020. Mr. Parekh has been a partner and head of Asia, Australia and New Zealand at Tikehau Capital (EPA: TKO) since July 2020. Prior to joining Tikehau Capital, Mr. Parekh served as general manager of Asia at National Australia Bank (ASX: NAB) from 2013 to 2020 where he was responsible for the overall business, regulatory, and governance matters for the bank’s Asian business. From 2013 to 2020, Mr. Parekh served as a director of Nautilus Insurance and National Australia Bank, Singapore. Mr. Parekh is currently the chairman of the international advisory committee for the Australian Institute of Company Directors, Singapore, member of the governing council of the Singapore Institute of Directors, and advisory committee member of James Cook University, Singapore. He served as a member of the governing council of Association of Banks in Singapore from 2015 to 2019 and vice chairman of Singapore Indian Chamber of Commerce and Industry (SICCI) from 2015 to 2018. Mr. Parekh received a bachelor’s degree in commerce with honors in June 1984 and a master’s degree in commerce in June 1986 from the University of Delhi. In June 1988, he also obtained a master’s degree in business administration from Northeastern University.

Dr. Frederic Lau is our director and president. Dr. Lau has over 30 years of experience in regulating and managing financial institutions, especially in areas such as industry development, regulatory framework, risk management, and internal control. Dr. Lau is also the vice chairman of our Controlling Shareholder. Dr. Lau is the director of the Airstar Bank since July 2018, and served as the founding chief executive since the banking license was granted in May 2019 to October 2020. Dr. Lau served in Hong Kong and U.S. regulatory agencies for years, including the Hong Kong Monetary Authority and the Office of Thrift Supervision (subsequently merged with the Office of the Comptroller of the Currency, OCC) of the U.S. Treasury Department. Dr. Lau was an executive director and group risk director at Dah Sing Banking Group, and a member of the board of directors of Dah Sing Bank from 2005 to 2011. Dr. Lau was also a member of board of directors of Shenzhen Development Bank (subsequently renamed as Ping An Bank) from 2011 to 2014. He was a managing director of Promontory Financial Group from 2011 to 2014. Dr. Lau received a Ph.D. in business management from University of South Australia in 2004.

Mark Chi Hang Lo is our director and chief executive officer and has over 19 years of experience in global financial markets including investing, researching and trading capital markets in Asian and global markets. Mr. Lo was appointed as our director in January 2021. Mr. Lo joined AMTD Group in December 2015 and is the Group Vice President of our Controlling Shareholder. Prior to joining the AMTD Group, from December 2010 to December 2015 Mr. Lo served as vice president of PineBridge Investments emerging markets fixed income group, a global asset manager with offerings that span the asset class and capital structure spectrum. Prior to joining PineBridge Investments, Mr. Lo served as a vice president of RBS Coutts and associate director of OSK Securities and BNP Paribas. Mr. Lo obtained a bachelor degree of arts in economics with first class honors from the University of Calgary in 2001 and a master’s degree of arts in economics from the University of British Columbia in 2002.

Xavier Ho Sum Zee is our chief financial officer. Mr. Zee is also the chief financial officer of AMTD IDEA Group. Mr. Zee was admitted to the partnership of PricewaterhouseCoopers in 2008, and has over 24 years of professional experience in providing assurance, business advisory, and capital market services to companies, especially in the financial service industry. Mr. Zee obtained his bachelor’s degree in business administration with first class honors in The Chinese University of Hong Kong in 1996. Mr. Zee is currently a member of Hong Kong Institute of Certified Public Accountants and American Institute of Certified Public Accountants, and is a Chartered Global Management Accountant.

Board of Directors

Our board of directors consists of four directors. A director is not required to hold any shares in our company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Dr. Frederic Lau and Nimil Rajnikant Parekh, and is chaired by Mr. Parekh. Mr. Parekh satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Dr. Lau qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent registered public accounting firm; and

•	reporting regularly to the board.

Compensation Committee. Our compensation committee consists of Nimil Rajnikant Parekh and Timothy Wai Cheung Tong, and is chaired by Mr. Parekh. Mr. Parekh and Dr. Tong each satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

•	reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

•	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Timothy Wai Cheung Tong and Nimil Rajnikant Parekh, and is chaired by Dr. Tong. Dr. Tong and Mr. Parekh each satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•

selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Cybersecurity and Operational Risk Management

As cybersecurity and operational risks are material to our business, all of our board members are involved in the oversight of our cybersecurity and operational risk management function. The board is responsible for reviewing major issues related to our cybersecurity and operations risks and any steps adopted in light of material deficiencies, if any. Our board receives periodic reporting from our president and chief executive officer on cybersecurity and operational incidents, and ad hoc board meetings are held to discuss major incidents. Cybersecurity and operational risks are also topics that are discussed at each board meeting. In forming the board, we have ensured that the board has a sufficient number of members that are experts in cybersecurity and operational risks. Our director and president, Dr. Frederic Lau, has over 30 years of experience in regulating and managing financial institutions, including serving as group risk director for Dah Sing Banking Group between 2005 to 2011. Dr. Lau has played an instrumental role in establishing Airstar Bank, and one of his key tasks was to ensure that the bank’s cybersecurity and operational risks are well managed. See “Management—Directors and Executive Officers” for a detailed biography of Dr. Lau.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to us, including a duty of loyalty, a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Employment Agreements and Indemnification Agreements

We plan to enter into employment agreements with our senior executive officers. Pursuant to these agreements, we will be entitled to terminate a senior executive officer’s employment for cause at any time without remuneration for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company. In connection with the employment agreement, each senior executive officer will enter into an intellectual property ownership and confidentiality agreement and agree to hold all information, know-how and records in any way connected with the products of our company, including, without limitation, all software and computer formulas, designs, specifications, drawings, data, manuals and instructions and all customer and supplier lists, sales and financial information, business plans and forecasts, all technical solutions and the trade secrets of our company, in strict confidence perpetually. Each executive officer will also agree that we shall own all the intellectual property developed by such officer during his or her employment.

None of our directors has entered, or proposes to enter, into service agreements with us which provide for benefits upon termination of employment.

We plan to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended April 30, 2021, we incurred an aggregate of HK$6.1 million (US$0.8 million) in cash and benefits to our directors and executive officers.

We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Under the Central Provident Fund Act (Chapter 36 of Singapore), our Singapore subsidiaries are required, among others, to make contributions, as employers, to the Central Provident Fund for our executive officers who are employed by our Singapore subsidiaries and are Singapore citizens or Singapore permanent residents. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or Singapore permanent resident. Our Hong Kong subsidiaries are required by the Hong Kong Mandatory Provident Fund Schemes Ordinance to make monthly contributions to the mandatory provident fund scheme in an amount equal to at least 5% of an employee’s salary subject to a cap of HK$1,500 per month per employee.

Share Incentive Plan

In May 2021, our board of directors approved the AMTD SpiderNet Share Incentive Plan, which we refer to as the Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The maximum aggregate number of ordinary shares that may be issued under the Plan is initially 6,500,000 and on January 1 of each year after the effective date of the Plan, will (i) automatically increase to the number of shares that is equal to ten percent (10%) of the total issued and outstanding share capital of our company as of December 31 of the preceding year, and (ii) also automatically increase by the number of shares representing 1.0% of the total issued and outstanding share capital of our company as of December 31 of the preceding year, or such less number as our board of directors shall determine. As of the date of this prospectus, no awards have been granted under the Plan.

The following paragraphs summarize the principal terms of the Plan.

Type of Awards. The Plan permits the awards of options, restricted share units, restricted shares, or other types of award approved by the plan administrator.

Plan Administration. Our board of directors or a committee appointed by the board of directors will administer the Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our directors, employees and consultants.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the Plan. Unless terminated earlier, the Plan has a term of ten years from the date of effectiveness of the Plan. Our board of directors has the authority to terminate, amend, suspend or modify the Plan in accordance with our articles of association. However, without the prior written consent of the participant, no such action may adversely affect in any material way any award previously granted pursuant to the Plan.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on (i) 67,618,142 ordinary shares outstanding, consisting of 1,968,142 outstanding Class A ordinary shares and 65,650,000 outstanding Class B ordinary shares, (ii) and 74,018,142 ordinary shares outstanding, consisting of 8,368,142 outstanding Class A ordinary shares and 65,650,000 outstanding Class B ordinary shares, immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to The Offerings				Ordinary Shares Beneficially Owned Immediately After The Offerings***
	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††
Directors and Executive Officers:**
Timothy Wai Cheung Tong	—	—	—	—	—	—	—	—
Nimil Rajnikant Parekh(1)	—	*	*	*	—	*	*	*
Frederic Lau	—	—	—	—	—	—	—	—
Mark Chi Hang Lo	—	—	—	—	—	—	—	—
Xavier Ho Sum Zee	—	—	—	—	—	—	—	—
All directors and executive officers as a group	—	28,565	0.0	0.0	—	28,565	0.0	0.0
Principal Shareholder:
AMTD IDEA Group(2)	—	65,650,000	97.1	99.9	—	65,650,000	88.7	99.4

Notes:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.
**	Except as indicated otherwise below, the business address of our directors and executive officers is 25/F, Nexxus Building, 41 Connaught Road Central, Hong Kong.
***

After giving effect to the issuance and sale of 6,400,000 Class A ordinary shares in the form of ADSs by us in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

†

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 67,618,142. The total number of ordinary shares outstanding after the completion of this offering will be 74,018,142, including 6,400,000 Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their option to purchase additional ADSs.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to twenty votes per share, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.
(1)	The business address of Nimil Rajnikant Parekh is 138 Cecil Street, #13-02 Cecil Court, Singapore 069538.
(2)

Represents 65,650,000 Class B ordinary shares held by AMTD IDEA Group, a Cayman Islands company whose registered address is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. On February 23, 2022, 41,448,000 Class A ordinary shares held by AMTD IDEA Group were returned and canceled, and we issued the same number of Class B ordinary shares to AMTD IDEA Group. The board of directors of AMTD IDEA Group consists of Dr. Feridun Hamdullahpur, Dr. Timothy Tong, Dr. Annie Koh, Marcellus Wong, and Raymond Yung. AMTD IDEA Group is dual-listed on the NYSE and SGX, and is 50.6% owned by AMTD Group Company Limited, whose registered address is at the offices of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Infinity Power Investments Limited, which is wholly-owned by Dr. Calvin Choi, holds 32.5% of the issued and outstanding shares of AMTD Group Company Limited and is its largest shareholder. The registered address of Infinity Power Investments Limited is at the offices of Vistra Corporate Services Center, Wickham Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The board of directors of AMTD Group Company Limited consists of Dr. Calvin Choi, Marcellus Wong, Yu Gao, and Dr. Feridun Hamdullahpur.

As of the date of this prospectus, none of our outstanding ordinary shares were held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding structure.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Agreements with Our Controlling Shareholder

See “Corporate History and Structure—Our Relationship with the Controlling Shareholder.”

Transactions with Our Controlling Shareholder

Our Controlling Shareholder recharged premises costs, office utilities and office renovation, staff cost, and certain other operating expenses to us. For the fiscal year ended April 30, 2020 and 2021, and the ten months ended February 28, 2022, the total amount of recharge from our Controlling Shareholder for the aforementioned costs and expenses was HK$7.9 million, HK$6.2 million (US$0.8 million), and HK$5.9 million (US$0.8 million), respectively.

We provided our Controlling Shareholder with insurance brokerage services. For the fiscal year ended April 30, 2020 and 2021, and the ten months ended February 28, 2022, the total amount of insurance brokerage commissions that we charged our Controlling Shareholder was HK$454 thousand, HK$477.0 thousand (US$61.4 thousand), and HK$84 thousand (US$10.8 thousand), respectively.

In October 2020, we entered into an agreement with our Controlling Shareholder, pursuant to which we agree to provide SpiderNet ecosystem solutions services to support the management of its 10% investee company, Airstar Bank, for a fixed annual service fee of HK$12.8 million. In addition to the fixed annual service fee, we are entitled to receive 15% of all distributions, in any form, received by our Controlling Shareholder from Airstar Bank, including but not limited to cash or share dividends, regardless of whether on a regular or one-off basis. We are also entitled to receive 15% of any profit generated by our Controlling Shareholder from the disposal of any shares of Airstar Bank. However, we are not liable for any loss arising from the disposal of any shares of Airstar Bank by our Controlling Shareholder. This agreement with our Controlling Shareholder will remain effective until terminated by mutual agreement. For the fiscal year ended April 30, 2021 and the ten months ended February 28, 2022, the total amount of SpiderNet ecosystem solutions services income that we charged our Controlling Shareholder was HK$7.5 million (US$1.0 million) and HK$10.7 million (US$1.4 million), respectively.

Other Transactions with Related Parties and Non-controlling Shareholders

Treasury functions are conducted centrally under our Controlling Shareholder and intra-group treasury fund transfers were carried out among the entities within AMTD Group. The treasury function manages available funds at our Controlling Shareholder level and allocates the funds to various entities within AMTD Group for their operations. For the fiscal year ended April 30, 2020, the amount due to group companies in connection with intra-group treasury fund allocation was HK$2,226.8 million and the amount due from group companies in connection with intra-group treasury fund allocation was HK$3,116.6 million. For the fiscal year ended April 30, 2021, and the ten months ended February 28, 2022, the amount due from group companies in connection with intra-group treasury fund allocation was HK$2,138.7 million (US$275.4 million), and HK$2,484.7 million (US$318.0 million), respectively.

We provide our fellow subsidiary with insurance brokerage services. For the fiscal year ended April 30, 2020 and 2021, and the ten months ended February 28, 2022, the total amount of insurance brokerage commission that we charged our fellow subsidiary was HK$110.0 thousand, HK$87.0 thousand (US$11.2 thousand), and HK$573 thousand (US$73.3 thousand), respectively.

We provide our non-controlling shareholders and a related company SpiderNet ecosystem solutions services. For the fiscal year ended April 30, 2020, the total amount of service fees that we charged our non-controlling shareholders was HK$19.0 million. For the fiscal year ended April 30, 2021, the total amounts of service fees that we charged our non-controlling shareholders and a related company were HK$38.8 million (US$5.0 million) and HK$5.0 million (US$0.6 million), respectively. For the ten months ended February 28, 2022, the total amount of service fee that we charged our non-controlling shareholder was HK$12.1 million (US$1.5 million).

In June 2019, we disposed certain equity securities of a private company to a fellow subsidiary for HK$317.1 million (US$40.9 million).

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated in the Cayman Islands with limited liability and our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as revised from time to time) of the Cayman Islands, which we refer to as the Companies Act of the Cayman Islands below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$1,000,000 divided into (i) 8,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, and (ii) 2,000,000,000 Class B ordinary shares of a par value of US$0.0001 each. All of our shares to be issued in the offering will be issued as fully paid.

As of the date of this prospectus, there are 1,968,142 Class A ordinary shares and 65,650,000 Class B ordinary shares issued, outstanding and fully paid. No issued and outstanding Class A ordinary shares or Class B ordinary shares are not fully paid.

Immediately after the completion of this offering, we will have 74,018,142 ordinary shares issued and outstanding, comprising 8,368,142 Class A ordinary shares and 65,650,000 Class B ordinary shares.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our memorandum and articles of association which are currently effective and will remain effective after this offering, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our currently effective memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our share capital is divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class B ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at our general meetings, and each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any direct or indirect sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person other than our founder, Calvin Choi, or any other person or entity designated by Mr. Choi, each of such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary share.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our currently effective memorandum and articles of association provide that, subject to any rights and restrictions attached to any shares, our directors may from to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of our funds lawfully available therefor.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Our ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law, or otherwise agreed in our currently effective memorandum and articles of association. On a poll, each holder of Class B ordinary shares is entitled to twenty votes per share, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. On a show of hands, each holder of Class A ordinary shares or Class B ordinary shares has one vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the total number of votes attaching to all issued and outstanding ordinary shares which are present in person or by proxy entitled to vote at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our currently effective memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act of the Cayman Islands to call shareholders’ annual general meetings. Our currently effective memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Act of the Cayman Islands provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together holds shares which carry in aggregate not less than one-third of the total number of votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our currently effective memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Election, Removal and Remuneration of Directors. Unless otherwise determined by our company in general meeting, our currently effective memorandum and articles of association provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

The directors have the power to appoint any person as a director either to fill a vacancy on the board or as an addition to the existing board. Our shareholders may also appoint any person to be a director by ordinary resolution. A director shall not be required to hold any shares in our company by way of qualification.

A director may be removed with or without cause by ordinary resolution.

The remuneration of the directors may be determined by the directors or by ordinary resolution of shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Repurchase and Surrender of Shares. Our company may repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act of the Cayman Islands, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act of the Cayman Islands no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes or series of shares, the rights attached to any such class or series of shares may, subject to any rights or restrictions for the time being attached to any class or series, only be materially and adversely varied with the consent in writing of the holders of all of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights will not, subject to any rights or restrictions for the time being attached to the shares of that class or series, be deemed to be materially and adversely varied by the creation, allotment, or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class or series by us. The rights of the holders of shares will not be deemed to be materially and adversely varied by the creation or issue of class or series of shares with preferred or other rights including, without limitation, the creation of class or series of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our currently effective memorandum and articles of association authorizes our board of directors to allot and issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our currently effective memorandum and articles of association also authorizes our board of directors to create from time to time one or more classes or series of shares and to determine, with respect to any class or series of shares, the terms and rights of that class or series, including:

•	the designation of the class or series;

•	the number of shares of the class or series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may also re-designate and re-classify shares of any classes or series into any number of existing or new classes or series of shares (including classes or series of preferred shares).

Our board of directors may therefore create and issue new class or series of preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect our corporate records other than the memorandum and articles of association and any special resolutions passed by our company, and the register of mortgages and charges of our company. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our currently effective memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to create and issue new classes or series of share (including preferred shares) and to designate the price, rights, preferences, privileges, and restrictions of such classes or series of shares without any further vote or action by our shareholders;

•

authorize our board of directors to re-designate and re-classify shares of any classes or series into any number of existing or new classes or series of shares (including classes or series of preferred shares);

•

authorize our board of directors to create and issue any new class or series of shares with such preferred or other rights, all or any of which may be greater than the rights of ordinary shares, at such time and on such terms as they may think appropriate; and

•

limit the ability of shareholders to requisition and convene general meetings of shareholders by requiring requisitioning shareholders to hold as of the date of deposit of the requisition shares that carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company that as of the date of the deposit carry the right to vote at general meetings of our company.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are incorporated as an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be incorporated as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Cayman Corporate Law and U.S. Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Act of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act of the Cayman Islands permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the

Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent company” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances under the Companies Act of the Cayman Islands, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act of the Cayman Islands. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act of the Cayman Islands also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. Dissentient members/creditors are entitled to appear and be heard. At the hearing, the Grand Court considers (in light of any opposition) whether:

•	approval of the scheme was reasonable (whether a reasonable member would have approved it);

•	each class was fairly represented at the meeting;

•	the majority acted bona fide;

•	all notice periods were complied with;

•	the resolutions carried by the requisite majority.

The Companies Act of the Cayman Islands also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our currently effective memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our currently effective memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our currently effective articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act of the Cayman Islands does not provide shareholders with rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our currently effective articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our currently effective articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our currently effective articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, as mentioned above the directors have certain fiduciary duties including a duty to act bona fide in the best interest of the company.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act of the Cayman Islands and our currently effective articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our currently effective memorandum and articles of association, if our share capital is divided into more than one class or series of shares, the rights attached to any class or series may only be materially and adversely varied with the consent in writing of the holders of all of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class or series.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our currently effective memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our currently effective memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our currently effective memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances.

Ordinary Shares

Upon our incorporation in September 2019, we issued one ordinary share to our Controlling Shareholder. In December 2019, we effected a 1-to-10,000 share split, following which our one issued ordinary share was subdivided into 10,000 ordinary shares and re-designated as Class B ordinary share. Later in December 2019, we issued 36,790,000 Class B ordinary shares to our Controlling Shareholder in exchange for the businesses contributed by the Controlling Shareholder. The restructuring was completed in December 2019.

From December 2019 to August 2020, we issued an aggregate of 9,850,000 Class A ordinary shares and 2,000,000 Class B ordinary shares for an aggregate consideration of US$118.5 million.

Pursuant to an exercise of warrant by Value Partners Greater China High Yield Income Fund on March 6, 2020, we issued 1,226,667 Class A ordinary shares to Value Partners Greater China High Yield Income Fund for an aggregate consideration of US$10 million.

Pursuant to a share purchase agreement entered into with PolicyPal Pte. Ltd., Valenzia Wen Yin Yap, and selling shareholders of PolicyPal Pte. Ltd. on June 11, 2020, we issued 702,765 Class A ordinary shares to certain shareholders of PolicyPal Pte. Ltd., together with a cash consideration, in exchange for 51% of the equity interest of PolicyPal Pte. Ltd.

We issued 38,710 Class A ordinary shares to a founding member of the Company in August 2020.

Pursuant to share purchase agreements entered into with AMTD Assets Alpha Group and AMTD Education Group on March 8, 2021, we issued 8,500,000 Class A ordinary shares to AMTD Assets Alpha Group and 8,500,000 Class A ordinary shares to AMTD Education Group for cash considerations of US$85 million and US$85 million, respectively.

On February 23, 2022, 41,448,000 Class A ordinary shares held by AMTD IDEA Group were returned and canceled, and we issued the same number of Class B ordinary shares to AMTD IDEA Group.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Every five ADSs will represent two Class A ordinary shares (or a right to receive two Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash, or other property that may be held by the depositary. The deposited shares together with any other securities, cash, or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash.

The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation”. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares.

The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights

to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other

Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal, and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed, or as described in the following sentence. If (i) we asked the depositary to solicit your voting instructions to be received by a specified date before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date, and (iii) we confirm to the depositary that:

•	we wish to receive a proxy to vote uninstructed shares;

•	we reasonably do not know of any substantial shareholder opposition to a particular question; and

•	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads, or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement, or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes, and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jurisdiction and Arbitration

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the ADSs or the deposit agreement, including without limitation claims against us under the Securities Act and the Exchange Act. In addition, the deposit agreement provides that any controversy, claim, or cause of action brought by any party to the deposit agreement against us arising out of or relating to, among other things, the ADSs or the deposit agreement, if elected by the claimant, shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The arbitration provisions apply to actions arising under the Securities Act and the Exchange Act. However, the arbitration provisions of the deposit agreement do not preclude you from pursuing any claims, including claims under the Securities Act or the Exchange Act, in the United States District Court for the Southern District of New York (or New York state courts in New York County, New York if the United States District Court for the Southern District of New York lacks subject matter jurisdiction). Accepting or consenting to the arbitration provisions does not constitute a waiver by investors of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 16,000,000 ADSs outstanding, representing 6,400,000 Class A ordinary shares, or approximately 8.6% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. While we intend to list the ADSs on the New York Stock Exchange, we cannot assure you that a regular trading market will develop in the ADSs.

Lock-Up Agreements

Our existing shareholders and all of our directors and executive officers have agreed with the underwriters or our company not to, without the prior consent of the representatives of underwriters, for a period of no less than 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus).

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 740,181 Class A ordinary shares immediately after this offering; or

•

the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, on the New York Stock Exchange, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of material Cayman Islands, Hong Kong, and United States federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local, and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ADSs or ordinary shares, nor will gains derived from the disposal of our ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling the ADSs, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisors regarding the tax consequences of purchasing, holding or selling the ADSs. Under the current laws of Hong Kong:

•	No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.

•

Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

•

Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong such as, for example, on the New York Stock Exchange, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the ADSs would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the ADSs.

Singapore Taxation

Individual Income Tax

Individual taxpayers who are Singapore tax residents are subject to tax on income accrued or derived from Singapore. All foreign-sourced income (except for income received through a partnership in Singapore) received on or after January 1, 2004 in Singapore by tax resident individuals will be exempt from tax. Certain Singapore-

sourced investment income (such as interest from debt securities) derived by tax resident individuals on or after January 1, 2004 from certain financial instruments (other than income derived through a partnership in Singapore or from the carrying on of a trade, business or profession) will be exempt from tax.

A Singapore tax resident individual is taxed at progressive rates ranging from 0% to a maximum rate of 22.0% after deduction of qualifying personal reliefs where applicable, with effect from the year of assessment 2017.

Non-resident individuals, subject to certain exceptions, are generally subject to income tax on income accrued in or derived from Singapore at a flat rate of 22.0%, with effect from year of assessment 2017 except that Singapore employment income is taxed at 15.0% or at the progressive resident rates, whichever yields a higher tax. However, Singapore does not tax capital gains. A non-resident individual (other than a director) exercising a short-term employment in Singapore for not more than 60 days may be exempt from tax in Singapore.

An individual is regarded as a tax resident in Singapore if in the calendar year preceding the year of assessment, he was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he ordinarily resides in Singapore except for such temporary absences therefrom as may be reasonable and not inconsistent with a claim by such person to be resident in Singapore.

Corporate Income Tax

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on:

•	income accrued in or derived from Singapore; and

•	foreign sourced income received or deemed received in Singapore, unless otherwise exempted.

Foreign income in the form of branch profits, dividends and service fee income, or specified foreign income, received or deemed received in Singapore by a Singapore tax resident corporate taxpayer on or after June 1, 2003 are exempted from Singapore tax subject to meeting the qualifying conditions.

A non-Singapore tax resident corporate taxpayer, subject to certain exceptions, is subject to Singapore income tax on income accrued in or derived from Singapore, and on foreign income received or deemed received in Singapore.

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. In general, control and management of the company is vested in its board of directors and therefore if the board of directors meets and conducts the company’s business in Singapore, the company will be regarded as tax resident in Singapore.

The corporate tax rate in Singapore is 17.0% with effect from the Year of Assessment 2010 after allowing partial tax exemption on the first S$300,000 of a company’s chargeable income as follows:

•	75.0% of up to the first S$10,000 of a company’s chargeable income (excluding Singapore franked dividends); and

•	50.0% of up to the next S$290,000 of a company’s chargeable income (excluding Singapore franked dividends).

It was announced in the 2018 Budget that with effect from year of assessment 2020, the partial tax exemption scheme will be limited to the first S$200,000 (instead of S$300,000) of the normal chargeable income – 75.0% of the first S$10,000 and 50.0% of the next S$190,000.

Further, new start-up companies will, subject to certain conditions, be eligible for full tax exemption on their normal chargeable income (other than Singapore dividends) of up to S$100,000 and 50.0% tax exemption on up to the next S$200,000 of normal chargeable income in each of the company’s first three consecutive years of assessment. The remaining chargeable income (after the tax exemption) will be taxed at the applicable corporate tax rate. It has been announced in the 2018 Budget that with effect from the year of assessment 2020, the tax exemption scheme for new start-up companies will be limited to the first S$200,000 (instead of S$300,000) of the normal chargeable income. The tax exemption on the first S$100,000 will also be reduced from 100.0% to 75.0%.

Dividend Distributions

Dividends received in respect of the Class A Shares by either Singapore tax resident or non-Singapore tax resident taxpayers are not subject to Singapore withholding tax, even if paid to non-Singapore resident shareholders.

Currently, (subject to certain transitional rules), Singapore has adopted the “One-Tier” Corporate Tax System. Under this one-tier system, the tax collected from corporate profits is the final tax and our company can pay tax exempt (1-tier) dividends which are tax exempt in the hands of the shareholder, regardless of the tax residence status or the legal form of the shareholder.

Capital Gains Tax

Singapore does not impose a tax on capital gains. However, there are no specific laws or regulations which deal with the characterization of capital gains, and hence, gains may be construed to be of an income nature and therefore be subject to tax if they arise from activities which the IRAS regards as the carrying on of a trade or business in Singapore. Any profits from the disposal of the Class A Shares are not taxable in Singapore unless the seller is regarded as having derived gains of an income nature in Singapore, in which case, the disposal profits would be taxable as trading income.

Bonus Shares

Under current Singapore tax law and practice, a capitalization of profits followed by the issue of new shares, credited as fully paid, pro rata to shareholders, or bonus issue, does not represent a distribution of dividends by a company to its shareholders. Therefore, a Singapore resident shareholder receiving shares by way of a bonus issue should not have a liability to Singapore tax.

When a dividend is to be satisfied wholly or in part in the form of an allotment of ordinary shares credited as fully paid, the dividend declared will be treated as income to its shareholders. Similarly, when shareholders are given the right to elect to receive an allotment of ordinary shares credited as fully paid in lieu of cash, the dividend declared will be treated as exempt (one-tier) dividend income and will not be subject to Singapore tax.

Stamp Duty

There is no stamp duty payable on the subscription, allotment or holding of our Class A Shares.

Stamp duty is payable on the instrument of transfer of our Class A Shares at the rate of 0.2% of the consideration paid or market value of our shares, whichever is higher.

The purchaser is liable for stamp duty, unless there is an agreement to the contrary. No stamp duty is payable if no instrument of transfer is executed (such as in the case of scripless shares, the transfer of which does not require instruments of transfer to be executed) or if the instrument of transfer is executed outside Singapore. However, stamp duty may be payable if the instrument of transfer which is executed outside Singapore is subsequently received in Singapore.

Goods and Services Tax (“GST”)

GST in Singapore is a consumption tax that is levied on import of goods into Singapore, as well as nearly all supplies of goods and services in Singapore at a prevailing rate of 7.0%.

Estate Duty

With effect from February 15, 2008, Singapore estate duty has been abolished.

Individuals, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore tax and estate duty consequences of their ownership of the Class A Shares.

Shareholders, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore tax consequences of their acquisition, ownership and/or disposal of our Shares.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or ordinary shares as “capital asset” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, or alternative minimum tax considerations, the Medicare tax on certain net investment income, information reporting or backup withholding, or any state, local, and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	individual retirement accounts or other tax-deferred accounts;

•	persons liable for alternative minimum tax;

•	persons who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of our ADSs or ordinary shares (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the ADSs or ordinary shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S., and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

The discussion below assumes that the representations contained in the deposit agreement are and will continue to be true, and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. For U.S. federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income, or the asset test. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. Passive assets are those which give rise to passive income, and include assets held for investment, as well as cash, assets readily convertible into cash, and working capital. The company’s goodwill and other unbooked intangibles are taken into account and may be classified as active or passive depending upon the relative amounts of income generated by the company in each category. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Based upon our current and projected income and assets, the expected proceeds from this offering, and projections as to the market price of our ADSs immediately following this offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition and classification of our income and assets, including the relative amounts of income generated by our strategic investment business as compared to our other businesses, and the value of the assets held by our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive, which may result in our being or becoming classified as a PFIC in the current or subsequent years. Furthermore fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends-received from U.S. corporations.

Individuals and other non-corporate U.S. Holders may be subject to tax on any such dividends at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. We intend to list the ADSs on the New York Stock Exchange. Provided that this listing is approved, we believe that the ADSs should generally be considered to be readily tradeable on an established securities market in the United States. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. Because the ordinary shares will not be listed on a U.S. exchange, we do not believe that dividends received with respect to ordinary shares that are not represented by ADSs will be treated as qualified dividends. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares.

For U.S. foreign tax credit purposes, dividends paid on our ADSs or ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Such gain or loss will generally be capital gain or loss. Any such capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year. Non-corporate U.S. Holders (including individuals) generally will be subject to United States federal income tax on long-term capital gain at preferential rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which could limit the availability of foreign tax credits. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the applicability of any tax treaty and the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to our ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-

to-market election. If a U.S. Holder makes a mark-to-market election in respect of our ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs, but not our ordinary shares, will be treated as marketable stock upon their listing on the NYSE. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

UNDERWRITING

AMTD Global Markets Limited is acting as the representative of the underwriters and book-running manager of this offering. Under the terms of an underwriting agreement dated                , each of the underwriters named below has severally agreed to purchase from us the respective number of ADSs shown opposite its name below:

Underwriters	Number of ADSs

AMTD Global Markets Limited
Maxim Group LLC
Livermore Holdings Limited

Total:

The underwriting agreement provides that the underwriters’ obligation to purchase ADSs depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the ADSs offered hereby (other than those ADSs covered by their option to purchase additional ADSs as described below), if any of the ADSs are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us.

	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.

The representatives have advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of US$            per share. If all the ADSs are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. AMTD Global Markets Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons. Livermore Holdings Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the United States or to any U.S. persons.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$3.7 million.

The address of AMTD Global Markets Limited is 23/F-25/F Nexxus Building, 41 Connaught Road Central, Hong Kong. The address of Maxim Group LLC is 405 Lexington Avenue, 2nd FL, New York, NY 10174, U.S.A. The address of Livermore Holdings Limited is Unit 1214A, 12/F, Tower II Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong.

Option to Purchase Additional ADSs

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 2,400,000 ADSs from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional ADSs based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors, executive officers, and existing shareholders have agreed with the underwriters or our company that, for a period of no less than 180 days after the date of this prospectus subject to certain limited exceptions as described below, they will not directly or indirectly, without the prior written consent of each of the underwriters, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any ADSs (including, without limitation, ADSs that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and ADSs that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ADSs (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any ADSs or securities convertible into or exchangeable for ADSs (other than the grant of options pursuant to option plans existing on the date of this prospectus), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ADSs, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ADSs or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ADSs or securities convertible, exercisable or exchangeable into ADSs or any of our other securities (other than any registration statement on Form S-8), or (iv) publicly disclose the intention to do any of the foregoing. These restrictions are subject to certain exceptions.

The underwriters, in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release ordinary shares and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of ADSs and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of our company, the underwriters will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of ordinary shares that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.

Offering Price Determination

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our ordinary shares, the representatives considered:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives of the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs involved in the sales made by the underwriters in excess of the number of ADSs they are obligated to purchase is not greater than the number of ADSs that they may purchase by exercising their option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of ADSs in their option to purchase additional ADSs. The underwriters may close out any short position by either exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through their option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADS originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADS or preventing or retarding a decline in the market price of the ADS. As a result, the price of the ADS may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADS. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the New York Stock Exchange

We have applied for approval for listing the ADSs on the New York Stock Exchange under the symbol “HKD.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of ADSs to a minimum number of beneficial owners as required by that exchange.

Stamp Taxes

If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

AMTD Global Markets Limited and we are under the common control of our Controlling Shareholder, and AMTD Global Markets Limited will participate in the distribution of the ADSs in this offering.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ADSs or possession or distribution of this prospectus or any other offering or publicity material relating to the ADSs in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ADSs or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ADSs by it will be made on the same terms.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non- Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the ADSs for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

The ADSs may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of our property; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has a net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Canada

Resale Restrictions

The distribution of ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Canadian Purchasers

•	By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non- qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

China

This prospectus has not been and will not be circulated or distributed in China, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any PRC resident or to persons for re-offering or resale, directly or indirectly, to any PRC resident except pursuant to applicable PRC laws and regulations.

Qatar

The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor our company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates (Excluding the Dubai International Financial Center)

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the NYSE application and listing fee, all amounts are estimates.

	Estimated Expenses
SEC Registration Fee	US$	16,461
FINRA Filing Fee		23,132
NYSE Application and Listing Fee		150,000
Printing and Engraving Expenses		138,000
Legal Fees and Expenses		2,360,000
Accounting Fees and Expenses		901,319
Miscellaneous		73,000

Total	US$	3,661,912

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to Singapore law will be passed upon for us by Clifford Chance Pte. Ltd. Certain legal matters as to Hong Kong law will be passed upon for us by Justin Chow & Co. Solicitors LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law, Clifford Chance Pte. Ltd. with respect to matters governed by Singapore law, and Justin Chow & Co. Solicitors LLP with respect to matters governed by Hong Kong law. Kirkland & Ellis International LLP may rely upon Clifford Chance Pte. Ltd. with respect to matters governed by Singapore law and Justin Chow & Co. Solicitors LLP with respect to matters governed by Hong Kong law.

EXPERTS

The financial statements as of April 30, 2019, 2020 and 2021 and for each of the three years in the period ended April 30, 2021 included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu are located at the 35/F, One Pacific Place, 88 Queensway, Admiralty, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared under IFRS, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

AMTD DIGITAL INC.

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PAGE(S)

Unaudited Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the ten months ended February 28, 2021 and 2022	F-58

Unaudited Interim Condensed Consolidated Statements of Financial Position as of April 30, 2021 and February 28, 2022	F-59

Unaudited Interim Condensed Consolidated Statements of Changes in Equity for the ten months ended February 28, 2021 and 2022	F-60

Unaudited Interim Condensed Consolidated Statements of Cash Flows for the ten months ended February 28, 2021 and 2022	F-61

Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of AMTD Digital Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial positions of AMTD Digital Inc. and its subsidiaries (the “Company”) as of April 30, 2019, 2020 and 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended April 30, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of April 30, 2019, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2021, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of a Matter

The accompanying consolidated financial statements were prepared to present the assets and liabilities and related results of operations and cash flows of the Company, and include expense allocations for certain corporate functions historically provided by AMTD Group Company Limited. These consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if the Company had operated as a stand-alone group during the periods presented.

Basis for Opinion

The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong, China

August 30, 2021

We have served as the Company’s auditor since 2021.

AMTD DIGITAL INC.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

(All amounts in thousands of Hong Kong dollars (“HK$”), except for share and per share data)

		Year ended April 30,
	Notes	2019	2020	2021
		HK$	HK$	HK$
Revenue from contracts with customers	6	14,554	167,547	195,816
Employee benefits expense		(9,169)	(15,168)	(48,026)
Advertising and promotion expense		—	—	(2,547)
Premises and office expenses		(1,541)	(4,737)	(5,230)
Legal and professional fee		(2,650)	(1,952)	(6,850)
Depreciation and amortization		—	—	(4,896)
Other expenses		(672)	(1,649)	(3,323)
Changes in fair value on financial assets measured at fair value through profit or loss (“FVTPL”)	8	19,319	43,592	70,291
Other income	9	252	—	1,323
Other gains and losses, net	10	2,058	(5,586)	(306)

Profit before tax		22,151	182,047	196,252
Income tax expense	11	(607)	(23,715)	(24,611)

Profit for the year	12	21,544	158,332	171,641

Item that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations		—	—	828

Other comprehensive income for the year		—	—	828

Total comprehensive income for the year		21,544	158,332	172,469

Profit (loss) for the year attributable to:
- Owners of the Company		17,601	151,362	177,865
- Non-controlling interests		3,943	6,970	(6,224)

		21,544	158,332	171,641

Total comprehensive income (expense) for the year attributable to:
- Owners of the Company		17,601	151,362	178,315
- Non-controlling interest		3,943	6,970	(5,846)

		21,544	158,332	172,469

Earnings per share	13
- Basic (HK$)		0.48	3.77	3.36
- Diluted (HK$)		N/A	3.77	3.36

The accompanying notes are an integral part of the consolidated financial statements.

AMTD DIGITAL INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITIONS

(All amounts in thousands of HK$)

		As of April 30,
	Notes	2019	2020	2021
		HK$	HK$	HK$
ASSETS
Non-current assets:
Goodwill	15	—	—	58,675
Property, plant and equipment	17	—	—	156
Intangible asset	16	—	—	40,411
Prepayments and other receivables	19	—	—	15,617
Financial assets at FVTPL	18	183,538	208,696	293,952

Total non-current assets		183,538	208,696	408,811

Current assets:
Accounts receivable	19	17,089	11,064	69,421
Prepayments and other receivables	19	22,121	41,197	19,163
Amount due from immediate holding company	27	1,740,393	2,352,472	2,138,708
Amounts due from fellow subsidiaries	27	3,570,417	764,140	—
Financial assets at FVTPL	18	335,311	—	—
Income tax recoverable		1,161	—	—
Fiduciary bank balances		17,015	21,283	14,548
Cash and cash equivalents		5,764	196,210	416,420

Total current assets		5,709,271	3,386,366	2,658,260

Total assets		5,892,809	3,595,062	3,067,071

EQUITY AND LIABILITIES
Current liabilities:
Clients’ monies held on trust		3,181	10,045	9,111
Accounts payable	20	986	51	111
Other payables and accruals	20	20,228	374	38,866
Contract liabilities	21	367	35,722	39,121
Income tax payable		94	22,638	48,578
Amount due to immediate holding company	27	3,202,600	281,282	—
Amounts due to fellow subsidiaries	27	2,543,239	1,945,520	—

Total current liabilities		5,770,695	2,295,632	135,787

Non-current liabilities:
Contract liabilities	21	—	25,276	31,192
Deferred tax liability	22	—	—	6,870

Total non-current liabilities		—	25,276	38,062

Total liabilities		5,770,695	2,320,908	173,849

Capital and reserves:
Parent’s net investments		95,004	—	—
Share capital	23	—	38	52
Reserves		—	1,274,116	2,867,984

Equity attributable to owners of the Company		95,004	1,274,154	2,868,036
Non-controlling interests	24	27,110	—	25,186

Total equity		122,114	1,274,154	2,893,222

Total equity and liabilities		5,892,809	3,595,062	3,067,071

The accompanying notes are an integral part of the consolidated financial statements.

AMTD DIGITAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in thousands of HK$)

	Attributable to owners of the Company
	Parent’s net investments	Share capital	Share premium	Share-based payment reserve	Exchange reserve	Other reserve	Retained earnings	Equity	Non- controlling interests	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$
	(note)
At May 1, 2018	77,403	—	—	—	—	—	—	77,403	23,167	100,570
Profit and total comprehensive income for the year	17,601	—	—	—	—	—	—	17,601	3,943	21,544

At April 30, 2019	95,004	—	—	—	—	—	—	95,004	27,110	122,114
Acquisition of non-controlling interests of subsidiaries (note 24)	34,080	—	—	—	—	—	—	34,080	(34,080)	—
Reorganization effect	(129,084)	29	—	—	—	129,084	—	29	—	29
Exercise of warrants (note 23(iii))	—	1	95,633	—	—	—	—	95,634	—	95,634
Issuance of shares (note 23(ii))	—	8	898,037	—	—	—	—	898,045	—	898,045
Profit and total comprehensive income for the year	—	—	—	—	—	—	151,362	151,362	6,970	158,332

At April 30, 2020	—	38	993,670	—	—	129,084	151,362	1,274,154	—	1,274,154
Profit (loss) for the year	—	—	—	—	—	—	177,865	177,865	(6,224)	171,641
Exchanges differences arising on translation of foreign operations	—	—	—	—	450	—	—	450	378	828

Total comprehensive income (expense) for the year	—	—	—	—	450	—	177,865	178,315	(5,846)	172,469

Acquisition of subsidiaries (note 14)	—	1	67,663	—	—	—	—	67,664	31,032	98,696
Issuance of shares (note 23(iv) and (viii))	—	13	1,346,958	—	—	—	—	1,346,971	—	1,346,971
Share-based compensation (note 23 (v))	—	—	—	932	—	—	—	932	—	932

At April 30, 2021	—	52	2,408,291	932	450	129,084	329,227	2,868,036	25,186	2,893,222

Note:

Parent’s net investment represented the contribution from the immediate holding company to the subsidiaries now comprising the Group prior to a series of group reorganizations (“Reorganization”). The parent’s net investment amounted to HK$129,084 was transferred to other reserve upon the completion of the Reorganization.

The accompanying notes are an integral part of the consolidated financial statements.

AMTD DIGITAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands of HK$)

	Year ended April 30,
	2019	2020	2021
	HK$	HK$	HK$
OPERATING ACTIVITIES
Profit before tax	22,151	182,047	196,252
Adjustments for:
Bank and other interest income	(175)	—	(143)
Depreciation of property, plant and equipment	—	—	47
Amortization of intangible asset	—	—	4,849
Recovery of accounts receivable written off	(926)	—	(71)
Share-based payment	—	—	932
Changes in fair value on financial assets at FVTPL	(19,319)	(43,592)	(70,291)
Change in fair value on derivative financial liabilities	—	5,929	—

Operating cash flows before movements in working capital	1,731	144,384	131,575
(Increase) decrease in fiduciary bank balances	653	(4,268)	6,735
Decrease (increase) in accounts receivable	(4,252)	6,025	(58,338)
Decrease in prepayments and other receivables	28,059	952	12,478
Increase (decrease) in client’s monies held on trust	1,606	6,864	(934)
Decrease in accounts payable	(133)	(935)	(395)
Increase (decrease) in other payables and accruals	(5,336)	112	(18,040)
Increase in contract liabilities	367	60,631	9,315

Cash generated from operations	22,695	213,765	82,396
Profits tax (paid) refunded	1,861	(10)	505

Net cash generated from operating activities	24,556	213,755	82,901

INVESTING ACTIVITIES
Additions of financial assets at FVTPL	(164,823)	—	(50,561)
Proceeds from disposal of financial assets at FVTPL	86,011	318,059	77,840
Acquisition of property, plant and equipment	—	—	(173)
Net cash inflows from acquisition of subsidiaries	—	—	20,729
Interest received	175	—	143
Advance to a third party	(15,658)	—	—
Repayment from a third party	—	15,658	—
Advance to immediate holding company	(117,157)	(682,660)	(1,240,219)
Repayment from immediate holding company	36,664	320,549	883,474
Advance to fellow subsidiaries	(4,329,709)	(1,155,271)	(758,095)
Repayment from fellow subsidiaries	1,433,028	509,165	1,195,029

Net cash (used in) from investing activities	(3,071,469)	(674,500)	128,167

FINANCING ACTIVITIES
Advance from immediate holding company	2,799,063	108,427	95,475
Repayment to immediate holding company	(223,425)	(212,820)	(24,162)
Advance from fellow subsidiaries	1,150,059	65,734	15,477
Repayment to fellow subsidiaries	(1,063,040)	(277,963)	(106,021)
Advance from a former fellow subsidiary	19,966	—	—
Repayment to a former fellow subsidiary	—	(19,966)	—
Proceeds from issue of shares	—	898,074	27,125
Proceeds from issue of warrants	—	11,742	—
Proceeds from exercise of warrants	—	77,963	—

Net cash from financing activities	2,682,623	651,191	7,894

Net (decrease) increase in cash and cash equivalents	(364,290)	190,446	218,962
Cash and cash equivalents at beginning of the year	370,054	5,764	196,210
Effect of foreign exchange rate changes	—	—	1,248

Cash and cash equivalents at end of the year	5,764	196,210	416,420

Represented by:
Cash and cash equivalents	5,764	196,210	416,420

The accompanying notes are an integral part of the consolidated financial statements.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

1.	GENERAL

AMTD Digital Inc. (the “Company”) was incorporated and registered as an exempted company with limited liability in the Cayman Islands under the Companies Act of the Cayman Islands on September 12, 2019. The Company, through its subsidiaries (collectively, the “Group”), is mainly involved in the provision of insurance brokerage services and SpiderNet ecosystem solutions services, digital media, contents and marketing services. The Group also invests in innovative technology companies.

The Company’s immediate holding company is AMTD Group Company Limited (“AMTD Group”), a private company incorporated in the British Virgin Islands (“BVI”). The Company’s ultimate holding company was L.R. Capital Management Company (Cayman) Limited, a private company incorporated in the Cayman Islands. On December 31, 2020, the immediate holding company and the ultimate holding company entered into a share repurchase agreement, where the immediate holding company has repurchased certain shares previously allotted to the ultimate holding company. From then onwards, AMTD Group became the ultimate holding company of the Company.

The consolidated financial statements are presented in HK$, which is the same as the functional currency of the Company.

As of April 30, 2019, 2020 and 2021, the Group’s principal subsidiaries consist of the followings:

Name of principal subsidiaries	Date of incorporation/ acquisition	Place of incorporation/ establishment	Issued and fully paid/ registered share capital	Percentage of shareholdings at April 30,			Principal activities
				2019	2020	2021
AMTD Risk Solutions Group Limited (“AMTD RSG”)	August 13, 2004	Hong Kong	HK$200,000	79.13%	100%	100%	Provision of digital financial services and SpiderNet ecosystem solutions services

AMTD Digital Media Limited (“AMTD DM”) (formerly known as AMTD Strategic Capital Limited)	August 13, 2004	Hong Kong	HK$1	100%	100%	100%	Provision of SpiderNet ecosystem solutions services

AMTD Principal Investment Solutions Group Limited (“AMTD PISG”)	July 27, 2016	BVI	US$1	79.13%	100%	100%	Investment holding

AMTD Direct Investment I Limited (“AMTD DI I”)	August 29, 2018	BVI	US$1	100%	100%	100%	Investment holding

AMTD Biomedical Investment Limited (“AMTD BI”)	July 28, 2017	BVI	US$1	100%	100%	100%	Investment holding

PolicyPal Pte. Ltd. (“PolicyPal”)	August 3, 2020	Singapore	US$70	—	—	51%	Provision of digital financial services

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

1.	GENERAL - (CONTINUED)

All of the principal subsidiaries operate predominantly in Hong Kong and Singapore.

The above table lists the subsidiaries of the Group which principally affected the results or net assets of the Group.

2.	GROUP REORGANIZATION

Reorganization under common control

Prior to the group reorganization, AMTD Group, the controlling shareholder of the Company, held 79.13% of the shareholdings of AMTD Risk Solutions Limited (“AMTD RS”), AMTD RSG, a wholly owned subsidiary of AMTD RS, AMTD Investment Solutions Limited (“AMTD IS”) and AMTD PISG, a wholly owned subsidiary of AMTD IS, through AMTD Strategic Capital Group (“AMTD SCG”). In December 2019, AMTD Group acquired the remaining 20.87% equity interests in AMTD SCG from non-controlling shareholders and AMTD RS, AMTD RSG, AMTD IS and AMTD PISG became wholly-owned subsidiaries of the AMTD Group. A series of reorganization steps were undertaken to establish the Company as the holding company of the subsidiaries, now comprising the Group, for the purpose of initial public offering (the “Reorganization”).

The Reorganization was executed as follows:

1.

The Company was incorporated on September 12, 2019 by issuing 1 share to AMTD Group. The Company then incorporated AMTD Digital Financial Holdings Limited (“AMTD DFH”), AMTD Digital Media Holdings Limited (“AMTD DMH”) and AMTD Digital Investments Holdings Limited (“AMTD DIH”) on October 22, 2019. In December 2019, the Company effected a 1-to-10,000 share split (please see note 23(i) for more information);

2.

In December 2019, AMTD Group transferred its equity interest in (i) AMTD RS to AMTD DFH; (ii) AMTD DM to AMTD DMH; and (iii) AMTD DI I, AMTD Direct Investment III Limited (“AMTD DI III”), AMTD BI and AMTD IS to AMTD DIH.

Upon the completion of the Reorganization, the Company became the holding company of the subsidiaries now comprising the Group. As AMTD RS, AMTD RSG, AMTD DM, AMTD DI I, AMTD DI III, AMTD BI, AMTD IS, AMTD PISG and the Company were controlled by AMTD Group, immediately before and after the Reorganization, the Reorganization was accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements as of and for the years ended April 30, 2019 and 2020 represent historical consolidated financial statements as if the corporate structure of the Group had been in existence since the beginning of the periods presented and the financial statement items of the combining entities had been combined from the date when the combining entities first came under the control of the controlling party. The net assets of the combining entities are consolidated using the existing book values from the controlling party’s perspective. No amount is recognized in respect of goodwill or excess of bargain purchase gain at the time of common control combination. The consolidated statements of profit or loss and other comprehensive income includes the results of each of the combining entities from the earliest date presented or since the date when the combining entities first came under the common control, where this is a shorter period.

For the period prior to the reorganization, the accompanying consolidated financial statements include allocations of various general administrative expenses of AMTD Group which related to the Group’s

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

2.	GROUP REORGANIZATION - (CONTINUED)

business. These expenses consist primarily of payroll of senior management and other administrative expenses. These allocations were made using a proportionate cost allocation method. The payroll expenses were allocated based on the actual time spent on the provision of services attributable to the Group and the other administrative expenses were allocated based on the proportion of revenue and actual usage among each business of AMTD Group. The management believes these allocations are reasonable. Total expenses allocated from AMTD Group to the Group are HK$417, HK$7,897 and HK$6,227 for the years ended April 30, 2019, 2020 and 2021, respectively.

3.	ADOPTION OF NEW FINANCIAL REPORTING FRAMEWORK AND NEW AND REVISED STANDARDS IN ISSUE BUT NOT YET EFFECTIVE

For the purpose of preparing and presenting the consolidated financial statements for the years ended April 30, 2019, 2020 and 2021, the Group has adopted the new and amendments to International Financial Reporting Standards (“IFRSs”), and the related interpretations issued by the International Accounting Standards Board (“IASB”), which are effective for the periods presented.

New and revised IFRS Standards in issue but not yet effective

The Group has not early applied the following new and amendments to IFRSs and International Accounting Standards (“IASs”) that have been issued but are not yet effective:

IFRS 17	Insurance Contracts and the related Amendments[5]
Amendments to IFRS 3	Reference to the Conceptual Framework[4]
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16	Interest Rate Benchmark Reform - Phase 2[2]
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[6]
Amendment to IFRS 16	Covid-19-Related Rent Concessions[1]
Amendment to IFRS 16	Covid-19-Related Rent Concessions beyond June 30, 2021[3]
Amendments to IAS 1	Classification of Liabilities as Current or Non-current[5]
Amendments to IAS 1 and IFRS Practice Statement 2	Disclosure of Accounting Policies[5]
Amendments to IAS 8	Definition of Accounting Estimates[5]
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction[5]
Amendments to IAS 16	Property, Plant and Equipment - Proceeds before Intended Use[4]
Amendments to IAS 37	Onerous Contracts - Cost of Fulfilling a Contract[4]
Amendments to IFRS Standards	Annual Improvements to IFRS Standards 2018 - 2020[4]

[1]	Effective for annual periods beginning on or after June 1, 2020
[2]	Effective for annual periods beginning on or after January 1, 2021
[3]	Effective for annual periods beginning on or after April 1, 2021
[4]	Effective for annual periods beginning on or after January 1, 2022
[5]	Effective for annual periods beginning on or after January 1, 2023
[6]	Effective for annual periods beginning on or after a date to be determined

The directors of the Company anticipate that application of all new and amendments to IFRSs will have no material impact on the Group’s financial position and financial performance when they become effective.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

4.1	Basis of preparation of consolidated financial statements

Through the Reorganization, the Company became the holding company of the contributed businesses now comprising the Group, which were under the common control of the controlling shareholder before and after the Reorganization. Accordingly, the financial statements were prepared on a consolidated basis by applying the principles of the pooling of interest method as if the Reorganization had been completed at the beginning of the reporting period for the years ended April 30, 2019 and 2020.

The consolidated statement of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statement of cash flows for the years ended April 30, 2019 and 2020 include the results, changes in equity and cash flows of the companies comprising the Group as if the Company had always been the holding company of the Group and the current group structure had been in existence throughout years ended April 30, 2019 and 2020, or since their respective dates of incorporation, where this is a shorter period.

The consolidated financial statements have been prepared in accordance with IFRSs issued by the IASB.

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies set out below.

4.2	Significant accounting policies

(a)	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the reporting period are included in the consolidated statements of profit or loss and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests shareholders. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(a)	Basis of consolidation - (Continued)

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Non-controlling interests in subsidiaries are presented separately from the Group’s equity therein, which represent present ownership interests entitling their holders to a proportionate share of net assets of the relevant subsidiaries upon liquidation.

Changes in the Group’s interests in existing subsidiaries

Changes in the Group’s interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s relevant components of equity and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries.

Any difference between the amount by which the non-controlling interests are adjusted, and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

(b)	Business combinations or asset acquisitions

Optional concentration test

Effective from May 1, 2020, the Group can elect to apply an optional concentration test, on a transaction-by-transaction basis, that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The gross assets under assessment exclude cash and cash equivalents, deferred tax assets, and goodwill resulting from the effects of deferred tax liabilities. If the concentration test is met, the set of activities and assets is determined not to be a business and no further assessment is needed.

Asset acquisitions

When the Group acquires a group of assets and liabilities that do not constitute a business, the Group identifies and recognizes the individual identifiable assets acquired and liabilities assumed by allocating the purchase price first to financial assets/financial liabilities at the respective fair values, the remaining balance of the purchase price is then allocated to the other identifiable assets and liabilities on the basis of their relative fair values at the date of purchase. Such a transaction does not give rise to goodwill or bargain purchase gain.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(b)	Business combinations or asset acquisitions - (Continued)

Business combinations

Acquisitions of businesses, other than business combination under common control, are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

Except for certain recognition exemptions, the identifiable assets acquired and liabilities assumed must meet the definitions of an asset and a liability in the International Accounting Standards Committee’s Framework for the Preparation and Presentation of Financial Statements (replaced by the Conceptual Framework for Financial Reporting issued in September 2010).

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except that:

•

deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•

liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date (see the accounting policy below);

•

assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard; and

•

lease liabilities are recognized and measured at the present value of the remaining lease payments (as defined in IFRS 16 Leases) as if the acquired leases were new leases at the acquisition date, except for leases for which (a) the lease term ends within 12 months of the acquisition date; or (b) underlying asset is of low value. Right-of-use assets are recognized and measured at the same amount as the relevant lease liabilities, adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net amount of the identifiable assets acquired and the liabilities assumed as at acquisition date. If, after re-assessment, the net amount of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(b)	Business combinations or asset acquisitions - (Continued)

Business combinations - (Continued)

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the relevant subsidiary’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets or at fair value.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted retrospectively during the measurement period, and additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

(c)	Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business (see the accounting policy above) less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or group of cash-generating units) that is expected to benefit from the synergies of the combination, which represent the lowest level at which the goodwill is monitored for internal management purposes and not larger than an operating segment.

A cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is tested for impairment annually or more frequently when there is indication that the unit may be impaired. For goodwill arising on an acquisition in a reporting period, the cash-generating unit (or group of cash- generating units) to which goodwill has been allocated is tested for impairment before the end of that reporting period. If the recoverable amount is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit (or group of cash-generating units).

On disposal of the relevant cash-generating unit or any of the cash-generating unit within the group of cash-generating units, the attributable amount of goodwill is included in the determination of the amount of profit or loss on disposal. When the Group disposes of an operation within the cash-generating unit (or a cash-generating unit within a group of cash-generating units), the amount of goodwill disposed of is measured on the basis of the relative values of the operation (or the cash-generating unit) disposed of and the portion of the cash-generating unit (or the group of cash-generating units) retained.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(d)	Fair value measurement

The Group measures its derivative financial instruments and equity investment at FVTPL at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

For financial instruments which are transacted at fair value and a valuation technique that unobservable inputs are to be used to measure fair value in subsequent periods, the valuation technique is calibrated so that at initial recognition the results of the valuation technique equals the transaction price.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

For assets and liabilities that are recognized at fair value in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

(e)	Revenue from contracts with customers

Revenue are derived from the commissions and fees from the insurance brokerage services and membership fee from the SpiderNet ecosystem solutions services.

Insurance brokerage services

The Group earns commission income by facilitating the arrangement between insurance company partners and individuals/businesses. The service promised to the customer is placement of an effective insurance or reinsurance policy. Commission revenue is usually a percentage of the premium paid by the insured and generally depend upon the type of insurance, the insurance company partner and the nature of the services provided. Revenue is recognized at a point in time upon execution and effectiveness of insurance contracts. The Group allows a credit period up to 15 days to its customers.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(e)	Revenue from contracts with customers - (Continued)

SpiderNet ecosystem solutions services

The Group provides its corporate clients exclusive access to the AMTD SpiderNet ecosystem for a fixed membership fee negotiated on case by case basis and agreed upon entering the contract with each customer based on the level of annual fee including the depth of cooperation and relationship, expected spectrum of services required, expected near term and long-term benefits from participating in the SpiderNet ecosystem, and the relative bargaining power of respective customers taking into consideration the reputation, stage of growth, future revenue potential from other services which can be rendered, and other factors, under the SpiderNet Ecosystem Solutions Services segment, which provides its members networking opportunities with prestigious corporate members, prominent business executives and partners. Contract terms of contracts entered during the years ended April 30, 2019, 2020 and 2021 generally ranged from 1 to 3 years with a weighted average contract terms of 7.6 months, 20.1 months and 24.3 months, respectively. Revenue from such service is recognized over time as the customers simultaneously receive and consume the service provided by the Group. The Group may require customers to provide partial upfront payments of total service fees. Upfront payment is due immediately at the point the customer entered into the service contracts. The remaining payments will be settled according to the payment schedules stated in the service contracts. The Group may allow a credit period ranging from 0 to 90 days to its customers for the demand note issued in accordance with the payment schedules. When the Group receives an upfront payment, this will give rise to contract liabilities at the time of the initial sales transaction for which revenue is recognized over the membership service period.

A contract liability represents the Group’s obligation to transfer services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

(f)	Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (foreign currencies) are recognized at the rates of exchanges prevailing on the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss in the period in which they arise.

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s operations are translated into the presentation currency of the Group (i.e. HK$) using exchange rates prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(f)	Foreign currencies - (Continued)

used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity under the heading of exchange reserve (attributed to non-controlling interests as appropriate).

On the disposal of a foreign operation (that is, a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a partial disposal of an interest in a joint arrangement or an associate that includes a foreign operation of which the retained interest becomes a financial asset), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

(g)	Employee benefits

Retirement benefit costs

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Short-term employee benefits

Short-term employee benefits are recognized at the amount of the benefits expected to be paid as and when employees rendered the services. All short-term employee benefits are recognized as an expense unless another IFRS requires or permits the inclusion of the benefit in the cost of an asset.

A liability is recognized for benefits accruing to employees (such as wages and salaries and annual leave) after deducting any amount already paid.

(h)	Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs for which the grants are intended to compensate.

Government grants related to income that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss in the period in which they become receivable. Such grants are presented under other income.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(i)	Share-based payments

Equity-settled share-based payments transactions

Restricted ordinary shares granted to employees

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value of the equity-settled share-based payments determined at the grant date without taking into consideration all non-market vesting conditions is expensed on a straight-line basis over the vesting period.

When the restricted ordinary shares are vested, the amount previously recognized in share-based payment reserve will be transferred to share premium.

(j)	Property, plant and equipment

Property, plant and equipment are tangible assets that are held for use in the production or supply of goods or services, or for administrative purposes. Property, plant and equipment are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

Depreciation is recognized so as to write off the cost of assets less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

(k)	Intangible asset

Intangible asset acquired in a business combination

Intangible asset acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value at the acquisition date (which is regarded as their cost).

Subsequent to initial recognition, intangible asset acquired in a business combination with finite useful lives are reported at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible asset with finite useful lives is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(k)	Intangible asset - (Continued)

Intangible asset acquired in a business combination - (Continued)

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains and losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

(l)	Impairment on property, plant and equipment and intangible asset other than goodwill

At the end of the reporting period, the Group reviews the carrying amounts of its property, plant and equipment and intangible asset with finite useful lives to determine whether there is any indication that these assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount of property, plant and equipment and intangible asset are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

In testing a cash-generating unit for impairment, corporate assets are allocated to the relevant cash-generating unit when a reasonable and consistent basis of allocation can be established, or otherwise they are allocated to the smallest group of cash generating units for which a reasonable and consistent allocation basis can be established. The recoverable amount is determined for the cash-generating unit or group of cash-generating units to which the corporate asset belongs, and is compared with the carrying amount of the relevant cash-generating unit or group of cash-generating units.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit or the group of cash-generating units. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(l)	Impairment on property, plant and equipment and intangible asset other than goodwill - (Continued)

amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or the group of cash-generating units. An impairment loss is recognized immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit or a group of cash-generating units) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or a cash-generating unit or a group of cash-generating units) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

(m)	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit before tax because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(m)	Taxation - (Continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of each reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied to the same taxable entity by the same taxation authority.

Current and deferred tax are recognized in profit or loss.

(n)	Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instrument. All purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the market place.

Financial assets and financial liabilities are initially measured at fair value except for accounts receivable arising from contracts with customers which are initially measured in accordance with IFRS 15 Revenue from Contracts with Customers. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at FVTPL) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognized immediately in profit or loss.

The effective interest method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets

The Group’s financial assets consist of cash and cash equivalents, fiduciary bank balances, accounts and other receivables, amounts due from immediate holding company and fellow subsidiaries, and financial assets at FVTPL.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Classification and subsequent measurement of financial assets

Financial assets that meet the following conditions are subsequently measured at amortized cost:

•	the financial asset is held within a business model whose objective is to collect contractual cash flows; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets that meet the following conditions are subsequently measured at fair value through other comprehensive income (“FVTOCI”):

•	the financial asset is held within a business model whose objective is achieved by both selling and collecting contractual cash flows; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All other financial assets are subsequently measured at FVTPL.

A financial asset is held for trading if:

•	it has been acquired principally for the purpose of selling in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

In addition, the Group may irrevocably designate a financial asset that are required to be measured at the amortized cost or FVTOCI as measured at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

(i)	Amortized cost and interest income

Interest income is recognized using the effective interest method for financial assets measured subsequently at amortized cost. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired. For financial assets that have subsequently become credit-impaired, interest income is recognized by applying the effective interest rate to the amortized cost of the financial asset from the next reporting period. If the credit risk on the credit-impaired financial instrument improves so that the financial asset is no longer credit-impaired, interest income is recognized by applying the effective interest rate to the gross carrying amount of the financial asset from the beginning of the reporting period following the determination that the asset is no longer credit-impaired.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Classification and subsequent measurement of financial assets - (Continued)

(ii)	Financial assets at FVTPL

Financial assets that do not meet the criteria for being measured at amortized cost or FVTOCI or designated as FVTOCI are measured at FVTPL.

Financial assets at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss. The net gain or loss recognized in profit or loss includes any dividend or interest earned on the financial asset and is included in the “changes in fair value on financial assets measured at fair value through profit or loss” line item.

Impairment of financial assets

The Group performs impairment assessment under expected credit loss (“ECL”) model on financial assets (including accounts receivable, other receivables, amounts due from immediate holding company and fellow subsidiaries, fiduciary bank balances and bank balances) which are subject to impairment assessment under IFRS 9 Financial Instruments. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast, 12-month ECL (“12m ECL”) represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

The Group always recognizes lifetime ECL for accounts receivable.

For all other instruments, the Group measures the loss allowance equal to 12m ECL, unless there has been a significant increase in credit risk since initial recognition, in which case the Group recognizes lifetime ECL. The assessment of whether lifetime ECL should be recognized is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

(i)	Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Impairment of financial assets - (Continued)

(i)	Significant increase in credit risk - (Continued)

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

•	an actual or expected significant deterioration in the financial instrument’s external (if available) or internal credit rating;

•	significant deterioration in external market indicators of credit risk, e.g. a significant increase in the credit spread, the credit default swap prices for the debtor;

•	existing or forecast adverse changes in business, financial or economic conditions that are expected to cause a significant decrease in the debtor’s ability to meet its debt obligations;

•	an actual or expected significant deterioration in the operating results of the debtor;

•

an actual or expected significant adverse change in the regulatory, economic, or technological environment of the debtor that results in a significant decrease in the debtor’s ability to meet its debt obligations.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Group has reasonable and supportable information that demonstrates otherwise.

Despite the aforegoing, the Group assumes that the credit risk on a debt instrument has not increased significantly since initial recognition if the debt instrument is determined to have low credit risk at the reporting date. A debt instrument is determined to have low credit risk if (i) it has a low risk of default, (ii) the borrower has a strong capacity to meet its contractual cash flow obligations in the near term and (iii) adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfill its contractual cash flow obligations. The Group considers a debt instrument to have low credit risk when it has an internal or external credit rating of “investment grade” as per globally understood definitions.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Impairment of financial assets - (Continued)

(ii)	Definition of default

For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collaterals held by the Group).

Irrespective of the above, the Group considers that default has occurred when a financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

(iii)	Credit-impaired financial assets

A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

(a)	significant financial difficulty of the issuer or the borrower;

(b)	a breach of contract, such as a default or past due event;

(c)

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider; or

(d)	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

(iv)	Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings, or in the case of accounts receivable, when the amounts are over 3 years past due, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off constitutes a derecognition event. Any subsequent recoveries are recognized in profit or loss and are included in “other gains and losses, net”.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Impairment of financial assets - (Continued)

(v)	Measurement and recognition of ECL

The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data and forward-looking information. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risks of default occurring as the weights. The Group uses a practical expedient in estimating ECL on commission receivables from insurance brokerage using a provision matrix taking into consideration historical credit loss experience, adjusted for forward looking information that is available without undue cost or effort.

Generally, the ECL is the difference between all contractual cash flows that are due to the Group in accordance with the contract and the cash flows that the Group expects to receive, discounted at the effective interest rate determined at initial recognition.

Lifetime ECL for certain commission receivables from insurance brokerage are considered on a collective basis taking into consideration past due information and relevant credit information such as forward looking macroeconomic information, including the recent local unemployment rate.

For collective assessment, the Group takes into consideration the following characteristics when formulating the grouping:

•	Past-due status;

•	Nature, size and industry of debtors; and

•	External credit ratings where available.

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit-impaired, in which case interest income is calculated based on amortized cost of the financial asset.

The Group recognizes an impairment gain or loss in profit or loss for all financial instruments by adjusting their carrying amount, with the exception of accounts receivable where the corresponding adjustment is recognized through a loss allowance account.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial assets - (Continued)

Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Financial liabilities and equity

The Group’s financial liabilities include clients’ monies held on trust, accounts and other payable and amounts due to immediate holding company and fellow subsidiaries.

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

Financial liabilities at amortized cost

Financial liabilities including amounts due to immediate holding company and fellow subsidiaries, clients’ monies held on trust, accounts payable and other payables are subsequently measured at amortized cost, using the effective interest method.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, canceled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	BASIS OF PREPARATION AND PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

4.2	Significant accounting policies - (Continued)

(n)	Financial instruments - (Continued)

Financial liabilities and equity - (Continued)

Derecognition of financial liabilities - (Continued)

Derivative financial instruments

Derivatives are initially recognized at fair value at the date when derivative contracts are entered into and are subsequently remeasured to their fair value at the end of the reporting period. The resulting gain or loss is recognized in profit or loss.

Offsetting a financial asset and a financial liability

A financial asset and a financial liability are offset and the net amount is presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the recognized amounts; and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

(o)	Cash and cash equivalents

Cash and cash equivalents represented cash and bank balances which carry interest at prevailing market interest rate.

(p)	Fiduciary bank balances

The fiduciary bank balances are in relation to the money deposited by clients in the course of the conduct of the regulated activities under insurance brokerage business. These clients’ monies are maintained in segregated bank accounts. The Group acts as an agent in placing the insurable risks of their clients with insurers and, as such, generally is not entitled to the premiums or liable for claims arising from such transactions. Other than the commissions earned on the transaction which is recognized as revenue of the Group, the Group does not recognize other amounts received from clients in its profit or loss. The clients’ money is recognized in fiduciary bank balances and a corresponding deposit liability is established in favor of the insurer or the policyholder and recognized on the consolidated statements of financial position as clients’ monies held on trust. However, the Group does not have a currently enforceable right to offset those payables with the deposits placed and the Group is entitled to retain the interest income on any cash balances arising from these transactions.

5.	KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in note 4, the Company is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

5.	KEY SOURCES OF ESTIMATION UNCERTAINTY - (CONTINUED)

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of each reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Estimated impairment of goodwill and intangible asset

Determining whether goodwill and intangible asset are impaired requires an estimation of the recoverable amount of the cash-generating unit to which goodwill and intangible asset have been allocated, which is the higher of the value in use or fair value less costs of disposal. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate the present value. Where the actual future cash flows are less than expected, or change in facts and circumstances which results in downward revision of future cash flows or upward revision of discount rate, a material impairment loss or further impairment loss may arise.

As at April 30, 2021, the carrying amount of goodwill is HK$58,675 and the carrying amounts of intangible asset subject to impairment assessment under the same cash-generating unit was HK$40,411.

Fair value measurement of unquoted equity instruments

Financial assets at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss. The net gain or loss recognized in profit or loss includes any dividend or interest earned on the financial asset and is included in the “changes in fair value on financial assets measured at fair value through profit or loss” line item.

Certain of the Group’s unquoted equity instruments are measured at fair value with fair value being determined based on significant unobservable inputs using valuation techniques. Judgment and estimation are required in establishing the relevant valuation techniques and the relevant inputs thereof. Whilst management considers these valuations are the best estimates, the ongoing COVID-19 pandemic has resulted in greater market volatility and may cause further disruptions to the investees’ businesses, which have led to higher degree of uncertainties in respect of the valuations. Changes in assumptions relating to these factors could result in material adjustments to the fair value of these instruments.

In determining the fair value of unquoted equity instruments measured at fair value with fair value being determined based on significant unobservable inputs using valuation techniques, management relied in part on valuation reports prepared by independent valuers based on data management provided. These valuation reports provided management with guidelines in determining the fair value, but the determination was made by management.

The assumptions used to derive such fair values of unquoted equity instruments include the recent transaction price, probability of IPO, redemption and liquidation, the risk-free interest rate and expected volatility.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

6.	REVENUE

(i)	Disaggregation of revenue from contracts with customers

Year ended April 30, 2019

Segments	SpiderNet ecosystem solutions	Digital financial services	Total
	HK$	HK$	HK$
Types of services
SpiderNet ecosystem solutions services	5,883	—	5,883
Insurance brokerage services	—	8,671	8,671

Total	5,883	8,671	14,554

Timing of revenue recognition
A point in time	—	8,671	8,671
Over time	5,883	—	5,883

Total	5,883	8,671	14,554

Year ended April 30, 2020

Segments	SpiderNet Ecosystem solutions	Digital financial services	Total
	HK$	HK$	HK$
Types of services
SpiderNet ecosystem solutions services	157,678	—	157,678
Insurance brokerage services	—	9,869	9,869

Total	157,678	9,869	167,547

Timing of revenue recognition
A point in time	—	9,869	9,869
Over time	157,678	—	157,678

Total	157,678	9,869	167,547

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

6.	REVENUE - (CONTINUED)

(i)	Disaggregation of revenue from contracts with customers - (Continued)

Year ended April 30, 2021

Segments	SpiderNet Ecosystem solutions	Digital financial services	Total
	HK$	HK$	HK$
Types of services
SpiderNet ecosystem solutions services	184,095	—	184,095
Insurance brokerage services	—	11,721	11,721

Total	184,095	11,721	195,816

Timing of revenue recognition
A point in time	—	11,721	11,721
Over time	184,095	—	184,095

Total	184,095	11,721	195,816

(ii)	Transaction price allocated to the remaining performance obligation for contracts with customers

The expected timing of recognizing revenue for the transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at April 30, 2019, 2020 and 2021 are as follows:

	SpiderNet ecosystem solutions income
	2019	2020	2021
	HK$	HK$	HK$
Within one year	2,033	94,597	173,924
More than one year but not more than two years	—	46,224	62,111
More than two years	—	11,372	5,317

	2,033	152,193	241,352

7.	OPERATING SEGMENTS

Information reported to the Chief Executive Officer, being the chief operating decision maker (“CODM”), for the purposes of resource allocation and assessment of segment performance focuses on types of goods or services delivered or provided.

Specifically, the Group’s reportable segments under IFRS 8 are as follows:

(a)

The SpiderNet ecosystem solutions segment: The Group provides its institutional and corporate clients with exclusive, paid access to the AMTD SpiderNet ecosystem to enhance their investor communication, investor relations and corporate communication to potentially maximize their valuation;

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

7.	OPERATING SEGMENTS - (CONTINUED)

(b)	The digital financial services segment: The Group provides primarily corporate clients with insurance brokerage services; and

(c)

Corporate: The Group includes in the Corporate category (i) the digital media, content, and marketing business in which the Group creates and promotes digital solutions content by investing in and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020; and (ii) the investments in innovative technology companies which operate digital non-financial license businesses through strategic investments.

Segment revenues and results

The following is an analysis of the Group’s revenues and results by reportable segments:

For the year ended April 30, 2019

	SpiderNet ecosystem solutions	Digital financial services	Corporate	Consolidated
	HK$	HK$	HK$	HK$
Segment revenues
Revenue from external customers	5,883	8,020	—	13,903
Revenue from related parties	—	651	—	651

	5,883	8,671	—	14,554

Changes in fair value on financial assets measured at FVTPL	—	—	19,319	19,319

Segment profits	1,945	1,863	19,062	22,870
Unallocated other income				252
Unallocated other gains				1,132
Unallocated corporate expenses				(2,103)

Profit before tax				22,151

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

7.	OPERATING SEGMENTS - (CONTINUED)

Segment revenues and results - (Continued)

For the year ended April 30, 2020

	SpiderNet ecosystem solutions	Digital financial services	Corporate	Consolidated
	HK$	HK$	HK$	HK$
Segment revenues
Revenue from external customers	157,678	9,301	—	166,979
Revenue from related parties	—	568	—	568

	157,678	9,869	—	167,547

Changes in fair value on financial assets measured at FVTPL	—	—	43,592	43,592

Segment profits	140,134	4,765	43,291	188,190
Unallocated:
Other gains and losses				(5,586)
Corporate expenses				(557)

Profit before tax				182,047

For the year ended April 30, 2021

	SpiderNet ecosystem solutions	Digital financial services	Corporate	Consolidated
	HK$	HK$	HK$	HK$
Segment revenues
Revenue from external customers	176,628	11,157	—	187,785
Revenue from related parties	7,467	564	—	8,031

	184,095	11,721	—	195,816

Changes in fair value on financial assets measured at FVTPL	—	—	70,291	70,291

Segment profits	144,276	1,084	70,800	216,160
Unallocated:
Other gains and losses				(306)
Corporate expenses				(19,602)

Profit before tax				196,252

The accounting policies of the operating segments are the same as the Group’s accounting policies described in note 4. Segment profit represents the profit earned by each segment without allocation of other income, other gains and losses, corporate expenses, including central administration costs and directors’ emoluments. This is the measure reported to the CODM for the purposes of resource allocation and performance assessment.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

7.	OPERATING SEGMENTS - (CONTINUED)

Segment revenues and results - (Continued)

The CODM makes decisions according to operating results of each segment. No analysis of segment asset and segment liability is presented as the CODM does not regularly review such information for the purposes of resources allocation and performance assessment. Therefore, only segment revenue and segment results are presented.

Geographical information

During the years ended April 30, 2019 and 2020, the Group’s operations are located in Hong Kong. All of the Group’s revenue from external customers, based on the location of services, and the Group’s non-current assets, based on the location of assets, are allocated to Hong Kong.

During the year ended April 30, 2021, the Group’s operations are located in Hong Kong and Singapore. The Group’s revenue from external customers, based on the location of services, of HK$193,483 and HK$2,333 are allocated to Hong Kong and Singapore, respectively. The Group’s non-current assets, based on the location of assets, of HK$50 and HK$110,644 are allocated to Hong Kong and Singapore, respectively.

Note:	Non-current assets excluded financial instruments.

Information about major customers

Revenue from customers of the corresponding years contributing over 10% of the total sales of the Group are as follows:

	2019	2020		2021
	HK$	HK$		HK$
Customer A1	N/A	38,911		N/A	[3]
Customer B1	N/A	27,456		N/A
Customer C1	N/A	22,701		N/A	[3]
Customer D1	N/A	22,044		22,009
Customer E1	N/A	19,570		N/A	[3]
Customer F1	3,333	N/A	[3]	N/A	[3]
Customer G2	2,457	N/A	[3]	N/A	[3]

[1]	Revenue from SpiderNet ecosystem solutions segment
[2]	Revenue from SpiderNet ecosystem solutions segment and digital financial services segment
[3]	Revenue by this customer is less than 10% of the total revenue

In addition, the Company provided SpiderNet ecosystem solutions services to its non-controlling shareholders with revenue recognized of nil, HK$18,964 and HK$38,828 for the years ended April 30, 2019, 2020 and 2021, respectively.

8.	CHANGES IN FAIR VALUE ON FINANCIAL ASSETS MEASURED AT FVTPL

	2019	2020	2021
	HK$	HK$	HK$
Changes in fair value on financial assets at FVTPL	19,319	43,592	70,291

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

9.	OTHER INCOME

	2019	2020	2021
	HK$	HK$	HK$
Bank and other interest income	175	—	143
Government grant (note)	—	—	1,176
Others	77	—	4

	252	—	1,323

Note:

During the year ended April 30, 2021, the Group recognized government grants of HK$1,176 in respect of COVID-19-related subsidies relates to employment support programs provided by the Hong Kong and Singapore government.

10.	OTHER GAINS AND LOSSES, NET

	2019	2020	2021
	HK$	HK$	HK$
Net exchange gain (loss)	1,132	343	(377)
Recovery of accounts receivable written off	926	—	71
Change in fair value on derivative financial liabilities (note 23(iii))	—	(5,929)	—

	2,058	(5,586)	(306)

11.	INCOME TAX EXPENSE

	2019	2020	2021
	HK$	HK$	HK$
Hong Kong Profits Tax
- Current tax	731	23,715	25,455
- Overprovision in prior years	(124)	—	(20)
Deferred tax (note 22)	—	—	(824)

	607	23,715	24,611

Under the two-tiered profits tax rates regime in Hong Kong, the first HK$2 million of profits of the qualifying group entity is taxed at 8.25%, and profits above HK$2 million is taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime continue to be taxed at a flat rate of 16.5%.

Singapore CIT is calculated at 17.0% on the estimated assessable profit. No provision for taxation in Singapore has been made as the relevant group entities have no assessable profits during the years ended April 30, 2019, 2020 and 2021.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

11.	INCOME TAX EXPENSE - (CONTINUED)

The income tax expense for the year can be reconciled to the profit before tax per the consolidated statements of profit or loss and other comprehensive income as follows:

	2019	2020	2021
	HK$	HK$	HK$
Profit before tax	22,151	182,047	196,252

Tax at the domestic income tax rate of 16.5%	3,655	30,038	32,382
Tax effect of income not taxable for tax purpose	(3,209)	(7,820)	(16,719)
Tax effect of expenses not deductible for tax purpose	632	2,310	7,505
Tax effect of tax losses not recognized	—	—	1,565
Utilization of tax losses previously not recognized	(342)	(809)	—
Overprovision in prior years	(124)	—	(20)
Effect of different tax rates of subsidiaries operating in other jurisdictions	—	—	(70)
Others	(5)	(4)	(32)

Income tax expense for the year	607	23,715	24,611

The Group has unused tax losses of HK$4,906, nil and HK$9,795 at April 30, 2019, 2020 and 2021, available for offset against future profits, respectively. No deferred tax asset has been recognized in respect of these tax losses due to the unpredictability of future profit streams. The tax losses may be carried forward indefinitely.

12.	PROFIT FOR THE YEAR

Profit for the year has been arrived at after charging:

	2019	2020	2021
	HK$	HK$	HK$
Directors’ emoluments
Salaries, allowances and other benefits	—	2,041	4,420
Retirement benefit scheme contributions (note)	—	53	68
Staff costs
Salaries, allowances and other benefits	8,758	12,640	42,311
Retirement benefit scheme contributions (note)	411	434	1,227
Depreciation and amortization	—	—	4,896

Note:

The Group operates a Mandatory Provident Fund Scheme and Central Provident Fund Scheme for all qualifying employees in Hong Kong and Singapore, respectively. The assets of the schemes are held separately from those of the Group, in funds under the control of trustees.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

13.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to owners of the Company is based on the following data:

Earnings figures are calculated as follows:	2019	2020	2021
	HK$	HK$	HK$
Earnings for the purpose of basic and diluted earnings per share	17,601	151,362	177,865

Number of shares	2019	2020	2021
Weighted average number of ordinary shares for the purpose of basic earnings per share	36,800,000	40,152,697	52,919,515
Effect of dilutive potential ordinary shares-restricted ordinary shares (note 23)	—	—	7,185

Weighted average number of ordinary shares for the purpose of diluted earnings per share	36,800,000	40,152,697	52,926,700

The weighted average number of ordinary shares for the purpose of calculating basic earnings per share has been determined on the assumption that the Reorganization and share split became effective/completed on May 1, 2018.

14.	ACQUISITION OF A SUBSIDIARY

On August 3, 2020, the Group acquired 51% of the issued share capital of PolicyPal for a consideration of US$3,000 (equivalent to approximately HK$23,259) in cash and 702,765 of Class A ordinary shares of the Company. This acquisition has been accounted for using the acquisition method. The amount of goodwill arising as a result of the acquisition was HK$58,675. PolicyPal operates a digital insurance brokerage business under direct insurance and exempt financial adviser license issued by the Monetary Authority of Singapore (“MAS”) in relation to advising on investment products that are life policies and arranging of life policies in Singapore, other than for reinsurance. The acquisition of PolicyPal, which is included in the digital financial services segment, was in line with the Group’s digital financial services strategy.

Consideration transferred:

HK$
Cash	23,259
Equity instruments issued	67,664

Total	90,923

As part of the consideration for the acquisition of PolicyPal, 702,765 of Class A ordinary shares of the Company were issued. The fair value of the ordinary shares of the Company is determined with assistance from an independent valuation firm. Details of the movement of share capital are set out in note 23 (vi).

Acquisition-related costs amounting to HK$52 have been excluded from the consideration transferred and have been recognized as an expense, within the other expenses line item in the consolidated statement of profit or loss and other comprehensive income for the year ended April 30, 2021.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

14.	ACQUISITION OF A SUBSIDIARY - (CONTINUED)

Assets acquired and liabilities recognized at the date of acquisition:

HK$
Property, plant and equipment	30
Intangible asset	45,260
Accounts and other receivables	293
Bank balances and cash	43,988
Accounts and other payables	(18,597)
Deferred tax liabilities	(7,694)

63,280

The gross contractual amounts of those trade and other receivables acquired amounted to HK$293. The best estimate at the date of acquisition of the contractual cash flows not expected to be collected amounted to HK$nil.

The intangible asset represents the developed technology. Such intangible asset is amortized on a straight-line basis over 7 years.

Goodwill arising on acquisition:

HK$
Consideration transferred	90,923
Plus: non-controlling interests (49% in PolicyPal)	31,032
Less: net assets acquired	(63,280)

Goodwill arising on acquisition	58,675

The non-controlling interests (49%) in PolicyPal recognized at the acquisition date was measured at their proportionate share of net assets acquired.

Goodwill arose in the acquisition of PolicyPal because the cost of the combination included a control premium. In addition, the consideration paid for the acquisition effectively included amounts in relation to the benefit of expected synergies, revenue growth, future market development and the assembled workforce of PolicyPal. These benefits are not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible asset.

None of the goodwill arising on these acquisitions is expected to be deductible for tax purposes.

Net cash inflow on acquisition of PolicyPal:

HK$
Cash consideration paid	(23,259)
Less: cash and cash equivalents balances acquired	43,988

20,729

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

14.	ACQUISITION OF A SUBSIDIARY - (CONTINUED)

Impact of the acquisition on the results of the Group:

The profit of the Group for the year ended April 30, 2021 includes loss of HK$8,679 attributable from PolicyPal. Revenue of the Group for the year ended April 30, 2021 includes HK$2,333 attributable from PolicyPal.

Had the acquisition been completed on May 1, 2020, revenue for the year ended April 30, 2021 of the Group would have been HK$196,593, and profit for the year ended April 30, 2021 of the Group would have been HK$168,748. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of operations of the Group that actually would have been achieved had the acquisition been completed on May 1, 2020, nor is it intended to be a projection of future results.

In determining the pro-forma revenue and profit of the Group had PolicyPal been acquired at the beginning of the current year, the directors of the Company have calculated depreciation of plant and equipment and amortization of intangible asset acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognized in the pre-acquisition financial statements.

15.	GOODWILL

HK$
COST
At April 30, 2020	—
Arising in acquisition of PolicyPal (note 14)	58,675

At April 30, 2021	58,675

For the purpose of impairment testing, goodwill has been allocated to a cash-generating unit, PolicyPal. The recoverable amount of PolicyPal has been determined based on value in use calculation which uses cash flow projections based on financial budgets approved by management covering a 5-year period, and pre-tax discount rate of 26.74%. Cash flows beyond the 5-year period are extrapolated using a steady 1.5% growth rate. Other key assumptions for the value in use calculation relate to the estimation of cash inflows/outflows which include budgeted sales and gross margin and such estimation is based on PolicyPal’s past performance and management’s expectations for the market development. Based on the result of the assessment, management of the Group determined that the recoverable amount of the cash-generating unit is higher than the carrying amount. As at April 30, 2021, the Company determined that there is no impairment of goodwill.

Management believes that any reasonably possible changes in any of these assumptions would not cause the carrying amount of PolicyPal to exceed its recoverable amount.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

16.	INTANGIBLE ASSET

Developed technology
HK$
COST
At April 30, 2020	—
Acquired on acquisition of PolicyPal (note 14)	45,260

At April 30, 2021	45,260

AMORTIZATION
At April 30, 2020	—
Charge for the year	4,849

At April 30, 2021	4,849

CARRYING VALUE
At April 30, 2019	—

At April 30, 2020	—

At April 30, 2021	40,411

There are no activities during fiscal years ended April 30, 2019 and 2020 in intangible asset. The above intangible asset represents the developed technology acquired as part of the PolicyPal acquisition. Such intangible asset is amortized on a straight-line basis over 7 years.

17.	PROPERTY, PLANT AND EQUIPMENT

Computer equipment
HK$
COST
At April 30, 2020	—
Acquisition of a subsidiary (note 14)	30
Additions	173

At April 30, 2021	203

DEPRECIATION
At April 30, 2020	—
Provided for the year	47

At April 30, 2021	47

CARRYING VALUES
At April 30, 2019	—

At April 30, 2020	—

At April 30, 2021	156

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

17.	PROPERTY, PLANT AND EQUIPMENT - (CONTINUED)

There are no activities during fiscal years ended April 30, 2019 and 2020 in property, plant and equipment. The property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives as follows:

Computer equipment	5 years

18.	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	2019	2020	2021
	HK$	HK$	HK$
Unlisted equity securities (note (i))	518,849	208,696	212,851
Movie income right investments (note (ii))	—	—	81,101

	518,849	208,696	293,952

Notes:

(i)

The Company classified certain equity securities as non-current when Company considered that these equity securities are held for long-term purposes and would realize their performance potential in the long run. During the year ended April 30, 2021, additions of financial assets at FVTPL of HK$8,435 was paid by the immediate holding company on behalf of the Group. The amount due to immediate holding company were netted-off with amount due from immediate holding company during the year ended April 30, 2021 and details of which are set out in note 28.

(ii)

As of April 30, 2021, the financial assets at FVTPL of the Group includes movie income right agreements with a production house, which is an independent third party, of HK$81,101. In accordance to the relevant agreements, the Group is entitled to certain percentage of the profit to be derived from the release of the films upon entering into the agreement. The Group may be required to further contribute to the film program due to the budget overruns. Any agreed further contribution to the film program due to the budget overruns of the film program by the Group will be recognized as cost of financial assets at FVTPL. Consideration for acquisition of movie income right investments of HK$29,893 has not yet been settled by the Group and such amount is recognized as liability for consideration payable for acquisition of movie income right investment included in accounts and other payables on the consolidated statements of financial position.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

19.	ACCOUNTS AND OTHER RECEIVABLES

	2019	2020	2021
	HK$	HK$	HK$
Commission receivable from insurance brokerage	7,756	4,104	2,766
Accounts receivable arising from the SpiderNet ecosystem solutions business	9,333	6,960	66,655

Total accounts receivable	17,089	11,064	69,421

Consideration receivables on disposal of financial assets at FVTPL	739	36,425	—
Prepayments (note (i))	4,675	4,720	8,158
Note receivable (note (ii))	—	—	4,165
Loan receivable (note (iii))	—	—	2,361
Deferred issue costs	—	—	7,970
Prepayment for subscription of bond instrument (note (iv))	—	—	11,452
Other receivables	16,707	52	674

Prepayments and other receivables	22,121	41,197	34,780

	39,210	52,261	104,201

Presented as:
Current	39,210	52,261	88,584
Non-current	—	—	15,617

	39,210	52,261	104,201

Notes:

(i)

As of April 30, 2021, prepayments mainly included employment incentive paid to the employees amounting to HK$6,852 which are paid at the beginning of the employment contracts, and repayable on a pro rata basis upon early termination of the employment contracts. Such amounts are amortized over the relevant period on a straight line basis accordingly.

(ii)

As of April 30, 2021, the amount represented a note receivable from an independent third party. The balance is unsecured, carried at fixed interest rate of 8% and repayable in 2 years. Such amount was paid by the immediate holding company on behalf of the Group.

(iii)	As of April 30, 2021, the amount represented a loan receivable from an independent third party. The balance is unsecured, carried at fixed interest rate of 8% and repayable in 1 year.
(iv)

As of April 30, 2021, the immediate holding company made a prepayment of HK$11,452 on behalf of the Group to an independent third party to subscribe for its bond instrument. Such amount was recorded as amount due to immediate holding company.

As at May 1, 2018, commission receivable from insurance brokerage and accounts receivable arising from the SpiderNet ecosystem solutions business from contracts with customers amounted to HK$7,911 and HK$4,000, respectively.

The Group allows a credit period of up to 15 days to its commission receivable arising from insurance brokerage business and a credit period of ranging from 0 to 90 days to its accounts receivable arising from the SpiderNet ecosystem solutions business for the demand note issued according to the payment schedules. As at April 30, 2019, 2020 and 2021, included in the Group’s accounts receivable balance were debtors with aggregate carrying amounts of HK$13,756, HK$4,104 and HK$2,766, which were past due as at the reporting date. At April 30, 2019, 2020 and 2021, out of the past due balances, HK$11,545, HK$1,404 and HK$2,334, respectively, had been past due 90 days or more. The management assessed that there have been

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

19.	ACCOUNTS AND OTHER RECEIVABLES - (CONTINUED)

no significant increase in credit risk nor default because of the background of the debtors and historical payment arrangement with these debtors. The Group does not hold any collateral over these balances.

Details of impairment assessment of trade and other receivables are set out in note 26b.

20.	ACCOUNTS AND OTHER PAYABLES

	2019	2020	2021
	HK$	HK$	HK$
Accounts payable arising from insurance brokerage	986	51	111
Consideration payable for acquisition of movie income right investments	—	—	29,893
Amount due to a former fellow subsidiary (note)	19,966	—	—
Other payables and accruals	262	374	1,003
Accrued issue cost	—	—	7,970

	21,214	425	38,977

Note:

As of April 30, 2019, the amount represented non-trade balance payable to a former fellow subsidiary, which become an independent third party on June 30, 2018. The balance is unsecured, interest-free and repayable on demand.

The average credit period for the accounts payable arising from insurance brokerage is 30 days.

21.	CONTRACT LIABILITIES

	2019	2020	2021
	HK$	HK$	HK$
SpiderNet ecosystem solutions income	367	60,998	70,313

Presented as:
Current	367	35,722	39,121
Non-current	—	25,276	31,192

	367	60,998	70,313

The Group had no contract liabilities as at May 1, 2018.

Contract liabilities are classified as current and non-current based on the Group’s earliest obligation to transfer services to the customers.

The following table shows how much of the revenue recognized relates to carried-forward contract liabilities.

	2019	2020	2021
	HK$	HK$	HK$
SpiderNet ecosystem solutions income
Revenue recognized that was included in the contract liability balance at the beginning of the year	—	367	35,722

Typical payment terms which impact on the amount of contract liabilities recognized are set out in note 6(ii).

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

22.	DEFERRED TAX LIABILITY

The following is the deferred tax liability recognized and movements thereon during the current year:

Intangible asset
HK$
At May 1, 2018, April 30, 2019 and April 30, 2020	—
Acquisition of a subsidiary (note 14)	7,694
Credited to profit or loss (note 11)	(824)

At April 30, 2021	6,870

23.	SHARE CAPITAL

For the purpose of presenting the combined capital of the Group prior to the completion of the Reorganization as disclosed in note 2, the balance at May 1, 2018 and April 30, 2019 represented the aggregate amount of share capital of AMTD DI I, AMTD DI III, AMTD BI, AMTD DM, AMTD RS and AMTD IS.

The share capital as at April 30, 2020 and 2021 represented the issued share capital of the Company.

	Class A Ordinary shares		Class B Ordinary shares		Total
	Number of shares	Share capital	Number of shares	Share capital	Number of shares	Share capital
		HK$		HK$		HK$
Ordinary shares of US$0.0001 each
Authorized
At April 30, 2020 and April 30, 2021	8,000,000,000	6,200,000	2,000,000,000	1,550,000	10,000,000,000	7,750,000

Issued and fully paid
At May 1, 2019	—	—	—	—	—	—
Issuance upon incorporation (note (i))	—	—	1	—	1	—
Share split (note (i))	—	—	9,999	—	9,999	—
Issuance of shares (note (ii))	9,500,000	7	38,790,000	30	48,290,000	37
Exercise of warrants (note (iii))	1,226,667	1	—	—	1,226,667	1

At April 30, 2020	10,726,667	8	38,800,000	30	49,526,667	38
Issuance of shares (notes (iv) and (viii))	17,350,000	13	—	—	17,350,000	13
Share-based compensation (note (v))	38,710	—	—	—	38,710	—
Acquisitions of subsidiaries (note (vi))	702,765	1	—	—	702,765	1
Transfer of shares (note (vii))	14,598,000	11	(14,598,000)	(11)	—	—

At April 30, 2021	43,416,142	33	24,202,000	19	67,618,142	52

Notes:

(i)

Upon the incorporation of the Company in September 2019, the Company issued one ordinary share to the controlling shareholder. In December 2019, the Company effected a 1-to-10,000 share split, following which one issued ordinary share was subdivided into 10,000 ordinary shares and re-designated as Class B ordinary share.

(ii)	On December 18, 2019, the Company issued 36,790,000 shares of Class B ordinary shares to the controlling shareholder at par value of US$0.0001 (equivalent to approximately HK$0.00078) for an

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

23.	SHARE CAPITAL - (CONTINUED)

aggregation consideration of US$4 (equivalent to approximately HK$29) in exchange for the equity in all the transferred subsidiaries as part of the reorganization.

Between December 31, 2019 and March 13, 2020, the Company issued 9,500,000 shares of Class A ordinary shares to third party investors and 2,000,000 shares of Class B ordinary shares to a non-controlling shareholder of the immediate holding company for an aggregate consideration of US$115,000 (equivalent to approximately HK$898,045).

(iii)

On December 19, 2019, the Company issued warrants to an independent third party for an aggregate consideration of US$1,500 (approximately equivalent to HK$11,742), with a total exercise price of US$10,000 (equivalent to approximately HK$77,963) for 3.23% equity interest of the Company which was recognized as derivative financial liabilities. The changes in fair value of the warrants from date of issuance to date of exercise amounting to HK$5,929 was recognized as a loss in the consolidated statement of profit or loss and other comprehensive income for the year ended April 30, 2020. On March 10, 2020, the warrant holder exercised the warrants in full and paid an amount of US$10,000 (equivalent to approximately HK$77,963) for 1,226,667 shares of Class A ordinary shares. It resulted in the increase in share capital of HK$1 and share premium of HK$95,633. As at April 30, 2020, the Company had no warrants outstanding.

(iv)

Between May 13, 2020 and August 3, 2020, the Company issued 350,000 shares of Class A ordinary shares to third party investors for an aggregate consideration of US$3,500 (equivalent to approximately HK$27,126).

(v)

On August 3, 2020, the Company granted 38,710 shares of Class A ordinary shares with an aggregated grant date fair value of HK$3,728, which has a vesting period of 3 years, to a personnel of the Company. A share-based payment expense amounting to HK$932 was recognized in the consolidated financial statements during the year ended April 30, 2021. As of April 30, 2021, no restricted shares are vested and there are 38,710 shares which are unvested and expected to vest. There were HK$2,796 of unrecognized share-based compensation expenses related to these unvested restricted shares which are expected to be recognized over a weighted-average period of 2.27 years as of April 30, 2021. The grant date fair value of the Class A ordinary shares is determined based on recent transaction price.

(vi)

The Company issued 702,765 Class A ordinary shares to certain shareholders of PolicyPal, together with a cash consideration, in exchange for 51% of the equity interest of PolicyPal Pte. Ltd on August 3, 2020. Details of the acquisition of subsidiary are set out in note 14.

(vii)

On June 26, 2020, the immediate holding company of the Company converted its 14,598,000 Class B ordinary shares to Class A ordinary shares. The immediate holding company then transferred its 2,441,000 Class A ordinary shares to AMTD Assets Alpha Group, a fellow subsidiary of the Company, 2,441,000 Class A ordinary shares to AMTD Education Group, a fellow subsidiary of the Company, and 9,716,000 Class A ordinary shares to AMTD IDEA Group. a fellow subsidiary of the Company, respectively.

(viii)

On March 8, 2021, the Company issued 8,500,000 Class A ordinary shares to AMTD Assets Alpha Group, a fellow subsidiary of the Company, and 8,500,000 Class A ordinary shares to AMTD Education Group, a fellow subsidiary of the Company, for cash considerations of US$85,000 (equivalent to approximately HK$659,923) and US$85,000 (equivalent to approximately HK$659,923), respectively.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

24.	NON-CONTROLLING INTERESTS

Share of net assets of subsidiaries
HK$
As May 1, 2018	23,167
Share of profit for the year	3,943

At April 30, 2019	27,110
Share of profit for the year	6,970
Acquisition of non-controlling interest of subsidiaries (note)	(34,080)

At April 30, 2020	—
Share of loss for the year	(6,224)
Exchange differences arising on translation of foreign operations	378
Acquisition of subsidiaries (note 14)	31,032

At April 30, 2021	25,186

Note:

As disclosed in note 2, in December 2019, AMTD Group acquired the remaining 20.87% equity interests in AMTD SCG from non-controlling shareholders. AMTD Group then transferred 100% equity interests in AMTD RS, AMTD RSG, AMTD IS and AMTD PISG from AMTD SCG to the Company. The non-controlling interests amounting to HK$34,080 which represented 20.87% of total net assets of AMTD RS, AMTD RSG, AMTD IS and AMTD PISG were reclassified into parent’s net investments as a deemed contribution from AMTD Group and constituted as non-cash transaction.

25.	CAPITAL RISK MANAGEMENT

The Group manages its capital to ensure that the Group will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of debt and equity balance. The Group’s overall strategy remained unchanged throughout the years ended April 30, 2019, 2020 and 2021.

The capital structure of the Group consists of net debt, which includes amounts due to its holding company and fellow subsidiaries disclosed in note 27, net of cash and cash equivalents, and equity attributable to owners of the Company, comprising issued share capital, retained earnings and capital reserves.

26.	FINANCIAL INSTRUMENTS

a	Categories of financial instruments

	2019	2020	2021
	HK$	HK$	HK$
Financial assets
Financial assets at FVTPL	518,849	208,696	293,952
Amortized cost	5,368,124	3,381,646	2,646,297

Financial liabilities
Amortized cost	5,770,234	2,237,272	48,088

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies

The Group’s major financial instruments include accounts receivable, other receivables, financial assets at FVTPL, bank balances and cash, fiduciary bank balances, amounts due from (to) immediate holding company and fellow subsidiaries, clients’ monies held on trust, accounts payable and other payables and accruals. Details of the financial instruments are disclosed in respective notes. The risks associated with these financial instruments include market risk (currency risk, interest rate risk and other price risk), credit risk and liquidity risk. The policies on how to mitigate these risks are set out below. The management of the Group manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Market risk

(i)	Currency risk

Certain transactions of the Group are denominated in foreign currencies which are different from the functional currency and therefore the Group is exposed to foreign currency risk. The Group currently does not have a foreign currency hedging policy. However, management monitors foreign exchange exposure and will consider hedging significant foreign exchange exposure should the need arise.

For the entities of which their functional currency is HK$ while holding assets denominated in US$, the directors of the Company consider that as HK$ is pegged to US$, the Group is not subject to significant foreign currency risk from change in foreign exchange rate of HK$ against US$.

In the opinion of management of the Group, the expected change in foreign exchange rate will not have significant impact on the carrying amount of the foreign currency denominated monetary assets and liabilities, hence sensitivity analysis is not presented.

(ii)	Interest rate risk

The Group is also exposed to cash flow interest rate risk in relation to variable rate fiduciary bank balances and bank balances. The Group’s exposure to cash flow interest rate risk in relation to variable-rate fiduciary bank balances and bank balances is limited given the current market interest rates on bank deposits are relatively low and stable.

(iii)	Other price risk

The Group is exposed to equity price risk through its investments in equity securities measured at FVTPL. The Group invested in certain unquoted equity securities for investees operating in digital and technology industry sector for long term strategic purposes which had been measured as FVTPL. The Group has appointed a special team to monitor the price risk and will consider hedging the risk exposure should the need arise.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Market risk - (Continued)

Sensitivity analysis

The sensitivity analyzes have been determined based on the exposure to equity price risk at the reporting date. If the prices of the respective equity instruments had been 3% higher/lower, the pre-tax profit for the years ended April 30, 2019, 2020 and 2021 would increase/decrease by HK$2,589, HK$2,324 and HK$300, respectively, as a result of the changes in fair value of investments at FVTPL.

Credit risk and impairment assessment

Credit risk refers to the risk that the Group’s counterparties default on their contractual obligations resulting in financial losses to the Group. The Group’s credit risk exposures are primarily attributable to accounts receivable, other receivables, bank balances, fiduciary bank balances and amounts due from immediate holding company and fellow subsidiaries. The Group does not hold any collateral or other credit enhancements to cover its credit risks associated with its financial assets.

The Group performed impairment assessment for financial assets under ECL model. Information about the Group’s credit risk management, maximum credit risk exposures and the related impairment assessment, if applicable, are summarized as below:

Commission receivable arising from the insurance brokerage business and accounts receivable arising from the SpiderNet ecosystem solutions business

Before accepting any new customer, the Group uses an internal credit scoring system to assess the potential customer’s credit quality and defines credit limits by customer. Limits and scoring attributed to customers are reviewed twice a year. Other monitoring procedures are in place to ensure that follow-up action is taken to recover overdue debts. In this regard, the management considers that the Group’s credit risk is significantly reduced.

The Group has concentration of credit risk as 43%, 5% and 30% of the commission receivable arising from the insurance brokerage business due from the Group’s five largest customers as at April 30, 2019, 2020 and 2021, respectively. The Group has concentration of credit risk as 100%, 21% and 50% of the accounts receivable arising from the SpiderNet ecosystem solutions business due from the Group’s five largest customers as at April 30, 2019, 2020 and 2021, respectively. In order to minimize the credit risk, the management of the Group has delegated a team responsible for determination of credit limits and credit approvals.

In addition, the Group performs impairment assessment under ECL model on commission receivable from insurance brokerage with significant balances or credit-impaired and accounts receivable arising from the SpiderNet ecosystem solutions business individually. The remaining commission receivable are assessed collectively and grouped based on shared credit risk characteristics by reference to the Group’s past due status of outstanding balances, nature, size and industry of debtors and external credit ratings. The Company assesses the ECL of commission receivable arising from the insurance brokerage business based on historical observed default rates over the expected life of the debtors and

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Credit risk and impairment assessment - (Continued)

Commission receivable arising from the insurance brokerage business and accounts receivable arising from the SpiderNet ecosystem solutions business - (Continued)

forward-looking information that is available without undue cost or effort. For the years ended April 30, 2019, 2020 and 2021, the Group assessed the ECL for commission receivable arising from the insurance brokerage business and accounts receivable arising from the SpiderNet ecosystem solutions business to be insignificant and thus no loss allowance is recognized.

Fiduciary bank balances and bank balances

Credit risk on fiduciary bank balances and bank balances is limited because the counterparties are reputable banks with high credit ratings assigned by international credit agencies. The Group assessed 12m ECL for fiduciary bank balances and bank balances by reference to information relating to probability of default and loss given default of the respective credit rating grades published by external credit rating agencies. Based on the average loss rates, the 12m ECL on fiduciary bank balances and bank balances is considered to be insignificant and therefore no loss allowance was recognized.

Amounts due from immediate holding company and fellow subsidiaries

The Group regularly evaluates the business performance of the immediate holding company and fellow subsidiaries. The Group’s credit risks in these balances are considered low due to the strong financial positions of these entities. The management believes that there are no significant increases in credit risk of these amounts since initial recognition and the Group provided impairment based on 12m ECL. For the years ended April 30, 2019, 2020 and 2021, the Group assessed the ECL for amounts due from immediate holding company and fellow subsidiaries to be insignificant and thus no loss allowance is recognized.

Consideration receivables and other receivables

For consideration receivables and other receivables, the Group regularly reviews the recoverable amount of each individual debtor to ensure that adequate impairment losses are recognized for irrecoverable debts. The Group performs impairment assessment under ECL model on such consideration receivables and other receivables individually. The Group believes that there is no significant increase in credit risk of these amounts since initial recognition and the Group provided impairment based on 12m ECL. For the years ended April 30, 2019, 2020 and 2021, the Group assessed the ECL for consideration receivables and other receivables are insignificant and thus no loss allowance is recognized.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Credit risk and impairment assessment - (Continued)

Consideration receivables and other receivables - (Continued)

The Group’s internal credit risk grading assessment comprises the following categories:

Internal credit rating	Description	Commission receivable from insurance brokerage and accounts receivable arising from the SpiderNet ecosystem solutions business	Other financial assets
Low risk	The counterparty has a low risk of default and usually settled within credit period	Lifetime ECL-not credit-impaired	12-month ECL

Doubtful	There have been significant increases in credit risk since initial recognition through information developed internally or external resources	Lifetime ECL-not credit-impaired	Lifetime ECL-not credit-impaired

Loss	There is evidence indicating the asset is credit-impaired	Lifetime ECL-credit-impaired	Lifetime ECL-credit-impaired

Write-off	There is evidence indicating that the debtor is in severe financial difficulty and the Group has no realistic prospect of recovery	Amount is written off	Amount is written off

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Credit risk and impairment assessment - (Continued)

Consideration receivables and other receivables - (Continued)

The table below details the credit risk exposures of the Group’s financial assets, which are subject to ECL assessment:

	Notes	Internal credit rating	12m ECL or lifetime ECL	2019 Gross carrying amount	2020 Gross carrying amount	2021 Gross carrying amount
				HK$	HK$	HK$
Financial assets at amortized costs
Commission receivable from insurance brokerage	19	(Note)	Lifetime ECL (provision matrix)	7,756	4,104	2,766
Accounts receivable arising from the SpiderNet ecosystem solutions business	19	(Note)	Lifetime ECL - not credit-impaired	9,333	6,960	66,655
Consideration receivables and other receivables	19	Normal risk	12-month ECL	17,446	36,477	674
Note receivable	19	Normal risk	12-month ECL	—	—	4,165
Loan receivable	19	Normal risk	12-month ECL	—	—	2,361
Amount due from immediate holding company	27	Normal risk	12-month ECL	1,740,393	2,352,472	2,138,708
Amounts due from fellow subsidiaries	27	Normal risk	12-month ECL	3,570,417	764,140	—
Cash and cash equivalents		Aa3	12-month ECL	5,764	196,210	416,420
Fiduciary bank balances		Normal risk	12-month ECL	17,015	21,283	14,548

				5,368,124	3,381,646	2,646,297

Note:

For commission receivable from insurance brokerage and accounts receivable arising from the SpiderNet ecosystem solutions business, the Group has applied the simplified approach in IFRS 9 to measure the loss allowance at lifetime ECL. The Group determines the ECL on commission receivable from insurance brokerage on a collective basis, grouped by internal credit rating. For accounts receivable arising from the SpiderNet ecosystem solutions business, the ECL is assessed on an individual basis.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Credit risk and impairment assessment - (Continued)

Consideration receivables and other receivables - (Continued)

The previously written off accounts receivable amounting to HK$926, nil and HK$71 had been recovered during the year ended April 30, 2019, 2020 and 2021, respectively.

The expected credit losses as at April 30, 2019, 2020 and 2021 were insignificant and no loss allowance was provided.

Liquidity risk

In managing the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

The following table details the Group’s remaining contractual maturity for its financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group may be required to pay. The maturity dates for non-derivative financial liabilities are based on the agreed repayment dates.

Liquidity tables

	Weighted average interest rate	On demand or less than 1 month	Total undiscounted cash flows	Carrying amount
		HK$	HK$	HK$
At April 30, 2019
Non-derivative financial liabilities
Non-interest bearing
Accounts payable	—	986	986	986
Clients’ monies held on trust	—	3,181	3,181	3,181
Other payables and accruals	—	20,228	20,228	20,228
Amount due to immediate holding company	—	3,202,600	3,202,600	3,202,600
Amounts due to fellow subsidiaries	—	2,543,239	2,543,239	2,543,239

		5,770,234	5,770,234	5,770,234

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

b.	Financial risk management objectives and policies - (Continued)

Liquidity risk - (Continued)

	Weighted average interest rate	On demand or less than 1 month	Total undiscounted cash flows	Carrying amount
		HK$	HK$	HK$
At April 30, 2020
Non-derivative financial liabilities
Non-interest bearing
Accounts payable	—	51	51	51
Clients’ monies held on trust	—	10,045	10,045	10,045
Other payables and accruals	—	374	374	374
Amount due to immediate holding company	—	281,282	281,282	281,282
Amounts due to fellow subsidiaries	—	1,945,520	1,945,520	1,945,520

		2,237,272	2,237,272	2,237,272

	Weighted average interest rate	On demand or less than 1 month	Total undiscounted cash flows	Carrying amount
		HK$	HK$	HK$
At April 30, 2021
Non-derivative financial liabilities
Non-interest bearing
Accounts payable	—	111	111	111
Clients’ monies held on trust	—	9,111	9,111	9,111
Consideration payable for acquisition of movie income right investments	—	29,893	29,893	29,893
Other payables and accruals	—	8,973	8,973	8,973

		48,088	48,088	48,088

c.	Fair value measurements of financial instruments

Some of the Group’s financial instruments are measured at fair value for financial reporting purposes. The management of the Company are responsible for determining the appropriate valuation techniques and inputs for fair value measurements.

In estimating the fair value, the Group uses observable market data to the extent it is available. Where Level 1 inputs are not available, the Group makes reference to the prices of recent transactions or engages third-party qualified valuers to perform the valuation.

The management of the Company works closely with the qualified external valuers to establish the appropriate valuation techniques and inputs to the model. The management reports the findings to the board of directors of the Company to explain the cause of fluctuations in the fair value.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

c.	Fair value measurements of financial instruments - (Continued)

(i)	Fair value of the Group’s financial assets that are measured at fair value on a recurring basis

The Group’s investments in private equity are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets are determined (in particular, the valuation technique(s) and inputs used).

Financial assets	Fair value as at			Fair value hierarchy	Valuation technique(s) and key inputs	Significant unobservable input(s)
	2019	2020	2021
	HK$	HK$	HK$

Financial assets at FVTPL - unlisted equity securities	86,301	77,464	9,990	Level 2	The fair values of unlisted equity investments are determined with reference to the recent transaction price of the investments.	N/A

	432,548	131,232	202,861	Level 3	Market approach - the option pricing model (“OPM”) backsolve approach was used to calculate the implied equity value of the investee. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM backsolve approach are the recent transaction price for one component of the capital structure, probability of IPO, redemption and liquidation, the risk-free interest rate and expected volatility.	Expected volatility ranged from 34.2% to 68.5% taking into account peer companies’ volatility used by market participants when pricing the investment (note (i)).

Movie income right investments	—	—	81,101	Level 3	Income approach - in this approach, the discounted cash flow method was used to capture the present value of the expected future economic benefits to be derived from the investments in these movie income right investment, based on an appropriate discount rate.

Discount rate, taking

into account weighted

average cost of capital

(WACC) determined

using a Capital Asset

Pricing Model ranged

from 10.40% - 12.59%

(note (ii)), expected ticket sales performance and expected movie production costs.

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

c.	Fair value measurements of financial instruments - (Continued)

(i)	Fair value of the Group’s financial assets that are measured at fair value on a recurring basis - (Continued)

Notes:

(i)

A change in the expected volatility used in isolation would result in a change in the fair value of the private equity investments. A 5% increase in the expected volatility holding all other variables constant would increase the carrying amount of the private equity investments by HK$295, HK$295 and HK$386 and decrease the carrying amount of the private equity investments by HK$604, HK$848 and HK$1,738 as at April 30, 2019, 2020 and 2021, respectively.

(ii)	A 5% increase/decrease in the discount rate holding all other variables constant would decrease/increase the carrying amount of the movie income right investments by HK$5,384 as at April 30, 2021.

Reconciliation of Level 3 fair value measurements

	Unlisted investments classified as equity instruments at FVTPL	Movie income right investments	Total
	HK$	HK$	HK$
At May 1, 2018	350,274	—	350,274
Total gains in profit or loss	3,786	—	3,786
Purchased	78,488	—	78,488

At April 30, 2019	432,548	—	432,548
Total gains in profit or loss	34,497	—	34,497
Disposals	(335,813)	—	(335,813)

At April 30, 2020	131,232	—	131,232
Total gains in profit or loss	70,344	647	70,991
Transfer from Level 2 to Level 3	77,464	—	77,464
Transfer from Level 3 to Level 1	(78,540)	—	(78,540)
Purchases	2,361	80,454	82,815

At April 30, 2021	202,861	81,101	283,962

The net unrealized gains of HK$3,786, HK$26,150 and HK$15,141 for the years included in profit or loss related to financial assets at FVTPL held at April 30, 2019, 2020 and 2021, respectively.

The investments of HK$77,464 were transferred from Level 2 to Level 3 category and the transfers are primarily attributable to changes in observability of valuation inputs in valuing these investments. Other than those disclosed above, there were no other transfer out of Level 2 and Level 3 during the year ended April 30, 2021.

The investments of HK$78,540 were transferred from Level 3 to Level 1 category and the transfers are primarily attributable to conversion of unlisted ordinary shares to the ordinary shares of the investee upon its listing on the Tokyo Stock Exchange on March 30, 2021. In April 2021,

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

26.	FINANCIAL INSTRUMENTS - (CONTINUED)

c.	Fair value measurements of financial instruments - (Continued)

(i)	Fair value of the Group’s financial assets that are measured at fair value on a recurring basis - (Continued)

the Company disposed of the aforesaid the equity investments for a cash consideration of HK$77,840, which resulted in an decrease in fair value of HK$700 from the date of transfer from Level 3 to Level 1 to the date of disposal. Other than those disclosed above, there were no other transfer out of Level 1 and Level 3 during the year ended April 30, 2021.

(ii)	Fair value of financial assets and financial liabilities that are not measured at fair value on a recurring basis

The Company considers that the carrying amount of the Group’s financial assets and financial liabilities recorded at amortized cost in the consolidated financial statements approximate their fair values due to the short-term nature of these instruments. Such fair values have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis.

27.	RELATED PARTY DISCLOSURES

In addition to the transactions and balances disclosed elsewhere in the consolidated financial statements, the Group had the following significant related party transactions during the reporting period:

Relationship	Nature of transactions	2019	2020	2021
		HK$	HK$	HK$
Immediate holding company	Insurance brokerage services rendered	563	454	477
Immediate holding company	SpiderNet ecosystem solutions service rendered	—	—	7,467
Immediate holding company	Corporate expenses allocated	417	7,897	6,227
Fellow subsidiaries	Insurance brokerage services rendered	84	110	87
A fellow subsidiary	Disposal of an investment (note)	—	317,102	—
A related company	SpiderNet ecosystem solutions service rendered	—	—	5,000

Note:	On June 30, 2019, the Group disposed of an investment to a fellow subsidiary for cash consideration of HK$317,102 to streamline the businesses of the respective entities.

Compensation of key management personnel

The directors of the Company were considered to be the key management personnel of the Company. The remuneration of the directors of the Company is set out in note 12. The remuneration of key management personnel is determined with regard to the performance of individuals and market trends.

Centralized cash management and major non-cash transactions

Treasury functions of the Group are conducted centrally under AMTD Group and inter-company fund transfers were carried out among the entities within AMTD Group. The treasury function manages available funds at AMTD Group level and allocates the funds to various entities within AMTD Group for their

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

27.	RELATED PARTY DISCLOSURES - (CONTINUED)

operations. In May and August 2019 and April 2021, certain entities within AMTD Group had entered into intercompany financing and offsetting agreements pursuant to which certain intercompany receivables and payables are to be netted-off for settlement purpose. These constituted material non-cash transactions. Amount due from immediate holding company, amount due to immediate holding company, amounts due from fellow subsidiaries and amounts due to fellow subsidiaries, which amounted to HK$249,968, HK$2,816,925, HK$3,452,383 and HK$385,490, respectively, were transferred or netted-off under these agreements during the year ended April 30, 2020.

Amount due from immediate holding company, amount due to immediate holding company, amounts due from fellow subsidiaries and amounts due to fellow subsidiaries, which amounted to HK$570,869, HK$352,595, HK$1,647,052 and HK$1,854,976, respectively, were transferred or netted-off under the agreement during the year ended April 30, 2021.

As at April 30, 2019, 2020 and 2021, the amounts due from (to) immediate holding company and fellow subsidiaries were unsecured, interest free and repayable on demand.

Details of impairment assessment of amounts due from immediate holding company and fellow subsidiaries are set out in note 26(b).

28.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statements of cash flows as cash flows from financing activities.

	Amount due to immediate holding company	Amounts due to fellow subsidiaries	Amount due to a former fellow subsidiary	Total
	HK$	HK$	HK$	HK$
At May 1, 2018	626,962	2,456,220	—	3,083,182
Financing cash flows	2,575,638	87,019	19,966	2,682,623

At April 30, 2019	3,202,600	2,543,239	19,966	5,765,805
Financing cash flows	(104,393)	(212,229)	(19,966)	(336,588)
Non-cash transaction (note)	(2,816,925)	(385,490)	—	(3,202,415)

At April 30, 2020	281,282	1,945,520	—	2,226,802
Financing cash flows	71,313	(90,544)	—	(19,231)
Non-cash transaction (note)	(352,595)	(1,854,976)	—	(2,207,571)

At April 30, 2021	—	—	—	—

Note:

Pursuant to the offsetting agreements described in note 27, amount due to immediate holding company and amounts due to fellow subsidiaries, which amounted to HK$2,816,925 and HK$385,490, respectively, were transferred or netted-off with amounts due from immediate holding company and fellow subsidiaries under these agreements during the year ended April 30, 2020. Amount due to immediate holding company and amounts due to fellow subsidiaries, which

AMTD DIGITAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

28.	RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES - (CONTINUED)

amounted to HK$352,595 and HK$1,854,976, respectively, were netted-off with amounts due from immediate holding company and amounts due from fellow subsidiaries under these agreements during the year ended April 30, 2021.

29.	OTHER COMMITMENT

The Group entered into a binding term sheet in December 2019 with certain third parties to establish a consortium in which the Group expects to be the largest shareholder holding 35.2% of equity interest for a consideration of Singapore Dollar 79.2 million (equivalent to approximately HK$435,000). The consortium is expected to establish Singa Bank, a digital wholesale banking platform to be established to provide comprehensive services to small and medium-sized enterprises and corporate clients in Singapore. The consortium is actively pursuing digital banking opportunities in Singapore through Singa Bank. As of the date of this report, the launch of the Singa Bank is subject to the approval of the digital wholesale banking license from the MAS and other regulatory requirements.

In June 2020, the Group entered into a binding term sheet to acquire 55% equity interest in CapBridge Financial Pte. Ltd., which holds a capital markets services license in respect of dealing in capital markets products that are securities and a collective investment schemes license in Singapore, for a consideration of US$1,280 (equivalent to approximately HK$9,920) in cash and 3,878,000 of Class A ordinary shares of the Company. The proposed acquisition is subject to MAS’s final approval.

30.	REGULATORY REQUIREMENT

The Company’s insurance brokerage subsidiary, AMTD RSG, is subject to the Hong Kong Insurance Ordinance, which requires the maintenance of minimum net capital of HK$100. At April 30, 2019, 2020 and 2021, AMTD RSG was in compliance with this requirement.

31.	EVENTS AFTER THE REPORTING PERIOD

The Group has evaluated events subsequent to April 30, 2021 through August 30, 2021, the date on which the financial statements are available to be issued. There is no significant event subsequent to April 30, 2021.

32.	APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors and authorized for issue on August 30, 2021.

AMTD DIGITAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

(All amounts in thousands of Hong Kong dollars (“HK$”), except for share and per share data)

	Notes	Ten months ended February 28,
		2021	2022
		HK$	HK$

Revenue from contracts with customers	3	162,412	168,013
Employee benefits expense		(38,796)	(63,127)
Advertising and promotion expense		(2,509)	(3,766)
Premises and office expenses		(4,486)	(5,290)
Legal and professional fee		(5,832)	(11,473)
Depreciation and amortization		(3,805)	(5,449)
Other expenses		(3,186)	(1,318)
Changes in fair value on financial assets measured at fair value through profit or loss (“FVTPL”)	5	28,978	126,642
Other income	6	1,288	1,270
Other gains and losses, net	7	(643)	1,521

Profit before tax		133,421	207,023
Income tax expense	8	(20,412)	(20,228)

Profit for the period	9	113,009	186,795

Item that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations		1,209	(679)

Other comprehensive income (expense) for the period		1,209	(679)

Total comprehensive income for the period		114,218	186,116

Profit (loss) for the period attributable to:
-Owners of the Company		118,242	198,367
-Non-controlling interests		(5,233)	(11,572)

		113,009	186,795

Total comprehensive income (expense) for the period attributable to:
-Owners of the Company		118,887	198,021
-Non-controlling interests		(4,669)	(11,905)

		114,218	186,116

Earnings per share	10
-Basic		2.35	2.94
-Diluted		2.35	2.93

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

AMTD DIGITAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(All amounts in thousands of HK$)

		April 30,	February 28,
	Notes	2021	2022
		HK$	HK$

ASSETS
Non-current assets:
Goodwill		58,675	58,675
Property, plant and equipment		156	139
Intangible assets	11	40,411	37,566
Prepayments and other receivables	13	15,617	5,350
Financial assets at FVTPL	12	293,952	165,643

Total non-current assets		408,811	267,373

Current assets:
Accounts receivable	13	69,421	58,752
Prepayments and other receivables	13	19,163	272,668
Amount due from AMTD Group (as defined in note 1)	19	2,138,708	2,484,685
Fiduciary bank balances		14,548	13,696
Cash and cash equivalents		416,420	101,977

Total current assets		2,658,260	2,931,778

Total assets		3,067,071	3,199,151

EQUITY AND LIABILITIES
Current liabilities:
Clients’ monies held on trust		9,111	8,673
Accounts payable	14	111	67
Other payables and accruals	14	38,866	11,616
Contract liabilities		39,121	48,339
Income tax payable		48,578	28,215

Total current liabilities		135,787	96,910

Non-current liabilities:
Contract liabilities		31,192	7,613
Deferred tax liability	15	6,870	5,954

Total non-current liabilities		38,062	13,567

Total liabilities		173,849	110,477

Capital and reserves:
Share capital	16	52	52
Reserves		2,867,984	3,067,774

Equity attributable to owners of the Company		2,868,036	3,067,826
Non-controlling interests		25,186	20,848

Total equity		2,893,222	3,088,674

Total equity and liabilities		3,067,071	3,199,151

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

AMTD DIGITAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(All amounts in thousands of HK$)

	Attributable to owners of the Company
	Share capital	Share premium	Share-based payment reserve	Exchange reserve	Other reserve	Retained earnings	Equity	Non- controlling interests	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$
At May 1, 2020	38	993,670	—	—	129,084	151,362	1,274,154	—	1,274,154
Profit (loss) for the period	—	—	—	—	—	118,242	118,242	(5,233)	113,009
Exchange differences arising on translation of foreign operations	—	—	—	645	—	—	645	564	1,209

Total comprehensive income (expense) for the period	—	—	—	645	—	118,242	118,887	(4,669)	114,218

Acquisition of subsidiaries	1	67,663	—	—	—	—	67,664	31,032	98,696
Issuance of shares	1	27,125	—	—	—	—	27,126	—	27,126
Share-based compensation	—	—	724	—	—	—	724	—	724

At February 28, 2021	40	1,088,458	724	645	129,084	269,604	1,488,555	26,363	1,514,918

At May 1, 2021	52	2,408,291	932	450	129,084	329,227	2,868,036	25,186	2,893,222
Profit (loss) for the period	—	—	—	—	—	198,367	198,367	(11,572)	186,795
Exchange differences arising on translation of foreign operations	—	—	—	(346)	—	—	(346)	(333)	(679)

Total comprehensive (expense) income for the period	—	—	—	(346)	—	198,367	198,021	(11,905)	186,116

Issuance of shares by a non-wholly owned subsidiary (note 11)	—	—	—	—	342	—	342	444	786
Share-based compensation (note 18)	—	—	1,427	—	—	—	1,427	7,123	8,550

At February 28, 2022	52	2,408,291	2,359	104	129,426	527,594	3,067,826	20,848	3,088,674

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

AMTD DIGITAL INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands of HK$)

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Net cash from operating activities	25,870	33,846

INVESTING ACTIVITIES
Additions of financial assets at FVTPL	(23,031)	—
Proceeds from disposal of financial assets at FVTPL	36,425	—
Acquisition of property, plant and equipment	(172)	(44)
Acquisition of intangible assets	—	(1,770)
Net cash inflows from acquisition of subsidiaries	20,729	—
Interest received	85	234
Advance to AMTD Group	(1,161,123)	(958,130)
Repayment from AMTD Group	863,312	612,153
Advance to fellow subsidiaries	(758,095)	—
Repayment from fellow subsidiaries	821,675	—

Net cash used in investing activities	(200,195)	(347,557)

FINANCING ACTIVITIES
Advance from AMTD Group	94,940	—
Repayment to AMTD Group	(24,135)	—
Advance from fellow subsidiaries	15,477	—
Repayment to fellow subsidiaries	(106,021)	—
Proceeds from issue of shares	27,126	—

Net cash from financing activities	7,387	—

Net decrease in cash and cash equivalents	(166,938)	(313,711)
Cash and cash equivalents at beginning of the period	196,210	416,420
Effect of foreign exchange rate changes	1,739	(732)

Cash and cash equivalents at end of the period	31,011	101,977

Represented by:
Cash and cash equivalents	31,011	101,977

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

1.	GENERAL AND BASIS OF PREPARATION AND PRESENTATION

AMTD Digital Inc. (the “Company”) was incorporated and registered as an exempted company with limited liability in the Cayman Islands under the Companies Act of the Cayman Islands on September 12, 2019. The Company, through its subsidiaries (collectively, the ‘‘Group’’), is mainly involved in the provision of insurance brokerage services, SpiderNet ecosystem solutions services, digital media, contents and marketing services. The Group also invests in innovative technology companies.

Prior to December 31, 2020, the Company’s ultimate holding company was L.R. Capital Group Inc. (“LR Capital”), a private company incorporated in the Cayman Islands. On December 31, 2020, the Company’s immediate holding company, AMTD Group Company Limited (“AMTD Group”), a private company incorporated in the British Virgin Islands (“BVI”) and LR Capital entered into a share repurchase agreement, where AMTD Group has repurchased certain shares previously allotted to LR Capital. From then onwards, AMTD Group became the ultimate holding company of the Company.

On February 23, 2022, AMTD IDEA Group (formerly known as AMTD International Inc.), a company incorporated in the Cayman Islands and a subsidiary of AMTD Group, acquired 82.7% of shares of the Company with a consideration of US$992.8 million which was settled by 67,200,330 newly issued Class A ordinary shares and 51,253,702 newly issued Class B ordinary shares of AMTD IDEA Group. From then onwards, AMTD IDEA Group holds 97.1% of the Company and became the immediate holding company of the Company.

2.	PRINCIPAL ACCOUNTING POLICIES

The Group’s unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. Other than additional accounting policies resulting from application of amendments International Financial Reporting Standards (“IFRSs”), and application of certain accounting policies which became relevant to the Group, the accounting policies and basis of preparation adopted in the preparation of these unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s financial statements for the year ended April 30, 2021. The notes presented in these unaudited interim condensed consolidated financial statements include only significant events and transactions occurring since the Company’s last fiscal year end and are not fully inclusive of all matters required to be disclosed by IFRS in the Company’s annual consolidated financial statements. As a result, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended April 30, 2021.

Application of amendments to IFRSs

In the ten months ended February 28, 2022, the Group has applied the following amendments to IFRSs issued by the International Accounting Standards Board (“IASB”), for the first time, which are mandatorily effective for the annual periods beginning on or after May 1, 2021 for the preparation of the Group’s unaudited interim condensed consolidated financial statements:

Amendment to IFRS 16	COVID-19-Related Rent Concessions
Amendment to IFRS 16	COVID-19-Related Rent Concessions beyond 30 June 2021
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16	Interest Rate Benchmark Reform – Phase 2

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

2.	PRINCIPAL ACCOUNTING POLICIES—(CONTINUED)

The amendments to IFRSs in the current period has had no material impact on the Group’s financial positions and performance for the current and prior periods and/or on the disclosures set out in these unaudited interim condensed consolidated financial statements.

3.	REVENUE

(i)	Disaggregation of revenue from contracts with customers

Ten months ended February 28, 2021

Segments	SpiderNet ecosystem solutions	Digital financial services	Corporate	Total
	HK$	HK$	HK$	HK$
Types of services
SpiderNet ecosystem solutions services	152,040	—	—	152,040
Insurance brokerage services	—	10,372	—	10,372

Total	152,040	10,372	—	162,412

Timing of revenue recognition
A point in time	—	10,372	—	10,372
Over time	152,040	—	—	152,040

Total	152,040	10,372	—	162,412

Ten months ended February 28, 2022

Segments	SpiderNet ecosystem solutions	Digital financial services	Corporate	Total
	HK$	HK$	HK$	HK$
Types of services
SpiderNet ecosystem solutions services	157,392	—	—	157,392
Insurance brokerage services	—	10,088	—	10,088
Digital media, content, and marketing services	—	—	533	533

Total	157,392	10,088	533	168,013

Timing of revenue recognition
A point in time	—	10,088	—	10,088
Over time	157,392	—	533	157,925

Total	157,392	10,088	533	168,013

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

3.	REVENUE—(CONTINUED)

(ii)	Transaction price allocated to the remaining performance obligation for contracts with customers

There were no remaining performance obligations for insurance brokerage services and advertising services as of February 28, 2021 and 2022. The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) for SpiderNet ecosystem solutions service and the expected timing of recognizing revenue are as follows:

	SpiderNet ecosystem solutions income
	As of February 28,
	2021	2022
	HK$	HK$
Within one year	182,808	93,029
More than one year but not more than two years	85,563	8,918
More than two years	8,918	—

	277,289	101,947

4.	OPERATING SEGMENTS

Information reported to the Chief Executive Officer, being the chief operating decision maker (“CODM”), for the purposes of resource allocation and assessment of segment performance focuses on types of goods or services delivered or provided.

Specifically, the Group’s reportable segments under IFRS 8 Segment Reporting are as follows:

(a)

The SpiderNet ecosystem solutions segment: The Group provides its institutional and corporate clients with exclusive, paid access to the AMTD SpiderNet ecosystem to enhance their investor communication, investor relations and corporate communication to potentially maximise their valuation;

(b)	The digital financial services segment: The Group provides primarily corporate clients with insurance brokerage services; and

(c)

Corporate: The Group includes in the Corporate category (i) the digital media, content, and marketing business in which the Group creates and promote digital solutions content by investing and developing multimedia channels to provide users and audiences access to content medium through a comprehensive library of traditional and digital movies, podcasts, webinars and live videos offered by content providers and online media platforms since May 2020; and (ii) the investments in innovative technology companies which operate digital non-financial license businesses through strategic investments.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	OPERATING SEGMENTS—(CONTINUED)

Segment revenues and results

The following is an analysis of the Group’s revenues and results by reportable segments:

For the ten months ended February 28, 2021

	SpiderNet ecosystem solutions	Digital financial services	Corporate	Consolidated
	HK$	HK$	HK$	HK$
Segment revenues
Revenue from external customers	146,708	9,808	—	156,516
Revenue from related parties	5,332	564	—	5,896

	152,040	10,372	—	162,412

Changes in fair value on financial assets measured at FVTPL	—	—	28,978	28,978

Segment profits	119,499	1,328	29,043	149,870
Unallocated:
Other gains and losses				(643)
Corporate expenses				(15,806)

Profit before tax				133,421

For the ten months ended February 28, 2022

	SpiderNet ecosystem solutions	Digital financial services	Corporate	Consolidated
	HK$	HK$	HK$	HK$
Segment revenues
Revenue from external customers	146,725	9,431	533	156,689
Revenue from related parties	10,667	657	—	11,324

	157,392	10,088	533	168,013

Changes in fair value on financial assets measured at FVTPL	—	—	126,642	126,642

Segment profits	116,502	1,089	125,549	243,140
Unallocated:
Other income				36
Other gains and losses				1,521
Corporate expenses				(37,674)

Profit before tax				207,023

The accounting policies of the operating segments are the same as the Group’s accounting policies described in Group’s consolidated financial statements for the years ended April 30, 2019, 2020 and 2021. Segment

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

4.	OPERATING SEGMENTS—(CONTINUED)

profit represents the profit earned by each segment without allocation of other gains and losses, central administration costs and directors’ emoluments. This is the measure reported to the CODM for the purposes of resource allocation and performance assessment.

The CODM makes decisions according to operating results of each segment. No analysis of segment asset and segment liability is presented as the CODM does not regularly review such information for the purposes of resources allocation and performance assessment. Therefore, only segment revenue and segment results are presented.

Information	about major customers

Revenue from customers of the corresponding period contributing over 10% of the total sales of the Group are as follows:

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Customer A1	19,822	N/A
Customer B1	16,549	N/A

[1]	Revenue from digital ecosystem solutions segment

In addition, the Group provided SpiderNet ecosystem solutions services to non-controlling shareholders of the Company with revenue of HK$28,653 and HK$12,112 recognized for the ten months ended February 28, 2021 and 2022, respectively.

5.	CHANGES IN FAIR VALUE OF FINANCIAL ASSETS MEASURED AT FVTPL

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Changes in fair value on financial assets at FVTPL	28,978	(3,920)
Gain on disposal of financial assets (note)	—	130,562

	28,978	126,642

Note:

The Group disposed a financial asset measured at FVTPL during the ten months ended February 28, 2022 to an independent third party with a consideration of HK$254,951 and gain on disposal of HK$130,562. The consideration receivable as of February 28, 2022 is included in prepayments and other receivables (Note 13).

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

6.	OTHER INCOME

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Bank and other interest income	91	405
Government grant (note)	1,197	829
Others	—	36

	1,288	1,270

Note:

During the ten months ended February 28, 2021 and 2022, the Group recognized government grants of HK$1,197 and HK$829, respectively, in respect of COVID-19-related subsidies relates to employment support programs provided by the Hong Kong and Singapore government.

7.	OTHER GAINS AND LOSSES, NET

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Net exchange (losses) gains	(677)	1,357
Recovery of accounts and other receivables written off	34	164

	(643)	1,521

8.	INCOME TAX EXPENSE

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Current tax
- Hong Kong Profits Tax	21,073	21,402
- Overprovision in prior years	(20)	(258)
Deferred tax (note 15)	(641)	(916)

	20,412	20,228

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

9.	PROFIT FOR THE PERIOD

Profit for the period has been arrived at after charging:

	Ten months ended February 28,
	2021	2022
	HK$	HK$
Directors’ emoluments
Salaries, allowances and other benefits	4,261	3,248
Retirement benefit scheme contributions (note)	60	58
Staff costs
Salaries, allowances and other benefits	33,520	58,762
Retirement benefit scheme contributions (note)	955	1,059
Depreciation and amortization	3,805	5,449

Note:

The Group operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the schemes are held separately from those of the Group, in funds under the control of trustees. The Group contributes 5% of relevant payroll costs to the Scheme, which contribution is matched by employees. The Group’s employees employed in Singapore who are Singapore citizens or permanent residents are required to join the Central Provident Fund scheme of Singapore. The Group contributes applicable percentage of relevant payroll costs with each employee’s qualifying salary capped at Singapore Dollar 6,000 per month.

10.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to owners of the Company is based on the following data:

Earnings figures are calculated as follows:	Ten months ended February 28,
	2021	2022
	HK$	HK$
Earnings for the purpose of basic and diluted earnings per share	118,242	198,367

Number of shares	Ten months ended February 28,
	2021	2022
Weighted average number of ordinary shares for the purpose of basic earnings per share	50,334,826	67,579,432
Effect of dilutive potential ordinary shares
-restricted ordinary shares and restricted share units (note 18)	5,200	25,788

Weighted average number of ordinary shares for the purpose of diluted earnings per share	50,340,026	67,605,220

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

11.	INTANGIBLE ASSETS

During the current interim period, the Group acquired a brand name for its digital media, content, and marketing business with a cash consideration of HK$1,380. In addition, PolicyPal Pte. Ltd. (“PolicyPal”), a subsidiary of the Company, acquired a wealthtech platform, which is a developed technology, with a consideration of HK$1,176 of which HK$786 was settled by issuing 619 ordinary shares of PolicyPal and HK$390 was settled by cash during the ten months ended February 28, 2022. The brand name and developed technology are amortized on a straight-line basis over 20 years and 7 years, respectively.

12.	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	April 30, 2021	February 28, 2022
	HK$	HK$
Unlisted equity securities (note (i))	212,851	81,653
Movie income right investments (note (ii))	81,101	83,990

	293,952	165,643

Notes:

(i)	The Company classified equity securities as non-current when Company considered that these equity securities are held for long-term purposes and realize their performance potential in the long run.

(ii)

As of February 28, 2022 and April 30, 2021, the financial assets at FVTPL of the Group include movie income right agreements with a production house, which is an independent third party, of HK$83,990 and HK$81,101, respectively. In accordance to the relevant agreements, the Group is entitled to certain percentage of the profit to be derived from the release of the films upon entering into the agreement. The Group may be required to further contribute to the film program due to the budget overruns. Any agreed further contribution to the film program due to the budget overruns of the film program by the Group will be recognized against the fair value of financial assets. There is no further contribution due to budget overruns of the film program during the ten months ended February 28, 2022.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

13.	ACCOUNTS AND OTHER RECEIVABLES

	April 30, 2021	February 28, 2022
	HK$	HK$
Commission receivable from insurance brokerage	2,766	2,749
Accounts receivable arising from the SpiderNet ecosystem solutions business	66,655	55,980
Accounts receivable arising from advertising services	—	23

Total accounts receivable	69,421	58,752

Consideration receivables on disposal of financial assets at FVTPL	—	254,951
Prepayments (note (i))	8,158	6,612
Note receivables (note (ii))	4,165	5,350
Other receivables	3,035	3,135
Deferred issue costs	7,970	7,970
Prepayment for subscription of bond instrument (note (iii))	11,452	—

Prepayments and other receivables	34,780	278,018

Presented as:
Current	88,584	331,420
Non-current	15,617	5,350

	104,201	336,770

Notes:

(i)

As of February 28, 2022, prepayments mainly included employment incentive paid to the employees amounting to HK$5,221 which are paid at the beginning of the employment contracts, and repayable by the employees on a pro rata basis upon early termination of the employment contracts. Such amounts are amortized over the relevant period on a straight line basis accordingly.

(ii)	The amounts represent note receivables from independent third parties. The balances are unsecured, carried at fixed interest rate of 8% and repayable in 2 years.

(iii)

As of April 30, 2021, AMTD Group, the ultimate holding company, made a prepayment of HK$11,452 on behalf of the Group to an independent third party to subscribe for its bond instrument. Such prepayment was transferred to AMTD Group to settle amount due to AMTD Group amounting to HK$11,452 in current period.

The Group allows a credit period of up to 15 days to its commission receivable arising from insurance brokerage business and a credit period of ranging from 0 to 90 days to its accounts receivable arising from the SpiderNet ecosystem solutions business for the demand note issued according to the payment schedules.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

13.	ACCOUNTS AND OTHER RECEIVABLES—(CONTINUED)

As at April 30, 2021 and February 28, 2022, included in the Group’s accounts receivable balance were debtors with aggregate carrying amounts of HK$2,766 and HK$2,772, respectively, which were past due as at the reporting date. At April 30, 2021 and February 28, 2022, out of the past due balances, HK$2,334 and HK$321, respectively, had been past due 90 days or more. The management assessed that there have been no significant increase in credit risk nor default because of the background of the debtors and historical payment arrangement with these debtors. The Group does not hold any collateral over these balances.

For the ten months ended February 28, 2021 and 2022, the Group assessed the expected credit loss (“ECL”) for the accounts and other receivables to be insignificant and thus no loss allowance is recognized. The basis of determining the inputs and assumptions and the estimation techniques used in the unaudited interim condensed consolidated financial statements for the ten months ended February 28, 2022 are the same as those followed in the preparation of the Group’s consolidated financial statements of the years ended April 30, 2020 and 2021.

14.	ACCOUNTS AND OTHER PAYABLES

	April 30, 2021	February 28, 2022
	HK$	HK$
Accounts payable arising from insurance brokerage	111	67

Consideration payable for acquisition of movie income right investments	29,893	—
Other payables and accruals	1,003	3,646
Accrued issue cost	7,970	7,970

	38,866	11,616

	38,977	11,683

The average credit period for the accounts payable arising from insurance brokerage is 30 days.

15.	DEFERRED TAX LIABILITY

The following is the deferred tax liability recognized and movements thereon:

Intangible assets
HK$
At May 1, 2020	—
Acquisition of subsidiaries	7,694
Credited to profit or loss (note 8)	(641)

At February 28, 2021	7,053
Credited to profit or loss	(183)

At April 30, 2021 and May 1, 2021	6,870
Credited to profit or loss (note 8)	(916)

At February 28, 2022	5,954

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

16.	SHARE CAPITAL

The share capital as at May 1, 2020, April 30, 2021 and February 28, 2022 represented the issued share capital of the Company.

	Class A Ordinary shares		Class B Ordinary shares		Total
	Number of shares	Share capital	Number of shares	Share capital	Number of shares	Share capital
		HK$		HK$		HK$
Ordinary shares of US$0.0001 each
Authorized
At May 1, 2020, April 30, 2021 and February 28, 2022	8,000,000,000	6,200,000	2,000,000,000	1,550,000	10,000,000,000	7,750,000

Issued and fully paid
At May 1, 2020	10,726,667	8	38,800,000	30	49,526,667	38
Issuance of shares (note (i))	17,350,000	13	—	—	17,350,000	13
Share-based compensation (Note 18)	38,710	—	—	—	38,710	—
Acquisitions of subsidiaries (note (ii))	702,765	1	—	—	702,765	1
Transfer of shares (note (iii))	14,598,000	11	(14,598,000)	(11)	—	—

At April 30, 2021	43,416,142	33	24,202,000	19	67,618,142	52
Transfer of shares (note (iv))	(41,448,000)	(31)	41,448,000	31	—	—

At February 28, 2022 (note (v))	1,968,142	2	65,650,000	50	67,618,142	52

Notes:

(i)

Between May 13, 2020 and August 3, 2020, the Company issued 350,000 shares of Class A ordinary shares to third party investors for an aggregate consideration of US$3,500 (equivalent to approximately HK$27,126).

On March 8, 2021, the Company issued 8,500,000 Class A ordinary shares to AMTD Assets Alpha Group, a fellow subsidiary of the Company, and 8,500,000 Class A ordinary shares to AMTD Education Group, a fellow subsidiary of the Company, for cash considerations of US$85,000 (equivalent to approximately HK$659,923) and US$85,000 (equivalent to approximately HK$659,923), respectively.

(ii)	The Company issued 702,765 Class A ordinary shares to certain shareholders of PolicyPal, together with a cash consideration, in exchange for 51% of the equity interest of PolicyPal on August 3, 2020.

(iii)

On June 26, 2020, the then immediate holding company of the Company, AMTD Group, converted its 14,598,000 Class B ordinary shares to Class A ordinary shares. AMTD Group then transferred its 2,441,000 Class A ordinary shares to AMTD Assets Alpha Group, a fellow subsidiary of the Company, 2,441,000 Class A ordinary shares to AMTD Education Group, a fellow subsidiary of the Company, and 9,716,000 Class A ordinary shares to AMTD IDEA Group, respectively.

(iv)	On February 23, 2022, 41,448,000 Class A ordinary shares of the Company held by AMTD IDEA Group were returned and canceled with 41,448,000 Class B ordinary shares issued to AMTD IDEA Group.

(v)

The number of Class A ordinary shares of the Company at February 28, 2022 included 38,710 unvested Class A ordinary shares as detailed in note 18. The outstanding and vested Class A ordinary shares of the Company at February 28, 2022 is 1,929,432 shares.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

17.	FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

Fair value measurements and valuation processes

Some of the Group’s financial instruments are measured at fair value for financial reporting purposes. The management of the Company are responsible for determining the appropriate valuation techniques and inputs for fair value measurements.

In estimating the fair value, the Group uses observable market data to the extent it is available. Where Level 1 inputs are not available, the Group makes reference to the prices of recent transactions or engages third-party qualified valuers to perform the valuation.

The management of the Company works closely with the qualified external valuers to establish the appropriate valuation techniques and inputs to the model. The management reports the findings to the board of directors of the Company to explain the cause of fluctuations in the fair value.

The following table gives information about how the fair values of these financial assets are determined (in particular, the valuation technique(s) and inputs used), as well as the level of the fair value hierarchy into which the fair value measurements are categorised (Level 1 to 3) based on the degree to which the inputs to the fair value measurements are observable.

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active market for identical assets or liabilities.

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

17.	FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS—(CONTINUED)

Fair value of the Group’s financial assets that are measured at fair value on a recurring basis

The Group’s investments in private equity and movie income right are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets are determined (in particular, the valuation technique(s) and inputs used).

Financial assets	Fair value as at		Fair value hierarchy	Valuation technique(s) and key inputs	Significant unobservable input(s)
	April 30, 2021	February 28, 2022
	HK$	HK$
Financial assets at FVTPL - unlisted equity securities	9,990	3,813	Level 2	The fair values of unlisted equity investments are determined with reference to the recent transaction price of the investments.	N/A

	202,861	77,840	Level 3

Market approach—the option pricing model (“OPM”) backsolve approach was used to calculate the implied equity value of the investee. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM backsolve approach are the recent transaction price for capital structure, probability of IPO, redemption and liquidation, the risk-free interest rate and expected volatility.

Expected volatility ranged from 34.2% to 68.5% and 57.38% to 58.10% as at April 30, 2021 and February 28, 2022, respectively, taking into account peer companies’ volatility used by market participants when pricing the investment (note (i)).

Movie income right investments	81,101	83,990	Level 3
				Income approach—in this approach, the discounted cash flow method was used to capture the present value of the expected future economic benefits to be derived from the ownership of these movie income right investment, based on an appropriate discount rate.

Discount rate, taking into account weighted average cost of capital determined using a Capital Asset Pricing Model ranged from 10.40% - 12.59% and 10.50% as at April 30, 2021 and February 28, 2022, respectively (note (ii)) and expected ticket sales performance and expected movie production costs.

Notes:

(i)

A change in the expected volatility used in isolation would result in a change in the fair value of the private equity investments. A 5% increase in the expected volatility holding all other variables constant would increase the carrying amount of the private equity investments by HK$386 and HK$394 and decrease the carrying amount of the private

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

17.	FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS—(CONTINUED)

equity investments by HK$1,738 and HK$394 as at April 30, 2021 and February 28, 2022, respectively.

(ii)	A 5% increase in the discount rate holding all other variables constant would decrease the carrying amount of the movie income right investments by HK$5,384 as at February 28, 2022.

Reconciliation of Level 3 fair value measurements

	Unlisted investments classified as equity instruments at FVTPL	Movie income right investments	Total
	HK$	HK$	HK$
At May 1, 2020	131,232	—	131,232
Total gains (losses) in profit or loss	29,436	(458)	28,978
Transfer from Level 2 to Level 3	77,464	—	77,464
Purchased	2,361	80,454	82,815

At February 28, 2021	240,493	79,996	320,489

At May 1, 2021	202,861	81,101	283,962
Total gains in profit or loss	123,054	2,889	125,943
Transfer from Level 2 to Level 3	6,876	—	6,876
Disposals	(254,951)	—	(254,951)

At February 28, 2022	77,840	83,990	161,830

The net unrealized gains of HK$28,978 and net unrealized losses of HK$3,920 for the period included in profit or loss related to financial assets at FVTPL held at February 28, 2021 and 2022, respectively.

The investments of HK$77,464 and HK$6,876 were transferred from Level 2 to Level 3 category during the ten months ended February 28, 2021 and 2022, respectively, and the transfers are primarily attributable to changes in observability of valuation inputs in valuing these investments.

Other than those disclosed above, there were no other transfer out of Level 2 and 3 during the ten months ended February 28, 2021 and 2022.

(ii)	Fair value of financial assets and financial liabilities that are not measured at fair value on a recurring basis (but fair value disclosures are required)

The Company consider that the carrying amount of the Group’s financial assets and financial liabilities recorded at amortized cost in the unaudited interim condensed consolidated financial statements approximate their fair values due to the short-term nature of these instruments. Such fair values have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

18.	SHARE-BASED COMPENSATION

On August 3, 2020, the Company granted 38,710 shares of Class A ordinary shares, which has a vesting period of 3 years, to an employee of the Company. The grant date fair value of the Class A ordinary shares is determined based on recent transaction price of the Company’s equity share.

On July 31, 2021, the Company granted 17,540 restricted shares units of Class A ordinary shares (“RSUs”) to an employee of the Company. The RSUs granted have a vesting period of three years of employment services with the first one-third vesting on the first anniversary from grant date, and the remaining two third vesting on an annual basis over a two-year period ending on the third anniversary of the grant date. The grant date fair value of the RSUs is determined based on recent transaction price of the Company’s equity share.

On September 3, 2021, PolicyPal, a subsidiary of the Company, granted 5,827 ordinary shares of PolicyPal to its employees. The shares granted were vested immediately. The grant date fair value of the ordinary shares of PolicyPal are determined based on recent transaction price of PolicyPal’s equity shares.

The non-vested shares and RSUs are not transferable and may not be sold or pledged and the holder has no voting or dividend right. In the event a non-vested shareholder’s employment for the Group is terminated for any reason prior to the third anniversary of the grant date, the holder’s right to the non-vested shares and RSUs will terminate effectively. The outstanding non-vested shares and RSUs shall be forfeited and automatically transferred to and reacquired by the Group without any consideration.

For the year ended April 30, 2021 and period ended February 28, 2022, the non-vested shares and RSUs movement was as follows:

	Non-vested RSUs of the Company outstanding	Non-vested shares outstanding
		Class A ordinary shares of the Company	Ordinary shares of PolicyPal
At May 1, 2020	—	—	—
Grant	—	38,710	—
Vested	—	—	—

At April 30, 2021	—	38,710	—
Grant	17,540	—	5,827
Vested	—	—	(5,827)

At February 28, 2022	17,540	38,710	—

The aggregate fair value of the restricted shares and RSUs at grant dates was HK$3,728 and HK$5,743 for the ten months period ended February 28, 2021 and 2022, respectively.

The share-based payment expense amounted to HK$724 and HK$8,550 was recognized in the unaudited interim condensed consolidated financial statements during the ten months period ended February 28, 2021 and 2022, respectively.

As of February 28, 2022 there was HK$3,384 unrecognized compensation cost related to non-vested shares and RSUs which is expected to be recognized over a weighted average vesting period of 2.4 years.

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

19.	RELATED PARTY DISCLOSURES

In addition to the transactions and balances disclosed elsewhere in the unaudited interim condensed consolidated financial statements, the Group had the following significant related party transactions during the reporting period:

		Ten months ended February 28,
Relationship	Nature of transactions	2021	2022
		HK$	HK$
Immediate holding company/ultimate holding company (note)	Insurance brokerage services rendered	477	84
Immediate holding company/ultimate holding company (note)	SpiderNet ecosystem solutions services rendered	5,332	10,667
Immediate holding company/ultimate holding company (note)	Corporate expenses allocated	5,139	5,908
Fellow subsidiaries	Insurance brokerage services rendered	87	573

Note:

The amounts represent transactions with AMTD Group which was the immediate holding company of the Company before December 30, 2020 and is the ultimate holding company of the Company on and after December 30, 2020.

Compensation of key management personnel

The directors of the Company were considered to be the key management personnel of the Company. The remuneration of the directors of the Company is set out in note 9. The remuneration of key management personnel is determined with regard to the performance of individuals and market trends.

As at April 30, 2021 and February 28, 2022, the amount due from AMTD Group was unsecured, interest free and repayable on demand.

For the ten months ended February 28, 2021 and 2022, the Group assessed the ECL for the amount due from AMTD Group to be insignificant and thus no loss allowance is recognized.

Centralized cash management

Treasury functions of the Group are conducted centrally under AMTD Group and inter-company fund transfers were carried out among the entities within AMTD Group. The treasury function manages available funds at AMTD Group level and allocates the funds to various entities within AMTD Group for their operations.

20.	OTHER COMMITMENT

The Group entered into a binding term sheet in December 2019 with certain third parties to establish a consortium in which the Group expects to be the largest shareholder holding 35.2% of equity interest for a consideration of Singapore Dollar 79.2 million (equivalent to approximately HK$435,000). The consortium is expected to establish Singa Bank, a digital wholesale banking platform to be established to provide

AMTD DIGITAL INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands of Hong Kong dollars (“HK$”) and U.S. dollars (“US$”), except for share and per share data)

20.	OTHER COMMITMENT - (CONTINUED)

comprehensive services to small and medium-sized enterprises and corporate clients in Singapore. The consortium is actively pursuing digital banking opportunities in Singapore through Singa Bank. As of the date of this report, the launch of the Singa Bank is subject to the approval of the digital wholesale banking license from the MAS and other regulatory requirements.

In June 2020, the Group entered into a binding term sheet to acquire 55% equity interest in CapBridge Financial Pte. Ltd., which holds a capital markets services license in respect of dealing in capital markets products that are securities and a collective investment schemes license in Singapore, for a consideration of US$1,280 (equivalent to approximately HK$9,920) in cash and 3,878,000 of Class A ordinary shares of the Company. The proposed acquisition is subject to MAS’s final approval.

21.	REGULATORY REQUIREMENT

The Company’s insurance brokerage subsidiary in Hong Kong is subject to the Hong Kong Insurance Ordinance, which requires the maintenance of minimum net capital of HK$100. At April 30, 2021 and February 28, 2022, it was in compliance with this requirement.

22.	EVENTS AFTER THE REPORTING PERIOD

Save as disclosed in the unaudited interim condensed consolidated financial statements, subsequent to February 28, 2022, there is no significant event took place.

23.	APPROVAL OF UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited interim condensed consolidated financial statements were approved by the board of directors and authorized for issue on April 29, 2022.

amtdigital.net LinkedIn Twitter Facebook WeChat The information contained on our website and social media platforms directed via QR codes are not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	SALES OF UNREGISTERED SECURITIES.

Upon our incorporation in September 2019, we issued one ordinary share to our Controlling Shareholder. In December 2019, we effected a 1-to-10,000 share split, following which our one issued ordinary share was subdivided into 10,000 ordinary shares and re-designated as Class B ordinary share. Later in December 2019, we issued 36,790,000 Class B ordinary shares to our Controlling Shareholder.

Subsequently, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A ordinary shares
Value Partners Greater China High Yield Income Fund	December 31, 2019	5,500,000	US$55,000,000
Maoyan Entertainment	December 31, 2019	300,000	US$3,000,000
EverGlory Strategic Investment Limited	January 31, 2020	2,200,000	US$22,000,000
Value Partners Greater China High Yield Income Fund	March 10, 2020	1,226,667	US$10,000,000
Poly Platinum Enterprises Limited	March 13, 2020	1,500,000	US$15,000,000
Chestnut Business Limited	May 13, 2020	300,000	US$3,000,000
Shareholders of PolicyPal Pte. Ltd.	August 3, 2020	702,765	51% of PolicyPal Pte. Ltd.’s equity interest minus US$3,000,000
Osman Ershad Faiz	August 3, 2020	38,710	—
NGSP Holdings Limited	August 3, 2020	50,000	US$500,000
AMTD Assets Alpha Group	March 8, 2021	8,500,000	US$85,000,000
AMTD Education Group	March 8, 2021	8,500,000	US$85,000,000

Class B ordinary shares
Infinity Power Investments Limited	January 31, 2020	2,000,000	US$20,000,000

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(i)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(ii)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

AMTD Digital Inc.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement between the Registrant, the depositary and owners and holders of American Depositary Shares issued thereunder

5.1†	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1†	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Rajah & Tann Singapore LLP regarding certain Singapore tax matters

8.3†	Opinion of Justin Chow & Co. Solicitors LLP regarding certain Hong Kong tax matters (included in Exhibit 99.3)

10.1†	AMTD SpiderNet Share Incentive Plan

10.2†	Form of Employment Agreement between the Registrant and its executive officers

10.3†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4†	Master Transaction Agreement between the Registrant and its controlling shareholder

10.5†	Transitional Services Agreement between the Registrant and its controlling shareholder

10.6†	Non-Competition Agreement between the Registrant, its controlling shareholder and AMTD International Inc.

10.7†	Engagement Letter between the Registrant and its controlling shareholder dated October 1, 2020

10.8†	Share Purchase Agreement between the Registrant and Value Partners Hong Kong Limited acting as the Investment Manager and on behalf of Value Partners Greater China High Yield Income Fund dated December 19, 2019

10.9†	Share Purchase Agreement between the Registrant and Maoyan Entertainment dated December 19, 2019

10.10†	Share Purchase Agreement between the Registrant and EverGlory Strategic Investment Limited dated January 31, 2020

10.11†	Share Purchase Agreement between the Registrant and Infinity Power Investments Limited dated January 31, 2020

10.12†	Share Purchase Agreement among the Registrant, Mr. Calvin Choi, and Poly Platinum Enterprises Limited dated March 5, 2020

10.13†	Share Purchase Agreement between the Registrant and Chestnut Business Limited dated April 9, 2020

10.14†	Share Purchase Agreement among the Registrant, PolicyPal Pte. Ltd., Valenzia Wen Yin Yap, and the Selling Shareholders named therein dated June 11, 2020

Exhibit Number	Description of Document

10.15†	Share Purchase Agreement between the Registrant and NSGP Holdings Limited dated July 30, 2020

10.16†	Share Purchase Agreement between the Registrant and AMTD Assets Alpha Group dated March 8, 2021

10.17†	Share Purchase Agreement between the Registrant and AMTD Education Group dated March 8, 2021

21.1†	Subsidiaries of the Registrant

23.1	Consent of Deloitte Touche Tohmatsu, an independent registered public accounting firm

23.2†	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

23.3†	Consent of Clifford Chance Pte. Ltd. (included in Exhibit 99.2)

23.4†	Consent of Justin Chow & Co. Solicitors LLP (included in Exhibit 99.3)

23.5†	Consent of Han Kun Law Offices

24.1†	Power of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Clifford Chance Pte. Ltd. regarding certain Singapore law matters

99.3†	Opinion of Justin Chow & Co. Solicitors LLP regarding certain Hong Kong law matters

99.4†	Consent of China Insights Consultancy Limited

99.5	Representation under Item 8.A.4 of Form 20-F

107*	Filing Fee Table

*	To be filed by amendment
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on June 23, 2022.

AMTD Digital Inc.

By:	/s/ Mark Chi Hang Lo
	Name:	Mark Chi Hang Lo
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Chi Hang Lo Name: Mark Chi Hang Lo	Chief Executive Officer (principal executive officer) and Director	June 23, 2022

/s/ Xavier Ho Sum Zee Name: Xavier Ho Sum Zee	Chief Financial Officer (principal financial and accounting officer)	June 23, 2022

* Name: Frederic Lau	President and Director	June 23, 2022

* Name: Timothy Wai Cheung Tong	Chairman of the Board of Directors and Independent Director	June 23, 2022

* Name: Nimil Rajnikant Parekh	Independent Director	June 23, 2022

By:	/s/ Mark Chi Hang Lo
Name: Mark Chi Hang Lo
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AMTD Digital Inc., has signed this registration statement or amendment thereto in Newark, Delaware, United States on June 23, 2022.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director